Exhibit 99.1


       THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN.
             ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A
         DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.
            THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL
             BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT.


UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
------------------------------------X
IN RE                               :
                                    :     CHAPTER 11 CASE NO.
WESTPOINT STEVENS INC., ET AL.,     :     03-13532 (RDD)
                                    :     (JOINTLY ADMINISTERED)
                                    :
                  DEBTORS.          :
------------------------------------X


                            DISCLOSURE STATEMENT FOR
                           DEBTORS' AMENDED JOINT PLAN
                           ---------------------------











WEIL, GOTSHAL & MANGES LLP
Attorneys for Debtors and
Debtors in Possession
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Dated:  June 10, 2005

                                TABLE OF CONTENTS

                                                                                                                          PAGE
I.         Introduction.....................................................................................................5

II.        Treatment of Creditors and Stockholders Under the Plan...........................................................7

           A.        Summary of Classification and Treatment................................................................8

           B.        Description of the Classes For the Debtors.............................................................9

                     1.        Priority Non-Tax Claims (Class A)............................................................9

                     2.        Other Secured Claims (Class B)...............................................................9

                     3.        First Lien Lender Claims (Class C)..........................................................10

                     4.        Second Lien Lender Claim (Class D)..........................................................10

                     5.        General Unsecured Claims (Class E)..........................................................12

                     6.        Noteholder Claims (Class F).................................................................12

                     7.        PBGC Claims (Class G).......................................................................13

                     8.        Litigation Claims (Class H).................................................................14

                     9.        Intercompany Claims of the Debtors (Class I)................................................14

                     10.       Securities Litigation Claims (Class J)......................................................14

                     11.       Punitive Damage Claims (Class K)............................................................14

                     12.       Equity Interests (Class L)..................................................................15

           C.        Administrative Expenses...............................................................................15

                     1.        Paid or Provided for On the Effective Date..................................................16

                     2.        Assumed Administrative Expense Claims.......................................................16

                     3.        Non-Assumed Administrative Expense Claims...................................................16

           D.        Priority Tax Claims...................................................................................17

           E.        Tort Claims...........................................................................................18

           F.        Reservation of "Cram Down" Rights.....................................................................18

III.       Voting Procedures and Requirements..............................................................................18

           A.        Vote Required for Acceptance by a Class...............................................................19

           B.        Classes Not Entitled to Vote..........................................................................19

           C.        Voting................................................................................................19

IV.        Projections and Valuation Analysis..............................................................................20

           A.        Introduction..........................................................................................20

           B.        Projections...........................................................................................20

           C.        Going Concern Valuation...............................................................................20

V.         Business Description and Reasons for Chapter 11.................................................................20


           A.        The Debtors' Businesses...............................................................................20

                     1.        Products....................................................................................21

                     2.        Trademarks and Licenses.....................................................................22

                     3.        Marketing...................................................................................22

                     4.        Customers...................................................................................23

                     5.        Manufacturing...............................................................................23

                     6.        Sourcing....................................................................................24

                     7.        Raw Materials...............................................................................24

                     8.        Seasonality; Cyclicality; Inventory.........................................................24

                     9.        Competition.................................................................................25

                     10.       Other Operations............................................................................25

                     11.       Environmental Matters.......................................................................25

           B.        Prepetition Indebtedness..............................................................................26

                     1.        The First Lien Lender Agreement.............................................................26

                     2.        The Second-Lien Lender Agreement............................................................26

                     3.        The Senior Notes............................................................................26

           C.        Events Leading to the Commencement of the Chapter 11 Cases............................................27

           D.        Pending Litigation and Other Proceedings..............................................................27

                     1.        The Geller Action...........................................................................27

                     2.        The Clark Action............................................................................28

                     3.        The Hemmer Action...........................................................................28

                     4.        The Pillowtex Action........................................................................28

                     5.        The Reparation Class Actions................................................................29

                     6.        Other Legal Issues..........................................................................29

VI.        Significant Events During the Chapter 11 Case...................................................................30

           A.        Filing and First Day Orders...........................................................................30

           B.        Appointment of the Creditors Committee................................................................31

           C.        DIP Credit Agreement..................................................................................32

           D.        Adequate Protection...................................................................................33

           E.        The Resignation of Holcombe T. Green Jr...............................................................34

           F.        Employee Wage and Benefit Issues......................................................................35

                     1.        Key Employee and Key Executive Retention Program............................................35

                     2.        Termination of Pension Obligations..........................................................35

           G.        Claims Process and Bar Date...........................................................................36

                     1.        Schedules and Statements....................................................................36

                     2.        Bar Date....................................................................................36

           H.        Omnibus Claims Objection Motions......................................................................36

           I.        Sale of International Operations......................................................................37

           J.        Assumption of Significant Executory Contracts and Other Significant Motions...........................37

                     1.        Disney......................................................................................37

                     2.        Ralph Lauren................................................................................38

                     3.        E.I. du Pont De Nemours and Company.........................................................39

                     4.        Payment of Licensing and Business Fees......................................................39

                     5.        Lease Plan U.S.A............................................................................40

                     6.        Reckson 1185 Avenue of the Americas, LLC....................................................41

                     7.        Extension of Period During Which the Debtors May Assume or Reject Unexpired Leases of
                               Nonresidential Real Property................................................................41

                     8.        Approval of Funding of Defense Costs for Certain Officers and Directors.....................41

           K.        Retention of Kurt Salmon Associates...................................................................42

           L.        Exclusivity...........................................................................................42

           M.        Asset Dispositions....................................................................................42

           N.        Entry Into A Stalking Horse Agreement and Approval of Bidding Procedures..............................43

           O.        Avoidance Actions.....................................................................................44

VII.       Sale Process....................................................................................................44

VIII.      Means of Implementation.........................................................................................45

           A.        Sale of the Debtors...................................................................................45

           B.        Issuance and Resale of New Securities Under the Plan..................................................45

           C.        Establishment of the Liquidating Trust and Appointment of a Liquidating Trustee.......................45

                     1.        Creation of Beneficial Interests in the Liquidating Trust...................................45

                     2.        Nontransferability of Liquidating Trust Interests...........................................46

                     3.        Appointment of a Liquidating Trustee........................................................46

                     4.        Execution of the Liquidating Trust Agreement................................................46

                     5.        Purpose of the Liquidating Trust............................................................46

                     6.        Assignment of Trust Assets..................................................................46

                     7.        Role of the Liquidating Trustee.............................................................46

                     8.        Distribution of Liquidating Trust Assets....................................................47
                     9.        Retention of Professionals by the Liquidating Trustee.......................................47

                     10.       Income Tax Reporting of the Liquidating Trust...............................................47

                     11.       Compensation and Indemnification of the Liquidating Trustee.................................49

                     12.       Dissolution of the Liquidating Trust........................................................49

                     13.       Closing of the Chapter 11 Cases.............................................................50

IX.        Other Aspects of the Plan.......................................................................................50

           A.        Distributions.........................................................................................50

                     1.        Distributions Through Agents................................................................50

                     2.        Timing and Conditions of Distributions......................................................51

                     3.        Procedures for Treating Disputed Claims Under the Plan......................................51

           B.        Treatment of Executory Contracts and Unexpired Leases.................................................52

                     1.        Contracts and Leases Not Expressly Assumed  are Rejected....................................52

                     2.        Assigned Contracts and Leases...............................................................52

                     3.        Cure of Defaults............................................................................53

                     4.        Rejection Claims............................................................................53

           C.        Corporate Action......................................................................................53

           D.        Claims Administration, Prosecution, and Plan Distributions............................................53

           E.        Dissolution...........................................................................................54

           F.        Governance of NewCo...................................................................................54

                     1.        Board of Directors..........................................................................54

                     2.        Senior Management...........................................................................54

           G.        Conditions Precedent to Confirmation and the Effective Date...........................................54

                     1.        Conditions Precedent to Confirmation........................................................54

                     2.        Conditions Precedent to the Effective Date..................................................54

                     3.        Failure of Conditions.......................................................................55

                     4.        Satisfaction of Conditions..................................................................55

           H.        Effect of Confirmation................................................................................55

                     1.        Vesting of Assets...........................................................................55

                     2.        Discharge of Claims and Termination of Equity Interests.....................................55

                     3.        Discharge of Debtors........................................................................55

                     4.        Terms of Injunctions or Stays...............................................................56

                     5.        Exculpation.................................................................................56

                     6.        Retention of Causes of Action/ Reservation of Rights........................................56

           I.        Retention of Jurisdiction.............................................................................56

           J.        Releases..............................................................................................58

           K.        Miscellaneous Provisions..............................................................................58

X.         Certain Factors to Be Considered................................................................................58

           A.        Certain Bankruptcy Considerations.....................................................................58

           B.        Securities Law Matters................................................................................59

                     1.        Issuance and Resale of New Securities.......................................................59

                     3.        Registration Rights.........................................................................61

                     4.        Legends.....................................................................................61

           C.        Risks Relating to the Securities Issued in Connection with the Sale...................................61

                     1.        Variances from Projections..................................................................61

                     2.        Significant Holders.........................................................................62

                     3.        Lack of Trading Market......................................................................62

           D.        Risks Associated with the Business....................................................................62

XI.        Confirmation of the Plan........................................................................................62

           A.        Confirmation Hearing..................................................................................62

           B.        General Requirements of Section 1129..................................................................63

           C.        Best Interests Tests..................................................................................64

           D.        Liquidation Analysis..................................................................................65

           E.        Feasibility...........................................................................................66

           F.        Section 1129(b).......................................................................................66

                     1.        No Unfair Discrimination....................................................................66

                     2.        Fair and Equitable Test.....................................................................66

XII.       Alternatives to Confirmation and Consummation of this Plan......................................................67

           A.        Liquidation Under Chapter 7...........................................................................67

           B.        Alternative Plan......................................................................................67

XIII.      Certain Federal Income Tax Consequences of the Plan.............................................................67

           A.        Consequences to Debtors...............................................................................68

           B.        Consequences to Holders of Certain Claims.............................................................68

                     1.        Gain or Loss................................................................................69

                     2.        Distributions in Discharge of Accrued but Unpaid Interest...................................69

                     3.        Tax Treatment of Liquidating Trust and Holders of Beneficial Interests......................70

                     4.        Information Reporting and Withholding.......................................................72

XIV.       Conclusion......................................................................................................73


Exhibits


Exhibit "A"   Amended Joint Plan
Exhibit "B"   2004 Annual Review
Exhibit "C"   Financial Statements for Quarter Ended March 31, 2005

                                    GLOSSARY

--------------------------------------------------------------------------------
Administrative Expense Claim     Any expense relating to the administration of
                                 the chapter 11 cases, including actual and necessary costs and expenses of preserving the Debtors' estates and operating the Debtors' businesses, any indebtedness or obligations incurred or assumed during the chapter 11 cases, allowances for compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court, Claims arising under the DIP Credit Agreement, and certain statutory fees chargeable against the Debtors' estates.

Asset Purchase Agreement or APA  The Asset Purchase Agreement entered into by and among the Debtors and the Purchaser in accordance with the Bidding Procedures Order for the sale of all or substantially all of the Debtors' assets, which will be approved by the Bankruptcy Court at the Purchaser Selection Hearing. A copy of the APA will be filed as an exhibit to the Plan after the Purchaser Selection Hearing.

Assigned Contracts & Leases      The executory contracts and unexpired leases
                                 that will be assumed and assigned in accordance with section 8 of the Plan and the APA.

Assumed Administrative Expense
Claim Any Administrative Expense Claim that is being assumed by the Purchaser pursuant to the APA.

Avoidance Actions                All Claims and/or causes of action arising
                                 under or authorized by sections 510, 542 through 551, and 553 of the Bankruptcy Code that belong to the Debtors, the Debtors in Possession and the Debtors' estates.

Bankruptcy Code                  Title 11 of the United States Code.

Bankruptcy Court                 The United States Bankruptcy Court for the
                                 Southern District of New York.

Beneficial Interests             Collectively, Series A Beneficial Interests,
                                 Series B Beneficial Interests, and Series C
                                 Beneficial Interests in the Liquidating Trust.

Bidding Procedures               The procedures for bidding for all or
                                 substantially all of the Debtors' assets set forth in the Bidding Procedures Order.

Bidding Procedures Order         The order approving the Bidding Procedures and
                                 forms of notice in connection therewith in connection with the sale of substantially all of the Debtors' assets free and clear of all liens, Claims, encumbrances, and other interests, which was entered by the Bankruptcy
                                 Court on April 22, 2005.

Business Day                     Any day other than a Saturday, a Sunday, or any
                                 other day on which banking institutions in New
                                 York, New York are required to close by law or executive order.

Cash                             Legal tender of the United States of America.

Claim Has the meaning set forth in section 101 of the Bankruptcy Code.

Closing The date designated for the consummation of the sale as set forth in the APA.

Collateral                       Substantially all the assets of the Debtors
                                 granted to secure the Claims arising under the First Lien Lender Agreement and the Second Lien
                                 Lender Agreement.

Commencement Date                The date the Debtors' chapter 11 cases were
                                 commenced (June 1, 2003). Confirmation Date The date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

Confirmation Hearing             The hearing to be held by the Bankruptcy Court
                                 regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

Confirmation Order               The order of the Bankruptcy Court confirming
                                 the Plan pursuant to section 1129 of the Bankruptcy Code.

Creditors Committee              The statutory committee of unsecured creditors
                                 appointed in the Debtors' chapter 11 cases, as constituted from time to time.

Debtors                          WestPoint Stevens Inc., WestPoint Stevens Inc.
                                 I, J.P. Stevens & Co., Inc., J.P. Stevens
                                 Enterprises, Inc. and WestPoint Stevens Stores Inc.

DIP Credit Agreement             That certain Debtor-In-Possession Credit
                                 Agreement, dated as of June 5, 2003, as
                                 amended, among the Debtors, Bank of America, as Administrative Agent, Wachovia Bank, National
                                 Association, as Syndication Agent, and the other lenders who are parties thereto.

Disbursing Agent                 Any entity (including any applicable Debtor or
                                 the Liquidating Trustee, if it acts in such capacity) acting in its capacity as a disbursing agent under Section 6.5 of the Plan.

Disclosure Statement             This document together with the annexed
                                 exhibits and schedules.

Disclosure Statement Hearing     The hearing to approve the Disclosure Statement
                                 which will be held before the Bankruptcy Court on July 12, 2005 (as such hearing may be adjourned from time to time).

Distribution Record Date         Confirmation Date.

Effective Date                   A Business Day selected by the Debtors on or
                                 after the Confirmation Date on which the conditions to the effectiveness of the Plan have been satisfied or waived and on which there is no stay of the order confirming the Plan in effect. The Debtors expect that the Effective Date will be no later than 120 days after entry of an order confirming the Plan.

Equity Interest                  The interest of any holder of an equity
                                 security of any of the Debtors represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in any of the Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

First Lien Lender                Beal Bank (as successor to Bank of America
Administrative Agent             N.A.), as administrative agent under the First
                                 Lien Lender Agreement and any successor agent thereto.



First Lien Lender Agreement      That certain Second Amended and Restated Credit
                                 Agreement, dated as of June 9, 1998, among WestPoint Stevens Inc., as Borrower, WestPoint
                                 Stevens (U.K.) Limited and WestPoint Stevens
                                 (Europe) Limited, as Foreign Borrowers, Bank of
                                 America, N.A., as Issuing Lender, Swingline
                                 Lender, and Administrative Agent, and the several banks and other financial institutions from time to time parties thereto.

First Lien Lender Claim          The Claims against any of the Debtors arising
                                 under the First Lien Lender Agreement
                                 (inclusive of post-petition interest) up to the value of the Collateral, net of all Cash payments made by the Debtors to the holders of such Claims on or after the Commencement Date.

General Unsecured Claim          Any general unsecured Claim against the Debtors
                                 (other than a Litigation Claim).

Icahn                            Carl Icahn and his affiliates.

Indenture Trustee                HSBC Bank USA (as successor to the Bank of New
                                 York) as indenture trustee under the Indentures
                                 (as described in section V.B.3).

Intercompany Claim               Any Claim held by a wholly-owned Debtor against
                                 another wholly-owned Debtor.

Liquidating Trust                The liquidating trust described in section
                                 VIII.C hereof.

Litigation Claim                 Any Claim related to a personal injury,
                                 property damage, products liability, wrongful death, patent liability, environmental damage, antitrust, asbestos, or other similar Claim against any of the Debtors.

NewCo The entity formed to be the parent company of the Purchaser of all or substantially all of the Debtors' assets.

Non- Assumed Administrative
Expense Claim                    Any Administrative Expense Claim that is not
                                 assumed by Purchaser pursuant to the APA.

Noteholder Claim                 Any Claim against any of the Debtors arising
                                 under or in connection with the Indentures (as defined in section V.B.3).

Other Secured Claim              Any Claim secured by collateral that is not a
                                 DIP, First Lien Lender Claim, or Second Lien
                                 Lender Claim.

PBGC Claim                       Any Claim of the Pension Benefit Guaranty
                                 Corporation against any of the Debtors.

Plan The Debtors' Amended Joint Plan Under Chapter 11 of the Bankruptcy Code, annexed as Exhibit "A" to this Disclosure Statement.

Plan Supplement                  A Supplemental appendix to the Plan that will
                                 contain the draft form of the documents to be executed, delivered, assumed, and/or performed in conjunction with the consummation of the Plan on the Effective Date to be filed prior to the Confirmation Hearing.

Priority Tax Claim               A Claim of a governmental entity for taxes that
                                 are entitled to priority in payment under the Bankruptcy Code.

Purchaser                        The successful bidder selected in accordance
                                 with the Bidding Procedures Order and approved by the Bankruptcy Court at the Purchaser
                                 Selection Hearing.

Purchaser Selection Hearing      The hearing held by the Bankruptcy Court to
                                 confirm the results of the auction held in accordance with the Bidding Procedures at which the Purchaser will be approved.

Purchaser Selection Order        The order entered by the Bankruptcy Court at
                                 the Purchaser Selection Hearing approving the Purchaser.

Sale Order                       The order approving the APA and the
                                 transactions contemplated thereunder including, without limitation, the sale of all or substantially all of the Debtors' assets free and clear of all liens, Claims, encumbrances, and other interests. If the Confirmation Order is entered, it shall be deemed the Sale Order.

Sale Proceeds                    The proceeds received pursuant to the APA in
                                 connection with the sale of all or
                                 substantially all of the Debtors' assets which may include, among other forms of consideration, Cash, stock and/or rights. A detailed exhibit setting forth the specific form of Sale Proceeds to be distributed to creditors pursuant to the Plan and the procedures governing such distribution, including, if applicable, a description of any rights offering to be held in connection with the sale and confirmation of the Plan will be filed as an exhibit to the Plan after the Purchaser Selection Hearing.

Second Lien Lender
Administrative Agent             Wilmington Trust Company as administrative
                                 agent under the Second Lien Lender Agreement, or any successor agent thereto.

Second Lien Lender Agreement     That certain Second Lien Credit Facility, dated
                                 as of June 29, 2001 (and any amendments
                                 thereto), among WestPoint, as Borrower,
                                 Wilmington Trust Company (as successor to
                                 Deutsche Bank Trust Company Americas (f/k/a
                                 Bankers Trust Company)), as Administrative
                                 Agent, and the banks and other financial institutions from time to time parties thereto.

Second Lien Lender Claim         The Claims arising under the Second-Lien Lender
                                 Agreement up to the value of the Collateral less the amount of the First Lien Lender
                                 Claims, net of all Cash payments (including post-petition adequate protection payments) made by the Debtors to the holders of such Claims on or after the Commencement Date, and limited to the extent of the value of their Collateral. Any other Claims arising under the Second Lien Lender Agreement will be treated as Administrative Expense Claims or Class E
                                 General Unsecured Claims, as determined by the Bankruptcy Court.

Securities Litigation Claim      Any Claim against the Debtors, whether or not
                                 the subject of an existing lawsuit, arising from the rescission of a purchase or sale of shares or notes of any of the Debtors, for damages arising from the purchase or sale of any security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of any such Claim.

Series A, B, and C Beneficial
Interests                        The Beneficial Interests in the Liquidating
                                 Trust to be distributed to holders of Second
                                 Lien Lender Claims (Series A), unpaid (and unassumed) priority and Administrative Expense
                                 Claims (Series B), and General Unsecured
                                 Claims, Noteholder Claims and PBGC Claims
                                 (Series C) as detailed in Section II.B below.

Steering Committee               Certain institutions acting as a steering
                                 committee of holders of First Lien Claims
                                 (Contrarian Funds, LLC, Satellite Senior Income
                                 Fund, LLC, CP Capital Investments, LLC, Wayland
                                 Distressed Opportunities Fund I-B, LLC, and
                                 Wayland Distressed Opportunities Fund I-C, LLC) owning or controlling approximately 51% of the First Lien Lender Claims

Tax Code                         Title 26 of the United States Code.

Voting Agent                     See section I of this Disclosure Statement for
                                 contact information.

Voting Deadline                  August 5, 2005, which is the last date for the
                                 actual receipt of ballots to accept or reject the Plan.

WestPoint, WPSTV or the Company  WestPoint Stevens Inc., a Delaware corporation, the parent debtor or debtor in possession, as the context requires.
--------------------------------------------------------------------------------

                                       I.

                                  INTRODUCTION

                     WestPoint Stevens Inc. and its subsidiaries listed on Exhibit "A" to the Plan are soliciting votes to accept or reject the Plan. A copy of the Plan is attached as Exhibit "A" to this Disclosure Statement. Please refer to the Glossary set forth herein and in the Plan for definitions of most terms used in this Disclosure Statement. Some terms that are used only in a specific section may be defined in that section.

                     The Plan is based on the sale of substantially all the assets of the Debtors to the Purchaser pursuant to the terms of the APA. As described below, proceeds from the sale will be distributed first to creditors whose Claims are secured by such property. The majority of administrative expenses will be assumed by the Purchaser or will be paid on the Effective Date. Any property remaining with the Debtors after the sale will be liquidated and distributed to holders of unpaid and unassumed administrative expenses and priority Claims and unsecured creditors, as described below. See section VII for a description of the APA and the proceeds to be received by creditors.

                     The Plan constitutes a motion seeking entry of an order pursuant to sections 105(a), 362, 363, 365, 1123, and 1129 of the Bankruptcy Code, (a) approving the Debtors' entry into the APA with the Purchaser, (b) authorizing the sale to the Purchaser of substantially all of the assets of the Debtors as specified in the APA and (c) authorizing the assumption by the Debtors and the assignment to the Purchaser of certain executory contracts and unexpired leases of the Debtors specified in the APA. In the event that the requirements for confirming a chapter 11 plan cannot be satisfied or the Bankruptcy Court denies confirmation of the Plan at the Confirmation Hearing, the Debtors may request that the Confirmation Hearing constitute a Sale Hearing to consider authorization for the Debtors to sell their assets, pursuant to the APA, free and clear of all liens, Claims, encumbrances, and other interests to the Purchaser pursuant to sections 363 and 365 of the Bankruptcy Code. See section X for a description of factors that could affect whether the Plan will be confirmed.

                     The purpose of this Disclosure Statement is to provide information of a kind and in sufficient detail to enable the creditors of the Debtors who are entitled to vote on the Plan to make an informed decision on whether to accept or reject the Plan. In summary, this Disclosure Statement includes or describes:

--------------------------------- ---------------------------------------------------------------------------------
            SECTION                                                         SUMMARY OF CONTENTS
--------------------------------- ---------------------------------------------------------------------------------
               II                 the treatment of creditors and stockholders of the Debtors under the Plan
--------------------------------- ---------------------------------------------------------------------------------
              III                 which parties in interest are entitled to vote

                                  how to vote to accept or reject the Plan
--------------------------------- ---------------------------------------------------------------------------------
               IV                 summary of projections and valuation
--------------------------------- ---------------------------------------------------------------------------------
               V                  the businesses of the Debtors

                                  why the Debtors commenced their chapter 11 cases
--------------------------------- ---------------------------------------------------------------------------------
               VI                 significant events that have occurred in the chapter 11 cases
--------------------------------- ---------------------------------------------------------------------------------
              VII                 description of the sale process and the APA
--------------------------------- ---------------------------------------------------------------------------------
              VIII                means of implementation of the Plan

                                  establishment and implementation of the Liquidating Trust
--------------------------------- ---------------------------------------------------------------------------------


                                       5

--------------------------------- ---------------------------------------------------------------------------------
               IX                 how distributions under the Plan will be made

                                  how disputed Claims will be resolved
--------------------------------- ---------------------------------------------------------------------------------
               X                  certain factors creditors should consider before voting
--------------------------------- ---------------------------------------------------------------------------------
               XI                 the procedure for confirming the Plan

                                  a liquidation analysis
--------------------------------- ---------------------------------------------------------------------------------
              XII                 alternatives to the Plan
--------------------------------- ---------------------------------------------------------------------------------
              XIII                certain tax consequences
--------------------------------- ---------------------------------------------------------------------------------

Please note that if there is any inconsistency between the Plan (including the attached exhibits and any supplements to the Plan) and the descriptions in the Disclosure Statement, the terms of the Plan (and the attached exhibits and any supplements to the Plan) will govern.

                     Additional financial and other information about the Debtors can be found in the annual report on Form 10-K for the year ended December 31, 2003, which was filed by WPSTV with the Securities and Exchange Commission (the "SEC") on March 15, 2004, the quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004, which were filed by WPSTV on May 10, 2004, August 9, 2004, and November 9, 2004, respectively, WPSTV's 2004 Annual Review annexed hereto as Exhibit "B", which includes its unaudited financial statements for the fiscal year ended December 31, 2004, and WPSTV's unaudited financial statements for the quarter ended March 31, 2005, annexed hereto as Exhibit "C." Copies of the SEC filings may be obtained over the internet at www.sec.gov or on the Company's website at www.westpointstevens.com. The Debtors' monthly operating reports are available on the Bankruptcy Court's Electronic Case Filing System which can be found at www.nysb.uscourts.gov, the official website for the Bankruptcy Court. See section IV for important information that should be considered when reviewing WPSTV's financial information.

                     This Disclosure Statement and the Plan are the only materials creditors should use to determine whether to vote to accept or reject the Plan.

          -------------------------------------------------------------------
              THE LAST DAY TO VOTE TO ACCEPT OR REJECT THE PLAN IS AUGUST
              5, 2005. TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY
              RECEIVED BY THE VOTING AGENT BY THIS DATE.

              THE RECORD DATE FOR DETERMINING WHICH CREDITORS MAY VOTE ON
              THE PLAN IS JULY 12, 2005.
          -------------------------------------------------------------------

                     The Plan was developed in connection with certain rulings and after receiving instructions from the Bankruptcy Court at the Bidding Procedures Hearing. The Debtors believe that approval of the Plan is their best chance to maximize recoveries for their creditors.

          -------------------------------------------------------------------
              RECOMMENDATION: The Debtors urge creditors to vote to accept the Plan.
          -------------------------------------------------------------------

                     Additional copies of this Disclosure Statement are available upon request made to the Voting Agent, at the following address:

      ------------------------------------------------------------------------------------
      VOTING AGENT
      ------------------------------------------------------------------------------------
      FOR VOTING CLASSES A, B, C, D, E, AND G:          FOR VOTING CLASS F:

      Bankruptcy Services, LLC
      757 Third Avenue                                  Financial Balloting Group LLC
      3rd Floor                                         757 Third Avenue
      New York, NY 10017                                3rd Floor
      (Attn:  WestPoint Stevens Inc.)                   New York, NY 10017
                                                        (Attn:  WestPoint Stevens Inc.)
      ------------------------------------------------------------------------------------

                     The summaries of the Plan and other documents related to the restructuring of the Debtors are qualified in their entirety by the Plan, its exhibits, and the documents and exhibits contained in the Plan Supplement. The Plan Supplement will be filed with the Bankruptcy Court prior to the Confirmation Hearing, but no later than 5 days before the Voting Deadline. Documents to be included in the Plan Supplement will also be posted at www.westpointstevens.com as they become available, but no later than 5 days before the Voting Deadline. The financial and other information included in this Disclosure Statement are for purposes of soliciting acceptances of the Plan and are being communicated for settlement purposes only.

                     The Bankruptcy Code provides that only creditors who vote on the Plan will be counted for purposes of determining whether the requisite acceptances have been attained. Failure to timely deliver a properly completed ballot by the Voting Deadline will constitute an abstention (i.e. will not be counted as either an acceptance or a rejection). Any improperly completed or late ballot may not be counted.

                     THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREWITH. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL INCOME TAX ISSUES CONTAINED OR REFLECTED IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY HOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE HOLDER UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

                                      II.

                     TREATMENT OF CREDITORS AND STOCKHOLDERS
                                 UNDER THE PLAN

                     The Plan governs the treatment of Claims against and Equity Interests in each of the five separate Debtors in the chapter 11 cases. The table listed in section II.A below summarizes the treatment under the Plan for each class. The table is followed by a description of the types of Claims or Equity Interests in each class and a description of the property to be distributed under the Plan. Sections X.B and C discuss certain legal issues affecting the trading of securities issued pursuant to or in connection with the sale of the Debtors' assets and the Plan.

A.         SUMMARY OF CLASSIFICATION AND TREATMENT

                     The following table divides the Claims against and Equity Interests in the Debtors into separate classes and summarizes the treatment for each class. The table also identifies which classes are entitled to vote on the Plan, based on rules set forth in the Bankruptcy Code. Finally, the table indicates an estimated recovery for each class. IMPORTANT NOTE: As described in
Section V.C. below, the textile industry is in a state of great flux. Increased foreign competition has resulted in numerous uncertainties. These uncertainties and other risks related to the Debtors make it difficult to determine a precise value for the Debtors and the equity interests that may be distributed in connection with the sale of the Debtors' assets to the Purchaser. The recoveries described in the following table represent the Debtors' best estimates of those values, given the information available at this time. These estimates do not predict the potential trading prices for securities issued in connection with the sale of the Debtors' assets to the Purchaser. Unless otherwise specified, the information in the following table and in the sections below are based on calculations as of May 31, 2005. The estimation of recoveries makes the following assumptions:

                      o The Effective Date is assumed to occur on August 31, 2005.

                      o The estimated aggregate amount of Allowed unsecured Claims (including General Unsecured Claims, Noteholder Claims, and PBGC Claims) against the Debtors is $1,294 million - see the discussion below on the estimated amounts and types of Claims comprising these classes.

----- ------------------------- ------------------------------------------------------- ----------- ------------------- ------------
                                                                                        ENTITLED TO      AMOUNT OF       ESTIMATED
CLASS       DESCRIPTION                                 TREATMENT                           VOTE          CLAIM(S)        RECOVERY
----- ------------------------- ------------------------------------------------------- ----------- ------------------- ------------
      DIP Claims                Paid In Full.                                                No         $113,137,000        100%
----- ------------------------- ------------------------------------------------------- ----------- ------------------- ------------
 --   Assumed Administrative                                                                 No                             100%
      Expense Claims            Assumed, performed, and paid in full when due by
                                Purchaser.
----- ------------------------- ------------------------------------------------------- ----------- ------------------- ------------
 --   Non-Assumed               Paid in full (or as otherwise agreed) to the extent          No             N/A             100%
      Administrative Expense    funds are available.  If insufficient funds are
      Claims                    available, the Debtors will distribute any available
                                Cash and Sale Proceeds, as well as the Series B
      Priority Non-Tax Claims   Beneficial Interests in the following order of priority     Yes
                                (distributed pro rata within each level of priority):
                                - Non-Assumed Administrative Expense Claims                  No
      Priority Tax Claim        - Priority Non-Tax Claims
                                - Priority Tax Claims
  A
----- ------------------------- ------------------------------------------------------- ----------- ------------------- ------------
  B   Other Secured Claims      Assumed and paid in full by Purchaser over a six-month      Yes           $311,851          100%
                                period following the Effective Date.
----- ------------------------- ------------------------------------------------------- ----------- ------------------- ------------
  C   First Lien Lender Claims                                                              Yes         $483,897,447        tbd
                                Sale Proceeds.
----- ------------------------- ------------------------------------------------------- ----------- ------------------- ------------
  D   Second Lien Lender        (i) Sale Proceeds remaining after the First Lien Lender     Yes         $165,000,000        tbd
      Claims                    Claims have been paid in full and (ii) the Series A
                                Beneficial Interests.
----- ------------------------- ------------------------------------------------------- ----------- ------------------- ------------
  E   General Unsecured Claims                                                              Yes         $43,576,283         tbd
                                A pro rata distribution of (i) the Sale Proceeds
      Noteholder Claims         remaining (if any) after the First Lien Lender Claims,
  F                             Second Lien Lender Claims, and all other priority and                  $1,036,312,500
      PBGC Claims               Administrative Expense Claims have been paid in full or
  G                             assumed and (ii) the Series C Beneficial Interests.                     $214,000,000(1)
----- ------------------------- ------------------------------------------------------- ----------- ------------------- ------------

--------------------
1   Reflects the amount the PBGC has asserted in its proofs of claim.


                                       8

----- ------------------------- ------------------------------------------------------- ----------- ------------------- ------------
                                                                                        ENTITLED TO      AMOUNT OF       ESTIMATED
CLASS       DESCRIPTION                                 TREATMENT                           VOTE          CLAIM(S)        RECOVERY
----- ------------------------- ------------------------------------------------------- ----------- ------------------- ------------
  H   Litigation Claims         See section IX.A.3.                                          No                             tbd
----- ------------------------- ------------------------------------------------------- ----------- ------------------- ------------
  I   Intercompany Claims                                                                   Yes                              0%
                                See section II.B.9.
----- ------------------------- ------------------------------------------------------- ----------- ------------------- ------------
  J   Securities Litigation                                                                  No                              0%
      Claims                    No Distribution.
----- ------------------------- ------------------------------------------------------- ----------- ------------------- ------------
  K   Punitive Damage Claims                                                                 No                              0%
                                No Distribution.
----- ------------------------- ------------------------------------------------------- ----------- ------------------- ------------
  L   Equity Interests          No Distribution.                                             No                              0%
----- ------------------------- ------------------------------------------------------- ----------- ------------------- ------------

B.         DESCRIPTION OF THE CLASSES FOR THE DEBTORS

                     Unless otherwise indicated, the characteristics and amount of the Claims or Equity Interests in the following classes are based on the books and records of the Debtors. Each subclass is treated as a separate class for purposes of the Plan and the Bankruptcy Code. Only Claims that are "allowed" under the Bankruptcy Code or by the Bankruptcy Court will receive any distribution under the Plan.

           1. Priority Non-Tax Claims (Class A).

                     The Claims in Class A are the types identified in subsections 507(a)(3) - (a)(7) and 507(a)(9) of the Bankruptcy Code. For the Debtors, these Claims relate primarily to prepetition wages and employee benefit plan contributions outstanding on the Commencement Date, except to the extent paid after the Commencement Date pursuant to an order entered by the Bankruptcy Court. The Debtors estimate that the amount of Claims in Class A as of August 31, 2005 will be $___.

                     If not otherwise assumed by the Purchaser under the APA, each holder of a Class A Priority Non-Tax Claim shall be paid in full in Cash (to the extent available) on the later of (i) the Effective Date, (ii) the date such Claim becomes Allowed, and (iii) as otherwise agreed by the parties. If insufficient funds exist to make such Cash payments, the Debtors intend to use
(i) Cash and Sale Proceeds not otherwise distributed to holders of Claims in Class C and Class D and holders of Non-Assumed Administrative Expense Claims (described below) and (ii) Series B Beneficial Interests not otherwise distributed to holders of Non-Assumed Administrative Expense Claims to make a pro rata distribution to holders of Claims in Class A.

                     To the extent the Claims in Class A are not assumed by the Purchaser under the APA, it is likely that such Claims will receive little, if any, recovery under the Plan. However, if the Plan is not confirmed, it is certain that such Claims will receive no recovery. The failure to object to confirmation of the Plan by a holder of a Priority Non-Tax Claim prior to any deadline set by the Bankruptcy Court shall be deemed as such holder's consent and agreement to receive a treatment for such Claim that is different from that set forth in section 1129(a)(9) of the Bankruptcy Code, which otherwise requires payment in full.

                     Class A is impaired and the holders of Claims in Class A are entitled to vote to accept or reject the Plan.

           2. Other Secured Claims (Class B).

                     This class consists of the Claims of miscellaneous creditors secured under equipment leases, mechanics and tax liens, liens of landlords, or similar Claims. The Debtors estimate that the Claims in this class total $311,851.

                     Allowed Class B Other Secured Claims will be paid in full by the Purchaser over a six-month period following the Effective Date. The Debtors and the Purchaser maintain the right to challenge the validity, nature, and perfection of, and to avoid pursuant to the provisions of the Bankruptcy Code and other applicable law, any purported liens related to the Other Secured Claims.

                     Class B is impaired and the holders of Claims in Class B are entitled to vote to accept or reject the Plan.

           3. First Lien Lender Claims (Class C).

                     Class C consists of the First Lien Lender Claims which are based on amounts owed by WestPoint under the First Lien Lender Agreement. The obligations of the Debtors are secured by a lien on the Collateral.

                     Pursuant to that certain Final Order Pursuant to Sections 361, 363, and 364(d)(1) of the Bankruptcy Code and Rule 4001 of the Federal Rules of Bankruptcy Procedure Providing the Pre-Petition Secured Lenders Adequate Protection, dated as of June 18, 2003 (the "Adequate Protection Order"), the Debtors have paid holders of First Lien Lender Claims (the "First Lien Lenders") $89,350,930 in adequate protection payments.

                     The following table shows the calculation of the net Claims arising under the First Lien Lender Agreement, assuming the accrual of postpetition interest and the application of adequate protection payments against all accrued interest:

 ----------------------------------------------------------- -------------------
                         Instrument                                 Amount
 ----------------------------------------------------------- -------------------
 Principal                                                       $489,344,450
 ----------------------------------------------------------- -------------------
 Foreign Currency Loans Repricing into US$                        $1,344,425
 ----------------------------------------------------------- -------------------
 Prepetition Interest                                             $6,287,334
 ----------------------------------------------------------- -------------------
 Outstanding Letters of Credit                                    $35,190,000
 ----------------------------------------------------------- -------------------
 Postpetition Interest                                            $92,052,157
 ----------------------------------------------------------- -------------------
 Less:
 ----------------------------------------------------------- -------------------
      Adequate protection payments                               $(98,339,491)
 ----------------------------------------------------------- -------------------
      Replacement of letters of credit                           $(35,190,000)
 ----------------------------------------------------------- -------------------
      Proceeds from Asset Sales                                  $(6,791,428)
 ----------------------------------------------------------- -------------------
                                                      Total      $483,897,447
 ----------------------------------------------------------- -------------------

                     The net Claims described in this table are Class C Claims to the extent of the value of the Collateral. Any excess will be General Unsecured Claims in Class E (see below).

                     The holders of Claims in Class C will receive their pro rata share of the Sale Proceeds, subject in all respects to the carve-out approved by the Bankruptcy Court in the Final DIP Order and the Adequate Protection Order. Proceeds remaining, if any, after full payment to Class C will be distributed to other holders of Claims as described below. The Sale Proceeds, to the extent available, will be distributed in the following order: (i) Cash, until all Cash has been distributed, (ii) stock, until all stock has been distributed, and (iii) rights, until all rights have been distributed.

                     Class C is impaired and the holders of Claims in Class C are entitled to vote to accept or reject the Plan.

           4. Second Lien Lender Claim (Class D).

                     Class D consists of the Second Lien Lender Claims which are based on amounts owed by WestPoint under the Second Lien Lender Agreement. The obligations of the Debtors are secured by a second lien on the Collateral.

                     Pursuant to the Adequate Protection Order, the Debtors paid holders of the Second Lien Lender Claims (the "Second Lien Lenders") $51,625,797 in adequate protection payments. In accordance with an agreement reached between the First Lien Lenders and the Second Lien Lenders, as of August 31, 2004, all adequate protection payments due to be paid to the Second Lien Lenders under the Adequate Protection Order after such date have been paid into an escrow account. Approximately $18,492,767 has been paid into the escrow account. On May 10, 2005, the Second Lien Lender Administrative Agent, on behalf of itself and the Second Lien Lenders, filed a motion with the Bankruptcy Court requesting the dissolution of the escrow account, payment of the escrowed amounts to the Second Lien Lenders, and the reinstatement of direct payment of the adequate protection payments to the Second Lien Lenders. Certain of the Second Lien Lenders have joined in the motion. The motion is currently scheduled to be heard by the Bankruptcy Court on June 24, 2005.

                     The following table shows the calculation of the net Claims arising under the Second Lien Lender Agreement, assuming the accrual of postpetition interest and the application of adequate protection payments against all accrued interest:


 -------------------------------------------------------- ----------------------
                       Instrument                                 Amount
 -------------------------------------------------------- ----------------------
 Principal                                                     $165,000,000
 -------------------------------------------------------- ----------------------
 Prepetition Interest                                           $4,271,918
 -------------------------------------------------------- ----------------------
 Postpetition Interest                                         $52,416,327
 -------------------------------------------------------- ----------------------
 Less:
 -------------------------------------------------------- ----------------------
      Adequate protection payments                            $(33,133,030)
 -------------------------------------------------------- ----------------------
      Adequate protection payments (in escrow)                $(23,555,215)
 -------------------------------------------------------- ----------------------
                                                   Total       $165,000,000
 -------------------------------------------------------- ----------------------

                     The Claims described in this table are Class D Claims to the extent that the value of the Collateral exceeds the amount of the Claims in Class C (the First Lien Lender Claims, see above). Any portion of the Claims arising under the Second Lien Lender Agreement that are not part of Class D will be either (i) superpriority expenses of administration (based on any decline in the value of the Collateral as provided in the Adequate Protection Order and to the extent determined by the Bankruptcy Court) or (ii) General Unsecured Claims in Class E (see below).

                     The Bankruptcy Court will determine (i) the amount of the Claims in Class D, (ii) the amount of any Claim for a superpriority expense of administration, (iii) the application of adequate protection payments actually received by the Second Lien Lenders, and (iv) whether the adequate protection payments held in escrow should be distributed to the holders of the First Lien Lender Claims (Class C) or the holders of the Second Lien Lender Claims (Class
D).

                     The holders of Class D Claims will receive their pro rata portion of the Sale Proceeds remaining (if any) after payment in full of the First Lien Lender Claims, until such Second Lien Lender Claims have been paid or otherwise satisfied in full, and, to the extent such Claims have not been satisfied in full from the Sale Proceeds, their pro rata portion of the Series A Beneficial Interests. Proceeds remaining, if any, after full payment to Class D will be distributed to other holders of Claims, as described below. The Sale Proceeds, to the extent available, will be distributed in the following order:
(i) Cash, until all Cash has been distributed, (ii) stock, until all stock has been distributed, and (iii) rights, until all rights have been distributed.

                     The Series A Beneficial Interests will be distributed to Second Lien Lenders only if the Bankruptcy Court determines that the Second Lien Lenders are entitled to a superpriority Administrative Expense Claim on account of a decline (if any) in value from the Commencement Date of the Collateral. In the event the value of the Liquidating Trust Assets does not exceed the amount of the superpriority Administrative Expense Claim awarded to the Second Lien Lenders by the Bankruptcy Court, there will be no Liquidating Trust created. Instead, the Avoidance Actions and other assets designated for the Liquidating

Trust will be assigned directly to the Second Lien Lender Administrative Agent for distribution to holders of Second Lien Lender Claims only. If the proceeds being distributed to the Second Lien Lenders are more than sufficient to repay the Second Lien Lender Claims in full, any additional proceeds will be distributed to junior classes as described below. All distributions to Second Lien Lenders under the Plan are subject in all respects to the carve-out approved by the Bankruptcy Court in the Final DIP Order and the Adequate Protection Order.

                     Class D is impaired and the holders of Claims in Class D are entitled to vote to accept or reject the Plan.

           5. General Unsecured Claims (Class E).

                     Class E consists of the Claims of suppliers and other vendors, landlords with prepetition rent Claims and/or Claims based on rejection of leases, and/or property damage claimants to the extent not covered by insurance, parties to contracts with the Debtors that are being rejected, Litigation Claims, and miscellaneous other prepetition unsecured Claims. The aggregate amount of General Unsecured Claims timely filed against the Debtors, excluding Noteholder Claims in Class F and PBGC Claims in Class G, exceeds $157,250,892. Based on prior orders of the Bankruptcy Court, agreements with certain parties and estimates of potential damages from the rejection of prepetition executory contracts (see section IX.B below), the Debtors estimate that the Claims in this class will be $43,576,283.

                     Holders of General Unsecured Claims (Class E) that are Allowed by the Bankruptcy Court and holders of Claims in Class F (Noteholder Claims) and Class G (PBGC Claims) will share, on a pro rata basis, (i) any portion of the Sale Proceeds remaining after payment in full of all Claims arising under the First Lien Lender Agreement (Class C), the Second Lien Lender Agreement (Class D), and all priority and Administrative Expense Claims, and
(ii) the Series C Beneficial Interests. The Sale Proceeds, to the extent available, will be distributed in the following order: (i) Cash, until all Cash has been distributed, (ii) stock, until all stock has been distributed, and
(iii) rights, until all rights have been distributed.

                     Series C Beneficial Interests will be distributed only if the value of the Liquidating Trust Assets exceeds the amount of any superpriority Administrative Expense Claim awarded to the holders of the Second Lien Lender Claims. Distribution of the Liquidating Trust Assets will be made first to holders of Series A Beneficial Interests (superpriority Administrative Expense Claims) and then to holders of Series B Beneficial Interests (unpaid priority and Administrative Expense Claims), and then, only if any assets remain, to holders of Series C Beneficial Interests.

                     Class E is impaired and the holders of Claims in Class E are entitled to vote to accept or reject the Plan.

           6. Noteholder Claims (Class F).

                     The Claims in this class (the Noteholder Claims) total $1,036,312,500 and are based on amounts WPSTV owes under the following instruments and agreements:

 -------------------------------------------------------- ------------------------------------
                   Issue and Indenture                            Outstanding Principal
 -------------------------------------------------------- ------------------------------------
 7-7/8% senior unsecured notes due 2005                                $525,000,000
 ----- -------------------------------------------------- ------------------------------------
       Indenture, dated as of June 9, 1998, between
       WestPoint Stevens Inc. and HSBC Bank USA (as
       successor to The Bank of New York), as Trustee.
 -------------------------------------------------------- ------------------------------------
 7-7/8% senior unsecured notes due 2008                                $475,000,000
 ----- -------------------------------------------------- ------------------------------------
       Indenture, dated as of June 9, 1998, between
       WestPoint Stevens Inc. and HSBC Bank USA (as
       successor to The Bank of New York), as Trustee.
 -------------------------------------------------------- ------------------------------------
                                         Total Principal              $1,000,000,000
 -------------------------------------------------------- ------------------------------------
                     Plus: Accrued Pre-Petition Interest               $36,312,500
 -------------------------------------------------------- ------------------------------------

 -------------------------------------------------------- ------------------------------------
                                                   Total             $1,036,312,500.
 -------------------------------------------------------- ------------------------------------

                     Holders of Noteholder Claims (Class F), General Unsecured Claims (Class E) that are Allowed by the Bankruptcy Court, and Class G (PBGC Claims) will share, on a pro rata basis, (i) any portion of the Sale Proceeds remaining after payment in full of all Claims arising under the First Lien Lender Agreement (Class C), the Second Lien Lender Agreement (Class D), and all priority and Administrative Expense Claims, and (ii) the Series C Beneficial Interests.

                     Series C Beneficial Interests will be distributed only if the value of the Liquidating Trust Assets exceeds the amount of any superpriority Administrative Expense Claim awarded to the holders of the Second Lien Lender Claims. Distribution of the Liquidating Trust Assets will be made first to holders of Series A Beneficial Interests (superpriority Administrative Expense Claims) and then to holders of Series B Beneficial Interests (unpaid priority and Administrative Expense Claims), and then, only if any assets remain, to holders of Series C Beneficial Interests. The Sale Proceeds, to the extent available, will be distributed in the following order: (i) Cash, until all Cash has been distributed, (ii) stock, until all stock has been distributed, and (iii) rights, until all rights have been distributed.

                     Class F is impaired and the holders of Claims in Class F are entitled to vote to accept or reject the Plan.

           7. PBGC Claims (Class G).

                     Class G consists of Claims arising out of the Debtors' termination of their defined benefit pension plan. The PBGC has asserted Claims of $214,000,000. Under Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA"), the PBGC guarantees the payment of certain pension benefits upon the termination of a single employer pension plan covered by Title IV. Upon termination of a pension plan, an employer and each member of its control group become jointly and severally liable to the PBGC for the total amount of the pension plan's underfunded benefit liabilities.

                     Holders of PBGC Claims (Class G), General Unsecured Claims (Class E) that are Allowed by the Bankruptcy Court and holders of Claims in Class F (Noteholder Claims) will share, on a pro rata basis, (i) any portion of the Sale Proceeds remaining after payment in full of all Claims arising under the First Lien Lender Agreement (Class C), the Second Lien Lender Agreement (Class D), and all priority and Administrative Expense Claims, and (ii) the Series C Beneficial Interests. The Sale Proceeds, to the extent available, will be distributed in the following order: (i) Cash, until all Cash has been distributed, (ii) stock, until all stock has been distributed, and (iii) rights, until all rights have been distributed.

                     Series C Beneficial Interests will be distributed only if the value of the Liquidating Trust Assets exceeds the amount of any superpriority Administrative Expense Claim awarded to the holders of the Second Lien Lender Claims. Distribution of the Liquidating Trust Assets will be made first to holders of Series A Beneficial Interests (superpriority Administrative

Expense Claims) and then to holders of Series B Beneficial Interests (unpaid priority and Administrative Expense Claims), and then, only if any assets remain, to holders of Series C Beneficial Interests.

                     Class G is impaired and holders of Claims in Class G are entitled to vote to accept or reject the Plan.

           8. Litigation Claims (Class H).

                     Class H consists of the Litigation Claims against WestPoint. All Litigation Claims not previously Allowed by Final Order are Disputed Claims. At such time as a Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall distribute to the holder of such Claim such holder's pro rata share of the property distributable with respect to the Class in which such Claim belongs.

           9. Intercompany Claims of the Debtors (Class I).

                     Class I consists of the Intercompany Claims of WestPoint's subsidiaries against WestPoint. Unless the Debtors determine otherwise, the Intercompany Claims will be eliminated and discharged by offset, the distribution, cancellation, or contribution of such Claim, or otherwise, as determined by the Debtors. These Intercompany Claims will not receive any of the property distributed to other claimholders under the Plan. The Debtors holding such Claims will vote to accept the Plan.

           10. Securities Litigation Claims (Class J).

                     Class J consists of all Claims under the securities laws that have been or could have been asserted against WPSTV or any of the other Debtors. Claims under the securities laws include Claims arising from rescission of a purchase or sale of a security of any of the Debtors or for damages for the purchase or sale of such a security. Such Claims also include any Claims for reimbursement or contribution in connection with such Claims for rescission or damages. Securities of the Debtors include any note, bond, debenture, or share of preferred or common stock, whether or not outstanding on the Petition Date. The only Claims in this class of which the Debtors are aware are three Claims filed in connection with the Geller Action (for more information on the Geller Action see section V.D.1. below). As further described below, each of these Claims is subject to the class action settlement approved by the Bankruptcy Court on October 28, 2004 and the United States District Court for the District of Georgia on November 16, 2004.

                     Section 510(b) of the Bankruptcy Code subordinates all the Claims in this class to the Claims represented by the underlying securities. The holders of Security Litigation Claims shall receive no distribution of property under the Plan and are deemed to reject the Plan.

           11. Punitive Damage Claims (Class K).

                     Class K consists of any Claim against any of the Debtors for any fine, penalty, forfeiture, or attorneys' fees (but only to the extent such attorneys' fees are punitive in nature), or for multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, attorneys' fees, or damages is not compensation for actual pecuniary loss suffered by the holder of such Claim and not statutorily prescribed. In general, punitive or exemplary damage Claims are intended to punish or make an example of a wrongdoer. However, in the context of an insolvent entity, such as the Debtors, the enforcement of punitive Claims would have the effect of punishing unsecured creditors by diluting the ultimate recovery to all unsecured creditors. Moreover, punitive and exemplary damage Claims differ significantly from other General Unsecured Claims which are based upon pecuniary losses. For these reasons, such Claims have been classified separately from other unsecured Claims. The Debtors do not believe that there will be any Allowed Claims in this class. However, several proofs of claim may have been filed concerning personal injury or wrongful death Claims that include punitive or exemplary damage amounts and this class has been included in the Plan for completeness.

                     To the extent there are any Allowed Claims in this class, they are subordinated to the Claims in other classes. No property will be distributed to the holders of any Allowed Claims in this class from the Debtors' estates. Solely to the extent these Claims are covered by applicable insurance policies, and such insurance is permitted under state law, holders of Allowed Claims in this class shall receive insurance proceeds.

                     Holders of punitive damage Claims in this class will receive no distribution under the Plan and are deemed to reject the Plan.

           12. Equity Interests (Class L).

                     Class L consists of all Equity Interests in WPSTV represented by WPSTV's outstanding common stock and rights to acquire common stock or other equity securities of WPSTV. The holders of Equity Interests in this class will receive no distribution under the Plan. Class L is deemed to reject the Plan.

C.         ADMINISTRATIVE EXPENSES

                     In order to confirm the Plan, Allowed Administrative Expense Claims and Allowed Priority Tax Claims must be paid in full or in a manner otherwise agreeable to the holders of such Claims. Administrative expenses are the actual and necessary costs and expenses of the Debtors' chapter 11 cases. Those expenses include, but are not limited to, postpetition salaries and other benefits for employees, postpetition rent for facilities and offices, amounts owed to vendors providing goods and services during the chapter 11 cases, tax obligations incurred after the commencement of the chapter 11 cases, including interest, if applicable, under relevant state law, and certain statutory fees and expenses. Other administrative expenses include the actual, reasonable, and necessary professional fees and expenses of the professionals retained by the Debtors and the Creditors Committee, the obligations outstanding under the DIP Credit Agreement, and personal injury claims, tort claims or other similar Litigation Claims arising after the Commencement Date, once liquidated, to the extent not covered by insurance. Postpetition personal injury claims covered by insurance, once liquidated, will be paid in the ordinary course of the Debtors' business.

                     Administrative Expense Claims will either (i) be paid on the Effective Date in full and in Cash (or otherwise provided for), (ii) be paid in some other form agreeable to the holder of such Administrative Expense Claim,
(iii) be assumed by the Purchaser and paid in the normal course of the Debtors' ongoing business operations, or (iv) remain as Administrative Expense Claims against the Debtors' estates. In general, Administrative Expense Claims that remain against the Debtors' estates (the Non-Assumed Administrative Expense Claims) are those Claims that are not critical to the ongoing operation of the Debtors' business operations.

                     If insufficient funds exist to pay Non-Assumed Administrative Expense Claims in full (or in such amounts as agreed with the holders of such Claims), the Debtors intend to use Cash available, Sale Proceeds not otherwise distributed to holders of Claims in Class C and Class D, and Series B Beneficial Interests to make a pro rata distribution to holders of Non-Assumed Administrative Expense Claims.

                     It is likely that the Non-Assumed Administrative Expense Claims will receive little, if any, recovery under the Plan. However, if the Plan is not confirmed, it is certain that such Claims will receive no recovery. The failure to object to confirmation of the Plan by a holder of a Non-Assumed Administrative Expense Claim prior to any deadline set by the Bankruptcy Court shall be deemed to be such holder's consent and agreement to receive a treatment for such Claim that is different from that set forth in section 1129(a)(9) of the Bankruptcy Code, which otherwise requires payment in full.

           1. Paid or Provided for On the Effective Date.

                     Administrative Expense Claims that will be paid in full and in Cash on the Effective Date include all outstanding balances under the DIP Credit Agreement. Outstanding letters of credit under the DIP Credit Agreement will be backstopped with substitute letters of credit arranged by the Purchaser or cash collateralized. The Debtors estimate that Claims under the DIP Credit Agreement will be approximately $110,000,000 as of August 31, 2005. Unpaid professional fees (see description in section II.C.3(b)) up to an aggregate amount of $5,000,000 will be included in this category. This category also includes any Priority Tax Claims (see description in section II.D) secured by the Collateral.

           2. Assumed Administrative Expense Claims.

                     Based on the proposals received as of the date hereof, the Assumed Administrative Expense Claims to be assumed by the Purchaser in accordance with the terms of the APA include normal trade payables, accrued salaries, and vacation time. Such Claims will be paid by the Purchaser in the ordinary course of its business operations. The holders of such Claims will have recourse only to the Purchaser and neither the Debtors, their estates, nor their respective properties shall be subject to any such Claims.

           3. Non-Assumed Administrative Expense Claims.

                     In general, Non-Assumed Administrative Expense Claims include Claims that the Purchaser has determined are not critical to the Debtors' ongoing business operations. Such Claims may include reimbursement of unpaid professional fees in excess of $5,000,000.

                     (a) Payments to Employees

                     The Bankruptcy Court has approved retention programs for key employees of the Debtors (the "KERP"). Under the KERP, approximately $22.8 million in incentive payments have accrued since the third quarter of 2003 of which approximately $12.5 million has been paid to employees. Pursuant to the order of the Bankruptcy Court authorizing the KERP, the Debtors are withholding 50% of payments for incentive bonuses until confirmation of a plan. The Debtors estimate that an additional $9.39 million under the KERP remains accrued but unpaid.

                     Pursuant to an agreement reached between the Debtors and the First Lien Lenders in connection with the extension of the KERP, the Debtors' management agreed to establish an escrow account to hold the payments due to the members of Group 1A (as defined by the KERP) until confirmation of a plan. As of May 31, 2005, $960,330 is being held in that escrow account for the benefit of Group 1A employees. This amount is to be paid to Group 1A employees upon confirmation of a chapter 11 plan.

                     (b) Compensation and Reimbursement Claims.

                     As of January 31, 2005, the Debtors have paid the various professionals in their chapter 11 cases an aggregate of approximately $37.3 million since the Commencement Date. The Debtors estimate that various professionals will file fee applications relating to periods subsequent to May 31, 2005 for approximately $6.3 million, assuming the effective date of the Plan is August 31, 2005.

                     Pursuant to that certain Administrative Order For Interim Compensation and Reimbursement of Expenses of Chapter 11 Professionals, dated June 18, 2003 (the "Interim Compensation Order"), the Debtors were instructed to withhold, for all professionals other than Rothschild, 20% of each professionals' monthly fees until the end of the chapter 11 cases (the "Holdback"). The Debtors may seek authority from the Bankruptcy Court to pay part or all of the Holdback prior to confirmation of the Plan. In the event the Debtors do not seek prior Bankruptcy Court approval, then, in connection with confirmation of a plan, the Debtors professionals and the professionals retained by the Creditors Committee, will file final fee applications requesting approval and payment of the Holdback. The Debtors currently estimate that the Holdback outstanding is in the amount of $3,474,146 as of April 30, 2005. Pursuant to that certain Interim Order Authorizing the Retention of Rothschild Inc. as Investment Banker and Financial Advisor for the Debtors, which became a Final Order on June 18, 2003, in addition to its monthly fee, Rothschild is entitled to a completion fee of $6,000,000 upon the consummation of a restructuring transaction. Fifty percent (50%) of Rothschild's monthly fee (above the first $300,000) is to be credited against the completion fee. The Debtors estimate that, as of May 31, 2005, the amount of the completion fee has been reduced to $3,750,000.

                     Allowed compensation and reimbursement Claims ("Compensation and Reimbursement Claims") relating to compensation of professionals retained by the Debtors or the Creditors Committee, or for the reimbursement of expenses for certain members of the Creditors Committee, unless otherwise agreed by the claimant, will be paid on the later of the Effective Date and the date on which an order allowing such Compensation and Reimbursement Claim is entered.

                     Pursuant to the Final DIP Order and the Adequate Protection Order, the Debtors have established a $5,000,000 Carve-Out Reserve (as such term is defined therein) to provide funds for the payment of final professional fees. The Compensation and Reimbursement Claims will first be satisfied from the proceeds of the Carve-Out Reserve. Any remaining portion will be a Non-Assumed Administrative Expense Claim.

D.         PRIORITY TAX CLAIMS

                     Tax Claims described in section 507(a)(8) of the Bankruptcy Code (generally, unsecured income, property, wage, or excise taxes) are also entitled to priority under the Bankruptcy Code and, if assumed by the Purchaser, will be paid either in full on the later of the Effective Date and the first business day after the date that is thirty (30) days after the date such Claim becomes Allowed, or equal annual Cash payments, together with interest at a fixed annual rate of six percent (6%) over a period not exceeding six (6) years from the date of assessment of the tax. It is anticipated that the Purchaser will assume those taxes which are treated as held by the Debtors in trust for the relevant taxing authority and those taxes for which the Debtors' officers, directors, or employees could have potential personal liability were they to remain unpaid. If such Claims are not assumed by the Purchaser, the Debtors intend to use Cash and Sale Proceeds not otherwise distributed to holders of Claims in Class C and Class D and holders of Non-Assumed Administrative Expense Claims (described above) and Series B Beneficial Interests not otherwise distributed to holders of Non-Assumed Administrative Expense Claims and holders of Claims in Class A to make a pro rata distribution to holders of Priority Tax Claims.

                     To the extent the Priority Tax Claims are not assumed by the Purchaser under the APA, it is likely that such Claims will receive little, if any, recovery under the Plan. However, if the Plan is not confirmed, it is certain that such Claims will receive no recovery. The failure to object to confirmation of the Plan by a holder of a Priority Tax Claim prior to any deadline set by the Bankruptcy Court shall be deemed to be such holder's consent and agreement to receive treatment for such Claim that is different from that set forth in section 1129(a)(9) of the Bankruptcy Code, which otherwise requires payment in full.

                     Taxes secured by valid liens on the Collateral are not affected by the Plan and will be paid or otherwise assumed as described in section II.C.1. above.

E.         TORT CLAIMS

                     Personal injury claims, tort claims, or other similar Litigation Claims arising after the Commencement Date are not subject to the discharge injunction and may be liquidated in the ordinary course of business without further order of the Bankruptcy Court. Personal injury claimants, tort claimants, or other similar litigation claimants whose Claims arose after the Commencement Date shall not be required to file an application for payment of an administrative expense and shall not be subject to any deadline to file applications for payment of administrative expenses.

F.         RESERVATION OF "CRAM DOWN" RIGHTS

                     The Bankruptcy Code permits the Bankruptcy Court to confirm a chapter 11 plan over the dissent of any class of claims or equity interests as long as the standards in section 1129(b) are met. This power to confirm a plan over dissenting classes - often referred to as "cram down" - is an important part of the reorganization process. It assures that no single group (or multiple groups) of claims or interests can block a restructuring that otherwise meets the requirements of the Bankruptcy Code and is in the interests of the other constituents in the case.

                     The Debtors each reserve the right to seek confirmation of the Plan, notwithstanding the rejection of the Plan by any class entitled to vote. In the event a class votes to reject the Plan, the Debtors will request the Bankruptcy Court to rule that the Plan meets the requirements specified in section 1129(b) of the Bankruptcy Code with respect to such class. The Debtors will also seek such a ruling with respect to each class that is deemed to reject the Plan.

                                      III.

                       VOTING PROCEDURES AND REQUIREMENTS

                     Detailed voting instructions are provided with the ballot accompanying this Disclosure Statement. For purposes of the Plan, the following classes are the only ones entitled to vote.

                     CLASS                    DESCRIPTION
              ------------------------------------------------------------
                       A                      Priority Non-Tax Claims
                       B                      Other Secured Claims
                       C                      First Lien Lender Claims
                       D                      Second Lien Lender Claims
                       E                      General Unsecured Claims
                       F                      Noteholder Claims
                       G                      PBGC Claims
                       I                      Intercompany Claims

If your Claim is not in one of these classes, you are not entitled to vote on the Plan and you will not receive a ballot with this Disclosure Statement. If your Claim is in one of these classes, you should read your ballot and follow the listed instructions carefully. Please use only the ballot that accompanies this Disclosure Statement.

--------------------------------------------------------------------------------
IF YOU HAVE ANY QUESTIONS CONCERNING THE BALLOT, YOU MAY CONTACT THE VOTING AGENT AT THE TELEPHONE NUMBER BELOW:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FOR VOTING CLASSES A, B, C, D, E, AND G: (646) 282-2500

FOR VOTING CLASS F:  (646) 282-1800
--------------------------------------------------------------------------------

A.         VOTE REQUIRED FOR ACCEPTANCE BY A CLASS

                     Under the Bankruptcy Code, acceptance of a Plan by a class of claims is determined by calculating the number and the amount of claims voting to accept, based on the actual total Allowed claims voting. Acceptance requires an affirmative vote of more than one-half of the total Allowed claims voting and two-thirds in amount of the total Allowed claims voting.

B.         CLASSES NOT ENTITLED TO VOTE

                     Under the Bankruptcy Code, creditors are not entitled to vote if their contractual rights are unimpaired by the Plan. In addition, classes of Claims or Equity Interests that are not entitled to receive property under the Plan are deemed not to have accepted the Plan. Based on this standard, for example, the holders of Intercompany Claims, Securities Litigation Claims, and Punitive Damage Claims are not receiving any property and are therefore deemed to have rejected the Plan. Similarly, stockholders of WPSTV are not entitled to vote because they are not receiving any property under the Plan. Stockholders are deemed to have rejected the Plan. For a summary of the classes entitled to vote, see the charts in sections II.A and III.

C.         VOTING

                     In order for your vote to be counted, your vote must be actually RECEIVED by the Voting Agent at the following address before the Voting Deadline of 5:00 p.m., Eastern Time, on August 5, 2005:

               --------------------------------------------------------------
                     VOTING AGENT:

                     FOR VOTING CLASSES A, B, C, D, E, AND G:

                     Bankruptcy Services, LLC
                     757 Third Avenue
                     3rd Floor
                     New York, NY 10017
                     (Attn:  WestPoint Stevens Inc.)


                     FOR VOTING CLASS F:

                     Financial Balloting Group LLC
                     757 Third Avenue

                     3rd Floor
                     New York, NY 10017
                     (Attn:  WestPoint Stevens Inc.)
               --------------------------------------------------------------

                     If the instructions on your ballot require you to return the ballot to your bank, broker, or other nominee, or to their agent, you must deliver your ballot to them in sufficient time for them to process it and return it to the Voting Agent before the Voting Deadline. If a ballot is damaged or lost, you may contact the Debtors' Voting Agent at the number set forth above. Any ballot that is executed and returned but which does not indicate an acceptance or rejection of the Plan may not be counted.

                                      IV.

                       PROJECTIONS AND VALUATION ANALYSIS

A.         INTRODUCTION

                     This section includes projections for NewCo (as successor to the Debtors) and an estimate of a going concern valuation for the Debtors, based on information available at the time of the preparation of this Disclosure Statement.

                     The projections assume an Effective Date of August 31, 2005, with Allowed Claims treated in accordance with the provisions set forth in the Plan. Expenses incurred as a result of the reorganization cases are assumed to be paid on the Effective Date. If the sale proposed in the Plan does not occur as currently scheduled, additional Administrative Expense Claims will be incurred until such time as a plan of reorganization is confirmed and becomes effective. These Administrative Expense Claims could significantly impact the Debtors' cash flows.

                     It is important to note that the projections and estimates of values described below may differ from actual performance and are highly dependent on significant assumptions concerning the future operations of these businesses. These assumptions include the growth of certain lines of business, labor and other operating costs, inflation, and the level of investment required for capital expenditures and working capital Please refer to section X, below, for a discussion of many of the factors that could have a material effect on the information provided in this section.

                     The estimates of value are not intended to reflect the values that may be attainable in public or private markets. They also are not intended to be appraisals or reflect the value that may be realized if assets are sold.

B.         PROJECTIONS

                     A copy of NewCo's pro forma balance sheet and projected financial performance will be filed with the Bankruptcy Court prior to the Disclosure Statement Hearing.

C.         GOING CONCERN VALUATION

                     A copy of the Debtors' going concern valuation will be filed with the Bankruptcy Court prior to the Disclosure Statement Hearing.

                                       V.

                 BUSINESS DESCRIPTION AND REASONS FOR CHAPTER 11

A.         THE DEBTORS' BUSINESSES

                     WestPoint is a leading manufacturer, marketer and distributor of an extensive range of bed and bath products ("Home Fashions"), which include bath rugs, bath towels, bedspreads, comforters and duvet covers, decorative throw pillows, sheets, pillowcases and blankets. For almost 200 years, WestPoint has been bringing quality, comfort and style to American homes. WestPoint's family tree includes three of the most famous textile makers of the past - J.P. Stevens & Co., Inc., Pepperell Manufacturing Company, and West Point Manufacturing Company.

                     WestPoint's products are marketed through leading department stores, mass merchants, specialty stores, and institutional channels located throughout the United States as well as in Australia, Canada, Mexico, the Middle East, and the Far East. WestPoint also owns or leases 34 of its own stores from which it sells its products directly to the consumer. As of the Commencement Date, WestPoint employed approximately 14,600 employees. As of May 31, 2005, WestPoint employs approximately 9,730 employees. Management is aware of the growing need for an international presence in the home textiles market. Low cost labor and manufacturing overseas has severely impacted the domestic textile markets. In addition to a domestic rationalization, the Debtors are continuing to explore opportunities to move considerable operations overseas to take advantage of these cost savings.

                     WestPoint operates an extensive network of manufacturing and distribution facilities located in Alabama, Florida, Georgia, Maine, North Carolina, and South Carolina, and uses its New York office as the principal showroom for its extensive line of Home Fashions. WestPoint has one of the largest market shares in both the domestic sheet and pillowcase market and the domestic bath market. As a result of the acquisition of the Chatham Consumer Products Division of CM Industries in January 2001, WestPoint now has the largest market share in domestic blankets. As of March 31, 2005, WestPoint's assets and liabilities, as reflected in its unaudited consolidated financial statements, were $1,020,346 and $2,125,933, respectively.

                     As of the Commencement Date, WestPoint had approximately 49,897,409 shares of common stock outstanding. As of April 20, 2005, there were approximately 3,700 registered holders. WestPoint's common shares were traded on the New York Stock Exchange until January 30, 2003, and then were traded on the Over the Counter Bulletin Board under the ticker symbol "WSPTQ.OB" and subsequently under the ticker symbol "WSPQE.OB" until May 6, 2005. WestPoint's common shares are currently eligible for trade reporting on the Automated Confirmation Transaction Service ("ACT") under the ticker symbol "WSPTO.PK" effective May 9, 2005. WPSTV's common shares have most recently closed at a price of $0.01 per share.

                     The following is a brief description of WestPoint's operations. Additional detail on WestPoint's operations and businesses can be found in its Form 10-K for the year ended December 31, 2003, which was filed by WPSTV with the Securities and Exchange Commission on March 15, 2004, the quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004 which were filed by WPSTV on May 10, 2004, August 9, 2004, and November 9, 2004, respectively, WPSTV's 2004 Annual Review annexed hereto as Exhibit "B", which includes its unaudited financial statements for the fiscal year ended December 31, 2004, and WPSTV's unaudited financial statements for the quarter ended March 31, 2005, annexed hereto as Exhibit "C." Copies of the SEC filings may be obtained over the internet at www.sec.gov or on the Company's website at www.westpointstevens.com. The Debtors' monthly operating reports are available on the Bankruptcy Court's Electronic Case Filing System which can be found at www.nysb.uscourts.gov, the official website for the Bankruptcy Court.

           1. Products.

                     WestPoint markets a broad range of manufactured and sourced bed, bath and basic bedding products.

"Bed and Bath Products" include:

bath accessories;
bath rugs;
bath towels;
beach towels;
bedskirts;
bedspreads;
comforters and duvet covers;
decorative throw pillows;
drapes and valances;

quilts;
sheets and pillowcases;
shower curtains; and
table covers.

"Basic Bedding Products" include:

bed pillows;
flocked blankets;
mattress pads;
natural fill pillows, comforters and featherbeds;
woven blankets and throws; and
heated blankets and mattress pads.

                     WestPoint's products are made from a variety of fabrics, such as chambray, twill, sateen, flannel, linen, cotton, and cotton blends and are available in a wide assortment of colors and patterns. WestPoint has positioned itself as a single-source supplier to retailers of bed and bath products, offering a broad assortment of products across multiple price points. Such product and price point breadth allows WestPoint to provide a comprehensive product offering for each major distribution channel.

           2. Trademarks and Licenses.

                     WestPoint's products are marketed under well-known and firmly established trademarks, brand names, and private labels. WestPoint uses trademarks, brand names, and private labels as merchandising tools to assist its customers in coordinating their product offerings and differentiating their products from those of their competitors. Registered trademarks include ATELIER MARTEX(R), CHATHAM(R), GRAND PATRICIAN(R), MARTEX(R), PATRICIAN(R), UTICA(R), STEVENS(R), LADY PEPPERELL(R), BABY MARTEX(R), SEDUCTION(R), and VELLUX(R). In 2004, WestPoint recognized $2.0 million in revenues for licensing its trademarks to third party manufacturers who produced complementary Home Fashion products. In addition, products are manufactured and sold pursuant to licensing agreements under designer and brand names that include, among others, Ralph Lauren Home, Disney Home, Charisma, and Glynda Turley. A portion of WestPoint's sales are derived from licensed designer brands. The license agreements for WestPoint's designer brands generally are for a term of two or three years. Some of the licenses are automatically renewable for additional periods, provided that certain sales thresholds set forth in the license agreements are met. No single license has accounted for more than 13.5% of WestPoint's total sales volume during any of the five fiscal years ending on December 31, 2004. The loss of a significant license could have an adverse effect upon the Company's business, which effect could be material. The licensing agreements with fixed expiration dates are: Ralph Lauren Home, December 31, 2005 (the parties are currently negotiating the terms of a new agreement to run through December 31, 2008); Glynda Turley, December 31, 2005; Charisma, March 31, 2010; and Disney Home, December 31, 2005.

           3. Marketing.

                     WestPoint is committed to developing and maintaining integral relationships with its customers through "Strategic Partnering," a program designed to improve customers' operating results by leveraging WestPoint's merchandising, manufacturing, and inventory management skills. "Strategic Partnering" includes Electronic Data Interchange ("EDI") direct electronic entry systems, "Quick Response" and "Vendor Managed Inventory" customer delivery programs, and point-of-sale processing. WestPoint incorporates Strategic Partnering into its planning, manufacturing, and shipping systems in order to enable it to efficiently and economically anticipate and respond to customers' inventory requirements. As a result, WestPoint is better able to plan and forecast its own production and inventory requirements. Sales and marketing of WestPoint's Home Fashion products are conducted through a recently enhanced organizational format consisting of divisions for Bed and Bath Products and Basic Bedding Products, each with supporting domestic sales, marketing, and merchandising teams and international sales and marketing teams. Distribution specific teams focused on targeted key accounts are linked with product management, operations, customer service, and distribution to service each segment of retail.

                     WestPoint works closely with its major customers to assist them in merchandising and promoting its products to consumers. In addition, WestPoint periodically meets with its customers in an effort to maximize product exposure and sales, and to jointly develop merchandise assortments and plan promotional events specifically tailored to the customer. WestPoint provides merchandising assistance with store layouts, fixture designs, advertising, and point-of-sale displays. A national consumer and trade advertising campaign and comprehensive internet website have served to enhance brand recognition. WestPoint also provides its customers with suggested customized advertising materials designed to increase its product sales. A heightened focus on consumer research provides needed products on a continual basis.

                     Approximately 87% of WestPoint's total sales in 2004 were made to retail establishments in the United States, including catalog retailers, chain and department stores, mass merchants, specialty bed and bath stores, warehouse clubs, and WestPoint Stores. Finished products are distributed to retailers directly from WestPoint's plants. The majority of the remaining portion of WestPoint's sales of Home Fashion products are through the institutional channel, which includes hospitality and healthcare establishments, as well as laundry supply businesses. In addition to domestic sales, WestPoint distributes its Home Fashion products for eventual sale to certain foreign markets, principally Australia, Canada, Mexico, Central and South America, the Middle East, and the Far East. International operations accounted for approximately 3% of WestPoint's total revenues in 2004.

           4. Customers.

                     WestPoint is always pursuing strategic relationships with key merchandisers. An important component of WestPoint's strategy is to increase its share of shelf and floor space by strengthening its partnership with its customers. WestPoint is working closely with retailers and is sharing information and business practices with them to improve service and achieve higher profitability for both the retailer and WestPoint.

                     WestPoint's Home Fashion products are sold to catalog retailers, chain stores, mass merchants, department stores, specialty stores, warehouse clubs, and its own retail stores. WestPoint's six largest customers in 2004, Federated Department Stores, Inc., J.C. Penney Company, Inc., Kmart Corporation, Sears Roebuck & Co., Inc., Target Corporation, and Wal-Mart Stores, Inc. accounted for approximately 51% of the net sales of WestPoint during the fiscal year ended December 31, 2004. In 2004, sales to Target Corporation and Wal-Mart Stores, Inc. were 13% and 14%, respectively, of the net sales of WestPoint. Each of such customers has purchased goods from WestPoint in each of the last 10 years. Representatives of Target Corporation and J.C. Penney Company, Inc. have indicated that they intend to significantly increase their direct sourcing of home fashion products from foreign sources. A loss of any of the largest accounts (or a material portion of any thereof) would have an adverse effect upon WestPoint's business, which effect could be material.

           5. Manufacturing.

                     WestPoint currently uses the latest manufacturing and distribution equipment and technologies in its mills. Management therefore believes WestPoint is one of the most efficient manufacturers in the home fashions industry. Over the five years ended December 31, 2004, WestPoint has spent approximately $220 million to modernize its manufacturing and distribution systems. The capital expenditures have been used to, among other things, replace projectile looms with faster, more efficient air jet looms and further automate WestPoint's cut and sew operations. Air jet looms produce at higher speeds than projectile looms, yielding fewer defects, requiring less maintenance, and providing cleaner and safer working environments. Using air jet technology, compressed air propels the filling yarn at high speeds, with robotics handling the cutting and tucking of the filling yarn. WestPoint (including its subsidiaries) operates approximately 18 facilities. These facilities are located primarily in the Southeastern United States.

           6. Sourcing.

                     WestPoint has had a long-standing history of domestic and international sourcing of selected component products such as specialty yarns and specialty greige sheeting fabric for use in domestic production of Home Fashion products. Today, WestPoint views sourcing as a means to drive business growth and improve profitability by providing products and services that accelerate product and packaging innovation resulting in a competitive market advantage. In 2004, WestPoint imported both component and finished products from 22 countries and has established strong relationships in several key export countries including China, India, and Pakistan. To accelerate speed to market and improve customer service, WestPoint successfully implemented third party logistics operations on the East Coast. WestPoint continues to increase the number of vendors and sourced product categories and estimates that sales from sourced products accounted for roughly 29% of WestPoint's sales in 2004. Through global sourcing operations, the categories of product offerings by WestPoint to its customers has been significantly expanded to increase focus on high growth product categories such as bath accessories, rugs and quilts.

                     WestPoint's policy on sourcing prohibits the purchase of merchandise that is produced in whole or in part by indentured, prison, or illegal immigrant or child labor. WestPoint requires that vendors certify the locations used for the production of products it purchases and that the vendors submit to compliance inspections from WestPoint or its representatives to ensure that WestPoint does not do business with suppliers who violate human rights.

           7. Raw Materials.

                     The principal raw materials used in the manufacture of Home Fashions products are cotton of various grades and staple lengths, polyester, and nylon in staple and filament form. Cotton, polyester, and nylon presently are available from several sources in quantities sufficient to meet WestPoint's requirements. WestPoint is not dependent upon any one supplier as a source of raw materials. Since cotton is an agricultural product, its supply and quality are subject to weather patterns, disease, and other factors. The price of cotton is also influenced by supply and demand considerations, both domestically and worldwide, and by the cost of polyester. Although WestPoint has always been able to acquire sufficient quantities of cotton for its operations in the past, any shortage in the cotton supply by reason of weather, disease, or other factors could adversely affect WestPoint's operations. The price of man-made fibers, such as polyester and nylon, is influenced by demand, manufacturing capacity and costs, petroleum prices, cotton prices, and the cost of polymers used in producing man-made fibers. Any significant prolonged petrochemical shortages could significantly affect the availability of man-made fibers and cause a substantial increase in demand for cotton, resulting in decreased availability and, possibly, increased price. WestPoint also purchases substantial quantities of dyes and chemicals. Dyes and chemicals have been, and are expected to continue to be, available in sufficient supply from a wide variety of sources.

           8. Seasonality; Cyclicality; Inventory.

                     Traditionally, the home fashions industry has been seasonal, with peak sales in the fall. In accordance with industry practice, WestPoint increases its Home Fashions' inventory levels during the first six months of the year to meet customer demands for the fall peak season. WestPoint's commitment to EDI, Quick Response, and Vendor Managed Inventory, however, has facilitated a more even distribution of products throughout the calendar year and reduced some of the need to stockpile inventory to meet peak season demands. WestPoint's increased emphasis on sourcing of products is anticipated to increase the inventory cycle times to account for transit time and quick peaks in demand.

                     The home fashions industry is also cyclical. While WestPoint's performance may be negatively affected by downturns in consumer spending, management believes the effects thereof are mitigated by WestPoint's large market shares and broad distribution base.

           9. Competition.

                     The home fashions industry is highly competitive. WestPoint competes on the basis of price, quality, design and customer service, among other factors. In the sheet and towel markets, WestPoint competes primarily with Springs Industries, Inc. In the other bedding and accessories markets, the Company competes with many companies, most of which are much smaller in size than WestPoint. WestPoint has pursued a competitive strategy focused on providing the best fashion, quality, service, and value to its customers and to the ultimate consumer. WestPoint believes that there has been an increase in the sale of imported Home Fashion products in the domestic market and is actively pursuing its own foreign sourcing opportunities to meet the demand for such products. WestPoint believes the level of foreign competition has been increasing. There can be no assurance that foreign competition will not grow to a level that could have an adverse effect upon WestPoint's ability to compete effectively.

           10. Other Operations.

                     WestPoint's operations also include Grifftex Chemicals ("Grifftex") which formulates chemicals primarily used in WestPoint's finishing processes, and WestPoint Stevens Graphics ("Graphics") which prints product packaging and labeling. Neither Grifftex nor Graphics represent a material portion of WestPoint's business.

           11. Environmental Matters.

                     WestPoint is subject to various federal, state, and local environmental laws and regulations governing, among other things, the storage, handling, usage, discharge, and disposal of a variety of hazardous and non-hazardous substances and wastes used in, or resulting from, its operations, including, but not limited to: the Water Pollution Control Act, as amended; the Clean Air Act, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act; and the Comprehensive Environmental Response, Compensation and Liability Act.

                     WestPoint's operations also are governed by laws and regulations relating to employee safety and health, principally the Occupational Safety and Health Act and regulations thereunder which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and regulate chemical, physical and ergonomic hazards in the workplace.

                     Although WestPoint does not expect that compliance with any of the aforementioned laws and regulations will have a material adverse effect on its capital expenditures, earnings, or competitive position in the foreseeable future, there can be no assurances that environmental requirements will not become more stringent in the future or that WestPoint will not incur significant costs in the future to comply with such requirements.

B.         PREPETITION INDEBTEDNESS

                     WestPoint's significant prepetition indebtedness consists of the following:

           1. The First Lien Lender Agreement.

                     The First Lien Lender Agreement consists of that certain Second Amended and Restated Credit Agreement, dated as of June 9, 1998, which is comprised of the Revolving Loans, the Foreign Currency Loan Subfacility, and the Letter of Credit Subfacility in the original aggregate principal amount of $800,000,000, among WPSTV, as Borrower, WestPoint Stevens (UK) Limited and WestPoint Stevens (Europe) Limited, as Foreign Borrowers, the several banks and other financial institutions from time to time parties thereto, Bank of America, N.A., as Issuing Lender, Swingline Lender, and Administrative Agent. As of the Commencement Date, the principal amount due under the First Lien Lender Agreement was $490,688,875, plus accrued interest of approximately $6,287,334 and undrawn letters of credit issued under the First Lien Lender Agreement of approximately $35,190,000.

                     Pursuant to the Adequate Protection Order, as of May 31, 2005, the Debtors' have paid the First Lien Lenders $98,339,491 in adequate protection payments.

           2. The Second-Lien Lender Agreement.

                     The Second-Lien Lender Agreement consists of that certain $165 million Second-Lien Credit Facility, dated as of June 29, 2001, among WPSTV, as Borrower, the banks and other financial institutions from time to time parties thereto, and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as Administrative Agent. As of the Commencement Date, the principal amount due under the Second-Lien Facility was $165,000,000, plus accrued interest of approximately $4,271,918.

                     Pursuant to the Adequate Protection Order, as of May 31, 2005, the Debtors have paid the Second Lien Lenders $56,688,245 in adequate protection payments. In accordance with the agreement reached between the First Lien Lenders and the Second Lien Lenders which was approved by the Bankruptcy Court on August 23, 2004, all adequate protection payments since August 31, 2004, have been paid into an escrow account. Approximately $23,555,215 has been paid into the escrow account. On May 10, 2005, the Second Lien Lender Administrative Agent on behalf of itself and the Second Lien Lenders, filed a motion with the Bankruptcy Court requesting the dissolution of the escrow account, payment of the escrowed amounts to the Second Lien Lenders, and the reinstatement of direct payment of the adequate protection payments to the Second Lien Lenders. Certain of the Second Lien Lenders have joined in the motion. The motion is currently scheduled to be heard by the Bankruptcy Court on June 24, 2005.

           3. The Senior Notes.

                     The senior notes (the "Senior Notes") consist of (i) the 7-7/8 % senior unsecured notes due 2005, issued pursuant to that certain Indenture, dated as of June 9, 1998, between WPSTV and HSBC Bank USA (as successor to The Bank of New York), as Trustee, in the original aggregate principal amount of $525,000,000 and (ii) the 7-7/8 % senior unsecured notes due 2008, issued pursuant to that certain Indenture, dated as of June 9, 1998, between WPSTV and HSBC Bank USA (as successor to The Bank of New York), as Trustee, in the original aggregate principal amount of $475,000,000. The Senior Notes are general unsecured obligations of WPSTV and rank pari passu in right of payment with all existing or future unsubordinated indebtedness of WPSTV and senior in right of payment to all subordinated indebtedness of WPSTV. The Senior Notes bear interest at the rate of 7-7/8% per annum, payable semi-annually on June 15 and December 15 of each year.

C.         EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES

                     The Debtors believe that their financial difficulties are attributable primarily to their overleveraged debt structure and an increase in foreign competition. The domestic textile manufacturing industry is in a state of flux, beset by factors beyond its control. The rapidly increasing ability of foreign textile competitors to deliver product and service that meet the demands of domestic customers has led to the closing and liquidation of many domestic textile manufacturers, the most recent being one of WPSTV's key competitors, Pillowtex (as described above). WPSTV, like many other domestic textile manufacturers, was compelled to commence these chapter 11 cases in order to continue to be able to operate successfully in today's competitive marketplace and reduce its debt burden and de-lever its balance sheet.

                     Commencing in the year 2000, WestPoint undertook a strategic review of its businesses, manufacturing, other facilities, and products and implemented a restructuring plan. In connection therewith, WestPoint closed four plants and terminated over 1,700 employees.

                     On September 20, 2002, WestPoint's board of directors approved additional restructuring initiatives in an effort to increase asset utilization, lower manufacturing costs and increase Cash flow and profitability through reallocation of production assets from bath products to basic bedding products and through rationalization of West Point Stevens Stores Inc. WestPoint also closed its Rosemary, North Carolina, towel finishing facility and 3 retail stores.

                     Despite these initiatives, WestPoint continued to experience financial difficulty related primarily to restrictive covenants under its First Lien Lender Agreement and its existing overleveraged debt structure. WestPoint therefore entered into negotiations with the First Lien Lenders to amend the First Lien Lender Agreement to permit certain restructuring, impairment and other charges and to revise certain financial ratios and minimum EBITDA covenants in its First Lien Lender Agreement.

                     Despite the amendments to its First Lien Lender Agreement, WestPoint continued to experience financial difficulties which led to a default under its First Lien Lender Agreement and Second-Lien Lender Agreement. Effective March 31, 2003, the First Lien Lenders and Second Lien Lenders agreed to amend the First Lien Lender Agreement and Second Lien Lender Agreement and to refrain from exercising any rights or remedies in respect of WestPoint's failure to comply with financial covenants until June 10, 2003.

                     On May 16, 2003, WestPoint's board of directors approved the retention of Rothschild Inc. ("Rothschild"), an independent financial advisor, to evaluate alternatives aimed at reducing WestPoint's existing debt structure and strengthening the balance sheet. After extensive negotiations with the First Lien Lenders and Second Lien Lenders regarding various alternatives, WestPoint's board of directors concluded it would be in the best interests of its creditors and stockholders to effectuate a consensual restructuring under chapter 11 of the Bankruptcy Code. On June 1, 2003, the Debtors commenced the chapter 11 cases.

D.         PENDING LITIGATION AND OTHER PROCEEDINGS

           1. The Geller Action.

                     On October 5, 2001, a purported stockholder class action suit, entitled Norman Geller v. WestPoint Stevens Inc., et al. (the "Geller Action"), was filed against WestPoint and certain of its former officers and directors in the United States District Court for the Northern District of Georgia. The actions were consolidated by Order dated January 25, 2002. Plaintiffs served a Consolidated Amended Complaint (the "Amended Complaint") on March 29, 2002. The Amended Complaint asserted claims against all defendants under ss. 10(b) of the Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and against WestPoint and defendant Holcombe T. Green, Jr. as "controlling persons" under ss. 20(a) of the Exchange Act. The Amended Complaint alleged that, during the putative class period (i.e., February 10, 1999, to October 10, 2000), WestPoint and certain of its officers and directors caused false and misleading statements to be issued regarding, inter alia, alleged overcapacity and excessive inventories of WestPoint's towel-related products and customer demand for such products, and that certain individual defendants wrongfully sold or pledged WestPoint stock at inflated prices for their benefit. The Amended Complaint referred to WestPoint's press releases and quarterly and annual reports on Securities Exchange Commission Forms 10-Q and 10-K, which discuss WestPoint's results and forecasts for the fiscal years 1999 and 2000. The plaintiffs alleged that these press releases and public filings were false and misleading because they failed to disclose that WestPoint allegedly "knew sales would be adversely affected in future quarters and years." The plaintiffs also alleged in general terms that WestPoint materially overstated revenues by making premature shipments of products.

                     WestPoint's insurance carrier reached an agreement to settle the Geller Action at no cost to WestPoint. The settlement was approved by the Bankruptcy Court and received final approval on November 16, 2004 through a fairness hearing before the United States District Court for the Northern District of Georgia.

                     As a result of the settlement, during the second quarter of 2004, WestPoint recorded a liability of $4,250,000 for its legal obligation to fund the settlement and a related receivable of $4,250,000 for the reimbursement from its insurance carrier. The insurance carrier subsequently paid $4,250,000 into the settlement fund.

           2. The Clark Action.

                     On March 11, 2002, a shareholder derivative action, entitled Gordon Clark v. Holcombe T. Green, Jr., et al. (the "Clark Action"), was filed against certain of WestPoint's former directors and officers in the Superior Court of Fulton County, Georgia. The complaint alleged that the named individuals breached their fiduciary duties by acting in bad faith and wasting corporate assets. The complaint also asserted claims under Georgia Code Ann. ss.ss. 14-2-740 to 14-2-747 and 14-2-831. The claims were based on the same or similar facts as were alleged in the Geller Action.

                     The Clark Action was voluntarily dismissed by the plaintiffs on June 28, 2004.

           3. The Hemmer Action.

                     On July 1, 2002, a shareholder derivative action, entitled John Hemmer v. Holcombe T. Green, Jr., et al. (the "Hemmer Action"), was filed against Mr. Green and certain of WestPoint's other current and former directors including Messrs. Hugh M. Chapman, John F. Sorte and Ms. M. Katherine Dwyer in the Court of Chancery in the State of Delaware in and for New Castle County. The Complaint alleged that the named individuals breached their fiduciary duties and knowingly or recklessly failed to exercise oversight responsibilities to ensure the integrity of WestPoint's financial reporting. The complaint also asserted that certain of the named individuals used proprietary WestPoint information in selling or pledging WestPoint stock at inflated prices for their benefit. The claims were based on the same or similar facts as were alleged in the Geller Action.

                     The Hemmer Action was voluntarily dismissed by the plaintiffs on August 25, 2004.

           4. The Pillowtex Action.

                     On March 21, 2002, an Adversary Complaint of Debtors and Debtors in Possession Against WestPoint Stevens Inc. was filed by Pillowtex, Inc., a Delaware corporation, et al., and Pillowtex Corporation, et al., against WestPoint in the United States Bankruptcy Court for the District of Delaware. Pillowtex Corporation and its related and affiliated companies ("Pillowtex") as Debtors and Debtors in Possession alleged breach of a postpetition contract (the "Sale Agreement"), dated January 31, 2001, among Pillowtex, Ralph Lauren Home

Collection, Inc. ("RLH"), and Polo Ralph Lauren Corporation ("PRLC"). Pillowtex alleges that WestPoint refused to perform its purchase obligation under the Sales Agreement and was liable to it for $4,800,000 plus potentially significant other consequential damages. WestPoint believes that the complaint is without merit and intends to contest the action vigorously. The case is currently stayed due to WestPoint's bankruptcy filing.

           5. The Reparation Class Actions.

                     WestPoint has been named as a defendant in three separate purported class action suits seeking reparation for the historic enslavement of African Americans in the United States. Eddlee Bankhead v. Lloyd's of London, et al. was filed on September 3, 2002, in the United States District Court for the Southern District of New York. Timothy Hurdle and Chester Hurdle v. FleetBoston Financial Corporation, et al. was initially filed in the California Superior Court for San Francisco County on September 10, 2002, but has since been removed to the United States District Court for the Northern District of California (San Francisco). Julie Mae Wyatt-Kerwin v. J.P. Morgan Chase was filed January 21, 2003 in the United States District Court for the Southern District of Texas. All three cases have been consolidated with related cases in the U.S. District Court for the Northern District of Illinois. The factual basis for all three suits is the claim that the defendants profited from the slave labor of the plaintiff classes' ancestors prior to 1865 and, specifically, that Pepperell Manufacturing, a predecessor to WestPoint Stevens Inc., utilized cotton from southern planters who in turn purchased finished product to clothe their slaves. The California suit alleges that such practices amount to an "unfair business practice" in violation of the California Business and Professional Code.

                     The purported class includes all descendants of African American slaves. The relief sought includes an accounting, the appointment of an independent historical commission, imposition of a constructive trust, restitution of the value of slave labor and defendants' unjust enrichment, disgorgement of illicit profits and compensatory and punitive damages.

                     On January 26, 2004, the District Court granted defendants' motion to dismiss without prejudice.

           6. Other Legal Issues.

                     WestPoint is subject to various federal, state, and local environmental laws and regulations governing, among other things, the discharge, storage, handling, and disposal of a variety of hazardous and non-hazardous substances and wastes used in or resulting from its operations and potential remediation obligations thereunder. Certain of WestPoint's facilities (including certain facilities no longer owned or utilized by the Company) have been cited or are being investigated with respect to alleged violations of such laws and regulations. The Debtors are cooperating fully with relevant parties and authorities in all such matters. WestPoint believes that it has adequately provided in its financial statements for any expenses and liabilities that may result from such matters. WestPoint also is insured with respect to certain of such matters. WestPoint's operations are governed by laws and regulations relating to employee safety and health which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos, and noise, and regulate chemical and ergonomic hazards in the workplace.

                     Although WestPoint does not expect that compliance with any of such laws and regulations will adversely affect its operations, there can be no assurance that such regulatory requirements will not become more stringent in the future or that WestPoint will not incur significant costs in the future to comply with such requirements.

                                      VI.

                  SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASE

A.         FILING AND FIRST DAY ORDERS

                     On June 1, 2003, the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. On June 3, 2003, the Bankruptcy Court approved certain orders designed to minimize the disruption of the Debtors' business operations and to facilitate their reorganization.

           o Case Administration Orders. These orders: (i) authorized joint administration of the chapter 11 cases; (ii) established interim compensation procedures for professionals (this order was entered on June 18, 2003, following a final hearing); (iii) granted an extension of the time to file the Debtors' schedules and statements; and (iv) approved notice procedures limiting notice on various matters to only affected parties and authorizing the Debtors or their agent, to act as agent for the clerk of the Bankruptcy Court in noticing all matters customarily noticed by the clerk pursuant to the Bankruptcy Code.

           o Payments on Account of Certain Prepetition Claims. The Bankruptcy Court authorized the payment of prepetition:
                      (i) wages, compensation and employee benefits; (ii) sales and use taxes; (iii) Claims of common carriers and warehousemen; and (iv) Claims of critical trade vendors.

           o Business Operations. The Bankruptcy Court authorized the Debtors to: (i) comply with certain license and regulatory agency fee requirements; (ii) continue customer service programs; (iii) continue prepetition premium obligations under workers' compensation insurance and all other insurance policies, and bonds relating thereto; (iv) maintain existing bank accounts and business forms; (v) continue their centralized cash management system; (vi) provide adequate assurance to utility companies and establish procedures for determining requests for additional adequate assurance; and (vii) grant administrative expense status to undisputed obligations arising from the postpetition delivery of goods ordered in the prepetition period and make payment of such Claims in the ordinary course of business.

           o Bankruptcy Matters. The Bankruptcy Court authorized the Debtors to obtain postpetition financing under the DIP Credit Agreement on a superpriority basis for $300 million.

                     On August 28, 2003, the English High Court entered an administration order for the appointment of joint administrators of WestPoint Stevens (Europe) Limited, an indirect European subsidiary of WestPoint, pursuant to section 8 of the United Kingdom's Insolvency Act 1986.(2)

                     This administration order was discharged on August 26, 2004 by the English High Court. Prior to that discharge, joint liquidators were appointed to WestPoint Stevens (Europe) Limited by the creditors of the company. The joint liquidators are continuing to manage the company and expect an initial dividend to be made to creditors in the second quarter of 2005.

                     An application has been made to England Companies House to strike-off the WestPoint subsidiary, WestPoint Stevens (UK) Limited, and the three dormant subsidiaries of WestPoint Stevens (Europe) Limited, from the register of companies in England. This application is still pending.

----------------------
2 The administration of WestPoint Stevens (Europe) Limited was commenced before the provisions of the United Kingdom's Enterprise Act 2002, amending the Insolvency Act 1986, came into force.

B.         APPOINTMENT OF THE CREDITORS COMMITTEE

                     On June 11, 2003, the United States Trustee for the Southern District of New York (the "U.S. Trustee"), pursuant to its authority under section 1102 of the Bankruptcy Code, appointed a Statutory Committee of Creditors (the "Creditors Committee") in these bankruptcy cases.

                     As originally appointed, the Creditors Committee consisted of the following seven members:

            HSBC Bank, USA                                       KOSA
            452 Fifth Avenue                                     Charlotte Park Drive
            New York, NY 10018                                   Charlotte, NC 28217
            Attn: Robert Conrad, Vice President                  Attn: Ernest Pepe, Credit Manager
            Tel: (212) 525-1314                                  Tel: (704) 586-7300

            Imex Discovery Resources, Inc.                       ESL Investments
            d/b/a Imex Vinyl Packaging                           200 Greenwich Avenue
            5311 77 Center Drive                                 Greenwich, CT 06830
            Suite 95                                             Attn: William C. Crowley
            Charlotte, NC 28217
            Attn: Eugene P. Smith, CPA, VP Operations
            Tel: (704) 527-1785

            Fidelity Research & Management Company               GSC Partners
            82 Devonshire Street                                 500 Campus Dr.
            Mailzone E31C                                        Florham Park, NJ 07932
            Boston, MA 02109                                     Attn: Robert A. Hamwee
            Attn: Nathan H. Van Duzer, Esq.                      Tel: (973) 737-1010
            Tel: (617) 392-8129

            Perry Strategic Capital, Inc.
            599 Lexington Avenue
            New York, NY 10022
            Attn: Peter Schweinworth
            Tel: (212) 583-4000

                     Since the appointment of the Creditors Committee, the Debtors have consulted with the Creditors Committee concerning the administration of their chapter 11 cases. The Debtors have kept the Creditors Committee apprised of their business operations and have sought their concurrence with respect to actions and transactions outside of the ordinary course of business. The Creditors Committee has actively participated during the pendency of these chapter 11 cases.

                     The Creditors Committee currently consists of four members. The current chair of the Creditors Committee, other members of the Creditors Committee, and the attorneys and financial advisors retained by the Creditors Committee, are set forth below:

                     MEMBERS OF THE CREDITORS COMMITTEE

                     HSBC Bank, USA                                         Carlisle Investments
                     452 Fifth Avenue                                       Via Parigi 11 Rome, Italy 00185
                     New York, NY 10018                                     Attn: Marco M. Elser
                     Attn: Robert Conrad, Vice President                    Tel: +39-335-628-5555
                     Tel: (212) 525-1314


                                       31

                     Imex Discovery Resources, Inc.
                     d/b/a Imex Vinyl Packaging
                     5311 77 Center Drive
                     Suite 95
                     Charlotte, NC 28217
                     Attn: Eugene P. Smith, CPA, VP Operations
                     Tel: (704) 527-1785

                     Alma and Gabriel Elias & Wholesale Realtors Supply
                     509 Spring Avenue
                     Elkins Park, Pa. 19027
                     Attn: Gabriel Elias
                     Tel: (215) 635-0305

                     The Creditors Committee has retained the following advisors:

                     Attorneys                                             Financial Advisors

                     Stroock & Stroock & Lavan LLP                         Lehman Brothers
                     180 Maiden Lane                                       745 Seventh Ave., 19th Floor
                     New York, NY 10038                                    New York, NY 10019

                                                                           E.J. Bird
                                                                           15 Blazing Star Trail
                                                                           Landrum, SC 29356


C.         DIP CREDIT AGREEMENT

                     The DIP Credit Agreement is the Post-Petition Credit Agreement, dated as of June 2, 2003, among WestPoint and certain of its subsidiaries (collectively, the "Borrowers"), Bank of America, N.A., as Administrative Agent (the "DIP Agent," or "BofA"), Wachovia Bank, National Association, as Syndication Agent ("Wachovia" or the "Syndication Agent"), Bank of America Securities LLC, as Book Manager and Sole Lead Arranger ("BAS") and the lenders from time to time party thereto (collectively, the "DIP Lenders"). The Debtors entered into the DIP Credit Agreement in order to ensure sufficient liquidity to fund the expenses associated with their chapter 11 cases. The DIP Credit Agreement has been amended seven times during the bankruptcy case, pursuant to orders of the Bankruptcy Court. The Seventh Amendment to the DIP Credit Agreement (the "Seventh Amendment") extended the term of the DIP Credit Agreement through the earlier of the consummation of a sale transaction or December 2, 2005.

                     The DIP Lenders agreed to provide a total credit facility of up to $300 million, with a $75 million sublimit for standby and documentary letters of credit. Availability is subject to a borrowing base (which includes, among other things, inventory and receivables) defined as equal, at any date, to
(i) the sum of 85% of Borrowers' eligible accounts plus the lesser of (x) $200 million, (y) 65% of the book value of Borrowers' eligible inventory, or (z) 85% of net orderly liquidation value of Borrowers' eligible inventory, (ii) minus an amount equal to the Carve Out, as defined below, and any past due license fees.

                     The DIP Credit Agreement was in effect for an initial period of one year from June 3, 2003 but Allowed the Debtors to extend on two separate occasions for six months each, if the Borrowers gave 30 days prior written notice to the DIP Agent (the "Renewal Periods"). Notice of additional extensions were given by the Debtors on or about April 28, 2004, and November 1, 2004. Loans outstanding under the DIP Credit Agreement will be required to be repaid upon the Borrowers' receipt of proceeds of the Collateral and on the maturity date. Draws under letters of credit will be repayable on the first business day following each such draw. As described above, pursuant to the Seventh Amendment, the term of the DIP Credit Agreement was extended to the earlier of December 2, 2005 or the consummation of a sale of substantially all of the assets of the Debtors.

                     Claims of the DIP Agent and the DIP Lenders against the Debtors are afforded superpriority administrative expense status in each of the Debtors' chapter 11 bankruptcy cases. That is, they are to be paid before any other obligations of the Debtors, including administrative expenses and other Claims entitled to priority under the Bankruptcy Code. Pursuant to section 2.5 of the Plan, all outstanding obligations under the DIP Credit Agreement will be paid by the Purchaser on the Effective Date, and all outstanding letters of credit issued under the DIP Credit Agreement will either be backstopped with substitute letters of credit arranged by the Purchaser or cash collateralized by the Purchaser.

                     As of June 3, 2005, $63,190,625 has been drawn and remains outstanding under the DIP Credit Agreement. In addition, letters of credit in the approximate aggregate amount of $29,641,229 million have been issued.

                     The DIP Credit Agreement is secured by perfected first priority liens on all unencumbered assets of the Debtors, perfected junior liens on the encumbered assets (other than the encumbered assets subject to priming liens as described below) of the Debtors which are subject to valid perfected liens in existence as of the Commencement Date or subject to valid liens in existence as of the Commencement Date that are perfected subsequent thereto, and perfected first priority priming liens on the Debtors' assets which shall prime
(x) all of the existing liens in existence as of the Commencement Date granted to the Prepetition Lenders pursuant to the Prepetition Credit Facilities and (y) any liens granted after the Commencement Date to provide adequate protection to the Prepetition Lenders with respect to the Prepetition Credit Facilities.

                     All liens and superpriority Claims granted in the DIP Credit Agreement are subject to the Carve Out for professional fees.

                     As presently amended, borrowings under the DIP Credit Agreement bear interest at a fluctuating rate per annum equal to LIBOR plus a margin of 2.50% or prime plus a margin of 0.50%. Each margin is subject to quarterly adjustment, pursuant to a pricing matrix, based on average availability, having a range of 2.25% to 3.00% for LIBOR based loans and 0.25% to 1.00% for Prime based loans. In addition, the margins may be increased by the DIP Agent and the Syndication Agent, in consultation with the Borrowers, by not more than 25 basis points in the event the initial DIP Lenders are unable to successfully syndicate the DIP Facility.

                     The DIP Credit Agreement provides a carve out (the "Carve Out") (i) in the event of the occurrence and during the continuance of an event of default for the payment of Allowed and unpaid professional fees and disbursements incurred by the Debtors and any statutory committees appointed in the Debtors' chapter 11 bankruptcy cases, in an aggregate amount not to exceed $5 million (plus all unpaid professional fees and disbursements incurred prior to the occurrence of an event of default to the extent Allowed by the Bankruptcy Court), and (ii) for the payment of unpaid fees due the Clerk of the Bankruptcy Court.

D.         ADEQUATE PROTECTION

                     As part of the motion filed with the Bankruptcy Court for approval of the DIP Credit Agreement, the Debtors requested authorization to use cash collateral and provide adequate protection to their prepetition secured lenders ("Adequate Protection"). On June 2, 2003, the Adequate Protection Order was entered by the Bankruptcy Court on an interim basis, pending a final hearing. The Adequate Protection Order became a Final Order on June 18, 2003.

                     The Adequate Protection served as an inducement for the prepetition secured lenders' consent to the priming of their liens and the use of their cash collateral as part of the DIP Credit Agreement. The Adequate Protection is designed to protect the Collateral of the prepetition secured lenders from any diminution in value by providing among other things:

                     a. a superpriority Claim immediately junior to the Claims held by the DIP Agent and the DIP Lenders, and post-petition replacement liens on and security interests in substantially all of the assets of the Debtors having a priority immediately junior to the priming and other liens granted in favor of the DIP Agent and the DIP Lenders (with such liens, Claims and security interests subject, as between the First Lien Lenders and the Second Lien Lenders, to that certain Intercreditor and Lien Subordination Agreement, dated as of June 29, 2001); provided, however, that the liens and security interests granted for the benefit of the prepetition lenders (i) are subject to the Carve Out and any valid perfected liens in existence as of the Commencement Date, and (ii) are subject to valid liens in existence as of the Commencement Date that are perfected subsequent thereto pursuant to section 546(b) of the Bankruptcy Code, which are otherwise senior to the liens of the prepetition lenders;

                     b. monthly payment of current interest and letter of credit fees at the applicable non-default rates provided for under the Prepetition Credit Facilities; and

                     c. continuation of payment of the fees of the prepetition agents, including payment of the reasonable fees and disbursements of the prepetition agents' professionals.

                     Pursuant to an agreement reached between the First Lien Lenders and Second Lien Lenders which was approved by the Bankruptcy Court on August 23, 2004, all adequate protection payments in favor of the Second Lien Lenders incurred subsequent to August 31, 2005 are being held in escrow (the "Adequate Protection Escrow"). On May 10, 2005, the Second Lien Lender Administrative Agent, on behalf of itself and the Second Lien Lenders, filed a motion with the Bankruptcy Court requesting the dissolution of the escrow account, payment of the escrowed amounts to the Second Lien Lenders, and the reinstatement of direct payment of the adequate protection payments to the Second Lien Lenders. Certain of the Second Lien Lenders have joined in the motion. The motion is currently scheduled to be heard by the Bankruptcy Court on June 24, 2005.

E.         THE RESIGNATION OF HOLCOMBE T. GREEN JR.

                     On July 15, 2003, the Debtors filed a motion with the Bankruptcy Court seeking authorization and approval of their entry into a separation agreement with Holcombe T. Green Jr., the then Chairman and Chief Executive Officer of WestPoint (the "Green Separation Agreement"). On August 18, 2003, the Bankruptcy Court entered an order approving the Green Separation Agreement.

                     Pursuant to the Green Separation Agreement, Mr. Green received a $1 million Cash payment immediately upon his resignation rather than the $4 million Cash payment due under his employment contract. Mr. Green also agreed to make himself available to WestPoint, as a consultant, through December 31, 2005, for a minimum of 40 hours per month. Mr. Green received payments of $425,000 for the remainder of 2003, $475,000 for 2004, and he will be paid $475,000 for 2005. The total Cash payments under the Green Separation Agreement as severance and services to be rendered through 2005 are approximately $2,375,000. The Debtors have agreed to release Mr. Green and his related companies from all obligations due and owing to WestPoint as a result of the joint venture with HTG Corp., a corporation wholly owned by Mr. Green.

                     In exchange for his entry into the Green Separation Agreement, Mr. Green agreed to release and forever discharge WestPoint from any and all arbitrations, claims, demands, damages, suits, proceedings, actions, and/or causes of action of any kind and every description, whether known or unknown, which he may now have, or may have had, for any reason whatsoever.

F.         EMPLOYEE WAGE AND BENEFIT ISSUES

           1. Key Employee and Key Executive Retention Program.

                     On September 30, 2003, the Debtors filed a motion with the Bankruptcy Court seeking approval of the establishment of the KERP to ensure that certain key employees would continue to provide essential management and operational services to the Debtors during the pendency of their chapter 11 cases. On October 23, 2003 the Bankruptcy Court entered an order approving the KERP.

                     The KERP provides for incentive payments for 245 of the Debtors' key employees based upon the achievement of certain operating and performance goals. Provided maximum performance targets are met, the aggregate payments to be made for incentives will be approximately $4.85 million per quarter. In addition, the KERP provides for severance payments to the top 22 employees of the Debtors. The severance payments under the KERP are in lieu of any contractual severance or participation in Company-wide separation plans by those 22 employees.

                     On August 12, 2004, the Bankruptcy Court entered an order extending the KERP to cover those periods through and including the Debtors' fiscal quarter ending June 30, 2005. For the quarters ending June 30 and September 30, 2004, the Bankruptcy Court authorized the Debtors to make aggregate payments of $2,251,395 per quarter in lieu of the KERP payments that otherwise may have been required for those periods. For the quarters ending December 31, 2004, March 31, 2005, and June 30, 2005, the Bankruptcy Court set the "Target" metrics for EBITDA and cash availability at the amounts established by the Debtors in their 2004 business plan. In addition, pursuant to an agreement between the Debtors and the First Lien Lenders, the Bankruptcy Court authorized the establishment of an escrow account for the deposit of KERP payments due to Group 1A until confirmation of a plan. As described above, pursuant to the order approving the KERP, fifty percent (50%) of all accrued incentive payments under the KERP have been deferred until confirmation of a plan. Those accrued amounts will be paid by the Purchaser on the Confirmation Date, provided that the KERP is among those obligations assumed by the Purchaser pursuant to the APA.

           2. Termination of Pension Obligations.

                     The Debtors sponsor and maintain two defined benefit pension plans, the WestPoint Stevens Hourly Retirement Plan for their hourly employees (the "Hourly Pension Plan") and the WestPoint Stevens Retirement Plan for their salaried employees (the "Salaried Pension Plan") (together with the Hourly Pension Plan, the "Pension Plans"). The Pension Plans have been amended from time to time, and were most recently amended and restated effective January 1, 2001. The Pension Plans provide retirement and ancillary benefits to eligible employees and other participants. The Debtors have continued to contribute to the Pension Plans amounts required pursuant to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Tax Code"). On April 15, 2005, the Debtors were due to make a scheduled contribution to the Pension Plans of approximately $2.5 million. Due to uncertainty surrounding the Debtors' intentions with respect to the Pension Plans, this payment was not made.

                     As of the date hereof, the Debtors employ approximately 9,730 employees (the "Employees"). Approximately 1,594 of the Employees are salaried employees, with the balance of Employees earning wages on an hourly basis or other similar structure. Approximately 285 Employees of the Debtors' total Employee population are represented by labor organizations.

                     In accordance with Title IV of ERISA, 29 U.S.C. ss.ss. 1301-1461, benefits under the Pension Plans are partly guaranteed by the Pension Benefit Guaranty Corporation ("PBGC"). At retirement, Employees participating in the Pension Plans are entitled to receive their pension payments in the form of monthly annuity payments together with, in some instances, payment of a grandfathered portion in a lump sum distribution. Currently, approximately 10,700 WPSTV retired participants are entitled to receive monthly annuity payments under the Pension Plans, and such payments have continued to be made in the ordinary course.

                     The Debtors estimate that the total amount of unfunded benefit liabilities under the Pension Plans as of January 1, 2004 is approximately $173 million, calculated using the Pension Benefit Guaranty Corporation's interest rate of 4.94% and certain mortality, retirement, and other assumptions. Over the next five years, minimum funding requirements for the Pension Plans will be $126.8 million, with the largest burdens falling in 2006 and 2007. The Debtors have notified participants in the Pension Plans that further benefit accruals under such plans will cease as of December 31, 2004 and, accordingly, that accrued benefits are "frozen" as of such date.

                     The Debtors and their advisors have met with the PBGC to discuss the Debtors' financial status, the alternatives available to them, and their ultimate need to terminate the Pension Plans in order to formulate and effectuate a chapter 11 Plan. The Debtors do not anticipate the Pension Plans will be assumed by the Purchaser. Accordingly, the Pension Plans will be terminated in connection with the sale and confirmation of the Debtors' Plan.

G.         CLAIMS PROCESS AND BAR DATE

           1. Schedules and Statements.

                     On August 18, 2003, the Debtors filed with the Bankruptcy Court a statement of financial affairs, schedules of assets and liabilities and schedules of executory contracts and unexpired leases and a schedule of equity security holders. The Debtors and their professionals prepared consolidating schedules and statements reflecting the individual liabilities of each of the Debtors.

                     On October 29, 2004, the Debtors filed amendments to both their schedules of assets and liabilities and their statements of financial affairs. Specifically, the Debtors filed amendments to schedule F for WestPoint Stevens Inc. and J.P. Stevens & Co., Inc. listing certain creditors whom the Debtors suspect had not received notice of the bar date and giving such creditors extended time to file proofs of claim in these cases. In addition, the Debtors filed amended SOFA 3a for WestPoint Stevens Inc., WestPoint Stevens Inc. I, and WestPoint Stevens Stores Inc. providing a revised list of those entities who received payments from the Debtors within the ninety (90) days prior to the filing of the Debtors' chapter 11 petitions.

           2. Bar Date.

                     By order dated August 21, 2003, the Bankruptcy Court fixed October 3, 2003 at 5:00 p.m. as the last date and time by which proofs of claim were required to be filed in the Debtors' bankruptcy cases, except that governmental entities had until November 28, 2003 at 5:00 p.m. to timely file proofs of claim against the Debtors. In accordance with the order fixing the bar date, on or about August 29, 2003, notices informing creditors of the last date to timely file proofs of claims, and a "customized" proof of claim form, reflecting the nature, amount, and status of each creditor's Claim as reflected in the schedules of assets and liabilities, were mailed to all creditors listed on the schedules of assets and liabilities. In addition, consistent with that order, the Debtors caused to be published in the national editions of the Wall Street Journal and New York Times on September 8, 2003, and in the Atlanta Journal Constitution on September 22, 2003, notice of the last date to timely file proofs of claim. The Debtors have received over 3,400 proofs of claims in these cases.

H.         OMNIBUS CLAIMS OBJECTION MOTIONS

                     Unsecured Claims in excess of $1,193,563,392 have been asserted against the Debtors. In an effort to get a more accurate picture of the true nature and extent of the unsecured Claims, the Debtors commenced objecting to certain categories of unsecured Claims by filing their First Omnibus

Objection to Claims Against the Debtors and Motion to Disallow and Expunge such Claims on March 19, 2004. The Debtors have subsequently filed three additional omnibus claims objection motions, and more will be filed shortly. To date, all of the omnibus objections which have been decided by the Bankruptcy Court have been granted, except where the Debtors have agreed to continue or withdraw a motion as to a particular party.

                     The omnibus claims objection process has been extremely successful to date. Through the first three omnibus objections, the Bankruptcy Court has approved the expungement of 350 Claims in the aggregate amount of $232,740,739.87. The Debtors anticipate filing several more omnibus claims objection motions, as well as objections to specific Claims, before and after any confirmation of a plan.

I.         SALE OF INTERNATIONAL OPERATIONS

                     On August 28, 2003, the English High Court entered an administration order for the appointment of joint administrators of WestPoint Stevens (Europe) Limited, an indirect European subsidiary of WestPoint, pursuant to section 8 of the United Kingdom's Insolvency Act 1986.(3)

                     This administration order was discharged on August 26, 2004 by the English High Court. Prior to that discharge, joint liquidators were appointed to WestPoint Stevens (Europe) Limited by the creditors of the company. The joint liquidators are continuing to manage the company and expect an initial dividend to be made to creditors in the second quarter of 2005.

                     An application has been made to England Companies House to strike-off the WestPoint subsidiary, WestPoint Stevens (UK) Limited, and the three dormant subsidiaries of WestPoint Stevens (Europe) Limited, from the register of companies in England. This application is still pending.

J.         ASSUMPTION OF SIGNIFICANT EXECUTORY CONTRACTS AND OTHER SIGNIFICANT
           MOTIONS

           1. Disney.

                     Prior to the Commencement Date, the Debtors entered into that certain License Agreement, dated as of August 15, 2000 (as amended from time to time, the "License Agreement"), between WestPoint and Disney Enterprises, Inc. ("Disney"). The License Agreement allows the Debtors to produce a full assortment of Disney brand-name bedroom and bathroom home fashion products targeted to the juvenile market, primarily in the United States and Canada. Such products feature some of the most well-known Disney characters in the world. Pursuant to the License Agreement, the Debtors paid Disney licensing fees, as well as yearly royalty fees (subject to minimums) based on a percentage of revenue realized by the Debtors from the sale of products which utilize Disney's trademarked characters.

                     On or about May 28, 2003, Disney notified WestPoint that it had not met certain performance goals set forth in the License Agreement and that Disney was therefore exercising its option to terminate the License Agreement, effective as of December 31, 2003. The License Agreement originally had a termination date of December 31, 2005.

                     After extensive negotiations between the Debtors and Disney, the parties entered into that certain letter agreement, dated as of September 12, 2003 (the "Letter Agreement"). The Letter Agreement provided for a new license agreement, commencing January 1, 2004 (with the prepetition License Agreement expiring on December 31, 2003), and extended the Debtors' use of the Disney trademarks for an additional two years until December 31, 2005. The new license agreement contained terms similar to the existing License Agreement with certain economic terms significantly more favorable to the Debtors.


--------------------
3 The administration of WestPoint Stevens (Europe) Limited was commenced before the provisions of the United Kingdom's Enterprise Act 2002, amending the Insolvency Act 1986, came into force.

Specifically, the new license agreement provided for a substantial reduction in the minimum royalty fees due in comparison to the minimums called for under the old License Agreement. Disney also agreed to a substantial reduction of the Debtors' anticipated 2003 royalty shortfall payment under the License Agreement, which was due on December 31, 2003. As consideration for Disney's agreement to enter into a new license agreement on economic terms beneficial to the Debtors and to significantly reduce the royalty shortfall payment, the Debtors assumed the License Agreement and issued a letter of credit for the benefit of Disney as security under the new license agreement. An order approving the assumption and entry into the new license agreement was entered by the Bankruptcy Court on September 30, 2003.

           2. Ralph Lauren.

                     On November 11, 2003, the Debtors filed a motion with the Bankruptcy Court seeking approval of the assumption of an agreement (the "Ralph Lauren Agreement"), between WestPoint and Ralph Lauren Home Collection, Inc., Polo Ralph Lauren Corporation, and The Polo/Lauren Company, L.P. (collectively, "Ralph Lauren"), as amended. On December 19, 2003, the Bankruptcy Court entered an order approving the assumption of the Ralph Lauren Agreement.

                     The Ralph Lauren Agreement grants the Debtors an exclusive right to produce a full assortment of Ralph Lauren brand-name bedroom and bathroom home fashion products throughout the United States, Canada, Mexico, and most of Europe under certain licensed marks, including Ralph Lauren(R) and Ralph Lauren Home(R). Products manufactured and sold by the Debtors under the terms of the Ralph Lauren Agreement include, for example, towels, coordinated bedding products, blankets, and down comforters.

                     The Debtors derive great benefits from their relationship with Ralph Lauren, which is a well-known, respected, and successful company whose branded products are marketed world-wide through proprietary stores as well as luxury and discount department stores. The Debtors have been Ralph Lauren's licensee for approximately twenty years, and were, in fact, the first manufacturers of the Ralph Lauren Home Collection. Currently, the Debtors are Ralph Lauren's second most successful license, in terms of revenue. The Ralph Lauren brand name is the most prestigious in the home fashions industry, and is a keystone of the Debtors' branding portfolio.

                     Pursuant to the Ralph Lauren Agreement, the Debtors pay Ralph Lauren yearly royalty fees based on a percentage of revenue realized by the Debtors from the sale of products utilizing Ralph Lauren's designs. These royalty fees are subject to yearly minimums in the aggregate amount of $124.5 million for 2003 through 2005.

The Ralph Lauren Agreement also obligates the Debtors to share in the costs associated with constructing and/or outbuilding up to four new Ralph Lauren Home stores in the aggregate amount of $6.4 million, and for WestPoint Stevens (Europe) Limited, the Debtors' European affiliate, to contribute up to $1 million for construction costs associated with opening a Polo/Ralph Lauren flagship store in London. Additional obligations of the Debtors under the Ralph Lauren Agreement include contributions for marketing and advertising costs, in the aggregate amount of $9.3 million for 2003 through 2005, as well as yearly contributions in the amount of $125,000 for design and travel costs.

                     In exchange for the Debtors' assumption of the Ralph Lauren Agreement, the Debtors obtained a total of $10.4 million in reductions of the royalty minimums provided for under the Ralph Lauren Agreement for the 2003-2005 periods. In addition, the Debtors obtained a $7.4 million concession with respect to any potential contribution for construction of new Ralph Lauren Home stores.(4)

----------------------
4 The $7.4 million concession includes a $1 million concession for the Debtors' European affiliate.

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
The Ralph Lauren Agreement has a termination date of December 31, 2005. The parties are currently negotiating the terms of a new agreement to run through December 31, 2008.

           3. E.I. du Pont De Nemours and Company

                     On November 11, 2003, the Debtors filed a motion seeking approval of the assumption of (a) that certain contract, as amended, between WestPoint and E.I. du Pont De Nemours and Company ("DuPont"), effective as of April 1, 2001 (the "PVA Contract") and (b) that certain DuPont(TM) ARTISTRI(TM) Ink Purchase Agreement between WestPoint and DuPont, dated August 27, 2001 (the "Ink Contract," and collectively with the PVA Contract, the "DuPont Contracts"). On November 24, 2003, the Bankruptcy Court entered an order approving the relief requested in the motion.

                     Under the DuPont Contracts, the Debtors purchase Polyvinyl alcohol ("PVA") to size yarn used in the majority of their product lines, including bath rugs, bath towels, bedspreads, comforters and duvet covers, sheets, pillowcases, and blankets. Sizing is used to stiffen yarn during the weaving process to minimize the risk of breakage as the yarn passes through looms to form a fabric. Sizing products other than PVA are not suitable for the Debtors' business because such alternatives are too thick and heavy for the particular yarns used in manufacturing the Debtors' product lines. Because of its smoother composition, PVA sizing is essential to the Debtors' continued business operation. Furthermore, PVA can be recovered after use and reused approximately four times, making PVA the most cost effective option to size yarn in the Debtors' manufacturing operations.

                     To ensure an uninterrupted supply of high-quality PVA at reasonable prices, the Debtors entered into the PVA Contract pursuant to which DuPont supplies approximately 3.75 million pounds of PVA annually, representing all of the PVA required for the Debtors' towel manufacturing operations.

                     Because of the critical need to maintain adequate supplies of PVA and Printer ink, the Debtors engaged in extensive, good faith, arm's-length negotiations with DuPont in order to reach an agreement for a continuation of the DuPont Contracts. In exchange for the Debtors' assumption of the Dupont Contracts, the Debtors obtained a 15% reduction of the total cure amount arising from such assumption. The Debtors also secured DuPont's agreement to amend the PVA Contract to provide for an extension of the term for one year, through March 31, 2005, and a change in the payment terms favorable to the Debtors. In the ordinary course of business, the Debtors extended the terms of the PVA Contract until September 30, 2005.

           4. Payment of Licensing and Business Fees.

                     In connection with the normal operation of their businesses, the Debtors are required to pay various regulatory fees, including licensing and business fees, to federal, state, and local regulatory authorities (the "Regulatory Authorities"). Failure to make these payments in a timely manner may result in the imposition of fines or require the removal of the Debtors' products from stores' shelves in the applicable state.

                     Many states require that manufacturers of various household products attach "law labels" to their products and require that the manufacturers register with the states. This requirement arose in the early 1900s, when states began instituting "tagging laws" that required producers to affix labels to bedding products identifying their contents. The laws were intended to protect consumers from unwittingly purchasing a secondhand product that contained unsafe or unsanitary filling materials. The laws also protected reputable manufacturers selling mattresses containing all-new materials from competing at a disadvantage with producers selling bedding material with secondhand materials.

                     Today, the laws have expanded to require tagging of such products as mattresses, futons, bed pillows, carseats, comforters, crib bumper pads, cushions, decorative pillows, upholstered furniture (including chairs and sofas/loveseats), mattress pads, quilts, sleeping bags, and toys, to name a few.

Many states require some sort of labeling or registration, although some states do not. In states where registration is required, a Uniform Registry Number System exists for manufacturers that ship or sell in states or jurisdictions other than where the product is made so that only one registration number ("RN#") need be shown on the law label. All states or jurisdictions either require or allow an RN# on law labels and either accept or have formally adopted this system. Manufacturers that own multiple production facilities or plants must apply for an RN# for each location. Annual license fees (the "Licensing Fees") vary from state to state, as do the number of separate registration numbers issued for one or more company locations. For instance, if a manufacturer has four locations, a given state or jurisdiction may issue four separate licenses, while another state or jurisdiction may issue only one.

                     In addition, 15 U.S.C. ss.ss. 68 (the "Textile Act"), 69 (the "Fur Act") and 70 (the "Wool Act"), along with the federal regulations issued in conjunction with those Acts (found at 16 C.F.R. Parts 300, 301, and 303, respectively) mandate labeling of covered and filled products with (a) the name or identifying number of a U.S. business responsible for manufacturing or marketing the product or the name of a foreign manufacturer, (b) the fiber content of the product, and (c) the country of origin of the product. The Federal Trade Commission (the "FTC") issues registered identification numbers ("RN numbers") to U.S. businesses that manufacture, import, distribute, or sell products covered by the Textile, Wool, and Fur Acts. Businesses are not required to obtain and use RN numbers, but may use their RN numbers on product labels in lieu of the company name. The Debtors have applied and use RN number 60873 in conjunction with these requirements.

                     On August 27, 2003, the Debtors filed a motion seeking authority to continue to pay licensing and business fees in the ordinary course of business. On September 23, 2003, the Bankruptcy Court entered an order granting the relief requested in the motion.

                     The Debtors paid approximately $470,000 in business fees in accordance with the approval of the motion.

           5. Lease Plan U.S.A..

                     On June 11, 2004, the Debtors filed a motion seeking approval of a certain Vehicle Lease Agreement, dated November 25, 1992 (the "Lease Plan Contract"), with Lease Plan U.S.A., Inc. ("Lease Plan") to facilitate the leasing of vehicles necessary to the Debtors' business operations (the "Vehicles"). On June 25, 2004, the Bankruptcy Court entered an order approving the relief requested in the motion.

                     The Vehicles play a crucial role in the efficient operation of the Debtors' businesses. The Vehicles are used as both executive cars for the transportation of the Debtors' management and sales force throughout the diverse offices and plants, and as facility automobiles used for internal transport of raw materials and products. Absent the Vehicles, the Debtors would incur significant additional costs associated with the purchase and service of automobiles as well as the higher costs of reimbursement to management and salespeople.

                     Because of the importance of the Vehicles to the Debtors' operations, the Debtors must be able to lease new Vehicles as the need arises. Following the Commencement Date, the Debtors were informed by Lease Plan that no new lines of credit would be available for new leases or trade-ins of older models unless the Debtors agreed to assume the Lease Plan Contract. Faced with the inability to continue to lease new Vehicles, the Debtors conducted an exhaustive search to find possible alternatives to Lease Plan. The Debtors were unable to identify any alternative equipment lessor who would be able to provide terms more favorable to the Debtors' than those contained in the Lease Plan Contracts.

                     The Debtors engaged in extensive, arms length negotiations with Lease Plan to ensure the Debtors' ability to continue to lease new Vehicles pursuant to the Lease Plan Contract. The Debtors and Lease Plan have agreed that subsequent to the assumption of the Contracts by the Debtors, Lease Plan will agree to open the Debtors' credit line to allow the leasing of an additional 25 vehicles until April 30, 2005. In exchange, the Debtors will assume the Lease

Plan Contract on slightly modified terms which Lease Plan has insisted are necessary to remain competitive in the leasing market. The modified terms for the Lease Plan Contract include (a) an increase in the spread from 30 day LIBOR +.35% to 30 day LIBOR +2.00%, (b) an increase in the monthly administrative fee from .055% to .075%, and (c) a shortening of the maximum depreciation from 50 to 45 months. The Debtors have determined that notwithstanding the modifications to the rates, the Lease Plan Contract continues to provide the best opportunity for the Debtors to continue to lease the Vehicles.

                     The Debtors' agreement with Lease Plan expired on April 30, 2005. The parties are currently in negotiations regarding the terms of an extension of the existing agreement or entry into a new one.

           6. Reckson 1185 Avenue of the Americas, LLC.

                     The Debtors are party to a lease of nonresidential real property in New York, New York with Reckson 1185 Avenue of the Americas, LLC ("Reckson"). During the course of chapter 11 cases, the Debtors twice modified the lease (as modified, the "Reckson Lease"). The modifications and assumption of the Reckson Lease were approved by two orders of the Bankruptcy Court entered on December 18, 2003 and July 16, 2004, respectively.

                     Pursuant to the Reckson Lease, the Debtors rent the 9th through 13th floors, the entire 15th floor, and 10,150 square feet in the basement of the building (collectively, the "Premises"). In addition, the Premises is subject to a sublease with Ralph Lauren, under which Ralph Lauren occupies the entire 9th floor and a portion of the 10th floor. The Premises are used by the Debtors as their principal headquarters in New York for administrative, marketing, and other corporate offices. The Debtors are currently considering their options regarding their future obligations under the Reckson Lease.

           7. Extension of Period During Which the Debtors May Assume or Reject Unexpired Leases of Nonresidential Real Property.

                     By order dated July 29, 2003, the Bankruptcy Court authorized an extension of the Debtors' time period within which to assume or reject their unexpired leases of nonresidential real property (the "Unexpired Leases") through and including December 1, 2003 (the "First Extension Order"). By subsequent orders the Bankruptcy Court extended the Debtors' time period within which to assume or reject their unexpired leases of nonresidential real property until the earlier of June 30, 2005 or the Confirmation Date (collectively with the First Extension Order, the "Extension Orders"). All of the Debtors' unexpired nonresidential real property leases which have not been assumed and are not being assumed pursuant to the APA, will be deemed rejected pursuant to section 365(d)(4) of the Bankruptcy Code.

                     As of the Commencement Date, the Debtors were party to approximately 82 Unexpired Leases. Since that time, the Debtors have closed sixteen stores, three offices, two plants, and, where appropriate, rejected the respective leases at such locations pursuant to orders of the Bankruptcy Court dated, August 14, September 23, October 23, 2003, and September 28, 2004. Accordingly, the Debtors have reduced the number of Unexpired Leases in their estates to approximately 56.

           8. Approval of Funding of Defense Costs for Certain Officers and Directors.

                     On September 3, 2003, a motion was filed by current and former officers and directors of WestPoint seeking relief from the automatic stay and approving defense funding under the Executive and Organization Liability Insurance Policy issued to the movants and to WestPoint by National Fire Insurance Co. of Pittsburgh, Pa., a division of American International Companies. On September 23, 2003, the Bankruptcy Court entered an order granting the relief requested in the motion.

                     The Debtors and certain of their officers and directors have been named as defendants in purported stockholder class action and derivative suits. The Executive and Organization Liability Insurance Policy provides direct liability coverage for executives from any loss from a claim or any wrongful act, including defense costs and crisis loss. In addition, the policy also provides coverage for losses arising from securities claims. Accordingly, the movants sought authority for the Debtors' insurance policy to make payments in connection with the defense of the actions. As set forth in section V.D. above, these actions have all been either settled or dismissed.

K.         RETENTION OF KURT SALMON ASSOCIATES

                     Upon the completion of the Debtors' 2004 budget review, the Debtors identified the need to more closely address the threat of lower cost, foreign competition and revise their long-term business plan accordingly. In connection therewith, the Debtors retained Kurt Salmon Associates, Inc. ("KSA"), a recognized expert in developing and implementing sophisticated international production and sourcing capabilities for large manufacturers and retailers, to assist in evaluating their options to compete against foreign competition and to develop an integrated global operations strategy (the "KSA Report"). The KSA Report was completed and presented to the Debtors' creditor constituencies on June 30, 2004. KSA's analysis underscored the critical need for the Debtors to further develop their overseas presence to remain competitive. An increased overseas presence would provide the Debtors with low cost manufacturing facilities to ensure competitiveness and selective sourcing to provide marketing flexibility.

                     After conducting an extensive analysis of KSA's recommendations, the Debtors determined that due to immediate capital constraints, its needs would be best served by initially focusing on domestic rationalization. In the event WestPoint deems it necessary to pursue a more aggressive timeline concerning domestic rationalization and foreign transaction alternatives, an additional near term equity investment of up to approximately $200,000,000 will be necessary to meet the Cash requirements for such operational moves.

L.         EXCLUSIVITY

                     On September 23, 2003, the Debtors filed a motion with the Bankruptcy Court, seeking an extension of the periods within which they can exclusively file a chapter 11 plan (the "Exclusive Filing Period"), and solicit acceptances thereof (the "Exclusive Solicitation Period" and together with the Exclusive Filing Period, the "Exclusive Periods"), for an additional one hundred eighty (180) days, through March 29, 2004 and May 28, 2004, respectively, without prejudice to their right to seek additional extensions thereof. On October 23, 2003, the Bankruptcy Court entered an order approving the extension of the Exclusive Periods. Subsequent orders were entered extending the Exclusive Periods through January 20, 2005 and March 21, 2005. On January 20, 2005, the Debtors filed their initial chapter 11 plan and disclosure statement related thereto. On April 7, 2005, the Bankruptcy Court entered an order further extending the Debtors' Exclusive Solicitation Period through and including August 31, 2005.

M.         ASSET DISPOSITIONS

                     Over the course of the Debtors' chapter 11 cases, WestPoint has disposed of certain assets unnecessary to their core operations. Pursuant to that certain Order Approving Expedited Procedures for Sale of De Minimis Assets and Abandonment of Certain Property dated, August 13, 2003, the Debtors have sold assets, including miscellaneous machinery and equipment, in the total amount of approximately $8 million as of August 31, 2004.

                     In addition, on April 26, 2005, the Debtors filed a motion seeking entry of an order authorizing the sale of a parcel of real property located in Roanoke Rapids, North Carolina to Stan Spealman ETUX for a purchase price of $1.8 million. On May 17, 2005, the Bankruptcy Court entered an order granting the motion and authorizing the Debtors to consummate the sale. The sale transaction is scheduled to close in June 2005.

                     Further, on June 8, 2005, the Debtors filed a motion seeking entry of an order authorizing the sale of a parcel of real property located in Hickory, North Carolina to Industrial Realty Group for a purchase price of $2.8 million. A hearing to consider the relief requested in the motion is currently scheduled for June 29, 2005.

N.         ENTRY INTO A STALKING HORSE AGREEMENT AND APPROVAL OF BIDDING
           PROCEDURES

                     As set forth in more detail in section VI below, on February 28, 2005, the Debtors entered into an asset purchase agreement (subject to Bankruptcy Court approval) with New Textile Holding Co., a Delaware corporation ("NTH"), and New Textile Co., a Delaware corporation and wholly-owned subsidiary of NTH ("NTC"), for the sale to NTC of substantially all of the Debtors' assets. NTH is owned by an investor group that consists of WL Ross & Co. LLC and members of the Steering Committee (collectively, the "Investor Group").

                     Under the agreement, the purchase price for the assets consisted of (i) newly issued units (the "Units") comprised of 50% of the outstanding shares of common stock of NTH and 50% of the outstanding preferred stock of NTC, which were to be distributed to the First Lien Lenders, (ii) rights to acquire additional Units, comprised of the additional 50% of the outstanding shares of common stock of NTH and 50% of the outstanding preferred stock of NTC, pursuant to a rights offering for an aggregate purchase price of $207.5 million, under which all of the First Lien Lenders would have the equal right to participate, and in certain circumstances, the Second Lien Lenders could participate, (iii) the payment in full of all outstanding indebtedness under the DIP Credit Agreement, and (iv) the assumption of certain liabilities. The equity to be issued under the agreement would be subject to dilution pursuant to a one year warrant to be issued to WL Ross & Co. LLC to purchase 10% of the fully diluted common stock of NTH and preferred stock of NTC, at an exercise price based upon the midpoint of WestPoint's enterprise value as determined by Rothschild Inc., the Debtors' financial advisor, subject to certain adjustments.

                     In connection with the agreement, the Investor Group entered into a commitment agreement pursuant to which they agreed, among other things, to purchase any Units not purchased in the rights offering and to release $10.0 million from the Adequate Protection Escrow to the Second Lien Lenders if they did not object to the transaction. NTH's and NTC's initial boards of directors would be comprised of (i) three directors selected by WL Ross & Co. LLC, (ii) three directors selected by the Steering Committee, (iii) one director selected by Icahn Associates, and (iv) two directors selected by mutual agreement of WL Ross & Co. LLC and the Steering Committee.

                     Shortly after their entry into the agreement with the Investor Group, the Debtors filed a motion pursuant to section 363(b) of the Bankruptcy Code seeking Bankruptcy Court approval to enter into the agreement, subject to higher or better offers, bidding procedures, and the payment of a break-up fee. At a hearing conducted on April 7, 2005, the Bankruptcy Court declined to authorize the payment of a break-up fee and therefore denied the motion. The Debtors terminated the agreement with the Investor Group on April 21, 2005.

                     At the April 7, 2005 hearing, the Bankruptcy Court encouraged the Debtors to pursue a sale of substantially all of their assets pursuant to a chapter 11 plan. Accordingly, on April 15, 2005, the Debtors filed with the Bankruptcy Court a subsequent motion for approval of revised bidding procedures in connection with the sale of substantially all of their assets. At a hearing conducted on April 22, 2005, the Bankruptcy Court granted the motion and scheduled an auction for June 21, 2005 and the Purchaser Selection Hearing for June 24, 2005.

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
O.         AVOIDANCE ACTIONS

                     The Debtors are in the process of commencing a number of actions to avoid and recover preferential and fraudulent transfers for the benefit of the Debtors' estates, in accordance with sections 544, 547, 548 and 550 of the Bankruptcy Code. On May 17, 2005, Stein Riso Mantel, LLP, Special Counsel to the Debtors, filed a motion seeking authorization for the establishment of procedures to settle adversary proceedings brought in connection with these Avoidance Actions. The motion is scheduled to be heard by the Bankruptcy Court on June 15, 2005. The Debtors have filed Avoidance Actions in the approximate aggregate amount of $31,436,644.77. Recoveries realized in connection with these proceedings will be distributed to holders of Beneficial Interests in accordance with the terms of the Plan and the Liquidating Trust.

                                      VII.

                                  SALE PROCESS

                     Over the course of the their chapter 11 cases, the Debtors have attempted to reach a consensus with their creditor constituencies on the terms of a chapter 11 plan of reorganization. Specifically, the Debtors (i) delivered a revised business plan on August 20, 2004 (the "Revised Business Plan"), (ii) presented a valuation of the Debtors as a going concern on September 20, 2004 (the "Valuation Report"), (iii) distributed a term sheet outlining a potential restructuring plan on October 8, 2004, (iv) distributed a draft chapter 11 plan on November 30, 2004, (v) distributed a draft disclosure statement on December 10, 2004, (vi) held extensive discussions with the First Lien Lenders and Second Lien Lenders throughout this period, and (vii) filed a "compromise" chapter 11 plan (the "Compromise Plan") and disclosure statement related thereto prior to the expiration of the Exclusive Filing Period on January 20, 2005.

                     The problem facing the Debtors is that the Steering Committee and Icahn each demand control of the restructured Company and they each hold a "blocking" position in Class C. The Debtors pursued various alternatives to attempt to bridge the gap between the two parties, including filing the Compromise Plan. The Compromise Plan provided for a five-person board of directors, two of which would be appointed by the Steering Committee, two of which would be appointed by Icahn, and one of which would be appointed by the persons investing new equity capital in the Debtors.

                     In light of the stalemate among the First Lien Lenders, the Debtors, at the urging of both the Steering Committee and Icahn, concluded to sell substantially all their assets (i.e., their ongoing business operations) to a third party and use the proceeds to satisfy the liens that encumber such assets, with any value in excess of all secured Claims being made available for distribution to unsecured creditors.

                     As described in section VI.N, above, the Debtors entered into a stalking horse contract (the "Stalking Horse Contract") with the Steering Committee and W.L. Ross LLC. As part of its opposition to approval of the stalking horse contract, Icahn filed a proposal. Both proposals contemplated the creation of a newly formed purchaser to acquire substantially all of the Debtors' assets. Under each proposal, the consideration for the assets would consist of (i) common stock of a newly formed parent company of the purchaser (and, in the case of the Stalking Horse Contract, preferred stock of the purchaser), (ii) rights to acquire additional stock, (iii) the payment in full of all outstanding indebtedness under the DIP Credit Agreement, and (iv) the assumption of specified liabilities. In connection with the rights offering, each proposal included a back-stop commitment to acquire any shares of stock not purchased in the rights offering.

                     At a hearing conducted on April 7, 2005, the Bankruptcy Court denied the Debtors' request for approval of the bidding procedures and authorization to pay a break-up fee, and directed the Debtors to attempt to proceed with a sale of substantially all of their assets pursuant to a chapter 11 plan. As a result of the Bankruptcy Court's ruling, on April 21, 2005, the


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
Stalking Horse Contract was terminated, and the Debtors immediately began pursuit of a sale of substantially all of their assets in the absence of a stalking horse agreement or break-up fee and pursuant to a chapter 11 plan.

                     On April 15, 2005, the Debtors filed with the Bankruptcy Court a motion to approve revised bidding procedures in connection with the sale of substantially all the Debtors' assets. At a hearing conducted on April 22, 2005, the Bankruptcy Court entered the Bidding Procedures Order which approved the revised bidding procedures and scheduled an auction (the "Auction") for June 21, 2005 and the Purchaser Selection Hearing for June 24, 2005. The revised bidding procedures provide that the successful bidder at the Auction will be entitled to (a) become a plan sponsor and have the sale consummated pursuant to an order confirming the Debtors' chapter 11 plan, or (b) have the sale consummated pursuant to section 363(b) of the Bankruptcy Code. The Debtors held the Auction on June 21, 2005, and selected [_______________] as the winning bid. On June 24, 2005, the Bankruptcy Court approved the Debtors' selection. The key features of the winning bid are as follows:

                     [to be inserted after June 24]

                                      VIII.

                             MEANS OF IMPLEMENTATION

A.         SALE OF THE DEBTORS

                     The filing of the Plan constitutes a motion for an order of the Bankruptcy Court approving, pursuant to Bankruptcy Code sections 363, 365, 1123 and 1129, the APA and the transactions contemplated thereunder, including, without limitation, the sale of the Debtors' assets free and clear of all liens, Claims, encumbrances, and other interests and the assumption and assignment of the Assigned Contracts and Leases thereunder. In the event that the Bankruptcy Court denies confirmation of the Plan, the Debtors have reserved the right to request that the Confirmation Hearing constitute a Sale Hearing on the authorization for the Debtors to sell their assets to the Purchaser pursuant to sections 363 and 365 of the Bankruptcy Code.

B.         ISSUANCE AND RESALE OF NEW SECURITIES UNDER THE PLAN.

                     The Purchaser is authorized to issue all Plan-related securities and documents set forth in the APA.

C.         ESTABLISHMENT OF THE LIQUIDATING TRUST AND APPOINTMENT OF A
           LIQUIDATING TRUSTEE

                     The Debtors have sought approval to sell all or substantially all of their assets at an Auction to be held on June 21, 2004 to the highest or otherwise best bidder. The consideration to be received from the sale will be distributed to creditors in order of their priority. The Avoidance Actions and certain other assets not assumed by Purchaser under the APA (for example, tax refunds) are not being sold pursuant to the APA. Accordingly, the Debtors are establishing a Liquidating Trust for the benefit of their creditors to distribute the recoveries from the Avoidance Actions and any remaining assets which are not being sold pursuant to the APA to their creditors.

           1. Creation of Beneficial Interests in the Liquidating Trust.

                     There will be three sets of Beneficial Interests created and distributed in connection with the Liquidating Trust. Series A Beneficial Interests will be created for the benefit of holders of Second Lien Lender Claims on account of any superpriority Administrative Expense Claim awarded to the Second Lien Lenders by the Bankruptcy Court. In the event no superpriority Administrative Expense Claim is awarded to the holders of Second Lien Lender Claims, no Series A Beneficial Interests shall be distributed. If the value of the Liquidating Trust Assets exceeds the amount of the superpriority Administrative Expense Claim awarded to the Second Lien Lenders, or if no such Claim is awarded, then Series B Beneficial Interests will be created for the benefit of holders of Non-Assumed Administrative Expense Claims, Compensation and Reimbursement Claims, Priority Tax Claims, and Priority Non-Tax Claims, and Series C Beneficial Interests will be created for the benefit of holders of General Unsecured Claims, Noteholder Claims, and PBGC Claims. If the unpaid Second Lien Lender Claims exceed the amount of any superpriority Administrative Expense Claims awarded to the Second Lien Lenders by the Bankruptcy Court, such excess shall be treated as Class E General Unsecured Claims. In the event the value of the Liquidating Trust Assets does not exceed the amount of the superpriority Administrative Expense Claim awarded to the Second Lien Lenders by the Bankruptcy Court, no Liquidating Trust will be created. Instead, the Avoidance Actions and other assets designated for the Liquidating Trust will be assigned directly to the Second Lien Lender Administrative Agent for distribution to holders of Second Lien Lender Claims only. The Second Lien Lender Administrative Agent will be responsible for and required to file local, state, and federal tax returns upon WestPoint's dissolution, request an expedited determination of the Debtors' tax liability, and represent the Debtors before the applicable taxing authorities.

           2. Nontransferability of Liquidating Trust Interests.

                     The Beneficial Interests in the Liquidating Trust will not be certificated and will not be transferable, except by will or the laws of descent and distribution.

           3. Appointment of a Liquidating Trustee.

                     The Second Lien Lender Administrative Agent shall designate, with the consent of the Creditors Committee and the Debtors (which consent shall not be unreasonably withheld), a trustee (the "Liquidating Trustee") to administer the Liquidating Trust if Series A Beneficial Interests are issued as described in section VIII.C.1. above. In the event no Series A Beneficial Interests are issued, the Creditors Committee, with the consent of the Debtors (which consent shall not be unreasonably withheld), shall designate the Liquidating Trustee. The Liquidating Trustee's appointment shall be effective on the Effective Date without the need for a further order of the Bankruptcy Court.

           4. Execution of the Liquidating Trust Agreement.

                     The Liquidating Trust Agreement shall be executed by the Liquidating Trustee and the Debtors on the Effective Date.

           5. Purpose of the Liquidating Trust.

                     The Liquidating Trust shall be established for the sole purpose of liquidating and distributing its assets (the "Liquidating Trust Assets") in accordance with Treasury Regulation section 301.7701-4(d). The objective of the Liquidating Trust shall not be to continue or engage in the conduct of a trade or business.

           6. Assignment of Trust Assets.

                     The Debtors shall transfer, and shall be deemed to have transferred, the Liquidating Trust Assets on the Effective Date, or as soon thereafter as practicable, for and on behalf of the beneficiaries of the Liquidating Trust free and clear of all liens, Claims, encumbrances, and other interests.

           7. Role of the Liquidating Trustee.

                     In furtherance of and consistent with the purpose of the Liquidating Trust and the Plan, the Liquidating Trustee shall have the power and authority to (A) hold, manage, sell, and distribute the Liquidating Trust Assets to the holders of Beneficial Interests, (B) hold, manage, sell, and distribute Cash or non-Cash Liquidating Trust Assets obtained through the exercise of its power and authority, (C) prosecute and resolve, in the names of the Debtors and/or the name of the Liquidating Trustee, the Avoidance Actions, (D) prosecute and resolve objections to Disputed Claims, (E) perform such other functions as are provided in the Plan or the Liquidating Trust Agreement, and (F) administer the closure of the chapter 11 cases. The Liquidating Trustee shall be responsible for all decisions and duties with respect to the Liquidating Trust and the Liquidating Trust Assets. In all circumstances, the Liquidating Trustee shall act in the best interests of all beneficiaries of the Liquidating Trust and in furtherance of the purpose of the Liquidating Trust.

                     The Liquidating Trustee shall have the exclusive right to enforce any and all Avoidance Actions against any person and the right to enforce causes of action not enforced by the Debtors. The Liquidating Trustee may pursue, abandon, settle or release any or all causes of action not pursued by the Debtors and Avoidance Actions as it deems appropriate, without the need to obtain approval or any other or further relief from the Bankruptcy Court. The Liquidating Trustee may offset any Claim with respect to Avoidance Actions and causes of action not pursued by the Debtors held against a person against any payment due such person under the Plan, provided, however, that any claims of the Debtors arising before the Commencement Date shall first be offset against Claims against the Debtors arising before the Commencement Date.

           8. Distribution of Liquidating Trust Assets.

                     Beginning on the Effective Date, or as soon thereafter as is practicable, and at least annually, the Liquidating Trustee will distribute the Liquidating Trust Assets in accordance with the Liquidating Trust Agreement, except such amounts (i) as would be distributable to a holder of a Disputed Claim if such Disputed Claim had been Allowed prior to the time of such distribution (but only until such Claim is resolved), (ii) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Liquidating Trust Assets during liquidation, (iii) to pay reasonable expenses (including, but not limited to, any taxes imposed on the Liquidating Trust or in respect of the Liquidating Trust Assets), and (iv) to satisfy other liabilities incurred by the Liquidating Trust in accordance with the Plan or the Liquidating Trust Agreement.

           9. Retention of Professionals by the Liquidating Trustee.

                     The Liquidating Trustee may retain and reasonably compensate counsel and other professionals to assist in its duties as Liquidating Trustee on such terms as the Liquidating Trustee deems appropriate without Bankruptcy Court approval. The Liquidating Trustee may retain any professional who represented parties in interest in the chapter 11 cases.

           10. Income Tax Reporting of the Liquidating Trust.

                     The Plan provides for the following tax treatment of the Liquidating Trust and the holders of Beneficial Interests in the Liquidating Trust. For additional discussion of such treatment see section XII hereof, "Certain Federal Income Tax Consequences of the Plan."

                     (a) Liquidating Trust Assets Treated as Owned by Creditors.

                     For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Liquidating Trustee, and the holders of Beneficial Interests) will treat the transfer of the Liquidating Trust Assets to the Liquidating Trust for the benefit of the holders of Non-Assumed Administrative Expense Claims, Compensation and Reimbursement Claims, Priority Tax Claims, Priority Non-Tax Claims, Second Lien Lender Claims, General Unsecured Claims, Noteholder Claims and PBGC Claims, whether Allowed on or after the Effective Date, as (A) a transfer of the Liquidating Trust Assets directly to the holders of such Claims in satisfaction of such Claims (other than to the extent allocable to Disputed Claims), followed by (B) the transfer by such holders to the Liquidating Trust of the Liquidating Trust Assets in exchange for Beneficial Interests in the Liquidating Trust. Accordingly, the holders of such Claims will be treated for federal income tax purposes as the grantors and owners of their respective shares of the Liquidating Trust Assets. The foregoing treatment will also apply, to the extent permitted by applicable law, for state and local income tax purposes.

                     (b) Tax Reporting.

                     (i) The Liquidating Trustee will file returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with Section 9.12(b) of the Plan. The Liquidating Trustee will also annually send to each record holder of a Beneficial Interest a separate statement setting forth the holder's share of items of income, gain, loss, deduction, or credit and will instruct all such holders to report such items on their federal income tax returns or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns. The Liquidating Trust's taxable income, gain, loss, deduction, or credit will be allocated (subject to Sections 9.12(b)(iii) and (iv) of the Plan) to the holders of Series A, Series B, and Series C Beneficial Interests in accordance with their relative beneficial interests in the Liquidating Trust.

                     (ii) As soon as practicable after the Effective Date, the Liquidating Trustee will make a good faith valuation of the Liquidating Trust Assets. Such valuation will be made available from time to time, to the extent relevant, and used consistently by all parties (including, without limitation, the Debtors, the Liquidating Trustee and the holders of Beneficial Interests) for all federal income tax purposes. The Trustee will also file (or cause to be filed) any other statements, returns, or disclosures relating to the Liquidating Trust that are required by any governmental unit.

                     (iii) Allocations of Liquidating Trust taxable income will be determined by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Liquidating Trust had distributed all of its other assets (valued at their tax book value) to the holders of the Beneficial Interests (treating certain pending disputed Second Lien Lender Claims, Non-Assumed Administrative Expense Claims, Compensation and Reimbursement Claims, Priority Tax Claims, Priority Non-Tax Claims, General Unsecured Claims, Noteholder Claims and PBGC Claims as if they were Allowed Claims; see section VIII.C.10.(b)(iv), below) in each case up to the tax book value of the assets treated as contributed by such holders, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Liquidating Trust. Similarly, taxable loss of the Liquidating Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Liquidating Trust Assets. The tax book value of the Liquidating Trust Assets for this purpose shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable tax regulations, and other applicable administrative and judicial authorities and pronouncements.

                     (iv) Absent definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee of a private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee will (A) treat any Liquidating Trust Assets allocable to, or retained on account of, Beneficial Interests that would be distributed to holders of disputed Second Lien Lender Claims, Non-Assumed Administrative Expense Claims, Compensation and Reimbursement Claims, Priority Tax Claims, Priority Non-Tax Claims, General Unsecured Claims, Noteholder Claims and PBGC Claims if such Claims were Allowed as held by one or more discrete trusts for federal income tax purposes (the "Liquidating Trust Claims Reserve"), consisting of separate and independent shares to be established in respect of each Disputed Claim, in accordance with the trust provisions of the Tax Code (section 641 et seq.), (B) treat as taxable income or loss of the Liquidating Trust Claims Reserve, with respect to any given taxable year, the portion of the taxable income or loss of the Liquidating

Trust that would have been allocated to the holders of such Disputed Claims had such Claims been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such Claims are unresolved), (C) treat as a distribution from the Liquidating Trust Claims Reserve any increased amounts distributed by the Liquidating Trust as a result of any such Disputed Claims resolved earlier in the taxable year, to the extent such distributions relate to taxable income or loss of the Liquidating Trust Claims Reserve determined in accordance with the provisions hereof, and (D) to the extent permitted by applicable law, report consistent with the foregoing for state and local income tax purposes. In addition, pursuant to the Plan, all holders of Beneficial Interests are required to report consistently with such treatment.

                     (v) The Liquidating Trustee will be responsible for payments, out of the Liquidating Trust Assets, of any taxes imposed on the Liquidating Trust or the Liquidating Trust Assets, including the Liquidating Trust Claims Reserve. In the event, and to the extent, any Cash retained on account of Disputed Claims in the Liquidating Trust Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, such Disputed Claims, such taxes will be (A) reimbursed from any subsequent Cash amounts retained on account of such Disputed Claims, or (B) to the extent such Disputed Claims have subsequently been resolved, deducted from any amounts distributable by the Liquidating Trustee as a result of the resolutions of such Disputed Claims.

                     (vi) The Liquidating Trustee may request an expedited determination of taxes of the Liquidating Trust, including the Liquidating Trust Claims Reserve, under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Liquidating Trust for all taxable periods through the dissolution of the Liquidating Trust.

                     (vii) As of the Effective Date, the Liquidating Trustee will be authorized and directed to exercise all powers regarding the Debtors' tax matters, including filing tax returns, to the same extent as if the Trustee were the Debtor in Possession. The Trustee Liquidating will (A) complete and file within the applicable time periods proscribed by law, to the extent not previously filed, the Debtors' final federal, state, and local tax returns, (B) request an expedited determination of any unpaid tax liability of the Debtors under section 505(b) of the Bankruptcy Code for all tax periods of the Debtors ending after the Commencement Date through the liquidation of the Debtors as determined under applicable tax laws, to the extent not previously requested, and (C) represent the interest and account of the Debtors before any taxing authority in all matters, including, but not limited to, any action, suit, proceeding, or audit.

           11. Compensation and Indemnification of the Liquidating Trustee

                     The costs and expenses of the Liquidating Trust, including fees and reasonable expenses of its retained professionals, will be paid out of the Liquidating Trust. Except as provided in the Plan or the Liquidating Trust Agreement, neither the Liquidating Trustee nor its agents or professionals shall bear any liability for actions taken or omitted in its capacity as, or on behalf of, the Liquidating Trustee, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Liquidating Trustee. Any indemnification claim of the Liquidating Trustee (and the other parties entitled to indemnification under Section 9.14 of the Plan) shall be satisfied from the Liquidating Trust Assets. The Liquidating Trustee shall be entitled to rely, in good faith, on the advice of its retained professionals.

           12. Dissolution of the Liquidating Trust.

                     The Liquidating Trustee and the Liquidating Trust will be discharged or dissolved, as the case may be, at such time as (i) all Disputed Claims have been resolved, (ii) all Liquidating Trust Assets have been liquidated, and (iii) all distributions required to be made by the Liquidating Trustee under the Plan have been made, but in no event shall the Liquidating Trust be dissolved later than five (5) years from the Effective Date unless the Bankruptcy Court, upon motion within the six (6) month period prior to the fifth

(5th) anniversary (and, in the case of any extension, within six (6) months prior to the end of such extension), determines that a fixed period extension (not to exceed three (3) years, together with any prior extensions, without a favorable letter ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the Liquidating Trust as a liquidating trust for federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Liquidating Trust Assets or the dissolution of the Debtors.

           13. Closing of the Chapter 11 Cases.

                     When all Disputed Claims filed against the Debtors have become Allowed Claims or have been disallowed by Final Order, and all of the Liquidating Trust Assets have been distributed in accordance with the Plan, the Liquidating Trustee shall seek authority from the Bankruptcy Court to close the chapter 11 cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.

                                       IX.

                            OTHER ASPECTS OF THE PLAN

A.         DISTRIBUTIONS

                     One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are "allowed" may receive distributions under a chapter 11 plan. This term is used throughout the Plan and the descriptions below. In general, an "allowed" claim or an "allowed" equity interest simply means that the debtor agrees, or in the event of a dispute, that the bankruptcy court determines, that the claim or interest, and the amount thereof, is in fact a valid obligation of the debtor.

                     Any Claim that is not a Disputed Claim and for which a proof of claim has been filed is an Allowed Claim. Any Claim that has been listed by any Debtor in such Debtor's schedules of assets and liabilities, as may be amended from time to time, as liquidated in amount and not disputed or contingent is an Allowed Claim in the amount listed in the schedules unless an objection to such Claim has been filed. If the holder of such Claim files a proof of claim in an amount different than the amount set forth on the Debtors' schedules of assets and liabilities, the Claim is an Allowed Claim for the lower of the amount set forth on the Debtors' schedules of assets and liabilities and on the proof of claim and a Disputed Claim for the difference. Any Claim that has been listed in the Debtors' schedules of assets and liabilities as disputed, contingent, or not liquidated and for which a proof of claim has been timely filed is a Disputed Claim. Any Claim for which an objection has been timely interposed is a Disputed Claim. For an explanation of how Disputed Claims will be determined, see section IX.A.3.

                     An objection to any Claim may be interposed by the Debtors or the Liquidating Trustee (or, if the Liquidating Trust is not established, the Second Lien Lender Administrative Agent) within 120 days after the Effective Date or such later date as may be fixed by the Bankruptcy Court. Any Claim for which an objection has been interposed will be an Allowed Claim to the extent the objection is determined in favor of the holder of the Claim.

           1. Distributions Through Agents.

                     Distributions to the holders of First Lien Lender Claims (Class C) and Second Lien Lender Claims (Class D) will be made through their respective agents. All distributions made to holders of Second Lien Lender Claims pursuant to the Plan will be made in accordance with the terms and conditions of that certain Intercreditor and Lien Subordination Agreement, dated June 29, 2001, by and among WestPoint, Bank of America, N.A., and Bankers Trust Company. Distributions to the holders of Noteholder Claims (Class F) will be made through the respective indenture trustees for the public debt instruments representing such Claims. Distributions to holders of General Unsecured Claims


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
(Class E) and PGBC Claims (Class G) will be made by a representative appointed by the Debtors or the Liquidating Trustee.

           2. Timing and Conditions of Distributions.

                     (a) Date of Distribution.

                     Except as otherwise provided for in the Plan, distributions on account of Allowed Claims will be made on the Effective Date (or as soon thereafter as is practicable) or within thirty (30) days after the order allowing a Disputed Claim becomes a Final Order. Disputed Claims will be treated as set forth below.

                     (b) Surrender of Certain Securities Necessary for Distribution.

                     Plans of reorganization generally require a holder of an instrument or security of a debtor to surrender such instrument or security prior to receiving a new instrument or security in exchange therefore under a plan. This rule avoids disputes regarding who is the proper recipient of instruments or securities under a plan.

                     As a condition to receiving any distribution under the Plan, each holder of a certificated instrument or note must surrender such instrument or note held by it to the Disbursing Agent or its designee, unless waived by the Debtors. Any holder of such instrument or note that fails to (i) surrender such instrument or note, or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance, and amount reasonably satisfactory to the Disbursing Agent before the first anniversary of the Effective Date may be deemed to have forfeited all rights and Claims and may be deemed unable to participate in any distribution under the Plan. Any distribution so forfeited shall become property of the Liquidating Trust.

                     Holders of Equity Interests shall not be required to surrender such instruments or securities because they are not receiving a distribution under the Plan on account of such securities.

                     (c) Fractional Shares.

                     In the event the Sale Proceeds consist of common or preferred stock, no fractional shares, or Cash in lieu thereof, shall be distributed. For purposes of distribution, any fractional shares shall be rounded down to the next whole number or zero, as applicable. A detailed description of the Sale Proceeds to be distributed pursuant to the Plan will be filed as an exhibit to the Plan after the Purchaser Selection Hearing.

           3. Procedures for Treating Disputed Claims Under the Plan.

                     (a) Disputed Claims.

                     A Disputed Claim ("Disputed Claim") is a Claim that has not been Allowed or disallowed pursuant to an agreement by the parties or an order of the Bankruptcy Court. In addition, all prepetition Litigation Claims not previously Allowed by the Bankruptcy Court are Disputed Claims. A Claim for which a proof of claim has been filed but that is listed on the Debtors' schedules of assets and liabilities as unliquidated, disputed or contingent, and which has not yet been resolved by the parties or by the Bankruptcy Court, is a Disputed Claim. If a holder of a Claim has filed a proof of claim that is inconsistent with the Claim as listed on the Debtors' schedules of assets and liabilities, such Claim is a Disputed Claim to the extent of the difference between the amount set forth in the proof of claim and the amount scheduled by the Debtors. Any Claim for which the Debtors, the Liquidating Trustee, or any party in interest have interposed (or will interpose) a timely objection is a Disputed Claim. All Litigation Claims are Disputed Claims.

                     Pursuant to the proposed Order (I) Approving the Form and Manner of Notice of the Disclosure Statement Hearing; (II) Approving the Disclosure Statement (III) Fixing of a Record Date; (IV) Approving the Notice and Objection Procedures in Respect of Confirmation of the Plan; (V) Approving Solicitation Packages and Procedures for Distribution Thereof; (VI) Approving the Forms of Ballot and Establishment of Procedures for Voting on the Plan; and
(VII) Authorization to Utilize Bankruptcy Services LLC as Voting Agent, holders of Disputed Claims will not be entitled to vote on the Plan.

                     (b) Objections to Claims

                     The Debtors or, where applicable, the Liquidating Trustee, shall be entitled to object to all Disputed Claims or Claims not already Allowed, as well as to Non-Assumed Administrative Claims, Compensation and Reimbursement Claims, Priority Tax Claims, Priority Non-Tax Claims, General Unsecured Claims, Litigation Claims, and the PBGC Claims. Any objections to Claims shall be served and filed on or before one hundred and twenty (120) days after the Effective Date, or such later date as may be fixed by the Bankruptcy Court.

                     (c) No Distributions Pending Allowance.

                     If any portion of a Claim is a Disputed Claim, no payment or distribution shall be made on account of such Claim until such Disputed Claim becomes an Allowed Claim. Pending the allowance or disallowance of the Disputed Claims, the Debtors or the Liquidating Trustee, where applicable, shall withhold from the payments and distributions made pursuant to the Plan to the holders of Allowed Claims the payments and distributions allocable to the Disputed Claims as if the Disputed Claims had been Allowed Claims.

                     (d) Distributions After Allowance.

                     To the extent that a Disputed Claim becomes an Allowed Claim, the holder of such Allowed Claim shall receive a distribution in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent or the Liquidating Trustee, where applicable, shall provide to the holder of such Claim the distribution to which such holder is entitled under the Plan.

                     To the extent that all or a portion of a Disputed Claim is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed and any property withheld pending the resolution of such Claim shall be reallocated pro rata to the holders of Allowed Claims in the same class.

B.         TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

           1. Contracts and Leases Not Expressly Assumed are Rejected.

                     As provided in the Plan, all executory contracts and unexpired leases to which any of the Debtors are parties shall be rejected effective on the Effective Date except for an executory contract that (i) has already been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (ii) is specifically designated as an Assigned Contract or Lease, or
(iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Debtors prior to the Confirmation
Date.

           2. Assigned Contracts and Leases.

                     The filing of the Plan constitutes a motion by the Debtors, pursuant to section 365 and 1123 of the Bankruptcy Code, to assume and assign to the Purchaser the Assigned Contracts and Leases. The assumption by the Debtors and assignment to the Purchaser of each of the Assigned Contracts and Leases shall be effective as of the Closing on the terms and conditions set forth in the APA and the Sale Order. The Debtors will have up to eleven (11) days prior to the Confirmation Hearing to amend the schedules to the APA by adding any executory contract or unexpired lease thereto, deleting any Assigned Contract or Lease therefrom, or amending any cure amount set forth thereon. The Debtors will provide notice of any amendments to the APA to all parties who are affected by such an amendment at least ten (10) days prior to the Confirmation Hearing. The listing of a document on a schedule to the APA shall not constitute an admission by the Debtors that such document is an executory contract or unexpired lease or that the Debtors have any liability thereunder.

           3. Cure of Defaults.

                     Section 365(b) of the Bankruptcy Code provides that any executory contract to be assumed or assigned must be cured of any defaults relating thereto. Except as otherwise may be agreed to by the parties, at the Closing, or as promptly thereafter as practicable, the Purchaser shall cure those defaults under the Assigned Contracts or Leases under the APA on the terms and subject to the conditions set forth in the APA and the Sale Order by (a) payment of the undisputed cure amounts or (b) reserving amounts with respect to the disputed cure amounts.

           4. Rejection Claims.

                     Any person or entity asserting a Claim for damages arising out of the rejection of a contract or lease must do so within thirty (30) days of the Confirmation Hearing or as otherwise provided in the Plan. Failure to so timely file a proof of claim for rejection damages will result in that holder's Claim being barred and deemed unenforceable against the Debtors, the Debtors' respective properties or interests in property as agents, successors, or assigns, or the Liquidating Trust.

C.         CORPORATE ACTION

                     Upon the Effective Date, the Debtors shall perform each of the actions and effect each of the transfers required by the terms of the Plan and the APA, in the time period allocated therefor, and all matters provided for under the Plan and the APA, that would otherwise require approval of the stockholders, partners, members, directors, or comparable governing bodies of the Debtors shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law (or other applicable law) of the states in which the Debtors are incorporated or organized, without any requirement of further action by the stockholders, members, or directors (or other governing body) of the Debtors. Each of the Debtors shall be authorized and directed, following the completion of all disbursements, other transfers, and other actions required of the Debtors by the Plan, to file its certificate of cancellation, dissolution, or merger as contemplated by section 5.11 of the Plan. The filing of such certificates of cancellation, dissolution, or merger shall be authorized and approved in all respects without further action under applicable law, regulation, order, or rule, including, without express or implied limitation, any action by the stockholders, members, or directors (or other governing body) of the Debtors.

D.         CLAIMS ADMINISTRATION, PROSECUTION, AND PLAN DISTRIBUTIONS

                     The Debtors and, as provided in section 9 of the Plan, the Liquidating Trustee, shall have the power and authority to prosecute and resolve objections to Disputed Non-Assumed Administrative Expense Claims, Disputed Priority Tax Claims, Disputed Priority Non-Tax Claims, Disputed Other Secured Claims, Disputed Compensation and Reimbursement Claims and Litigation Claims. The Debtors shall also continue to have the power and authority to hold, manage and distribute Plan distributions to the holders of Allowed Non-Assumed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, Allowed Other Secured Claims and Allowed Compensation and Reimbursement Claims.

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
E.         DISSOLUTION

                     Within thirty (30) days of the completion of all acts required to be performed by the Debtors under the Plan, or as soon thereafter as is practicable, each Debtor shall be deemed dissolved for all purposes without the necessity of any other or further actions to be taken by or on behalf of each Debtor. Each Debtor will, however, be required to file with the office of the Secretary of State or other appropriate office for the state of its organization a certificate of cancellation or dissolution, or alternatively, it may be merged with and into another Debtor and file an appropriate certificate of merger.

F.         GOVERNANCE OF NEWCO

           1. Board of Directors

                     The initial Board of Directors of NewCo and the Purchaser will be disclosed at or prior to the Confirmation Hearing.

           2. Senior Management

                     The officers of the Debtors immediately prior to the Effective Date shall serve as the initial officers of NewCo and Purchaser. After the Effective Date, the officers of NewCo and Purchaser will be determined by their respective Boards of Directors.

G.         CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE

           1. Conditions Precedent to Confirmation.

                     Entry of the Confirmation Order in a form and substance reasonably satisfactory to the Debtors and the approval of the Purchaser at the Purchaser Selection Hearing are conditions precedent to confirmation of the Plan.

           2. Conditions Precedent to the Effective Date.

                     The Plan shall not become effective unless and until the following conditions have been satisfied in full or waived:


                     o The Confirmation Order and the Sale Order, in forms reasonably acceptable to the Debtors and Purchaser, are entered by the Bankruptcy Court;

                     o No stay or injunction is in effect at the time the other conditions set forth in the Plan are satisfied or waived;

                     o    The Liquidating Trust Agreement has been executed;

                     o    The Closing has occurred;

                     o The Debtors have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are required to implement the Plan and the APA; and

                     o All actions, documents, and agreements required to implement the Plan have been effected or executed.

           3. Failure of Conditions.

                     In the event that one or more of the conditions specified in section 10.1 or 10.2 of the Plan have not occurred or have not been waived in accordance with section 10.4 of the Plan, on or before one hundred and twenty
(120) days after the Confirmation Date, (i) the Confirmation Order shall be vacated, (ii) no distributions under the Plan shall be made (and the distributions that have been made shall be unwound), (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (iv) the Debtors obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claim or Equity Interest by or against the Debtors or any other entity or to prejudice in any manner the rights of the Debtors or any entity in any further proceedings involving the Debtors.

           4. Satisfaction of Conditions.

                     If the Debtors decide, after consultation with the Purchaser, that one of the conditions precedent set forth in sections 10.1 and
10.2 of the Plan cannot be satisfied and the occurrence of such condition is not waived or cannot be waived, then the Debtors shall file a notice of the failure of the Effective Date with the Bankruptcy Court.

H.         EFFECT OF CONFIRMATION

           1. Vesting of Assets.

                     Upon the Effective Date, all property of the Debtors' estates which has not been sold and transferred to Purchaser under the APA shall vest in the Debtors free and clear of all liens, Claims, encumbrances, charges, and other interests. The Liquidating Trust Assets shall be transferred to the Liquidating Trust free and clear of all liens, Claims, encumbrances, and other interests.

           2. Discharge of Claims and Termination of Equity Interests.

                     Confirmation of the Plan will discharge all existing debts and Claims, and terminate all Equity Interests, of any kind, nature or description whatsoever against or in the Debtors. All holders of existing Claims against and Equity Interests in the Debtors will be enjoined from asserting against the Debtors, or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim or proof of Equity Interest. In addition, upon the Effective Date, each holder of a Claim against or Equity Interest in the Debtors shall be forever precluded and enjoined from prosecuting or asserting any discharged Claim against or terminated Equity Interests in the Debtors.

           3. Discharge of Debtors.

                     Upon the Effective Date, and in consideration of the distributions to be made under the Plan, except as otherwise expressly provided therein, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Debtors. Notwithstanding any provision of the Plan to the contrary, any valid setoff or recoupment rights held against any of the Debtors shall not be affected by the Plan and shall be expressly preserved in the Confirmation Order.

           4. Terms of Injunctions or Stays.

                     Unless otherwise provided, all injunctions or stays arising under or entered during the chapter 11 cases under section 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in such order.

           5. Exculpation.

                     The Plan provides that neither the Debtors, the Purchaser, the Liquidating Trustee, the Disbursing Agent, the Creditors Committee appointed pursuant to section 1102 of the Bankruptcy Code in the chapter 11 cases, the First Lien Lender Administrative Agent, the Second Lien Lender Administrative Agent, the Indenture Trustees, nor any of their respective members, officers, directors, employees, agents, financial advisors, investment bankers, or professionals shall have or incur any liability to any holder of any Claim or Equity Interest for any act or omission in connection with, or arising out of, the Reorganization Cases, the confirmation of the Plan, the consummation of the Plan and APA, or the administration of the Plan or property to be distributed under the Plan, except for willful misconduct or gross negligence.

           6. Retention of Causes of Action/ Reservation of Rights.

                     Except as provided in the APA, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or causes of action that the Debtors may have or which the Debtors or Liquidating Trustee, in accordance with section 9 of the Plan, may choose to assert on behalf of the Debtors' respective estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law. On and after the Effective Date, the Debtors will have the right to enforce any and all causes of action against any person other than Avoidance Actions. The Debtors may pursue, abandon, settle, or release any or all causes of action, other than Avoidance Actions, as they deem appropriate, without the need to obtain approval or any other or further relief from the Bankruptcy Court. The Debtors may, in their discretion, offset any claim held against a person, other than Avoidance Actions, against any payment due such person under the Plan, provided, however, that any claims of the Debtors arising before the Commencement Date shall first be offset against Claims against the Debtors arising before the Commencement Date.

                     Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan. The Debtors and the Liquidating Trustee shall have, retain, reserve, and be entitled to assert all such claims, causes of action, rights of setoff, and other legal or equitable defenses which they had immediately prior to the Commencement Date fully as if the Reorganization Cases had not been commenced, and all of the Debtors' legal and equitable rights respecting any Claim left unimpaired by the Plan may be asserted by the Debtors or the Liquidating Trustee after the Confirmation Date to the same extent as if the Reorganization Cases had not been commenced.

I.         RETENTION OF JURISDICTION

                     On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Reorganization Cases for, among other things, the following purposes:

                     (a) To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

                     (b) To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date.

                     (c) To ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan.

                     (d) To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, Administrative Expense Claim, or Equity Interest.

                     (e) To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order, the Purchaser Selection Order, or the Sale Order is for any reason stayed, reversed, revoked, modified, or vacated.

                     (f) To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, the Purchaser Selection Order, the Sale Order, or any other order of the Bankruptcy Court.

                     (g) To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, Purchaser Selection Order, and Sale Order, in such a manner as may be necessary to carry out the purposes and effects thereof.

                     (h) To hear and determine all applications under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

                     (i) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the APA, the Plan, the Confirmation Order, the Sale Order, any transactions or payments contemplated by the Plan, or any agreement, instrument, or other document governing or relating to any of the foregoing.

                     (j) To take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan or the APA, or to maintain the integrity of the Plan or the APA following consummation.

                     (k) To resolve personal injury, employment litigation, and similar Claims pursuant to section 105(a) of the Bankruptcy Code.

                     (l) To determine such other matters and for such other purposes as may be provided in the Purchase Selection Order, the Sale Order, or the Confirmation Order.

                     (m) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code).

                     (n) To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

                     (o) To enter a final decree closing the Reorganization
Cases.

                     (p) To recover all assets of the Debtors and property of the Debtors' estates, wherever located.

J.         RELEASES

                     The Plan provides for a release, as of the Effective Date, of the respective officers, directors, employees, financial advisors, professionals, accountants, and attorneys of the Debtors, the Creditors Committee appointed pursuant to section 1102 of the Bankruptcy Code, Beal Bank, as Administrative Agent under the First Lien Lender Agreement or any successor agent thereto, Wilmington Trust Company, as Administrative Agent under the Second Lien Lender Agreement or any successor agent thereto, and the Indenture Trustees from all claims against them by the Debtors in their capacity as representatives of the Debtors, the Creditors Committees, the First Lien Lenders, the Second Lien Lenders, and the Noteholders, as applicable, except as otherwise expressly provided in the Plan and the Confirmation Order.

                     The purpose of the release of the representatives of the other major constituencies in these cases, such as the Creditors Committee and the administrative agents and advisors for the First Lien Lenders and Second Lien Lenders, is to protect the chapter 11 process for individuals who have contributed to the restructuring process.

K.         MISCELLANEOUS PROVISIONS

                     The Plan contains provisions relating to the cancellation of existing securities, corporate actions, the Disbursing Agent, delivery of distributions, manner of payment, vesting of assets, binding effect, terms of injunctions or stays, injunction against interference with the Plan, payment of statutory fees, dissolution of the Creditors Committee, substantial consummation, compliance with tax requirements, severability, revocation and amendment of the Plan, governing law, and timing. For more information regarding these items, see the Plan attached hereto as Exhibit "A".

                                       X.

                        CERTAIN FACTORS TO BE CONSIDERED

A.         CERTAIN BANKRUPTCY CONSIDERATIONS

                     There are certain risks associated with confirmation of the Plan, and the Debtors can provide no assurance that the Bankruptcy Court will approve confirmation of the Plan. The outcome of the Confirmation Hearing may depend on the following: (i) whether the First and Second Lien Lenders vote in favor of the Plan; (ii) whether the Bankruptcy Court will approve cramdown of the Plan on the First Lien Lenders and Second Lien Lenders in the event they do not vote in favor of the Plan; and (iii) whether all Administrative Expense Claims are required to be paid in full in Cash in order to confirm the Plan.

                     As described in section II.C.2. above, depending on the amount of consideration received by the Debtors in connection with the sale of all or substantially all of their assets and the size of the superpriority Administrative Expense Claim (if any) awarded by the Bankruptcy Court to the Second Lien Lenders, there may not exist sufficient funds to pay all Non-Assumed Administrative Expense Claims in full in Cash, as required under the Bankruptcy Code. Holders of Administrative Expense Claims (which include Priority Tax Claims, Compensation and Reimbursement Claims, and Priority Non-Tax Claims) therefore may receive no distribution under the Plan. Similarly, holders of General Unsecured Claims, Noteholder Claims, and PBGC Claims may also receive no distribution on account of their Claims under the Plan.

                     The Plan provides for no distribution to Classes H, J, and
K. The Bankruptcy Code conclusively deems these classes to have rejected the Plan. Notwithstanding the fact that these classes are deemed to have rejected the Plan, the Bankruptcy Court may confirm the Plan if at least one impaired class votes to accept the Plan (with such acceptance being determined without including the vote of any "insider" in such class). Thus, for the Plan to be confirmed with respect to each Debtor, one impaired class, among Classes A, B, C, D, E, F, and G must vote to accept the Plan. As to each impaired class that has not accepted the Plan, the Plan may be confirmed if the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to these classes. The Debtors believe that the Plan satisfies these requirements. For more information, see section XI below.

B.         SECURITIES LAW MATTERS

                     Holders of Allowed Non-Assumed Administrative Expense Claims, Compensation and Reimbursement Claims, Priority Non-Tax Claims, First Lien Lender Claims, Second Lien Lender Claims, Noteholder Claims, General Unsecured Claims, and PBGC Claims may receive securities in connection with the sale of the Debtors' assets to the Purchaser and the Plan. The Debtors and/or NewCo, as a plan sponsor, may seek authority to issue those securities in connection with the protections provided by section 1145 of the Bankruptcy Code.
Section 1145 provides certain exemptions from the securities registration requirements of federal and state securities laws with respect to the distribution of securities under a plan.

           1. Issuance and Resale of New Securities.

                     Section 1145(a) of the Bankruptcy Code generally exempts from registration under the Securities Act of 1933 (the "Securities Act") the offer or sale of securities of a debtor or a successor to a debtor under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or an equity interest in, such debtor, or principally in such exchange and partly for Cash. The Debtors and/or NewCo, as a plan sponsor, may attempt to rely on this exemption and seek to have common stock and any rights issued on the Effective Date exempted from the registration requirements of the Securities Act. If so authorized, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to an exemption provided by section 4(1) of the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. The issuance of the Beneficial Interests in the Liquidating Trust will also be exempt pursuant to section 1145(a). Recipients of securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

                     Any subscription rights or new stock to be issued upon exercise thereof generally will also be so exempt pursuant to section 1145(a) if the value of the Claims held by the holders of the class receiving such rights exceeds the amount of Cash payable upon exercise of the rights. If the value of the Claim is less than the exercise price, section 1145(a) would not apply, in which case the rights will be issued only to those holders of the applicable class of Claims who are "accredited investors" as defined in Regulation D under the Securities Act. Any subscription rights or new stock issued upon exercise thereof would be issued without registration under the Securities Act pursuant to the exemption therefrom contained in section 4(2) of the Securities Act relating to issuances which do not constitute a public offering and Regulation D thereunder. Alternatively, NewCo could register the rights and the new stock issuable upon exercise thereof pursuant to the Securities Act.

                     In the event new stock is issued in connection with a rights offering in accordance with Regulation D, it will not be deemed to be issued in a public offering. Accordingly, such shares of new stock would be "restricted securities" and may only be resold by any holder thereof pursuant to an effective registration statement under section 5 of the Securities Act or an exemption therefrom, which may include Rule 144 ("Rule 144") promulgated under the Securities Act.

                     Rule 144 is a non-exclusive safe harbor that provides a basis for sellers to claim a trading exemption under section 4(a) of the Securities Act. Rule 144 will permit the resale of securities received pursuant to a rights offering subject to applicable holding period requirements, volume limitations, notice and manner of sale requirements, availability of current information about the issuer and certain other conditions. Generally, Rule 144 provides that if such conditions are met, specified persons who resell "restricted securities" or who resell securities that are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in section 2(11) of the Securities Act. Additionally, under Rule 144(k), a person who is not deemed to have been an affiliate of the issuer at any time during the three months preceding a sale, and who has beneficially owned the securities proposed to be sold for at least two years, is entitled to sell such securities without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. In the event that securities may be resold in accordance with Rule 144, such securities generally may be resold by the recipients thereof without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued pursuant to a rights offering are advised to consult with their own counsel as to the availability of any such exemption from registration under state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

                     Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (d) is a control person of the issuer of the securities or other issuer of the securities within the meaning of section 2(11) of the Securities Act. The legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the voting securities of the issuer may be presumed to be a "control person."

                     Notwithstanding the foregoing, statutory underwriters may be able to sell their securities pursuant to the resale limitations of Rule 144 promulgated under the Securities Act. Rule 144 would, in effect, permit the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

                     Whether any particular person would be deemed to be an "underwriter" with respect to any security issued under or in connection with the sale and confirmation of the Plan would depend upon the facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving distributions in connection with the sale and confirmation of the Plan would be an "underwriter" with respect to any security issued in connection with the sale and confirmation of the Plan.

                     In view of the complex, subjective nature of the question of whether a particular person may be an underwriter or an affiliate of NewCo or the Purchaser, the Debtors make no representations concerning the right of any person to trade in any new stock that may be distributed in connection with the sale and confirmation of the Plan. Accordingly, in the event securities are issued in connection with the sale and confirmation of the Plan, the Debtors recommend that potential recipients of such securities consult their own counsel concerning whether they may freely trade such securities.

           2. Listing of New Common Stock.

                     On the Effective Date, any shares of new stock issued pursuant to the APA or the Plan will not be listed on a national securities exchange or Nasdaq Stock Market, and neither the Purchaser nor NewCo will be a reporting company under the Securities Exchange Act of 1934. Accordingly, no


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assurance can be given that a holder of such new stock will be able to sell such securities in the future or as to the price at which any sale may occur.

           3. Registration Rights.

                     In connection with the sale of the Debtors' assets and confirmation of the Plan, NewCo or the Purchaser may require the execution of a registration rights agreement between NewCo or the Purchaser and any holder of new stock that would qualify as an "underwriter" as defined in section 1145(b) of the Bankruptcy Code, such as a holder of 10% or more of such securities, and holders of new common stock received upon exercise of any rights issued pursuant to Regulation D. The reason for such an agreement is that statutory "underwriters" and such holders will not be able to take advantage of the exemption from registration provided in section 1145 that is available to other holders. If a rights offering is required in connection with the sale and confirmation of the Plan, a copy of the registration rights agreement will be set forth in the Plan Supplement.

           4. Legends.

                     If stock or rights are issued in connection with the sale and confirmation of the Plan, then certificates evidencing shares of new common stock received by holders of at least 10% of the outstanding new common stock and received by holders of new stock upon exercise of rights issued pursuant to Regulation D will bear a legend substantially in the form below:

                     THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

C.         RISKS RELATING TO THE SECURITIES ISSUED IN CONNECTION WITH THE SALE

           1. Variances from Projections.

                     The projections included in section IV.C herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to WestPoint's business, financial condition and results of operations. Statements that use the terms "believe," "anticipate," "expect," "plan," "intend," "estimate," "project" and similar expressions in the affirmative and the negative are intended to identify forward-looking statements. These statements reflect WestPoint's current views with respect to future events and are based on current assumptions, expectations, estimates and projections about WestPoint's business and the markets in which it operates and are subject to risks and uncertainties. Actual events (including WestPoint's results) could differ materially from those anticipated in these forward-looking statements as a result of various factors which include, but are not limited to, the following: uncertainties exist related to WestPoint's having filed a chapter 11 petition and the reorganization proceedings resulting therefrom; product margins may vary from those projected; raw material prices may vary from those assumed; additional reserves may be required for bad debts, returns, allowances, governmental compliance costs, or litigation; there may be changes in the performance of financial markets or fluctuations in foreign currency exchange rates; unanticipated natural disasters could have a material impact upon results of operations; there may be changes in the general economic conditions which affect customer payment practices or consumer spending; competition for retail and wholesale customers, pricing and transportation of products may vary from time to time due to seasonal variations or otherwise; customer preferences for our products can be affected by


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
competition, or general market demand for domestic or imported goods or the quantity, quality, price or delivery time of such goods; there could be an unanticipated loss of a material customer or a material license; there may be changes in governmental standards for WestPoint's products that materially affect the cost of production or availability of raw materials; the availability and price of raw materials could be affected by weather, disease, energy costs or other factors. In addition, consideration should be given to any other risks and uncertainties discussed herein and in documents filed by WestPoint with the Securities and Exchange Commission. Except as required by applicable law, WestPoint assumes no obligation to update or revise publicly any forward-looking statements, whether as the result of new information, future events or otherwise.

           2. Significant Holders.

                     Under the Plan, certain holders of Allowed Claims may receive distributions of shares in NewCo representing in excess of five percent of the outstanding shares of the common stock. If holders of a significant number of shares of NewCo were to act as a group, such holders may be in a position to control the outcome of actions requiring shareholder approval, including the election of directors.

                     Further, the possibility that one or more of the holders of a number of shares of the NewCo may determine to sell all or a large portion of their shares in a short period of time may adversely affect the market price of the stock of the NewCo.

           3. Lack of Trading Market.

                     Any stock issued in connection with the sale and confirmation of the Plan may not be listed on any exchange. There can be no assurance that an active trading market for such stock will develop. Accordingly, no assurance can be given that a holder of the stock will be able to sell such securities in the future or as to the price at which any such sale may occur. If such markets were to exist, such securities could trade at prices higher or lower than the value ascribed to such securities herein depending upon many factors, including the prevailing interest rates, markets for similar securities, general economic and industry conditions, and the performance of, and investor expectations for, NewCo.

D.         RISKS ASSOCIATED WITH THE BUSINESS

                     Additional discussion of risks related to WestPoint's business are set forth in greater detail in WestPoint's Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on March 15, 2004, and the 2004 Annual Review, a copy of which is annexed hereto as Exhibit "B".

                                       XI.

                            CONFIRMATION OF THE PLAN

A.         CONFIRMATION HEARING

                     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a Plan. The Confirmation Hearing is scheduled for 10:00 a.m. Eastern Time, on August 12, 2005, before the Honorable Robert D. Drain, United States Bankruptcy Judge, in Room 610 of the United States Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, New York, New York. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned Confirmation Hearing.

                     Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a Plan. Any objection to confirmation of the Plan must be in writing, must conform to the Federal Rules


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of Bankruptcy Procedure, must set forth the name of the objector, the nature and amount of Claims or interests held or asserted by the objector against the particular Debtor or Debtors, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to chambers, together with proof of service thereof, and served upon and received no later than 4:00 p.m. Eastern Time on July 30, 2005 by (i) WestPoint Stevens Inc., 507 West Tenth Street, West Point, Georgia 31833 (Attn: M. Clayton Humphries, Jr., Esq., Vice President & General Counsel); (ii) the attorneys for the Debtors, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (Attn: Michael F. Walsh, Esq. and John J. Rapisardi, Esq.); (iii) the Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, 21st floor, New York, New York 10004 (Attn: Brian Masumoto, Esq.); (iv) the attorneys for the Debtors' postpetition lenders, Parker, Hudson, Rainer & Dobbs LLP, 1500 Marquis Two Tower, 285 Peachtree Center Avenue,
Atlanta, Georgia 30303 (Attn: C. Edward Dobbs, Esq.); (v) the attorneys for the First Lien Lender Administrative Agent, Jenkens & Gilchrist, A Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202-2799 (Attn:
Gregory G. Hesse, Esq.); (vi) the attorneys for the Steering Committee of First Lien Lenders, Hennigan, Bennett & Dorman, LLP, 601 S. Figueroa Street, Suite 3300, Los Angeles, CA 90017 (Attn. Bruce Bennett, Esq.); (vii) the attorneys for the Debtors' prepetition second lien lenders, Kramer Levin Naftalis & Frankel, LLP, 919 Third Avenue, New York, New York 10022 (Attn: Thomas M. Mayer, Esq.);
(viii) the attorneys for Icahn Associates, Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, New York, New York 10020 (Attn: Peter Wolfson, Esq.); and (ix) the attorneys for the statutory committee of creditors, Stroock and Stroock and Lavan LLP, 180 Maiden Lane, New York, New York 10038 (Attn:
Lawrence M. Handelsman, Esq. and Michael J. Sage, Esq.).

                     Objections to confirmation of the Plan are governed by Rule 9014 of the Federal Rules of Bankruptcy Procedure.

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.         GENERAL REQUIREMENTS OF SECTION 1129

                     At the Confirmation Hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied.

           1. The Plan complies with the applicable provisions of the Bankruptcy Code. 2. The Debtors have complied with the applicable provisions of the Bankruptcy Code.

           3. The Plan has been proposed in good faith and not by any means proscribed by law.

           4. Any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the chapter 11 cases, or in connection with the Plan and incident to the chapter 11 cases, has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

           5. The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of NewCo.

           6. With respect to each class of Claims or Equity Interests, each holder of an impaired Claim or impaired Equity Interest either has accepted the Plan or will receive or retain under the Plan on account of such holder's Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would


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
                     receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. See discussion of "Best Interests Test" below.

           7.        Except to the extent the Plan meets the requirements of
                     section 1129(b) of the Bankruptcy Code (discussed below), each class of Claims or Equity Interests has either accepted the Plan or is not impaired under the Plan. Classes H, J, K and L are deemed to have rejected the Plan and thus the Plan can be confirmed only if the requirements of section 1129(b) of the Bankruptcy Code are met.

           8. Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim or, as described herein, has not objected to the non-payment in full of such Claim, the Plan provides that Allowed undisputed Administrative Expense Claims and Allowed Priority Non-Tax Claims will be paid in full on the Effective Date and that Allowed Priority Tax Claims will receive on account of such Claims deferred Cash payments, over a period not exceeding six (6) years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the Allowed amount of such Claims.

           9. At least one class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such class.

           10. Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of "Feasibility" below.

C.         BEST INTERESTS TESTS

                     As described above, the Bankruptcy Code requires that each holder of an impaired Claim or Equity Interest either (i) accept the Plan or
(ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

                     The first step in determining whether this test has been satisfied is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The gross amount of Cash that would be available for satisfaction of Claims and Equity Interests would be the sum of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors, augmented by any unencumbered Cash held by the Debtors at the time of the commencement of the liquidation case.

                     The next step is to reduce that gross amount by the costs and expenses of the liquidation itself and by such additional administrative and priority Claims that might result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation. Any remaining net Cash would be allocated to creditors and stockholders in strict priority in accordance with section 726 of the Bankruptcy Code. Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) are compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

                     The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. Other liquidation costs include the expenses incurred during the chapter 11 cases Allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals for the Debtors and the Creditors Committee, and costs and expenses of members of the Creditors Committee, as well as other compensation Claims. In addition, Claims


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
would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the chapter 11 cases.

                     The foregoing types of Claims, costs, expenses, fees, and such other Claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured Claims. The Debtors believe that in a chapter 7 liquidation, no prepetition Claims or Equity Interests would receive any distribution of property.

                     The Debtors' liquidation analysis is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the Debtors. The analysis is based on a number of significant assumptions which are described below. The liquidation analysis does not purport to be a valuation of the Debtors' assets and is not necessarily indicative of the values that may be realized in an actual liquidation.

D.         LIQUIDATION ANALYSIS

                     As noted above, the Debtors believe that under the Plan all holders of impaired Claims (including Non-Assumed Administrative Expense Claims) and Equity Interests will receive property with a value not less than the value such holder would receive in a liquidation of the Debtors under chapter 7 of the Bankruptcy Code. The Debtors' belief is based primarily on (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Equity Interests, including (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a chapter 7 trustee and professional advisors to the trustee, (b) the erosion in value of assets in a chapter 7 case in the context of the rapid liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, (c) the adverse effects on the Debtors' businesses as a result of the likely departure of key employees and the probable loss of customers, (d) the substantial increases in Claims, such as estimated contingent Claims, which would be satisfied on a priority basis or on parity with the holders of impaired Claims and Equity Interests of the chapter 11 cases, (e) the reduction of value associated with a chapter 7 trustee's operation of the Debtors' businesses, and (f) the substantial delay in distributions to the holders of impaired Claims and Equity Interests that would likely ensue in a chapter 7 liquidation and (ii) the liquidation analysis prepared by the Debtors will be filed with the Court prior to the Disclosure Statement Hearing (the "Liquidation Analysis").

                     The Debtors believe that any liquidation analysis is speculative, as such an analysis necessarily is premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. Thus, there can be no assurance as to values that would actually be realized in a chapter 7 liquidation, nor can there be any assurance that a Bankruptcy Court would accept the Debtors' conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

                     For example, the Liquidation Analysis necessarily contains an estimate of the amount of Claims which will ultimately become Allowed Claims. This estimate is based solely upon the Debtors' review of its books and records and the Debtors' estimates as to additional Claims that may be filed in the chapter 11 cases or that would arise in the event of a conversion of the case from chapter 11 to chapter 7. No order or finding has been entered by the Bankruptcy Court or any other court estimating or otherwise fixing the amount of Claims at the projected-amounts of Allowed Claims set forth in the Liquidation Analysis. In preparing the Liquidation Analysis, the Debtors have projected an amount of Allowed Claims that is at the lower end of a range of reasonableness such that, for purposes of the Liquidation Analysis, the largest possible liquidation dividend to holders of Allowed Claims can be assessed. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.


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
                     To the extent that confirmation of the Plan requires the establishment of amounts for the chapter 7 liquidation value of the Debtors, funds available to pay Claims, and the reorganization value of the Debtors, the Bankruptcy Court will determine those amounts at the Confirmation Hearing. Accordingly, the annexed Liquidation Analysis is provided solely to disclose to holders the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.

E.         FEASIBILITY

                     The Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. Since the Plan provides for the liquidation of the Debtors, the Bankruptcy Court will find that the Plan is feasible if it determines that the Debtors will be able to satisfy the conditions precedent to the Effective Date and otherwise have sufficient funds to meet its post Confirmation Date obligations to pay for the costs of administering and fully consummating the Plan and closing the chapter 11 cases. The Debtors believe that the Plan satisfies the financial feasibility requirement imposed by the Bankruptcy Code.

F.         SECTION 1129(B)

                     The Bankruptcy Court may confirm a plan over the rejection or deemed rejection of the plan by a class of claims or equity interests if the plan "does not discriminate unfairly" and is "fair and equitable" with respect to such class.

           1. No Unfair Discrimination.

                     This test applies to classes of Claims or Equity Interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be "fair."

           2. Fair and Equitable Test.

                     This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of Claims receive more than 100% of the Allowed amount of the Claims in such class. As to the dissenting class, the test sets different standards, depending on the type of Claims or interests in such class:

                     o Secured Creditors. Each holder of an impaired secured Claim either (i) retains its liens on the property, to the extent of the Allowed amount of its secured Claim and receives deferred Cash payments having a value, as of the effective date, of at least the Allowed amount of such Claim, or (ii) has the right to credit bid the amount of its Claim if its property is sold and retains its liens on the proceeds of the sale (or if sold, on the proceeds thereof) or (iii) receives the "indubitable equivalent" of its Allowed secured Claim.

                     o Unsecured Creditors. Either (i) each holder of an impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its Allowed Claim or (ii) the holders of Claims and interests that are junior to the Claims of the dissenting class will not receive any property under the plan.

                     o Equity Interests. Either (i) each Equity Interest holder will receive or retain under the plan property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of interests that are junior to the Equity Interests of the dissenting class will not receive or retain any property under the Plan.


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
                     The Debtors believe the Plan will satisfy the "fair and equitable" requirement notwithstanding that Classes H, J, K, and L are deemed to reject the Plan because no class that is junior to such classes will receive or retain any property on account of the Claims or Equity Interests in such class.

                     Because several classes of Claims are not being paid in full, the existing Equity Interests in the Debtors are being extinguished.

                                      XII.

           ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THIS PLAN

A.         LIQUIDATION UNDER CHAPTER 7

                     If no chapter 11 plan can be confirmed, the chapter 11 cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effect that a chapter 7 liquidation would have on the recoveries of holders of Claims is set forth in section XI.D of this Disclosure Statement. The Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan because (a) the likelihood that other assets of the Debtors would have to be sold or otherwise disposed of in a less orderly fashion, (b) additional administrative expenses attendant to the appointment of a trustee and the trustee's employment of attorneys and other professionals, (c) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations. In a chapter 7 liquidation, the Debtors believe that there would be no distribution to holders of Administrative Claims or to holders of Class E, F, G, H, I, J, K and L Claims.

B.         ALTERNATIVE PLAN

                     If the Plan is not confirmed, the Debtors may seek to sell their assets pursuant to section 363 of the Bankruptcy Code. Alternatively, the Debtors, or any other party in interest (if the Debtors' exclusive period in which to file a Plan has expired) could attempt to formulate a different Plan. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of the Debtors' assets under chapter
11. However, since substantially all of the Debtors' assets are being sold pursuant to the sale and the Plan provides for the distribution of the Sale Proceeds in accordance with the statutory priorities established by the Bankruptcy Code, the Debtors believe that any alternative chapter 11 plan will necessarily be substantially similar to the Plan. Any attempt to formulate an alternative chapter 11 plan would unnecessarily delay creditors' receipt of distributions yet to be made and, due to the incurrence of additional administrative expenses during such period of delay, may provide for smaller distributions to holders of Claims than are currently provided for in the Plan. Accordingly, the Debtors believe that the Plan will enable all parties in interest to realize the greatest possible recovery on their respective Claims with the least delay.

                                      XIII.

               CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

                     The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to certain holders of Allowed Claims. The following summary does not address the federal income tax consequences to holders of Claims or Equity Interests that are either unimpaired under the Plan or deemed to reject the Plan, holders of Priority Tax Claims or Other Secured Claims, and the PBGC.


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
                     The following summary is based on the Tax Code, Treasury regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (the "IRS"), all as in effect on the date hereof. These rules are subject to change, possibly on a retroactive basis, and any such change could significantly affect the U.S. federal income tax consequences described below.

                     The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary addresses neither state, local, or foreign income or other tax consequences of the Plan, nor the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, other financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, persons holding an equity interest as part of an integrated constructive sale or straddle, and investors in pass-through entities).

                     The following discussion generally assumes that the Plan will be treated as a plan of liquidation of the Debtors for federal income tax purposes, and that all distributions to holders of Claims will be taxed accordingly. A detailed description of the tax consequences regarding the Sale Proceeds to be received by holders of Claims will be filed prior to the Disclosure Statement Hearing.

                     ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM.

                     TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL INCOME TAX ISSUES CONTAINED OR REFLECTED IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY HOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE HOLDER UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.         CONSEQUENCES TO DEBTORS

                     For federal income tax purposes, the Debtors are members of an affiliated group of corporations of which WestPoint is the common parent (the "WestPoint Group"), and join in the filing of a consolidated federal income tax return. The WestPoint Group had, as of the taxable year ending on December 31, 2004, a consolidated net operating loss ("NOL") carryforward of approximately $454.9 million (a portion of which is subject to current limitations). See the Company's 2004 Financial Statements at Note 6 (Income Taxes) included in its 2004 Annual Review annexed hereto as Exhibit "B". The WestPoint Group has since incurred additional operating losses. In addition, it is anticipated that the Debtors will incur significant losses on the sale of substantially all of their assets pursuant to the Plan. The amount of the Debtors' losses and NOL carryforwards remains subject to adjustment by the IRS.

                     Upon the complete liquidation and dissolution of the Debtors pursuant to the Plan on or about the Effective Date, all of the Debtors' existing NOL carryforwards and other tax benefits will be eliminated.

B.         CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS.

                     Pursuant to the Plan, holders of First Lien Lender Claims will receive their Ratable Proportion of the Sale Proceeds in satisfaction of their Claims. Thereafter, depending on relative priority, holders of Second Lien Lender Claims, Non-Assumed Administrative Expense Claims, Compensation and


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Reimbursement Claims, Priority Non-Tax Claims, Priority Tax Claims, General
Unsecured Claims, Noteholder Claims, and PBGC Claims may receive a portion of the Sale Proceeds remaining after satisfying the First Lien Lender Claims and/or possibly Beneficial Interests in the Liquidating Trust. In the event that the value of the assets to be transferred to the Liquidating Trust does not exceed the amount of the superpriority Administrative Expense Claim (if any) awarded to the Second Lien Lenders, such assets will be transferred directly to the Second Lien Lender Administrative Agent in satisfaction of Second Lien Lender Claims, and the Liquidating Trust will not be established.

           1. Gain or Loss.

                     Holders of Allowed Priority Non-Tax Claims, First Lien Lender Claims, Second Lien Lender Claims, General Unsecured Claims and Noteholder Claims generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of any property (including a holder's undivided interest, if any, in the assets transferred to the Liquidating Trust) received by the holder in satisfaction of its Claim (other than in respect of any Claim for accrued but unpaid interest) and (ii) the holder's adjusted tax basis in its Claim (other than any claim for accrued but unpaid interest). For a discussion of the tax consequences of any Claims for accrued but unpaid interest, see Section XIII.B.2., below.

                     As discussed below, the Liquidating Trust has been structured to qualify as a "grantor trust" for federal income tax purposes. Accordingly, pursuant to the Plan, each holder of an Allowed Claim that receives a beneficial interest in the Liquidating Trust generally will be treated for federal income tax purposes as directly receiving, and as a direct owner of, its allocable portion of the assets of the Liquidating Trust (absent a determination by the IRS to the contrary). See Section XIII.B.3, "Tax Treatment of Liquidating Trust and Holders of Beneficial Interest," below. Pursuant to the Plan, the Liquidating Trustee will, as soon as practicable after the Effective Date, make a good faith valuation of the Liquidating Trust Assets as of the Effective Date, and all parties (including the Debtors, the Liquidating Trustee and the holders of Beneficial Interests) must consistently use such valuation for all federal income tax purposes.

                     After the Effective Date, any amount a holder receives as a distribution from the Liquidating Trust in respect of its Beneficial Interests (other than possibly as a result of the subsequent disallowance of a disputed Second Lien Lender Claim, Non-Assumed Administrative Expense Claim, Compensation and Reimbursement Claim, Priority Tax Claim, Priority Non-Tax Claim, General Unsecured Claim, Noteholder Claim or PBGC Claim) should not be included, for federal income tax purposes, in the holder's amount realized in respect of its Allowed Claim but should be separately treated as a distribution received in respect of such holder's beneficial (ownership) interest in the Liquidating Trust.

                     Where gain or loss is recognized by a holder in respect of its Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount and whether and to what extent the holder had previously claimed a bad debt deduction.

                     In general, a holder's tax basis in any assets received (including the holder's undivided interest in the assets of the Liquidating Trust) will equal the fair market value of such assets, and the holding period for such assets generally will begin the day following the transfer of such assets to the Liquidating Trust or the Second Lien Lender Administrative Agent.

           2. Distributions in Discharge of Accrued but Unpaid Interest.

                     In general, to the extent that any consideration received by a holder of an Allowed Claim (whether paid in cash property or Beneficial Interests) is received in satisfaction of accrued interest or amortized original issue discount ("OID") during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed or amortized OID was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a security, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. Accordingly, it is also unclear whether, by analogy, a holder of a claim would be required in the context of a taxable transaction to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

                     Pursuant to the Plan, all distributions in respect of Allowed Claims will be allocated first to the principal amount of such Claims, as determined for federal income tax purposes, and thereafter, to the portion of such Claim, if any, representing accrued but unpaid interest. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes.

                     Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

           3. Tax Treatment of Liquidating Trust and Holders of Beneficial Interests.

                     (a) Classification of Liquidating Trust.

                     The Liquidating Trust is intended to qualify as a liquidating trust for U.S. federal income tax purposes. In general, a liquidating trust is not a separate taxable entity, but rather is treated for federal income tax purposes as a "grantor trust" (i.e., a pass-through entity). However, merely establishing a trust as a liquidating trust does not ensure that it will be treated as a grantor trust for U.S. federal income tax purposes. The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan. The Liquidating Trust has been structured with the intention of complying with such general criteria. Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, all parties (including, without limitation, the Debtors, the Liquidating Trustee and the holders of Second Lien Lender Claims, Non-Assumed Administrative Expense Claims, Compensation and Reimbursement Claims, Priority Tax Claims, Priority Non-Tax Claims, General Unsecured Claim, Noteholder Claims and PBGC Claims) are required to treat, for federal income tax purposes, the Liquidating Trust as a grantor trust of which the holders of Beneficial Interests are the owners and grantors, and the following discussion assumes that the Liquidating Trust will be so respected for U.S. federal income tax purposes. However, no ruling has been requested from the IRS and no opinion of counsel has been requested concerning the tax status of the Liquidating Trust as a grantor trust. Accordingly, there can be no assurance that the IRS would not take a contrary position. If the IRS were to challenge successfully the classification of the Liquidating Trust, the federal income tax consequences to the Debtors, the Liquidating Trust and the holders of Beneficial Interests could vary from those discussed herein (including the possibility that the Liquidating Trust would be subject to entity level taxation).

                     (b) General Tax Reporting by the Liquidating Trust and holders of Beneficial Interests.

                     For all U.S. federal income tax purposes, all parties (including, without limitation, the Debtors, the Liquidating Trustee and the holders of Second Lien Lender Claims, Non-Assumed Administrative Expense Claims, Compensation and Reimbursement Claims, Priority Tax Claims, Priority Non-Tax Claims, General Unsecured Claims, Noteholder Claims and PBGC Claims) must treat the transfer of the Liquidating Trust Assets to the Liquidating Trust, in accordance with the terms of the Plan, as (i) a transfer of the Liquidating Trust Assets directly to the holders of Beneficial Interests in satisfaction of their Claims, followed by (ii) the transfer by such holders to the Liquidating Trust of such Liquidating Trust Assets in exchange for Beneficial Interests in the Liquidating Trust. Accordingly, all parties must treat the Liquidating Trust as a grantor trust of which such holders are the owners and grantors. Thus, such holders (and any subsequent holders of interests in the Liquidating Trust) will be treated as the direct owners of an undivided interest in the assets of the Liquidating Trust for all U.S. federal income tax purposes (which assets will generally have a tax basis equal to their fair market value on the Effective
Date).

                     Pursuant to the Plan, as soon as practicable after the Effective Date, the Liquidating Trustee will make a good faith valuation of the Liquidating Trust Assets; and all parties (including, without limitation, the Debtors, the Liquidating Trustee and the holders of Beneficial Interests) must consistently use such valuation for all federal income tax purposes. The valuation will be made available as necessary for tax reporting purposes (on an asset or aggregate basis, as relevant).

                     Allocations of Liquidating Trust taxable income will be determined by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Liquidating Trust had distributed all of its other assets (valued at their tax book value) to the holders of the Beneficial Interests (treating certain pending Second Lien Lender Claims, Disputed Non-Assumed Administrative Expense Claims, Compensation and Reimbursement Claims, Priority Tax Claims, Priority Non-Tax Claims, General Unsecured Claims, Noteholder Claims and PBGC Claims as if they were Allowed Claims; see Section 9.12(b)(iv) of the
Plan) in each case up to the tax book value of the assets treated as contributed by such holders, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Liquidating Trust. Similarly, taxable loss of the Liquidating Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Liquidating Trust Assets. The tax book value of the Liquidating Trust Assets for this purpose shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable tax regulations, and other applicable administrative and judicial authorities and pronouncements.

                     The U.S. federal income tax obligations of a holder are not dependent on the Liquidating Trust's distributing any cash or other proceeds. Therefore, a holder may incur a federal income tax liability with respect to its allocable share of the income of the trust regardless of the fact that the Liquidating Trust has not made any concurrent distribution to the holder. In general, other than possibly in respect of cash retained on account of disputed Second Lien Lender Claims, Non-Assumed Administrative Expense Claims, Compensation and Reimbursement Claims, Priority Tax Claims, Priority Non-Tax Claims, General Unsecured Claims, Noteholder Claims and PBGC Claims and subsequently distributed, a distribution of cash by the Liquidating Trust to the holders of Beneficial Interests will not be taxable to such holder since such holder will already be regarded for federal income tax purposes as owning the underlying assets .

                     The Liquidating Trustee will file with the IRS returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a). Except as discussed below with respect to the Liquidation Trust Claims Reserve, the Liquidating Trustee will also annually send to each record holder of a Beneficial Interest a separate statement setting forth the holder's share of items of income, gain, loss, deduction, or credit and will instruct all such holders to report such items on their federal income tax returns or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns. The Liquidating Trustee will also file, or cause to be filed, all appropriate tax returns with respect to any Liquidating Trust Assets allocable to certain disputed Second Lien Lender Claims, Non-Assumed Administrative Expense Claims, Compensation and Reimbursement Claims, Priority Tax Claims, Priority Non-Tax Claims, General Unsecured Claims, Noteholder Claims and PBGC Claims that have not been Allowed, as discussed below.

                     (c) Tax Reporting for Liquidating Trust Assets Allocable to
                         Certain Disputed Claims.

                     Absent definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee of a private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee will (i) treat any Liquidating Trust Assets allocable to, or retained on account of, Beneficial Interests that would be distributed to holders of disputed Second Lien Lender Claims, Non-Assumed Administrative Expense Claims, Compensation and Reimbursement Claims, Priority Tax Claims, Priority Non-Tax Claims, General Unsecured Claims, Noteholder Claims and PBGC Claims if such Claims were Allowed as held by one or more discrete trusts for federal income tax purposes (the "Liquidating Trust Claims Reserve"), consisting of separate and independent shares to be established in respect of each Disputed Claim, in accordance with the trust provisions of the Tax Code (section 641 et seq.), (ii) treat as taxable income or loss of the Liquidating Trust Claims Reserve, with respect to any given taxable year, the portion of the taxable income or loss of the Liquidating Trust that would have been allocated to the holders of such Disputed Claims had such Claims been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such Claims are unresolved),
(iii) treat as a distribution from the Liquidating Trust Claims Reserve any increased amounts distributed by the Liquidating Trust as a result of any such Disputed Claims resolved earlier in the taxable year, to the extent such distributions relate to taxable income or loss of the Liquidating Trust Claims Reserve determined in accordance with the provisions hereof, and (iv) to the extent permitted by applicable law, report consistent with the foregoing for state and local income tax purposes. In addition, pursuant to the Plan, all holders of Beneficial Interests are required to report consistently with such treatment.

                     Accordingly, subject to issuance of definitive guidance,
(i) the Liquidating Trustee will report on the basis that any amounts earned by this separate trust and any taxable income of the Liquidating Trust allocable to it are subject to a separate entity level tax, except to the extent such earnings are distributed during the same taxable year, and (ii) any amounts earned by or attributable to the separate trust and distributed to a holder during the same taxable year will be includible in such holder's gross income.

           4. Information Reporting and Withholding.

                     All distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at the then applicable rate (currently 28%). Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN,
(c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is supplied to the IRS.

                     The Treasury Regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, the following (i) certain transactions that result in the taxpayer claiming a loss in excess of specified thresholds; and (ii) certain transactions in which the taxpayer's book-tax differences exceed a specified threshold in any tax year. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders' tax returns.

                     THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN. XIV.

                                   CONCLUSION

                     The Debtors believe the Plan is in the best interests of all creditors and urge the holders of impaired Claims in Classes A, B, C, D, E, F, and G to vote to accept the Plan and to evidence such acceptance by returning their Ballots.



Dated: June 10, 2005

                                           Respectfully submitted,

                                           By: /s/ Lester D. Sears
                                               --------------------------------
                                               Name: Lester D. Sears
                                               Title: Chief Financial Officer

                                   EXHIBIT "A"


                               AMENDED JOINT PLAN

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
----------------------------------X
IN RE                             :
                                  :     CHAPTER 11 CASE NO.
WESTPOINT STEVENS INC., ET AL.,   :     03-13532 (RDD)
                                  :     (JOINTLY ADMINISTERED)
                                  :
        DEBTORS.                  :
----------------------------------X



                           DEBTORS' AMENDED JOINT PLAN
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                     ---------------------------------------









WEIL, GOTSHAL & MANGES LLP
Attorneys for Debtors and
Debtors in Possession
767 Fifth Avenue
New York, New York 10153
(212) 310-8000


Dated: June 10, 2005

                                TABLE OF CONTENTS

                                                                                                                        PAGE
Section 1.           DEFINITIONS AND INTERPRETATION.......................................................................1

           A.        Definitions..........................................................................................1

                     1.1.      Adequate Protection Order..................................................................1

                     1.2.      Administrative Expense Claim...............................................................1

                     1.3.      Allowed....................................................................................1

                     1.4.      APA........................................................................................2

                     1.5.      Assigned Contracts and Leases..............................................................2

                     1.6.      Assumed Administrative Expense Claim.......................................................2

                     1.7.      Avoidance Actions..........................................................................2

                     1.8.      Bankruptcy Code............................................................................2

                     1.9.      Bankruptcy Court...........................................................................2

                     1.10.     Bankruptcy Rules...........................................................................2

                     1.11.     Beneficial Interests.......................................................................2

                     1.12.     Bidding Procedures.........................................................................2

                     1.13.     Bidding Procedures Order...................................................................2

                     1.14.     Business Day...............................................................................2

                     1.15.     Cash.......................................................................................2

                     1.16.     Catch-up Distribution......................................................................2

                     1.17.     Cause of Action............................................................................3

                     1.18.     Claim......................................................................................3

                     1.19.     Class......................................................................................3

                     1.20.     Closing....................................................................................3

                     1.21.     Collateral.................................................................................3

                     1.22.     Commencement Date..........................................................................3

                     1.23.     Confirmation Date..........................................................................3

                     1.24.     Confirmation Hearing.......................................................................3

                     1.25.     Confirmation Order.........................................................................3

                     1.26.     Creditors Committee........................................................................3

                     1.27.     Debtors....................................................................................3

                     1.28.     Debtors in Possession......................................................................3

                     1.29.     DIP Credit Agreement.......................................................................3


                                       i

                                TABLE OF CONTENTS
                                   (CONTINUED)


                     1.30.     DIP Claim..................................................................................3

                     1.31.     Disbursing Agent...........................................................................3

                     1.32.     Disclosure Statement.......................................................................3

                     1.33.     Disputed Claim.............................................................................4

                     1.34.     Distribution Record Date...................................................................4

                     1.35.     Effective Date.............................................................................4

                     1.36.     Equity Interest............................................................................4

                     1.37.     Estates....................................................................................4

                     1.38.     Final DIP Order............................................................................4

                     1.39.     Final Distribution Date....................................................................4

                     1.40.     Final Order................................................................................4

                     1.41.     First Lien Lender Administrative Agent.....................................................5

                     1.42.     First Lien Lender Agreement................................................................5

                     1.43.     First Lien Lender Claim....................................................................5

                     1.44.     General Unsecured Claim....................................................................5

                     1.45.     Indentures.................................................................................5

                     1.46.     Indenture Trustee..........................................................................5

                     1.47.     Intercompany Claim.........................................................................5

                     1.48.     Liquidating Trust..........................................................................5

                     1.49.     Liquidating Trust Agreement................................................................5

                     1.50.     Liquidating Trust Assets...................................................................5

                     1.51.     Liquidating Trust Claims Reserve...........................................................5

                     1.52.     Litigation Claim...........................................................................6

                     1.53.     NewCo......................................................................................6

                     1.54.     Non-Assumed Administrative Expense Claim...................................................6

                     1.55.     Noteholder Claim...........................................................................6

                     1.56.     Other Secured Claim........................................................................6

                     1.57.     PBGC Claim.................................................................................6

                     1.58.     Plan.......................................................................................6

                     1.59.     Plan Documents.............................................................................6

                     1.60.     Plan Supplement............................................................................6


                                       ii

                                TABLE OF CONTENTS
                                   (CONTINUED)


                     1.61.     Priority Non-Tax Claim.....................................................................6

                     1.62.     Priority Tax Claim.........................................................................6

                     1.63.     Punitive Damage Claim......................................................................6

                     1.64.     Purchaser..................................................................................6

                     1.65.     Purchaser Selection Hearing................................................................7

                     1.66.     Purchaser Selection Order..................................................................7

                     1.67.     Ratable Proportion.........................................................................7

                     1.68.     Reorganization Cases.......................................................................7

                     1.69.     Sale Order.................................................................................7

                     1.70.     Sale Proceeds..............................................................................7

                     1.71.     Schedules..................................................................................7

                     1.72.     Second Lien Lender Administrative Agent....................................................7

                     1.73.     Second Lien Lender Agreement...............................................................7

                     1.74.     Second Lien Lender Claim...................................................................7

                     1.75.     Secured Claim..............................................................................8

                     1.76.     Securities Act.............................................................................8

                     1.77.     Securities Litigation Claim................................................................8

                     1.78.     Series A Beneficial Interests..............................................................8

                     1.79.     Series B Beneficial Interests..............................................................8

                     1.80.     Series C Beneficial Interests..............................................................8

                     1.81.     Tax Code...................................................................................8

                     1.82.     WestPoint Common Stock Interest............................................................8

           B.        Interpretation; Application of Definitions and Rules of Construction.................................8

Section 2.           ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS................................................9

                     2.1.      Assumed Administrative Expense Claims......................................................9

                     2.2.      Non-Assumed Administrative Expense Claims..................................................9

                     2.3.      Compensation and Reimbursement Claims......................................................9

                     2.4.      Priority Tax Claims.......................................................................10

                     2.5.      DIP Claims................................................................................10

Section 3.           CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS.......................................................11

Section 4.           TREATMENT OF CLAIMS AND EQUITY INTERESTS............................................................11


                                      iii

                                TABLE OF CONTENTS
                                   (CONTINUED)


                     4.1.      Priority Non-Tax Claims (Class A).........................................................11

                     4.2.      Other Secured Claims (Class B)............................................................12

                     4.3.      First Lien Lender Claims (Class C)........................................................12

                     4.4.      Second Lien Lender Claims (Class D).......................................................12

                     4.5.      General Unsecured Claims (Class E)........................................................12

                     4.6.      Noteholder Claims (Class F)...............................................................12

                     4.7.      PBGC Claims (Class G).....................................................................12

                     4.8.      Litigation Claims (Class H)...............................................................12

                     4.9.      Intercompany Claims (Class I).............................................................13

                     4.10.     Securities Litigation Claims (Class J)....................................................13

                     4.11.     Punitive Damage Claims (Class K)..........................................................13

                     4.12.     Common Stock Interests (Class L)..........................................................13

Section 5.           MEANS FOR IMPLEMENTATION............................................................................13

                     5.1.      Sale of Substantially All the Assets......................................................13

                     5.2.      Deemed Consolidation of Debtors for Plan Purposes Only....................................13

                     5.3.      Authorization of Plan Securities..........................................................14

                     5.4.      Release of Representatives................................................................14

                     5.5.      Cancellation of Existing Securities and Agreements........................................14

                     5.6.      Board of Directors........................................................................14

                     5.7.      Officers..................................................................................14

                     5.8.      Corporate Action..........................................................................14

                     5.9.      Effectuating Documents and Further Transactions...........................................15

                     5.10.     Claims Administration, Prosecution and Plan Distributions.................................15

                     5.11.     Dissolution...............................................................................15

Section 6.           DISTRIBUTIONS.......................................................................................15

                     6.1.      Distribution Record Date..................................................................15

                     6.2.      Date of Distributions.....................................................................16

                     6.3.      Post-Petition Interest on Claims..........................................................16

                     6.4.      Distributions to Classes..................................................................16

                     6.5.      Disbursing Agent..........................................................................17

                     6.6.      Rights and Powers of Disbursing Agent.....................................................17


                                       iv

                                TABLE OF CONTENTS
                                   (CONTINUED)


                     6.7.      Compensation of Expenses Incurred on or After the Effective Date..........................17

                     6.8.      Surrender of Instruments..................................................................17

                     6.9.      Delivery of Distributions.................................................................17

                     6.10.     Distributions of Cash.....................................................................18

                     6.11.     Fractional Shares.........................................................................18

                     6.12.     Setoffs...................................................................................18

                     6.13.     Minimum Distributions.....................................................................18

                     6.14.     Distributions After the Effective Date....................................................18

                     6.15.     Allocation of Plan Distributions Between Principal and Interest...........................19

                     6.16.     Withholding and Reporting Requirements....................................................19

Section 7.           PROCEDURES FOR DISPUTED CLAIMS......................................................................19

                     7.1.      Objections to Claims......................................................................19

                     7.2.      Payments and Distributions with Respect to Disputed Claims................................19

                     7.3.      Estimation of Claims......................................................................20

                     7.4.      Distributions Relating to Disputed Claims.................................................20

                     7.5.      Distributions after Allowance.............................................................20

                     7.6.      Preservation of Rights to Settle Claims...................................................20

                     7.7.      Disallowed Claims.........................................................................21

Section 8.           EXECUTORY CONTRACTS AND UNEXPIRED LEASES............................................................21

                     8.1.      General Treatment.........................................................................21

                     8.2.      Assigned Contracts and Leases.............................................................21

                     8.3.      Cure of Defaults..........................................................................22

                     8.4.      Rejection Claims..........................................................................22

                     8.5.      Insurance Policies........................................................................22

Section 9.           ESTABLISHMENT OF THE LIQUIDATING TRUST AND APPOINTMENT OF A LIQUIDATING TRUSTEE.....................22

                     9.1.      Appointment of a Liquidating Trustee......................................................22

                     9.2.      Creation of the Beneficial Interests and Execution of the Liquidating Trust Agreement.....22

                     9.3.      Purpose of the Liquidating Trust..........................................................23

                     9.4.      Assignment of Trust Assets................................................................23

                     9.5.      Books and Records.........................................................................23


                                       v

                                TABLE OF CONTENTS
                                   (CONTINUED)


                     9.6.      Role of the Liquidating Trustee...........................................................24

                     9.7.      Nontransferability of Liquidating Trust Interests.........................................24

                     9.8.      Permitted Investments.....................................................................24

                     9.9.      Costs, Expenses and Compensation of the Liquidating Trustee...............................24

                     9.10.     Distribution of Liquidating Trust Assets..................................................24

                     9.11.     Retention of Professionals by the Liquidating Trustee.....................................25

                     9.12.     Federal Income Tax Treatment of Liquidating Trust.........................................25

                     9.13.     Dissolution of the Liquidating Trust......................................................27

                     9.14.     Indemnification of the Liquidating Trustee................................................27

                     9.15.     Closing of the Chapter 11 Cases...........................................................27

                     9.16.     Closing of the Chapter 11 Cases by Charitable Gift........................................27

Section 10.          CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE.........................................28

                     10.1.     Conditions Precedent to Confirmation......................................................28

                     10.2.     Conditions Precedent to the Effective Date................................................28

                     10.3.     Failure of Conditions.....................................................................28

                     10.4.     Satisfaction of Conditions................................................................29

Section 11.          EFFECT OF CONFIRMATION..............................................................................29

                     11.1.     Vesting of Assets.........................................................................29

                     11.2.     Discharge of Claims and Termination of Equity Interests...................................29

                     11.3.     Discharge of Debtors......................................................................29

                     11.4.     Term of Injunctions or Stays..............................................................30

                     11.5.     Injunction Against Interference With the Plan or APA......................................30

                     11.6.     Exculpation...............................................................................30

                     11.7.     Retention of Causes of Action/Reservation of Rights.......................................30

Section 12.          RETENTION OF JURISDICTION...........................................................................31

Section 13.          MISCELLANEOUS PROVISIONS............................................................................32

                     13.1.     Payment of Statutory Fees.................................................................32

                     13.2.     Dissolution of Statutory Committee of Unsecured Creditors.................................32

                     13.3.     Substantial Consummation..................................................................33

                     13.4.     Effectuating Documents & Further Transactions.............................................33

                     13.5.     Corporate Action..........................................................................33


                                       vi

                                TABLE OF CONTENTS
                                   (CONTINUED)


                     13.6.     Request for Expedited Determination of Taxes..............................................33

                     13.7.     Exemption from Transfer Taxes.............................................................33

                     13.8.     Amendments................................................................................33

                     13.9.     Revocation or Withdrawal of the Plan......................................................34

                     13.10.    Severability..............................................................................34

                     13.11.    Governing Law.............................................................................34

                     13.12.    Time......................................................................................34

                     13.13.    Notices...................................................................................34


UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
----------------------------------X
IN RE                             :
                                  :     CHAPTER 11 CASE NO.
WESTPOINT STEVENS INC., ET AL.,   :     03-13532 (RDD)
                                  :     (JOINTLY ADMINISTERED)
                                  :
        DEBTORS.                  :
----------------------------------X


                        DEBTORS' AMENDED JOINT PLAN UNDER
                        CHAPTER 11 OF THE BANKRUPTCY CODE

                     WestPoint Stevens Inc., and the other above-captioned debtors and debtors in possession propose the following joint chapter 11 Plan, pursuant to section 1121(a) of title 11 of the United States Code:

           SECTION 1. DEFINITIONS AND INTERPRETATION

           A. DEFINITIONS.

                     The following terms used herein shall have the respective meanings defined below (such meanings to be equally applicable to both the singular and plural):

                     1.1. Adequate Protection Order means the final order (including any amendments thereto) pursuant to Sections 361, 363 and 364(d)(1) of the Bankruptcy Code and Rule 4001 of the Federal Rules of Bankruptcy Procedure providing the First Lien Lenders and Second Lien Lenders adequate protection which was entered by the Bankruptcy Court on June 18, 2003.

                     1.2. Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Reorganization Cases allowed under sections 503(b), 507(a)(1), and 1114(e) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Debtors' estates, any actual and necessary costs and expenses of operating the Debtors' businesses, any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Reorganization Cases, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under sections 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

                     1.3. Allowed means, with reference to any Claim, (i) any Claim against any Debtor which has been listed by such Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (ii) any timely filed Claim as to which no objection to allowance has been interposed in accordance with Section 7.1 hereof or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, or (iii) any Claim expressly allowed by a Final Order or hereunder.

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                     1.4. APA means the Asset Purchase Agreement dated as of
______, 2005, by and among the Debtors and the Purchaser in accordance with the Bidding Procedures Order for the sale of all or substantially all of the Debtors' assets, which will be approved by the Bankruptcy Court at the Purchaser Selection Hearing. A copy of the APA will be filed as an exhibit to the Plan after the Purchaser Selection Hearing.

                     1.5. Assigned Contracts and Leases means the executory contracts and unexpired leases that will be assumed and assigned in accordance with Section 8 hereof and the APA.

                     1.6. Assumed Administrative Expense Claim means any Administrative Expense Claim that is being assumed by the Purchaser under the APA or paid on the Effective Date.

                     1.7. Avoidance Actions means all Claims and/or causes of action arising under or authorized by sections 510, 542 through 551, and 553 of the Bankruptcy Code that belong to the Debtors, the Debtors in Possession and the Debtors' Estates.

                     1.8. Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Reorganization Cases.

                     1.9. Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Reorganization Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Reorganization Cases under section 151 of title 28 of the United States Code.

                     1.10. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Reorganization Cases, and any Local Rules of the Bankruptcy Court.

                     1.11. Beneficial Interests means the Series A Beneficial Interests, Series B Beneficial Interests and Series C Beneficial Interests in the Liquidating Trust.

                     1.12. Bidding Procedures means those procedures for bidding for all or substantially all of the Debtors' assets set forth in the Bidding Procedures Order.

                     1.13. Bidding Procedures Order means the order approving the Debtors' Bidding Procedures and forms of notice in connection therewith in connection with the sale of substantially all of the Debtors' assets free and clear of all liens, Claims, encumbrances and other interests which was entered by the Bankruptcy Court on April 22, 2005.

                     1.14. Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

                     1.15. Cash means legal tender of the United States of America.

                     1.16. Catch-up Distribution means with respect to each holder of an Allowed Claim in Classes E, F and G the difference between (i) the Ratable Proportion of Sale Proceeds (if any) and the beneficial interests in the Liquidating Trust such holder would have received if the resolution of all Disputed Claims in such Classes had been known on the Effective Date, and (ii) the aggregate amount of Sale Proceeds (if any) and beneficial interests in the Liquidating Trust.

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                     1.17. Cause of Action means any and all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, claims, and demands whatsoever, whether known or unknown, existing or hereafter arising in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Cases, including through the Effective Date, but not including the Avoidance Actions.

                     1.18. Claim has the meaning set forth in section 101 of the Bankruptcy Code.

                     1.19. Class means any group of Claims or Equity Interests classified by the Plan pursuant to section 1122(a)(1) of the Bankruptcy Code.

                     1.20. Closing shall have the meaning set forth in the APA.

                     1.21. Collateral means any property or interest in property of the estate of any Debtor subject to a lien, charge, or other encumbrance to secure the payment or performance of a Claim, which lien, charge, or other encumbrance is not subject to avoidance under the Bankruptcy Code.

                     1.22. Commencement Date means June 1, 2003.

                     1.23. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

                     1.24. Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

                     1.25. Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

                     1.26. Creditors Committee means the statutory committee of unsecured creditors appointed in the Reorganization Cases, as constituted from time to time.

                     1.27. Debtors means WestPoint Stevens Inc., WestPoint Stevens I., J.P. Stevens and Co., Inc., J.P. Stevens Enterprises, Inc., and WestPoint Stevens Stores, Inc.

                     1.28. Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 cases pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

                     1.29. DIP Credit Agreement means that certain credit agreement, dated as of June 5, 2003, as amended, among the Debtors, Bank of America, N.A., as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent and the other lenders who are time to time parties thereto.

                     1.30. DIP Claim means all claims arising under the DIP Credit Agreement.

                     1.31. Disbursing Agent means any entity (including any applicable Debtor or the Liquidating Trustee if it acts in such capacity) in its capacity as a disbursing agent under Section 6.4 hereof.

                     1.32. Disclosure Statement means that certain disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code.

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                     1.33. Disputed Claim means any Claim which has not been
Allowed pursuant to the Plan or a Final Order, and

                     (a) if no proof of claim has been filed by the applicable deadline: (i) a Claim that has been or hereafter is listed on the Schedules as disputed, contingent, or unliquidated; or (ii) a Claim that has been or hereafter is listed on the Schedules as other than disputed, contingent, or unliquidated, but as to which the Debtors, the Liquidating Trustee or any other party in interest has interposed an objection or request for estimation which has not been withdrawn or determined by a Final Order; or

                     (b) if a proof of claim or request for payment of an Administrative Claim has been filed by the applicable deadline: (i) a Claim for which no corresponding Claim has been or hereafter is listed on the Schedules;
(ii) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as other than disputed, contingent, or unliquidated, but the nature or amount of the Claim as asserted in the proof of claim varies from the nature and amount of such Claim as listed on the Schedules; (iii) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as disputed, contingent, or unliquidated; (iv) a Claim for which a timely objection or request for estimation is interposed by the Debtors or the Liquidating Trustee which has not been withdrawn or determined by a Final Order; or (v) any Litigation Claim.

                     1.34. Distribution Record Date means the Confirmation Date.

                     1.35. Effective Date means a Business Day on or after the Confirmation Date specified by the Debtors on which (i) no stay of the Confirmation Order is in effect, and (ii) the conditions to the effectiveness of the Plan specified in Section 10 hereof have been satisfied or waived.

                     1.36. Equity Interest means the interest of any holder of an equity security of any of the Debtors represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in any of the Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

                     1.37. Estates means the Debtors' estates created pursuant to section 541 of the Bankruptcy Code.

                     1.38. Final DIP Order means the final order (including any amendments thereto) (i) authorizing the Debtors in Possession to obtain financing, grant security interests and accord priority status pursuant to 11 U.S.C. ss.ss. 361 and 364(c) and 364(d); (ii) authorizing the Debtors to use cash collateral pursuant to 11 U.S.C. ss.ss. 361 and 363 and (iii) modifying the automatic stay which was entered by the Bankruptcy Court on June 18, 2003.

                     1.39. Final Distribution Date means, in the event there exist on the Effective Date any Disputed Claims, a date selected by the Debtors or the Liquidating Trustee in their sole discretion, on which all such Disputed Claims have been resolved by Final Order.

                     1.40. Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Reorganization Cases, which has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial,


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reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order to not be a Final Order.

                     1.41. First Lien Lender Administrative Agent means Beal Bank (as successor to Bank of America N.A.) as administrative agent under the First Lien Lender Agreement and any successor agent thereto.

                     1.42. First Lien Lender Agreement means that certain Second Amended and Restated Credit Agreement, dated as of June 9, 1998, among WestPoint Stevens Inc., as Borrower, WestPoint Stevens (U.K.) Limited and WestPoint Stevens (Europe) Limited, as Foreign Borrowers, Bank of America, N.A., as Issuing Lender, Swingline Lender and Administrative Agent and the several banks and other financial institutions from time to time parties thereto.

                     1.43. First Lien Lender Claim means any Claim against any of the Debtors based on the First Lien Lender Agreement (inclusive of post-petition interest) to the extent of the value of the Collateral securing such Claims, net of all cash payments made by the Debtors to the holders of such claims on or after the Commencement Date.

                     1.44. General Unsecured Claim means any Claim against any of the Debtors that (a) is not an Other Secured Claim, First Lien Lender Claim, Second Lien Lender Claim, Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Intercompany Claim, PBGC Claim, Noteholder Claim, Securities Litigation Claim or Punitive Damage Claim or (b) is otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

                     1.45. Indentures means (i) that certain indenture, dated as of June 9, 1998, between WestPoint and HSBC Bank USA (as successor to the Bank of New York) as Trustee, in the original aggregate principal amount of $525,000,000 and (ii) that certain Indenture, dated as of June 9, 1998, between WestPoint and HSBC Bank USA (as successor to the Bank of New York) as Trustee, in the original aggregate principal amount of $475,000,000.

                     1.46. Indenture Trustee means HSBC Bank USA (as successor to the Bank of New York) as indenture trustee under the Indentures or any successor trustees under the Indentures.

                     1.47. Intercompany Claim means a Claim held by a wholly-owned Debtor against another wholly-owned Debtor.

                     1.48. Liquidating Trust means the liquidating trust described in Article 9 hereof.

                     1.49. Liquidating Trust Agreement means the agreement governing the Liquidating Trust, dated as of the Effective Date, substantially in the form set forth in the Plan Supplement.

                     1.50. Liquidating Trust Assets means the Avoidance Actions and any other assets not transferred pursuant to the APA which are transferred by the Debtors to the Liquidating Trust (or in the event the Liquidating Trust is not formed, to the Second Lien Lender Administrative Agent) on the Effective Date and the earnings and proceeds therefrom.

                     1.51. Liquidating Trust Claims Reserve has the meaning assigned to such term in Section 9.12(b)(iv) hereof.


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                     1.52. Litigation Claim means any claim related to personal injury, property damage, products liability, wrongful death, patent liability, environmental damage, antitrust, asbestos, or other similar claims against any of the Debtors.

                     1.53. NewCo means the entity formed to be the parent company of Purchaser to purchase all or substantially all of the Debtors' assets.

                     1.54. Non-Assumed Administrative Expense Claim means any Administrative Expense Claim that is not being assumed by Purchaser under the APA or paid on the Effective Date.

                     1.55. Noteholder Claim means any Claim against any of the Debtors arising under or in connection with the notes issued by WestPoint Stevens Inc., under the Indentures.

                     1.56. Other Secured Claim means any Secured Claim against any of the Debtors not constituting a secured First Lien Lender Claim or a Second Lien Lender Claim.

                     1.57. PBGC Claim means any Claim of the Pension Benefit Guaranty Corporation against any of the Debtors.

                     1.58. Plan means this joint chapter 11 plan, including the exhibits hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

                     1.59. Plan Documents means the documents to be executed, delivered, assumed, and/or performed in conjunction with the consummation of the Plan on the Effective Date, including, but not limited to, (i) the Liquidating Trust Agreement, and (ii) the APA. Each of the Plan Documents to be entered into as of the Effective Date will be filed in draft form in the Plan Supplement.

                     1.60. Plan Supplement means a supplemental appendix to the Plan that will contain the draft form of the Plan Documents to be entered into as of the Effective Date, to be filed prior to the Confirmation Hearing.

                     1.61. Priority Non-Tax Claim means any Claim against any of the Debtors other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a)(3), (4), (5),
(6), (7), or (9) of the Bankruptcy Code.

                     1.62. Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

                     1.63. Punitive Damage Claim means, to the maximum extent permitted by law, any Claim against any of the Debtors, whether secured or unsecured, for any fine, penalty, forfeiture, attorneys' fees (to the extent such attorneys' fees are punitive in nature), or for multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, attorneys' fees, or damages is not compensation for actual pecuniary loss suffered by the holder of such Claim and not statutorily prescribed.

                     1.64. Purchaser means _______, (the successful bidder selected in accordance with the Bidding Procedures Order and approved by the Bankruptcy Court at the Purchaser Selection Hearing).


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                     1.65. Purchaser Selection Hearing means the hearing held by the Bankruptcy Court to confirm the results of the auction held in accordance with the Bidding Procedures at which the Purchaser will be approved.

                     1.66. Purchaser Selection Order means the order entered by the Bankruptcy Court at the Purchaser Selection Hearing approving the Purchaser.

                     1.67. Ratable Proportion means the ratio (expressed as a percentage) of the amount of an Allowed Claim in a Class or category of Administrative Expense Claim to the aggregate amount of all Allowed Claims in the same Class or category of Administrative Expense Claim, provided, however, that in the case of Classes E, F and G "Ratable Proportion" means the ratio (expressed as a percentage) of the amount of an Allowed Claim in any of those Classes to the aggregate amount of all Allowed Claims in such Classes.

                     1.68. Reorganization Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on June 1, 2003, in the United States District Court for the Southern District of New York and styled In re WestPoint Stevens, Inc., et al., 03-13532 (RDD) (Jointly Administered).

                     1.69. Sale Order means an Order approving the APA and the transactions contemplated thereunder including, without limitation, the sale of all or substantially all of the Debtors' assets free and clear of all liens, Claims, encumbrances and other interests. If the Confirmation Order is entered it shall be deemed the Sale Order.

                     1.70. Sale Proceeds means the proceeds received pursuant to the APA in connection with the sale of all or substantially all of the Debtors' assets which may include, among other forms of consideration, Cash, stock and/or rights. The Sale Proceeds will be distributed to creditors in order of their priority and in the following order: (i) Cash, until all Cash has been distributed, (ii) stock, until all stock has been distributed, and (iii) rights, until all rights have been distributed. A detailed exhibit setting forth the specific form of Sale Proceeds to be distributed to creditors pursuant to the Plan and the procedures governing such distribution, including, if applicable, a description of any rights offering to be held in connection with the Sale and confirmation of the Plan will be filed as an exhibit to the Plan after the Purchaser Selection Hearing.

                     1.71. Schedules means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended from time to time.

                     1.72. Second Lien Lender Administrative Agent means Wilmington Trust Company as administrative agent under the Second Lien Lender Agreement, or any successor agent thereto.

                     1.73. Second Lien Lender Agreement means that certain Second Lien Credit Facility, dated as of June 29, 2001, among WestPoint as Borrower, Wilmington Trust Company (as successor to Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company)), as Administrative Agent, and the banks and other financial institutions from time to time parties thereto.

                     1.74. Second Lien Lender Claim means any claim against any of the debtors based on the Second Lien Lender Agreement (inclusive of post-petition adequate protection payments) to the extent of the value of their collateral, net of all Cash payments made by the Debtors to the holders of such claims on or after the Commencement Date. Any other Claims arising under the


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Second Lien Lender Agreement will be treated as Administrative Claims or Class E
General Unsecured Claims as determined by the Bankruptcy Court.

                     1.75. Secured Claim means a Claim to the extent (i) secured by Collateral, the amount of which is equal to or less than the value of such Collateral (A) as set forth in the Plan, (B) as agreed to by the holder of such Claim and the Debtors, or (C) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (ii) secured by the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

                     1.76. Securities Act means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

                     1.77. Securities Litigation Claim means any claim against any of the Debtors, whether or not the subject of an existing lawsuit, arising from rescission of a purchase or sale of shares or shares or notes of any of the Debtors, for damages arising from the purchase or sale of any security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of any such claim.

                     1.78. Series A Beneficial Interests means the first priority beneficial interests in the Liquidating Trust, entitling holders to receive distributions from the Liquidating Trust having a value up to the amount (if any) of the superpriority administrative claim awarded to the Second Lien Lenders by the Bankruptcy Court. In the event no superpriority administrative claim is awarded to the holders of Second Lien Lender Claims, no Series A Beneficial Interests shall be distributed.

                     1.79. Series B Beneficial Interests means the second priority beneficial interests in the Liquidating Trust, entitling holders to receive distributions from the Liquidating Trust having a value up to the Allowed Amount of their Claims. Series B Beneficial Interests will be distributed in the following priority: (i) to holders of Non-Assumed Administrative Expense Claims and compensation and reimbursement Claims, (ii) to holders of Priority Non-Tax Claims and (iii) to holders of Priority Tax Claims.

                     1.80. Series C Beneficial Interests means the residual beneficial interests in the Liquidating Trust.

                     1.81. Tax Code means the Internal Revenue Code of 1986, as amended from time to time.

                     1.82. WestPoint Common Stock Interest means the Equity Interest of any holder of the authorized common stock issued by WestPoint Stevens Inc., or any option, warrant, or right, contractual or otherwise, to acquire any such Equity Interest.

           B. INTERPRETATION; APPLICATION OF DEFINITIONS AND RULES OF CONSTRUCTION.

                     Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the Plan. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.


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           SECTION 2. ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

                     2.1. Assumed Administrative Expense Claims.

                     Each holder of an Assumed Administrative Expense Claim shall, pursuant to the APA, have its Administrative Expense Claim assumed, performed and paid when due by the Purchaser in the ordinary course of business in accordance with the terms and subject to the conditions of the APA and any agreements governing, instruments evidencing, or other documents relating to such transactions. The holders of Allowed Assumed Administrative Expense Claims shall have recourse only to Purchaser and neither the Debtors, their Estates nor their respective properties shall be subject to any such Claims.

                     2.2. Non-Assumed Administrative Expense Claims.

                     Except to the extent that a holder of an Allowed Non-Assumed Administrative Expense Claim agrees to a different treatment and except as provided below, the Debtors shall pay to each holder of an Allowed Non-Assumed Administrative Expense Claim, Cash in an amount equal to such Claim on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date such Non-Assumed Administrative Expense Claim becomes an Allowed Non-Assumed Administrative Expense Claim.

                     In the event that insufficient funds exist to pay all Non-Assumed Administrative Expense Claims in full on the Effective Date or upon allowance, the holder of each Allowed Non-Assumed Administrative Expense Claim shall receive, in full satisfaction of such Claim, at the option of the Debtors, either (i) its Ratable Proportion of Cash available (if any) to the Debtors for distribution on the Effective Date or (ii) its Ratable Proportion of the Sale Proceeds (if any) remaining after satisfaction of the Allowed Claims secured by valid liens on the assets sold to Purchaser and (iii) its Ratable Proportion of Series B Beneficial Interests (if any). Each holder of a Non-Assumed Administrative Expense Claim shall be deemed to have agreed to such ratable treatment and such treatment shall be deemed to satisfy section 1129(a)(9) as to such holder unless such holder files an objection to such treatment on or before the deadline to file an objection to confirmation of the Plan. If there is no Cash, Sale Proceeds or Series B Beneficial Interests available for distribution there shall be no distribution to holders of Claims in any of these classes.

                     2.3. Compensation and Reimbursement Claims.

                     All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under section 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code (i) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is forty-five (45) days after the Effective Date, and (ii) except as provided below, shall be paid in such amounts as are allowed by the Bankruptcy Court (A) upon the later of (1) the Effective Date, and (2) the date upon which the order relating to any such Administrative Expense Claim is entered, or (B) upon such other terms as may be mutually agreed upon between the holder of such an Administrative Expense Claim and the Debtors. The Debtors or the Disbursing Agent are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Confirmation Date and until the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

                     Other than amounts covered by the carve-out approved by the Bankruptcy Court in the Final DIP Order and the Adequate Protection Order, in the event that compensation and reimbursement Claims are not assumed by Purchaser and there exist insufficient funds to pay all compensation and


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reimbursement Claims in full on the Effective Date or upon allowance, the holder of each non-assumed Allowed compensation and reimbursement Claim shall receive, in full satisfaction of such Claim, at the option of the Debtors, either (i) its Ratable Proportion of Cash available (if any) to the Debtors for distribution on the Effective Date or (ii) its Ratable Proportion of the Sale Proceeds (if any) remaining after satisfaction of the Allowed Claims secured by valid liens on the assets sold to Purchaser and (iii) its Ratable Proportion of Series B Beneficial Interests (if any). Each holder of a compensation and reimbursement Claim shall be deemed to have agreed to such ratable treatment and such treatment shall be deemed to satisfy section 1129(a)(9) as to such holder unless such holder files an objection to such treatment on or before the deadline to file an objection to confirmation of the Plan. If there is no Cash, Sale Proceeds or Series B Beneficial Interests available for distribution there shall be no distribution to holders of Claims in any of these classes.

                     2.4. Priority Tax Claims.

                     Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Debtors, (i) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to six percent (6%), over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim. The Debtors reserve the right to prepay at any time under this option. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.

                     In the event that insufficient funds exist to pay all Allowed Priority Tax Claims in full on the Effective Date or upon allowance, the holder of each Allowed Priority Tax Claim shall receive, in full satisfaction of such Claim, at the option of the Debtors, after the allocations set forth in sections 2.2, 2.3 and 4.1 either (i) its Ratable Proportion of Cash available (if any) to the Debtors for distribution on the Effective Date or (ii) its Ratable Proportion of the Sale Proceeds remaining (if any) after satisfaction of the Allowed Claims secured by valid liens on the assets sold to Purchaser and
(iii) its Ratable Proportion of the Series B Beneficial Interests (if any). Each holder of a Priority Tax Claim shall be deemed to have agreed to such ratable treatment and such treatment shall be deemed to satisfy section 1129(a)(9) as to such holder unless such holder files an objection to such treatment on or before the deadline to file an objection to confirmation of the Plan. If there is no Cash, Sale Proceeds or Series B Beneficial Interests available for distribution there shall be no distribution to holders of Claims in any of these classes.

                     2.5. DIP Claims.

                     On the Effective Date, the Debtors shall pay or arrange through Purchaser for the payment of all amounts outstanding under the DIP Credit Agreement. Once such payment has been made, these agreements, and any agreements or instruments related thereto, shall be deemed terminated (subject in all respects to any carve-out approved by the Bankruptcy Court in the Final DIP Order and the Adequate Protection Order), and Bank of America, N.A., as administrative agent, and the lenders thereunder shall take all reasonable action to confirm the removal of any liens on the properties of the Debtors securing such DIP Credit Agreement. On the Effective Date, any outstanding letters of credit issued under such agreement shall be either replaced by Purchaser or secured by cash collateral or by letters of credit arranged to be issued by Purchaser in accordance with the APA.

           SECTION 3. CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

                     The following table designates the Classes of Claims against and Equity Interests in the Debtors and specifies which of those Classes are (i) impaired or unimpaired by the Plan, (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and
(iii) deemed to reject the Plan.

    ---------------------------------------------------------------------------------------------------
                                                                                       Entitled
          Class                      Designation               Impairment               to Vote
          -----                      -----------               ----------               -------
    Class A             Priority Non-Tax Claims                 Impaired                  Yes
    Class B             Other Secured Claims                    Impaired                  Yes

    Class C             First Lien Lender Claims                Impaired                  Yes
    Class D             Second Lien Lender Claims               Impaired                  Yes
    Class E             General Unsecured Claims                Impaired                  Yes
    Class F             Noteholder Claims                       Impaired                  Yes
    Class G             PBGC Claims                             Impaired                  Yes
    Class H             Litigation Claims                       Impaired                  No
    Class I             Intercompany Claims                     Impaired           Yes (will accept)
    Class J             Securities Litigation Claims            Impaired         No (deemed to reject)
    Class K             Punitive Damage Claims                  Impaired         No (deemed to reject)
    Class L             Common Stock Interests                  Impaired         No (deemed to reject)
    ---------------------------------------------------------------------------------------------------


           SECTION 4. TREATMENT OF CLAIMS AND EQUITY INTERESTS

                     4.1. Priority Non-Tax Claims (Class A).

                     If not otherwise assumed by the Purchaser under the APA and except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors has agreed to a different treatment of such Claim, each such holder shall receive, in full satisfaction of such Claim, Cash in an amount equal to such Claim, on or as soon as reasonably practicable after the later of
(i) the Effective Date, (ii) the date such Claim becomes Allowed, and (iii) the date for payment provided by any agreement or understanding between the parties.

                     In the event that insufficient funds exist to pay all Allowed Priority Non-Tax Claims in full on the Effective Date or upon allowance, the holder of each Allowed Priority Non-Tax Claim shall receive, in full satisfaction of such Claim, at the option of the Debtors, after the allocations set forth in sections 2.2, and 2.3, either (i) its Ratable Proportion of Cash available (if any) to the Debtors for distribution on the Effective Date or (ii) its Ratable Proportion of the Sale Proceeds remaining (if any) after satisfaction of the Allowed Claims secured by valid liens on the assets sold to Purchaser and (iii) its Ratable Proportion of the Series B Beneficial Interests (if any). Each holder of a Priority Non-Tax Claim shall be deemed to have agreed to such ratable treatment and such treatment shall be deemed to satisfy section 1129(a)(9) as to such holder unless such holder files an objection to such treatment on or before the deadline to file an objection to confirmation of the Plan. If there is no Cash, Sale Proceeds or Series B Beneficial Interests available for distribution there shall be no distribution to holders of Claims in any of these classes.

                     4.2. Other Secured Claims (Class B).

                     Each Holder of an Allowed Other Secured Claim shall have its Other Secured Claim assumed and paid in full by Purchaser over a six month period following the Effective Date. The Debtors or the Purchaser shall have the right to challenge the validity, nature, and perfection of, and to avoid pursuant to the provisions of the Bankruptcy Code and other applicable law, any purported liens relating to the Other Secured Claims.

                     4.3. First Lien Lender Claims (Class C).

                     Each holder of a First Lien Lender Claim shall receive (subject in all respects to the carve-out approved by the Bankruptcy Court in the Final DIP Order and the Adequate Protection Order) its Ratable Proportion of the Sale Proceeds until the value of such Sale Proceeds equals the Allowed First Lien Lender Claim of such holder. Sale Proceeds remaining, if any, after allocation to Class C shall be distributed as described below.

                     4.4. Second Lien Lender Claims (Class D).

                     Each holder of a Second Lien Lender Claim shall receive (subject in all respects to the carve-out approved by the Bankruptcy Court in the Final DIP Order and the Adequate Protection Order) its (i) Ratable Proportion of the Sale Proceeds remaining after the allocation in section 4.3 until the value of such Sale Proceeds equals the Allowed Second Lien Lender Claim of such holder and (ii) to the extent not paid in full, its Ratable Proportion of the Series A Beneficial Interests (if any). Sale Proceeds remaining, if any, after allocation to Class D shall be distributed as described below.

                     4.5. General Unsecured Claims (Class E).

                     Each holder of an Allowed General Unsecured Claim shall receive (i) its Ratable Proportion of the Sale Proceeds remaining (if any) after the allocations in sections 2.2, 2.3, 2.4, 4.1, 4.3 and 4.4 and (ii) its Ratable Proportion of the Series C Beneficial Interests (if any).

                     4.6. Noteholder Claims (Class F).

                     Each holder of a Noteholder Claim shall receive (i) its Ratable Proportion of the Sale Proceeds remaining (if any) after the allocations in sections 2.2, 2.3, 2.4, 4.1, 4.3 and 4.4 and (ii) its Ratable Proportion of the Series C Beneficial Interests (if any).

                     4.7. PBGC Claims (Class G).

                     The PBGC shall receive (i) its Ratable Proportion of the Sale Proceeds remaining (if any) after the allocations in sections 2.2, 2.3, 2.4, 4.1, 4.3 and 4.4 and (ii) its Ratable Proportion of the Series C Beneficial Interests (if any).

                     4.8. Litigation Claims (Class H).

                     All Litigation Claims are Disputed Claims and will be governed by the terms of Section 7 hereof.

                     4.9. Intercompany Claims (Class I).

                     On or prior to the Effective Date, each Allowed Intercompany Claim shall be extinguished by either offset, distribution, contribution of such Intercompany Claim, or otherwise (as, and to the extent, determined by the Debtors).

                     4.10. Securities Litigation Claims (Class J).

                     The holders of Securities Litigation Claims shall receive no distribution of property under the Plan on account of such claims.

                     4.11. Punitive Damage Claims (Class K).

                     Each holder of a Punitive Damage Claim shall receive no distribution under the Plan.

                     4.12. Common Stock Interests (Class L).

                     On the Effective Date, all WestPoint Common Stock Interests shall be cancelled and there shall be no distributions made to such holders on account of such WestPoint Common Stock Interests under the Plan.

           SECTION 5. MEANS FOR IMPLEMENTATION

                     5.1. Sale of Substantially All the Assets.

                     The filing of the Plan constitutes a motion for an order of the Bankruptcy Court approving, pursuant to Bankruptcy Code sections 363 and 365, the APA and the transactions contemplated thereunder, including, without limitation, the sale of the Debtors' assets free and clear of all liens, Claims, encumbrances and other interests and the assumption and assignment of the Assigned Contracts and Leases thereunder. Confirmation of the Plan shall constitute authorization for such relief.

                     In the event the Debtors decide not to continue to pursue confirmation of the Plan or the Bankruptcy Court denies confirmation of the Plan, the Debtors reserve the right to designate the Confirmation Hearing as the Sale Hearing and seek entry of the Sale Order pursuant to sections 363 and 365 of the Bankruptcy Code.

                     5.2. Deemed Consolidation of Debtors for Plan Purposes
Only.

                     Subject to the occurrence of the Effective Date, the Debtors shall be deemed consolidated for the following purposes under the Plan:
(i) no distributions shall be made under the Plan on account of the Intercompany Claims; (ii) all guaranties by any of the Debtors of the obligations of any other Debtor arising prior to the Effective Date shall be deemed eliminated so that any Claim against any Debtor and any guaranty thereof executed by any other Debtor and any joint and several liability of any of the Debtors shall be deemed to be one obligation of the deemed consolidated Debtors; and (iii) each and every Claim filed or to be filed in the Reorganization Case of any of the Debtors shall be deemed filed against the deemed consolidated Debtors and shall be deemed one Claim against and obligation of the deemed consolidated Debtors.

                     Such deemed consolidation, however, shall not (other than for purposes related to funding distributions under the Plan and as set forth above in this Section) affect: (i) the legal and organizational structure of the Debtors; (ii) Intercompany Claims by and among the Debtors; (iii) pre- and post-Commencement Date guaranties, liens, and security interests that are required to be maintained (A) in connection with executory contracts or unexpired leases that were entered into during the Reorganization Cases or that have been or will be assumed by Purchaser, (B) pursuant to the Plan; and (iv) distributions out of any insurance policies or proceeds of such policies.

                     5.3. Authorization of Plan Securities.

                     The Purchaser and NewCo are authorized to issue all plan related securities and documents set forth in the APA.

                     5.4. Release of Representatives.

                     As of the Effective Date, the respective officers, directors, employees, financial advisors, investment bankers, professionals, accountants, and attorneys of the Debtors, the Creditors Committee appointed pursuant to section 1102 of the Bankruptcy Code in the Reorganization Cases, the First Lien Lender Administrative Agent, the Second Lien Lender Administrative Agent and the Indenture Trustees shall be released by the Debtors from all claims against them in their capacity as representatives of the Debtors, the Creditors Committee, the First Lien Lender Claims, the Second Lien Lender Claims and the Noteholder Claims as applicable, except for claims based on willful misconduct, gross negligence or breach of the duty of loyalty.

                     5.5. Cancellation of Existing Securities and Agreements.

                     Except for purposes of evidencing a right to distributions under the Plan or otherwise provided hereunder, on the Effective Date, all the agreements and other documents evidencing the Claims or rights of any holder of a Claim against the Debtors, including all indentures and notes evidencing such Claims and any options or warrants to purchase Equity Interests, obligating the Debtors to issue, transfer, or sell Equity Interests or any other capital stock of the Debtors, shall be canceled; provided, however, that the Indentures relating to the Noteholder Claims shall continue in effect solely for the purposes of (i) allowing the Indenture Trustee to make any distributions on account of holders of Claims in those classes pursuant to the Plan and to perform such other necessary administrative functions with respect thereto, and
(ii) permitting the Indenture Trustee to maintain any rights or liens they may have for fees, costs, and expenses under the Indenture.

                     5.6. Board of Directors.

                     The names of the initial Board of Directors of NewCo and the Purchaser shall be disclosed at or prior to the Confirmation Hearing.

                     5.7. Officers.

                     The officers of the Debtors immediately prior to the Effective Date shall serve as the initial officers of NewCo and the Purchaser. After the Effective Date, the officers of NewCo and the Purchaser shall be determined by the Board of Directors.

                     5.8. Corporate Action.

                     Upon the Effective Date, the Debtors shall perform each of the actions and effect each of the transfers required by the terms of the Plan and the APA, in the time period allocated therefor, and all matters provided for under the Plan and the APA, that would otherwise require approval of the stockholders, partners, members, directors, or comparable governing bodies of the Debtors shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law (or other applicable law) of the states in which the Debtors are incorporated or organized, without any requirement of further action by the stockholders, members, or directors (or other governing body) of the Debtors. Each of the Debtors shall be authorized and directed, following the completion of all disbursements, other transfers, and other actions required of the Debtors by the Plan, to file its certificate of cancellation, dissolution or merger as contemplated by Section 5.11 hereof. The filing of such certificates of cancellation, dissolution or merger shall be authorized and approved in all respects without further action under applicable law, regulation, order or rule, including, without express or implied limitation, any action by the stockholders, members or directors (or other governing body) of the Debtors.

                     5.9. Effectuating Documents and Further Transactions.

                     Each of the officers of each of the Debtors is authorized and directed to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and the APA.

                     5.10. Claims Administration, Prosecution and Plan Distributions.

                     The Debtors, or if the Liquidating Trust is established, the Liquidating Trustee, shall continue to have the power and authority to prosecute and resolve objections to Disputed Non-Assumed Administrative Expense Claims, Disputed Priority Tax Claims, Disputed Priority Non-Tax Claims, Disputed Other Secured Claims, Disputed compensation and reimbursement Claims and Litigation Claims. The Debtors or, if the Liquidating Trustee is established, the Liquidating Trustee, shall also continue to have the power and authority to hold, manage and distribute Plan distributions to the holders of Allowed Non-Assumed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, Allowed Other Secured Claims and Allowed compensation and reimbursement Claims.

                     5.11. Dissolution.

                     Within thirty (30) days after its completion of the acts required by the Plan, or as soon thereafter as is practicable, each Debtor shall be deemed dissolved for all purposes without the necessity of any other or further actions to be taken by or on behalf of each Debtor; provided, however, that each Debtor shall file with the office of the Secretary of State or other appropriate office for the state of its organization a certificate of cancellation or dissolution, or alternatively, it may be merged with and into another Debtor and so file an appropriate certificate of merger.

           SECTION 6. DISTRIBUTIONS

                     6.1. Distribution Record Date.

                     As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Equity Interests as maintained by the Debtors, or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Equity Interests. The Debtors and the Liquidating Trustee shall have no obligation to recognize any transfer of the Claims or Equity Interests occurring on or after the Distribution Record Date. The Debtors and the Liquidating Trustee shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

                     6.2. Date of Distributions.

                     Except as otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon thereafter as is practicable. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

                     6.3. Post-Petition Interest on Claims.

                     Unless expressly provided in the Plan, the Confirmation Order, the Final DIP Order or any contract, instrument, release, settlement or other agreement entered into in connection with the Plan, or required by applicable bankruptcy law, postpetition interest shall not accrue on or after the Commencement Date on account of any Claim.

                     6.4. Distributions to Classes.

                     On the Effective Date, the Disbursing Agent shall distribute the Sale Proceeds to the individual holders of the First Lien Lender Claims and the Sale Proceeds and Series A Beneficial Interests (if any) to individual holders of Second Lien Lender Claims in such denominations and registered in the names of the holders as the First Lien Lender and Second Lien Lender Administrative Agents shall have directed in writing. In the event insufficient funds exist to pay all Allowed Non-Assumed Administrative Expense Claims, Allowed compensation and reimbursement claims, Allowed Priority Non-Tax Claims and Allowed Priority Tax Claims in full in Cash on the Effective Date, the Disbursing Agent shall distribute to holders of such claims, in accordance with the allocations set forth in sections 2.2, 2.3, 2.4 and 4.1 at the option of the Debtors, either (i) their Ratable Proportion of the Cash available (if any) to the Debtors for distribution on the Effective Date or (ii) their Ratable Proportion of the Sale Proceeds remaining (if any) after distribution to the First and Second Lien Lenders and (iii) their Ratable Proportion of the Series B Beneficial Interests (if any). The Disbursing Agent shall also distribute to holders of Allowed Claims in Classes E, F and G on the Effective Date the Sale Proceeds remaining (if any) after distribution to the afore-mentioned Claimholders and their Ratable Proportion of the Series C Beneficial Interests (if any). For the purpose of calculating the Sale Proceeds and Series B and Series C Beneficial Interests in the Liquidating Trust to be distributed to holders of Allowed Non-Assumed Administrative Expense Claims, Allowed compensation and reimbursement claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Class E, F and G Claims on the Effective Date, all Disputed Claims in such Classes will be treated as though such Claims were Allowed Claims in the amounts asserted by the holders of such Claims or as estimated by the Bankruptcy Court, as applicable. On the Final Distribution Date, each holder of an Allowed Non-Assumed Administrative Expense Claims, Allowed compensation and reimbursement Claim, Allowed Priority Tax Claim, Allowed Priority Non-Tax Claim and Allowed Classes E, F or G Claim shall receive a Catch-up Distribution of Sale Proceeds and Beneficial Interests in the Liquidating Trust, as applicable. After the Effective Date, but prior to the Final Distribution Date, the Debtors or the Liquidating Trustee, in their sole discretion, may direct the Disbursing Agent to distribute Sale Proceeds and Beneficial Interests in the Liquidating Trust, as applicable, to a holder of a Disputed Claim which becomes an Allowed Claim after the Effective Date such that the holder of such Claim receives the same allocation of Sale Proceeds and Beneficial Interests in the Liquidating Trust, as applicable, that such holder would have received had its Claim been an Allowed Claim in such amount on the Effective Date.

                     6.5. Disbursing Agent.

                     Except as provided in Section 9, all distributions under the Plan (other than distributions described in the next sentences) shall be made by the applicable Debtor as Disbursing Agent or such other entity designated by the applicable Debtor as a Disbursing Agent on or after the Effective Date. The Indenture Trustee shall be the Disbursing Agent for the respective Noteholders in Class F. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the applicable Debtor.

                     6.6. Rights and Powers of Disbursing Agent.

                     The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

                     6.7. Compensation of Expenses Incurred on or After the Effective Date.

                     Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorneys' fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Debtors or, if the Liquidating Trust is established, the Liquidating Trustee.

                     6.8. Surrender of Instruments.

                     As a condition to receiving any distribution under the Plan, each holder of a certificated instrument or note must surrender such instrument or note held by it to the Disbursing Agent or its designee, unless such certificated instrument or note is being reinstated or being left unimpaired under the Plan. Any holder of such instrument or note that fails to
(i) surrender such instrument or note, or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance, and amount reasonably satisfactory to the Disbursing Agent before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan. Any distribution so forfeited shall become property of the Debtors, or, if the Liquidating Trust is established, the Liquidating Trust. The Debtors, or if the Liquidating Trust is established, the Liquidating Trustee, reserve the right to waive this requirement.

                     6.9. Delivery of Distributions.

                     Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim, except the holders of First Lien Lender Claims, Second Lien Lender Claims and Noteholder Claims, shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents or in a letter of transmittal unless the Debtors have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder. All distributions to holders of First Lien Lender Claims shall be made to the First Lien Lender Administrative Agent. All distributions to holders of Second Lien Lender Claims shall be made to the Second Lien Lender Administrative Agent. Any distribution of Sale Proceeds or beneficial interests in the Liquidating Trust to the Indenture Trustee shall be deemed a distribution to the respective holder of a Noteholder Claim. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent or the Liquidating Trustee, as the case may be, shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent or the Liquidating Trustee, as the case may be, has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Liquidating Trust and any claim in respect of such undeliverable distribution shall be discharged and forever barred from assertion against the Debtors, their Estates, their property and the Liquidating Trustee.

                     6.10. Distributions of Cash.

                     Any payment of Cash made by the Disbursing Agent or the Liquidating Trustee, where applicable, pursuant to the Plan shall, at the Disbursing Agent or Liquidating Trustee's option, be made by check drawn on a domestic bank or by wire transfer.

                     6.11. Fractional Shares.

                     In the event the Sale Proceeds consist of common or preferred stock, no fractional shares or Cash in lieu thereof, shall be distributed. For purposes of distribution, any fractional shares shall be rounded down to the next whole number or zero, as applicable. A detailed description of the Sale Proceeds to be distributed pursuant to the Plan will be filed as an Exhibit to the Plan after the Purchaser Selection Hearing.

                     6.12. Setoffs.

                     The Debtors and, where applicable, the Liquidating Trustee, may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which such distribution shall be made), any claims of any nature whatsoever that the Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim the Debtors may have against the holder of such Claim. Notwithstanding anything contained herein to the contrary, the Debtors will not set off against any Claim of a First or Second Lien Lender who votes in favor of the Plan.

                     6.13. Minimum Distributions.

                     Except as provided in section 9.10, no distribution of less than $100.00 shall be made by the Debtors, the Disbursing Agent or the Liquidating Trustee, where applicable, to any holder of a Claim unless a request therefor is made in writing to the Debtors, the Disbursing Agent or the Liquidating Trustee.

                     6.14. Distributions After the Effective Date.

                     Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

                     6.15. Allocation of Plan Distributions Between Principal and Interest.

                     To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated to the principal amount (as determined for federal income tax purposes) of the Claim first, and then to accrued but unpaid interest.

                     6.16. Withholding and Reporting Requirements.

                     In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim or Beneficial Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. The Disbursing Agent has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to the Disbursing Agent for payment of any such tax obligations.

           SECTION 7. PROCEDURES FOR DISPUTED CLAIMS

                     7.1. Objections to Claims.

                     The Debtors and, if the Liquidating Trust is established, the Liquidating Trustee or the Second Lien Lender Administrative Agent in accordance with section 9.2, on and after the Effective Date, shall be entitled to object to Claims. Any objections to Claims shall be served and filed on or before the later of (i) one hundred eighty (180) days after the Effective Date, and (ii) such date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (i) above.

                     7.2. Payments and Distributions with Respect to Disputed Claims.

                     (a) General. Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

                     (b) Litigation Claims. All prepetition Litigation Claims not previously allowed by Final Order are Disputed Claims. Subject to the rights of the Debtors and the Liquidating Trustee under section 7.4 hereof, prepetition Litigation Claims as to which proofs of claim were timely filed in the Reorganization Cases shall be determined and liquidated in the Bankruptcy Court unless the Debtors or the Liquidating Trustee elect or the Bankruptcy Court orders, that such claims be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Confirmation Date or, if no such action was pending on the Confirmation Date, in any administrative or judicial tribunal of appropriate jurisdiction, or in accordance with any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction. Any prepetition Litigation Claim determined and liquidated (i) pursuant to a judgment obtained in accordance with this section
7.2 and applicable non-bankruptcy law that is no longer subject to appeal or other review, or (ii) in any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction, shall be deemed to be an Allowed Claim in Class E, J, or K as applicable, in such liquidated amount and satisfied in accordance with the Plan; provided, that to the extent that a Litigation Claim is allowed and is covered under any of the Debtor's insurance policies, such Claim shall be paid from the insurance proceeds available to satisfy such liquidated amount. Nothing contained in this section 7.2 impairs the Debtors' or the Liquidating Trustee's right to seek estimation of any and all Litigation Claims in a court or courts of competent jurisdiction or constitute or be deemed a waiver of any claim, right or cause of action that the Debtors may have against any person in connection with or arising out of any Litigation Claim, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

                     7.3. Estimation of Claims.

                     The Debtors or, after the Effective Date, the Liquidating Trustee, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor or the Liquidating Trustee, where applicable, previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the Liquidating Trustee, where applicable, may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

                     7.4. Distributions Relating to Disputed Claims.

                     At such time as a Disputed Claim becomes an Allowed Claim, the Disbursing Agent or the Liquidating Trustee, where applicable, shall distribute to the holder of such Claim, such holder's Ratable Proportion of the property distributable with respect to the Class in which such Claim belongs. To the extent that all or a portion of a Disputed Claim is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed and any property withheld pending the resolution of such Claim shall be reallocated pro rata to the holders of Allowed Claims in the same class.

                     7.5. Distributions after Allowance.

                     To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, a distribution shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date that the Order or Judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent or the Liquidating Trustee, where applicable, shall provide to the holder of such Claim, the distribution to which such holder is entitled under the Plan.

                     7.6. Preservation of Rights to Settle Claims.

                     In accordance with Section 11.7 hereof and section 1123(b) of the Bankruptcy Code, the Debtors and the Liquidating Trustee shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights, causes of action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any person or entity without the approval of the Bankruptcy Court, subject to the terms of section 7.1 hereof, the Confirmation Order, and any contract, instrument, release, indenture, or other agreement entered into in


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
connection with the Plan. The Liquidating Trustee may pursue such retained claims, rights or causes of action, suits or proceedings, as appropriate, in accordance with the best interests of the holders of the Beneficial Interests.

                     7.7. Disallowed Claims.

                     All claims held by persons or entities against whom any Debtor has commenced a proceeding asserting a cause of action under sections 542, 543, 544, 545, 547, 548, 549, and/or 550 of the Bankruptcy Code, shall be deemed "disallowed" claims pursuant to section 502(d) of the Bankruptcy Code and holders of such claims shall not be entitled to vote to accept or reject the Plan. Claims that are deemed disallowed pursuant to this section shall continue to be disallowed for all purposes until the avoidance action against such party has been settled or resolved by Final Order and any sums due to the Debtors or the Liquidating Trustee from such party have been paid.

           SECTION 8. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                     8.1. General Treatment.

                     On the Effective Date, all executory contracts and unexpired leases to which any of the Debtors are parties shall be deemed rejected as of the Effective Date, except for an executory contract that (i) has already been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (ii) is specifically designated as a contract or lease to be assumed and assigned in accordance with the APA, (iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Debtors prior to the Confirmation Date, or (iv) is an option or warrant to purchase common stock of any of the Debtors or right to convert any Equity Interest into common stock of any of the Debtors to the extent such option, warrant, or conversion right is determined not to be an Equity Interest.

                     For purposes hereof, each executory contract and unexpired lease that relates to the use or occupancy of real property shall include all
(x) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired Lease, and (y) all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing agreements are specifically rejected.

                     8.2. Assigned Contracts and Leases.

                     The filing of the Plan constitutes a motion by the Debtors, pursuant to section 365 and 1123 of the Bankruptcy Code, to assume and assign to the Purchaser the Assigned Contracts and Leases. Each of the Assigned Contracts and Leases shall be assumed and assigned to the Purchaser as of the Closing on the terms and conditions set forth in the APA and the Sale Order; provided, however, that the Debtors reserve the right up to eleven (11) days prior to the Confirmation Hearing, to amend the Schedules to the APA by adding any executory contract or unexpired lease thereto, deleting any Assigned Contract or lease therefrom, or amending any cure amount set forth thereon, in which event such executory contract(s) or unexpired lease(s) shall be deemed so amended. The Debtors shall, no later than ten (10) days prior to the Confirmation Hearing, provide notice of any amendments to the APA Schedules to the parties to the executory contracts and leases affected thereby. The listing of a document on a Schedule to the APA shall not constitute an admission by the Debtors that such document is an executory contract or unexpired lease or that the Debtors have any liability thereunder.

                     8.3. Cure of Defaults.

                     Except as otherwise may be agreed to by the parties, at the Closing, or as promptly thereafter as practicable, the Purchaser shall cure those defaults under the Assigned Contracts or Leases under the APA that need to be cured in accordance with Section 365(b) of the Bankruptcy Code on the terms and subject to the conditions set forth in the APA and the Sale Order by (a) payment of the undisputed cure amounts or (b) reserving amounts with respect to the disputed cure amounts.

                     8.4. Rejection Claims.

                     In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, the Debtors' respective properties or interests in property as agents, successors, or assigns or the Liquidating Trust, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors on or before the date that is thirty
(30) days after the Confirmation Date or such later rejection date that occurs as a result of a dispute concerning amounts necessary to cure any defaults.

                     8.5. Insurance Policies.

                     Except as otherwise provided herein or in the APA, all insurance policies pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and assigned to either the Purchaser in accordance with the APA or the Liquidating Trustee and shall continue in full force and effect.

           SECTION 9. ESTABLISHMENT OF THE LIQUIDATING TRUST AND APPOINTMENT OF
                      A LIQUIDATING TRUSTEE

                     9.1. Appointment of a Liquidating Trustee.

                     In the event Series A Beneficial Interests are issued as provided herein, then, on the Effective Date, the Second Lien Agent shall designate, with the consent of the Creditors Committee and the Debtors, which consent shall not be unreasonably withheld, the Liquidating Trustee for the Liquidating Trust. In the event no Series A Beneficial Interests are issued, the Liquidating Trustee shall be designated by the Creditors Committee with the consent of the Debtors, which consent shall not be unreasonably withheld. The designation of the Liquidating Trustee shall be effective on the Effective Date without the need for a further order of the Bankruptcy Court.

                     9.2. Creation of the Beneficial Interests and Execution of the Liquidating Trust Agreement.

                     This Section 9 sets forth certain of the rights, duties and obligations of the Liquidating Trustee. In the event of any conflict between the terms of this Section 9 and the terms of the Liquidating Trust Agreement, the terms of the Liquidating Trust Agreement shall govern.

                     On the Effective Date, the Liquidating Trust Agreement shall be executed, and all other necessary steps shall be taken to establish the Liquidating Trust and the Beneficial Interests therein. There shall be three sets of Beneficial Interests created under the Liquidating Trust Agreement: (i) Series A Beneficial Interests, (ii) Series B Beneficial Interests in accordance with the allocations set forth in sections 2.2, 2.3, 2.4 and 4.1 of the Plan and

(iii) Series C Beneficial Interests. Proceeds received from the Liquidating Trust Assets will be distributed to holders of Beneficial Interests in the following order of priority: (i) to holders of Series A Beneficial Interests until the holders of Series A Beneficial Interests have been paid in full, (ii) to holders of Series B Beneficial Interests until the holders of Series B Beneficial Interests have been paid in full, and (iii) to holders of Series C Beneficial Interests. In the event no Series A Beneficial Interests are distributed as set forth herein, no distribution on account of such Series A Beneficial Interests shall be made. In such event, distributions will be made first to holders of Series B Beneficial Interests and then to holders of Series C Beneficial Interests. In the event no Series B Beneficial Interests are distributed as set forth herein, no distribution on account of such Series B Beneficial Interests shall be made. In such event, distributions will be made first to holders of Series A Beneficial Interests and, if no Series A Beneficial Interests have been distributed, to holders of Series C Beneficial Interests. In the event the value of the Liquidating Trust Assets does not exceed the amount of the superpriority administrative claim awarded to the Second Lien Lenders by the Bankruptcy Court, no Liquidating Trust will be established and no distributions will be made on account of holders of Beneficial Interests. Instead, the Liquidating Trust Assets will be assigned directly to the Second Lien Lender Administrative Agent who shall distribute them to, or liquidate them for the benefit of holders of Second Lien Lender Claims in accordance with the terms of the Second Lien Lender Agreement. In such event, the Second Lien Lender Administrative Agent will be authorized to and responsible for the tax reporting requirements set forth in section 9.12(b)(vii).

                     9.3. Purpose of the Liquidating Trust.

                     The Liquidating Trust shall be established for the sole purpose of liquidating and distributing its assets, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

                     9.4. Assignment of Trust Assets.

                     On the Effective Date, or as soon thereafter as practicable, the Debtors shall transfer and shall be deemed to have transferred to the Liquidating Trust, for and on behalf of the holders of Beneficial Interests, the Liquidating Trust Assets free and clear of all liens, Claims, encumbrances and other interests.

                     9.5. Books and Records.

                     Upon the Effective Date, WestPoint shall transfer and assign to the Liquidating Trust full title to, and the Liquidating Trust shall be authorized to take possession of, all of the books and records of the Debtors which are not sold pursuant to the APA. The Liquidating Trust shall have the responsibility of storing and maintaining books and records transferred hereunder until one year after the date WestPoint is dissolved in accordance with section 5.11 hereof, after which time such books and records may be abandoned or destroyed without further Bankruptcy Court order. The Debtors shall cooperate with the Liquidating Trustee to facilitate the delivery and storage of their books and records in accordance herewith. The Debtors (as well as their current and former officers and directors) shall be entitled to reasonable access to any books and records transferred to the Liquidating Trust for all necessary corporate purposes, including, without limitation, defending or prosecuting litigation, determining insurance coverage, filing tax returns, and addressing personnel matters. For purposes of this Section, books and records include computer generated or computer maintained books and records and computer data, as well as electronically generated or maintained books and records or data, along with books and records of the Debtors maintained by or in possession of third parties and all of the claims and rights of the Debtors in and to their books and records, wherever located.

                     9.6. Role of the Liquidating Trustee.

                     In furtherance of and consistent with the purpose of the Liquidating Trust and the Plan, the Liquidating Trustee shall (A) have the power and authority to hold, manage, sell, and distribute the Liquidating Trust Assets to the holders of Beneficial Interests in accordance with the Plan, (B) hold the Liquidating Trust Assets for the benefit of the holders of Beneficial Interests,
(C) have the power and authority to hold, manage, sell and distribute Cash or non-Cash Liquidating Trust Assets obtained through the exercise of its power and authority, (D) have the power and authority to prosecute and resolve, in the names of the Debtors and/or the name of the Liquidating Trustee, the Avoidance Actions, (E) have the power and authority to prosecute and resolve objections to Disputed Claims, (F) have the power and authority to perform such other functions as are provided in the Plan, and (G) have the power and authority to administer the closure of the Chapter 11 Cases. The Liquidating Trustee shall be responsible for all decisions and duties with respect to the Liquidating Trust and the Liquidating Trust Assets. In all circumstances, the Liquidating Trustee shall act in the best interests of all beneficiaries of the Liquidating Trust and in furtherance of the purpose of the Liquidating Trust.

                     9.7. Nontransferability of Liquidating Trust Interests.

                     The beneficial interests in the Liquidating Trust shall not be certificated and are not transferable, except by will or the laws of descent and distribution.

                     9.8. Permitted Investments.

                     The Liquidating Trustee may invest Cash (including any earnings thereon or proceeds therefrom) as permitted by section 345 of the Bankruptcy Code; provided, however, that such investments are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.

                     9.9. Costs, Expenses and Compensation of the Liquidating Trustee.

                     The costs and expenses of the Liquidating Trust, including the fees and expenses of the Liquidating Trustee and its retained professionals shall be paid out of the Liquidating Trust Assets. The Liquidating Trustee shall be entitled to reasonable compensation in an amount consistent with that of similar functionaries in similar types of bankruptcy proceedings.

                     9.10. Distribution of Liquidating Trust Assets.

                     The Liquidating Trustee shall distribute at least annually and in accordance with the Liquidating Trust Agreement, beginning on the Effective Date or as soon thereafter as is practicable, the Liquidating Trust Assets on hand, except such amounts (i) as would be distributable to a holder of a Disputed Claim if such Disputed Claim had been Allowed prior to the time of such distribution (but only until such Claim is resolved), (ii) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Liquidating Trust Assets during liquidation, (iii) to pay reasonable expenses (including, but not limited to, any taxes imposed on the Liquidating Trust or in respect of the Liquidating Trust Assets), and (iv) to satisfy other liabilities incurred by the Liquidating Trust in accordance with this Plan or the Liquidating Trust Agreement.

                     9.11. Retention of Professionals by the Liquidating
Trustee.

                     The Liquidating Trustee may retain and reasonably compensate counsel and other professionals to assist in its duties as Liquidating Trustee on such terms as the Liquidating Trustee deems appropriate without Bankruptcy Court approval. The Liquidating Trustee may retain any professional who represented parties in interest in the Chapter 11 Cases.

                     9.12. Federal Income Tax Treatment of Liquidating Trust.

                     (a) Tax Treatment and Transfer of Liquidating Trust Assets.

                     For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Liquidating Trustee, and the holders of Non-Assumed Administrative Expense Claims, compensation and reimbursement Claims, Priority Tax Claims, Priority Non-Tax Claims, Second Lien Lender Claims, General Unsecured Claims, Noteholder Claims and PBGC Claims) shall treat the transfer of the Liquidating Trust Assets to the Liquidating Trust for the benefit of the holders of Beneficial Interests, whether Allowed on or after the Effective Date, as (A) a transfer of the Liquidating Trust Assets directly to the holders of Beneficial Interests in satisfaction of such Claims (other than to the extent allocable to Disputed Claims) followed by (B) the transfer by such holders to the Liquidating Trust of the Liquidating Trust Assets in exchange for beneficial interests in the Liquidating Trust. Accordingly, the holders of such Claims shall be treated for federal income tax purposes as the grantors and owners of their respective shares of the Liquidating Trust Assets. The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local income tax purposes.

                     (b) Tax Reporting.

                     (i) The Liquidating Trustee shall file returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with this Section 9.12. The Liquidating Trustee shall also annually send to each record holder of a beneficial interest a separate statement setting forth the holder's share of items of income, gain, loss, deduction, or credit and will instruct all such holders to report such items on their federal income tax returns or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns. The Liquidating Trust's taxable income, gain, loss, deduction, or credit will be allocated (subject to Section 9.12(b)(iii) and (iv) hereof) to the holders of Beneficial Interests, in accordance with their relative Beneficial Interests in the Liquidating Trust.

                     (ii) As soon as practicable after the Effective Date, the Liquidating Trustee shall make a good faith valuation of the Liquidating Trust Assets. Such valuation shall be made available from time to time, to the extent relevant, and used consistently by all parties (including, without limitation, the Debtors, the Liquidating Trustee, and the holders of Beneficial Interests) for all federal income tax purposes. The Liquidating Trustee shall also file (or cause to be filed) any other statements, returns, or disclosures relating to the Liquidating Trust that are required by any governmental unit.

                     (iii) Allocations of Liquidating Trust taxable income shall be determined by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Liquidating Trust had distributed all of its other assets (valued at their tax book value) to the holders of the Beneficial Interests (treating certain pending Disputed Non-Assumed Administrative Expense Claims, compensation and reimbursement Claims, Priority Tax Claims, Priority Non-Tax Claims, Second Lien Lender Claims, General Unsecured Claims, Noteholder Claims and PBGC Claims as if they were Allowed Claims; see Section 9.12(b)(iv) below) in each case up to the tax book value of the assets treated as contributed by such holders, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Liquidating Trust. Similarly, taxable loss of the Liquidating Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Liquidating Trust Assets. The tax book value of the Liquidating Trust Assets for this purpose shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable tax regulations, and other applicable administrative and judicial authorities and pronouncements.

                     (iv) Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee of a private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee shall (i) treat any Liquidating Trust Assets allocable to, or retained on account of, Beneficial Interests that would be distributed to holders of Disputed Non-Assumed Administrative Expense Claims, compensation and reimbursement Claims, Priority Tax Claims, Priority Non-Tax Claims, Second Lien Lender Claims, General Unsecured Claims, Noteholder Claims and PBGC Claims if such claims were Allowed as held by one or more discrete trusts for federal income tax purposes (the "Liquidating Trust Claims Reserve"), consisting of separate and independent shares to be established in respect of each such Disputed Claim, in accordance with the trust provisions of the Tax Code (section 641 et seq.), (ii) treat as taxable income or loss of the Liquidating Trust Claims Reserve, with respect to any given taxable year, the portion of the taxable income or loss of the Liquidating Trust that would have been allocated to the holders of such Disputed Claims had such Claims been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such Claims are unresolved), (iii) treat as a distribution from the Liquidating Trust Claims Reserve any increased amounts distributed by the Liquidating Trust as a result of any such Disputed Claims resolved earlier in the taxable year, to the extent such distributions relate to taxable income or loss of the Liquidating Trust Claims Reserve determined in accordance with the provisions hereof, and (iv) to the extent permitted by applicable law, report consistent with the foregoing for state and local income tax purposes. All holders of Beneficial Interests, shall report, for tax purposes, consistent with the foregoing.

                     (v) The Liquidating Trustee shall be responsible for payments, out of the Liquidating Trust Assets, of any taxes imposed on the Liquidating Trust or the Liquidating Trust Assets, including the Liquidating Trust Claims Reserve. In the event, and to the extent, any Cash retained on account of Disputed Claims in the Liquidating Trust Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed Claims, such taxes shall be (i) reimbursed from any subsequent Cash amounts retained on account of Disputed Claims, or (ii) to the extent such Disputed Claims have subsequently been resolved, deducted from any amounts distributable by the Liquidating Trustee as a result of the resolutions of such Disputed Claims.

                     (vi) The Liquidating Trustee may request an expedited determination of taxes of the Liquidating Trust, including the Liquidating Trust Claims Reserve, under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Liquidating Trust for all taxable periods through the dissolution of the Liquidating Trust.

                     (vii) After the Effective Date, the Liquidating Trustee shall be authorized to exercise all powers regarding the Debtors' tax matters, including filing tax returns, to the same extent as if the Liquidating Trustee were the Debtor in Possession. The Liquidating Trustee shall (A) complete and file within ninety (90) days of the filing for dissolution by WestPoint Stevens, to the extent not previously filed, the Debtors' final federal, state, and local tax returns, (B) request an expedited determination of any unpaid tax liability of the Debtors under section 505(b) of the Bankruptcy Code for all tax periods of the Debtors ending after the Commencement Date through the liquidation of the Debtors as determined under applicable tax laws, to the extent not previously requested, and (C) represent the interest and account of the Debtors before any taxing authority in all matters, including, but not limited to, any action, suit, proceeding, or audit.

                     9.13. Dissolution of the Liquidating Trust.

                     The Liquidating Trustee and the Liquidating Trust shall be discharged or dissolved, as the case may be, at such time as (i) all Disputed Claims have been resolved, (ii) all Liquidating Trust Assets have been liquidated, and (iii) all distributions required to be made by the Liquidating Trustee under the Plan have been made, but in no event shall the Liquidating Trust be dissolved later than five (5) years from the Effective Date unless the Bankruptcy Court, upon motion within the six (6) month period prior to the fifth
(5th) anniversary (and, in the case of any extension, within six (6) months prior to the end of such extension), determines that a fixed period extension (not to exceed three (3) years, together with any prior extensions, without a favorable letter ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the Liquidating Trust as a liquidating trust for federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Liquidating Trust Assets or the dissolution of the Debtors.

                     9.14. Indemnification of the Liquidating Trustee.

                     The Liquidating Trustee or the individuals comprising the Liquidating Trustee, as the case may be, and the Liquidating Trustee's agents and professionals, shall not be liable for actions taken or omitted in its capacity as, or on behalf of, the Liquidating Trustee, except those acts arising out of its or their own willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Liquidating Trustee, except for any actions or inactions involving willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts. Any indemnification claim of the Liquidating Trustee (and the other parties entitled to indemnification under this Section 9.14) shall be satisfied from the Liquidating Trust Assets. The Liquidating Trustee shall be entitled to rely, in good faith, on the advice of its retained professionals.

                     9.15. Closing of the Chapter 11 Cases.

                     When all Disputed Claims filed against the Debtors have become Allowed Claims or have been disallowed by Final Order, and all of the Liquidating Trust Assets have been distributed in accordance with the Plan, the Liquidating Trustee shall seek authority from the Bankruptcy Court to close the Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.

                     9.16. Closing of the Chapter 11 Cases by Charitable Gift.

                     If at any time the Liquidating Trustee determines that the expense of administering the Liquidating Trust so as to make a final distribution to its beneficiaries is likely to exceed the value of the assets remaining in the Liquidating Trust, the Liquidating Trustee shall apply to the Bankruptcy Court for authority to (i) reserve any amounts necessary to close the Chapter 11 Cases, (ii) donate any balance to a charitable organization exempt from federal income tax under section 501(c)(3) of the Tax Code that is unrelated to WestPoint Stevens Inc., the Liquidating Trust, and any insider of the Liquidating Trustee, and (iii) close the Chapter 11 Cases in accordance with the Bankruptcy Code and Bankruptcy Rules. If the aims or purposes of any charities satisfying the conditions of clause (ii) above relate to benefiting the residents of WestPoint, Georgia, then the Liquidating Trustee shall choose any recipients of any donations from among such charities. Notice of such application shall be given electronically, to the extent practicable, to those parties who have filed requests for notices and whose electronic addresses remain current or operating.

           SECTION 10. CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE
                       DATE.

                     10.1. Conditions Precedent to Confirmation.

                     Entry of the Confirmation Order in a form and substance reasonably satisfactory to the Debtors and the approval of a Purchaser at the Purchaser Selection Hearing are conditions precedent to confirmation of the Plan.

                     10.2. Conditions Precedent to the Effective Date.

                     The Plan shall not become effective unless and until the following conditions have been satisfied in full or waived:

                     (a) The Confirmation Order and the Sale Order, in a form and substance reasonably acceptable to the Debtors and the Purchaser, shall each have been entered and shall not have been modified except as permitted hereby or upon consent of the parties and shall not be subject to a stay.

                     (b) The Liquidating Trust Agreement shall have been executed or a determination shall have been made that no Liquidating Trust is necessary;

                     (c) The Closing shall have occurred; and

                     (d) The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are required to implement the Plan and the APA; and

                     (e) all actions, documents and agreements required to implement the Plan shall have been effected or executed.

                     10.3. Failure of Conditions.

                     In the event that one or more of the conditions specified in Section 10.1 or 10.2 of the Plan have not occurred or have been waived in accordance with Section 10.4 of the Plan, on or before [one hundred and twenty
(120) days] after the Confirmation Date, (i) the Confirmation Order shall be vacated, (ii) no Distributions under the Plan shall be made (and the Distributions that have been made shall be unwound), (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (iv) the Debtors obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other entity or to prejudice in any manner the rights of the Debtors or any entity in any further proceedings involving the Debtors.

                     10.4. Satisfaction of Conditions.

                     If the Debtors decide, after consultation with the Purchaser, that one of the conditions precedent set forth in Sections 10.1 and
10.2 hereof cannot be satisfied and the occurrence of such condition is not waived or cannot be waived, then the Debtors shall file a notice of the failure of the Effective Date with the Bankruptcy Court.

           SECTION 11. EFFECT OF CONFIRMATION

                     11.1. Vesting of Assets.

                     Upon the Effective Date, pursuant to sections 1141(b) and
(c) of the Bankruptcy Code, all property of the Debtors' bankruptcy estates which are not transferred pursuant to the APA shall vest in the Debtors free and clear of all liens, Claims, encumbrances, charges, and other interests, except as provided herein. In accordance with Section 9 hereof and subject to the exceptions contained therein, upon the Effective Date, the Liquidating Trust Assets shall be transferred to the Liquidating Trust free and clear of all liens, Claims, encumbrances and interests, except as provided herein. From and after the Effective Date, if the Liquidating Trust is established, the Liquidating Trustee may dispose of the assets of the Liquidating Trust free of any restrictions of the Bankruptcy Code but in accordance with the provisions of the Plan and the Liquidating Trust Agreement.

                     11.2. Discharge of Claims and Termination of Equity Interests.

                     Except as otherwise provided herein or in the Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made hereunder, shall discharge all existing debts and Claims, and terminate all Equity Interests, of any kind, nature, or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in the Plan, upon the Effective Date, all existing Claims against the Debtors and Equity Interests in the Debtors, shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Debtors or the Purchaser any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim or proof of equity interest. Notwithstanding any provision of the Plan to the contrary, any valid setoff or recoupment rights held against any of the Debtors, shall not be affected by the Plan and shall be expressly preserved in the Confirmation Order.

                     11.3. Discharge of Debtors.

                     Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Debtors. Notwithstanding any provision of the Plan to the contrary, any valid setoff or recoupment rights held against any of the Debtors shall not be affected by the Plan and shall be expressly preserved in the Confirmation Order.

                     11.4. Term of Injunctions or Stays.

                     (a) Unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in such order.

                     (b) Injunction Regarding Worthless Stock Deduction. Unless otherwise ordered by the Bankruptcy Court, on and after the Confirmation Date, any "fifty percent shareholder" within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, shall be enjoined from claiming a worthless stock deduction with respect to any Equity Interest held by such shareholder for any taxable year of such shareholder ending prior to the Effective Date.

                     11.5. Injunction Against Interference With the Plan or APA.

                     Upon the entry of the Sale Order with respect to the APA or the Confirmation Order with respect to the Plan, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan or the APA.

                     11.6. Exculpation.

                     Neither the Debtors, the Purchaser, the Liquidating Trustee, the Disbursing Agent, the Creditors Committee appointed pursuant to section 1102 of the Bankruptcy Code in the Reorganization Cases, the First Lien Lender Administrative Agent, the Second Lien Lender Administrative Agent, the Indenture Trustees nor any of their respective members, officers, directors, employees, agents, financial advisors, investment bankers or professionals shall have or incur any liability to any holder of any Claim or Equity Interest for any act or omission in connection with, or arising out of, the Reorganization Cases, the confirmation of the Plan, the consummation of the Plan and APA, or the administration of the Plan or property to be distributed under the Plan, except for willful misconduct or gross negligence.

                     11.7. Retention of Causes of Action/Reservation of Rights.

                     (a) Except as provided in the APA, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or causes of action that the Debtors may have or which the Debtors or, in accordance with Section 9 hereof, the Liquidating Trustee may choose to assert on behalf of the Debtors' respective estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, their officers, directors, or representatives, and (ii) the turnover of any property of the Debtors' estates. Except as otherwise provided in the Plan or the APA, on and after the Effective Date, the Debtors will have the right to enforce any and all Causes of Action against any person other than Avoidance Actions, and the Liquidating Trustee shall have the exclusive right to enforce any and all Avoidance Actions against any person and the right to enforce Causes of Action not enforced by the Debtors. The Debtors may pursue, abandon, settle or release any or all Causes of Action, other than Avoidance Actions, as it deems appropriate, without the need to obtain approval or any other or further relief from the Bankruptcy Court. The Liquidating Trustee may pursue, abandon, settle or release any or all Causes of Action not pursued by the Debtors and Avoidance Actions as it deems appropriate, without the need to obtain approval or any other or further relief from the Bankruptcy Court. The Debtors may, in their discretion, offset any claim held against a person other than Avoidance

Actions, against any payment due such person under the Plan, and the Liquidating Trustee may offset any claim with respect to Avoidance Actions and Causes of Action not pursued by the Debtors held against a person against any payment due such person under the Plan, provided, however, that any claims of the Debtors arising before the Commencement Date shall first be offset against Claims against the Debtors arising before the Commencement Date.

                     (b) Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan. The Debtors and the Liquidating Trustee shall have, retain, reserve, and be entitled to assert all such claims, causes of action, rights of setoff, and other legal or equitable defenses which they had immediately prior to the Commencement Date fully as if the Reorganization Cases had not been commenced, and all of the Debtors' legal and equitable rights respecting any Claim left unimpaired by the Plan may be asserted by the Debtors or the Liquidating Trustee after the Confirmation Date to the same extent as if the Reorganization Cases had not been commenced.

           SECTION 12. RETENTION OF JURISDICTION

                     On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Reorganization Cases for, among other things, the following purposes:

                     (a) To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

                     (b) To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date.

                     (c) To ensure that distributions to holders of Allowed Claims are accomplished as provided herein.

                     (d) To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, Administrative Claim, or Equity Interest.

                     (e) To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order, the Purchaser Selection Order or the Sale Order is for any reason stayed, reversed, revoked, modified, or vacated.

                     (f) To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, the Purchaser Selection Order or the Sale Order or any other order of the Bankruptcy Court.

                     (g) To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, Purchaser Selection Order and Sale Order in such a manner as may be necessary to carry out the purposes and effects thereof.

                     (h) To hear and determine all applications under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

                     (i) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the APA, the Plan, the Confirmation Order, the Sale Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing.

                     (j) To take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan or the APA or to maintain the integrity of the Plan or the APA following consummation.

                     (k) To hear any disputes arising out of, and to enforce, the order approving alternative dispute resolution procedures to resolve personal injury, employment litigation, and similar claims pursuant to section 105(a) of the Bankruptcy Code.

                     (l) To determine such other matters and for such other purposes as may be provided in the Purchase Selection Order, the Sale Order or the Confirmation Order.

                     (m) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Liquidating Trust or the Liquidating Trust Agreements.

                     (n) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code filed, or to be filed, with respect to tax returns for any and all taxable periods of the Debtors, the Liquidating Trust or the Liquidating Trust Claims Reserve ending after the Commencement Date).

                     (o) To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

                     (p) To enter a final decree closing the Reorganization
Cases.

                     (q) To recover all assets of the Debtors and property of the Debtors' estates, wherever located.

           SECTION 13. MISCELLANEOUS PROVISIONS

                     13.1. Payment of Statutory Fees.

                     On the Effective Date, and thereafter as may be required, the Debtors shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

                     13.2. Dissolution of Statutory Committee of Unsecured Creditors.

                     The Creditors Committee appointed pursuant to section 1102 of the Bankruptcy Code in the Reorganization Cases shall dissolve on the Effective Date, except that the Creditors Committee shall have the right to review and object to any applications for compensation and reimbursement of expenses filed in accordance with section 2.3 hereof.

                     13.3. Substantial Consummation.

                     On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

                     13.4. Effectuating Documents & Further Transactions.

                     Each of the Debtors and the Liquidating Trustee is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the transfer of the Debtors' Assets under the APA and the terms and conditions of the Liquidating Trust Agreement.

                     13.5. Corporate Action.

                     On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors are incorporated, without any requirement of further action by the stockholders or directors of the Debtors.

                     13.6. Request for Expedited Determination of Taxes.

                     The Debtors or the Liquidating Trustee shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Commencement Date through the date on which the Debtors are dissolved.

                     13.7. Exemption from Transfer Taxes.

                     Pursuant to section 1146(c) of the Bankruptcy Code, the assignment or surrender of any lease or sublease, or the delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any deeds, bills of sale or assignments executed in connection with any disposition of assets contemplated by the APA or the Plan (including transfers of assets to and by the Liquidating Trust) shall not be subject to any stamp, real estate transfer, mortgage, recording, sales, use or other similar tax.

                     13.8. Amendments.

                     (a) Plan Modifications & Amendments. The Plan may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code. In addition, after the Confirmation Date, so long as such action does not materially adversely affect the treatment of holders of Claims or Equity Interests under the Plan, the Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan.

                     (b) Other Amendments. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan, including the filing of additional exhibits, and may make amendments to the Plan to reflect the outcome of the Purchaser Selection Hearing without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications and amendments do not adversely affect in a material way the treatment of holders of Claims or Equity Interests.

                     13.9. Revocation or Withdrawal of the Plan.

                     The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date. If the Debtors take such action, the Plan shall be deemed null and void.

                     13.10. Severability.

                     If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

                     13.11. Governing Law.

                     Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

                     13.12. Time.

                     In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

                     13.13. Notices.

                     All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                               WestPoint Stevens, Inc.
                               P.O. Box 71507
                               West Tenth Street
                               WestPoint, Georgia  31833
                               Attn: Clayton Humphries
                                     Vice President and General Counsel
                               Telephone: (706) 645-4115
                               Telecopier: (706) 645-4396

                                          - and -

                               Weil, Gotshal & Manges LLP
                               767 Fifth Avenue
                               New York, New York  10153
                               Attn: Michael F. Walsh, Esq.
                                     John J. Rapisardi, Esq.
                               Telephone: (212) 310-8000
                               Telecopier: (212) 310-8007

                with copies to:

                               The Attorneys for the Agent under the First
                               Lien Lender Agreement

                               Telephone:
                               Telecopier:

                                           -and-

                               The Attorneys for the Steering Committee of
                               First Lien Lenders
                               Hennigan, Bennett & Dorman, LLP
                               601 S. Figueroa Street, Suite 3300
                               Los Angeles, California 90017
                               Attn: Bruce Bennett, Esq.
                               Telephone: (213) 694-1200
                               Telecopier: (213) 694-1234

                                           -and-

                               The Attorneys for Icahn Associates
                               Sonnenschein Nath & Rosenthal LLP
                               1221 Avenue of the Americas, 24th Floor
                               New York, NY 10020
                               Attn: Peter Wolfson, Esq.
                               Telephone: (212) 768-6700
                               Telecopier: (212) 768-6800

                                           -and-

                               The Attorneys for the Agent under the Second
                               Lien Lender Agreement
                               Kramer Levin Naftalis & Frankel, LLP
                               919 Third Avenue
                               New York, NY 10022
                               Attn: Thomas Mayer, Esq.
                               Telephone: (212) 715-9100
                               Telecopier: (212) 715-8000

                                         -and-

                               The Attorneys for the Creditors Committee
                               Stroock & Stroock & Lavan LLP
                               180 Maiden Lane
                               New York, NY 10038
                               Attn: Lawrence M. Handelsman, Esq.
                               Telephone: (212) 806-5400
                               Telecopier: (212) 806-6006

Dated:  New York, New York
        June 10, 2005

                                     Respectfully submitted,

                                     WestPoint Stevens, Inc.
                                     WestPoint Stevens Inc., I
                                     J. P. Stevens and Co., Inc.
                                     J. P. Stevens Enterprises, Inc.
                                     WestPoint Stevens Stores, Inc.

                                     By:  WestPoint Stevens, Inc.

                                     By:
                                         ------------------------------------
                                         Name: Lester D. Sears
                                         Title: Chief Financial Officer

                       EXHIBITS AND SCHEDULES TO THE PLAN

                                    EXHIBIT A
                                WESTPOINT DEBTORS


1. WestPoint Stevens Inc.

2. WestPoint Stevens Inc., I

3. J. P. Stevens and Co., Inc.

4. J. P. Stevens Enterprises, Inc.

5. WestPoint Stevens Stores, Inc.

                                   EXHIBIT "B"


                               2004 ANNUAL REVIEW

THIS ANNUAL REVIEW HAS NOT BEEN FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION.







                             WestPoint Stevens Inc.
                                      2004
                                  Annual Review
                              for Fiscal Year Ended
                                December 31, 2004

                                TABLE OF CONTENTS

                                                                                                                           Page No.
                                                                                                                           --------
                                                                PART I

Item 1.    Business.............................................................................................................1

Item 2.    Properties...........................................................................................................7

Item 3.    Legal Proceedings....................................................................................................7

Item 4.    Submission of Matters to a Vote of Security Holders..................................................................9

                                                                 PART II

Item 5.    Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities ........9

Item 6.    Selected Financial Data.............................................................................................10

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations...............................11

Item 7A.   Quantitative and Qualitative Disclosures About Market Risk..........................................................26

Item 8.    Financial Statements and Supplementary Data.........................................................................27

Item 9.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure................................60

Item 9A.   Controls and Procedures.............................................................................................60

Item 9B.   Other Information...................................................................................................60

                                                                PART III

Item 10.   Directors and Executive Officers of the Registrant..................................................................61

Item 11.   Executive Compensation..............................................................................................64

Item 12.   Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters......................69

Item 13.   Certain Relationships and Related Transactions......................................................................70

Item 14.   Principal Accounting Fees and Services..............................................................................70

                                                                 PART IV

Item 15.   Exhibits and Financial Statement Schedules..........................................................................71


ITEM 1.   BUSINESS

GENERAL

On June 1, 2003 (the "Petition Date"), WestPoint Stevens Inc., a Delaware corporation (the "Company"), and several of its subsidiaries (together with the Company, the "Debtors") filed a petition for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). The Debtors are authorized to operate their business and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. On June 2, 2003, the Bankruptcy Court entered a number of orders enabling the Company to continue regular operations throughout the reorganization proceedings. On June 18, 2003, the Bankruptcy Court approved $300 million of debtor in possession financing pursuant to a Post-Petition Credit Agreement, dated as of June 2, 2003, among the Company and certain of its subsidiaries, the financial institutions named therein and Bank of America, N.A. and Wachovia Bank, National Association (the "DIP Credit Agreement"). For a more complete discussion of the DIP Credit Agreement see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- DIP Credit Agreement."

Since the commencement of its chapter 11 cases, the Debtors have been operating as debtors in possession under chapter 11 and conducting business in the ordinary course. Pursuant to the Bankruptcy Code, pre-petition obligations of the Debtors (including obligations under debt instruments) generally may not be enforced against the Debtors, and any actions to collect pre-petition indebtedness are automatically stayed, unless the stay is lifted by the Bankruptcy Court. In addition, as debtors in possession, the Debtors have the right, subject to Bankruptcy Court approval and certain other limitations, to assume or reject executory contracts and unexpired leases.

The Company initially announced that it had reached an agreement in principle with the holders of approximately 52% of the aggregate principal amount of its 7-7/8% Senior Notes due 2005 and 7-7/8% Senior Notes due 2008 (the "Senior Notes") on the terms of a financial restructuring to be implemented through the chapter 11 process. The agreement in principle was subject to numerous conditions and further agreements, including the entry of an order confirming the plan of reorganization contemplated by the proposal. On October 17, 2003, the Company announced that it had determined not to implement the previously announced agreement in principle. Instead, the Company stated that it intended to negotiate new terms for a chapter 11 plan of reorganization with all of its major creditor constituencies. The Company filed a plan of reorganization on January 20, 2005. The Company currently intends to sell substantially all of its assets, subject to either Section 363 of the Bankruptcy Code or a confirmation of a new chapter 11 plan. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" below.

The Company, which was organized in 1987, is the successor corporation to West Point-Pepperell, Inc. through a series of mergers occurring in December 1993. The Company operates its business directly and through its consolidated subsidiaries. The Company is a leading manufacturer, marketer and distributor of an extensive range of bed and bath home fashions ("Home Fashions") products. The Company's trademark brands include ATELIER MARTEX(R), BABY MARTEX(R), CHATHAM(R), GRAND PATRICIAN(R), MARTEX(R), PATRICIAN(R), LADY PEPPERELL(R), LUXOR(R), SEDUCTION(R), STEVENS(R), UTICA, and VELLUX(R). In addition, certain Home Fashions products are manufactured and sold pursuant to licensing agreements under designer and brand names that include, among others, Ralph Lauren Home, Charisma, Glynda Turley and Disney Home. The Company's products are marketed through leading department stores, mass merchants, specialty stores, institutional channels and WestPoint Stevens Stores Inc.

The Company estimates that it has one of the largest market shares in the domestic sheet and pillowcase market, the domestic bath towel market and the domestic blanket market. The Company also has significant market share in the domestic accessories market, which includes comforters, bedspreads, bed pillows, throw pillows and mattress pads, among others.

As a result of a strategic review of the Company's businesses, manufacturing and other facilities and products, the Board of Directors has approved various restructuring initiatives designed to streamline operations and improve profitability. For a comprehensive discussion of the Company's restructuring initiatives and overall financial condition, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCTS

The Company markets a broad range of manufactured and sourced bed, bath and basic bedding products.

            Bed and Bath Products, including:
            -  bath accessories;

            - bath rugs;

            - bath towels;

            - beach towels;

            - bedskirts;

            - bedspreads;

            - comforters and duvet covers;

            - decorative throw pillows;

            - drapes and valances;

            - quilts;

            - sheets and pillowcases;

            - shower curtains; and

            - table covers.


            Basic Bedding Products, include:

            - bed pillows;

            - flocked blankets;

            - mattress pads;

            - natural fill pillows, comforters and featherbeds;

            - woven blankets and throws; and

            - heated blankets and mattress pads.

Such products are made from a variety of fabrics, such as chambray, twill, sateen, flannel, linen, cotton and cotton blends and are available in a wide assortment of colors and patterns. The Company has positioned itself as a single-source supplier to retailers of bed and bath products, offering a broad assortment of products across multiple price points. Such product and price point breadth allows the Company to provide a comprehensive product offering for each major distribution channel. For each of the last three years substantially all of the Company's products have consisted of Home Fashions products.

TRADEMARKS AND LICENSES

The Company's products are marketed under well-known and firmly established trademarks, brand names and private labels. The Company uses trademarks, brand names and private labels as merchandising tools to assist its customers in coordinating their product offerings and differentiating their products from those of their competitors. Registered trademarks include ATELIER MARTEX(R), BABY MARTEX(R), CHATHAM(R), GRAND PATRICIAN(R), MARTEX(R), PATRICIAN(R), LADY PEPPERELL(R), LUXOR(R), SEDUCTION, STEVENS(R), UTICA(R) and VELLUX(R). In 2004 the Company recognized $2 million in revenues for licensing its trademarks to third party manufacturers who produced home fashion products. In addition, products are manufactured and sold pursuant to licensing agreements under designer and brand names that include, among others, Ralph Lauren Home, Disney Home, Charisma and Glynda Turley. A portion of the Company's sales is derived from licensed designer brands. The license agreements for the Company's designer brands generally are for a term of two or three years. Some of the licenses are automatically renewable for additional periods, provided that certain sales thresholds set forth in the license agreements are met. No single license has accounted for more than 13.5% of the Company's total sales volume during any of the last five fiscal years ending on December 31, 2004. The loss of a significant license could have an adverse effect upon the Company's business, which effect could be material. The licensing agreements with fixed expiration dates are: Ralph Lauren Home, December 31, 2005 (The parties are currently negotiating the terms of a new agreement to run through December 31, 2008); Glynda Turley, December 31, 2005; Charisma, March 31, 2010; and Disney Home, December 31, 2005.

MARKETING

The Company is committed to developing and maintaining integral relationships with its customers through "Strategic Partnering," a program designed to improve customers' operating results by leveraging the Company's merchandising, manufacturing and inventory management skills. "Strategic Partnering" includes Electronic Data Interchange ("EDI") direct electronic entry systems, "Quick Response" and "Vendor Managed Inventory" customer delivery programs and point-of-sale processing. The Company incorporates Strategic Partnering into its planning, manufacturing and shipping systems, in order to enable it to efficiently and economically anticipate and respond to customers' inventory requirements. As a result, the Company is better able to plan and forecast its own production and inventory requirements. Sales and marketing of the Company's Home Fashions products are conducted through a recently enhanced format consisting of divisions for Bed and Bath Products and Basic Bedding Products, each with supporting domestic sales, marketing and merchandising teams and international sales and marketing teams. Distribution specific teams focused on targeted key accounts are linked with product management, operations, customer service and distribution to service each segment of retail.

The Bed and Bath Products Division and the Basic Bedding Products Division focus sales on the following channels of distribution:

         - catalogs;

         - chain stores;

         - department stores;

         - mass merchants;

         - specialty stores;

         - Warehouse clubs; and

         - Healthcare and hospitality institutions.

For the Bed and Bath Products Division and the Basic Bedding Products Division, marketing is comprised of the following functions that create products and services in direct response to recognized consumer trends:

         - design;

         - marketing;

         - advertising;

         - licensing;

         - consumer research; and

         - product innovation.

For the Bed and Bath Products Division and the Basic Bedding Products Division, merchandising is comprised of the following functions:

         - product management;

         - business management;

         - productivity analysis;

         - stock keeping unit, or SKU, control; and

         - design technology.

The Retail Stores Division is comprised of:

         - WestPoint Stevens Stores Inc. -- a wholly owned subsidiary of the Company ("WestPoint Stores") that currently consists of 34 geographically dispersed, value-priced retail outlets throughout the United States, most of which are located in factory outlet shopping centers. WestPoint Stores sells products which are first quality (including overstocks), seconds, discontinued items and other products.

The Company works closely with its major customers to assist them in merchandising and promoting its products to consumers. In addition, the Company periodically meets with its customers in an effort to maximize product exposure and sales and to jointly develop merchandise assortments and plan promotional events specifically tailored to the customer. The Company provides merchandising assistance with store layouts, fixture designs, advertising and point-of-sale displays. A national consumer and trade advertising campaign and comprehensive internet website have served to enhance brand recognition. The Company also provides its customers with suggested customized advertising materials designed to increase its product sales. A heightened focus on consumer research provides needed products on a continual basis.

Approximately 87% of the Company's total sales in 2004 were made to retail establishments in the United States, including catalog retailers, chain and department stores, mass merchants, specialty bed and bath stores, warehouse clubs and WestPoint Stores. Finished products are distributed to retailers directly from the Company's plants. The majority of the remaining portion of the Company's sales of Home Fashions products are through the institutional channel, which includes hospitality and healthcare establishments, as well as laundry supply businesses. In addition to domestic sales, the Company distributes its Home Fashions products for eventual sale to certain foreign markets, principally Australia, Canada, Mexico, Central and South America, the Middle East and the Far East. International operations accounted for approximately 3% of the total revenues of the Company in 2004. On August 28, 2003, one of the Company's foreign subsidiaries, WestPoint Stevens (Europe) Ltd., commenced an insolvency proceeding in the United Kingdom and is in the process of being closed and liquidated.

INVENTORY MANAGEMENT, ELECTRONIC COMMUNICATION AND DELIVERY

The Company has been recognized as a leader and innovator of advanced technology, as evidenced by its inclusion in the 2004 InformationWeek 500, which recognizes businesses that make innovative use of information technology. The Company deploys a variety of innovative, leading-edge e-commerce applications and has been selected as a preferred vendor for many customers wishing to participate in web-based collaboration programs, Quick Response, EDI and Vendor Managed Inventory. The Company operates a retail merchandising and inventory replenishment system (Inforem(R)) in conjunction with its forecasting and planning system (Demand Planner(R) from i2 Technologies, Inc.). It also utilizes ESSBASE(R) business intelligence tools for inventory optimization and performance measurement to complement the Company's core business systems, including its supply chain, sourcing and logistics systems. The Company combines the use of an advanced, customer order fulfillment system, real-time radio frequency and in-line label printing distribution systems, and in-house transportation to compress the order to delivery cycle time, maintain low inventory levels and achieve high customer scorecard objectives. The Company has placed a strong emphasis on the supply chain and logistics function and believes that continued investment in planning, sourcing, distribution and transportation capabilities will enhance its ability to provide its customers with superior service. For example the Company has recently invested in a project to label product shipments to selected customers using Radio Frequency Identification tags beginning in January 2006.

CUSTOMERS

The Company is always pursuing strategic relationships with key merchandisers. An important component of the Company's strategy is to increase its share of shelf and floor space by strengthening its partnership with its customers. The Company is working closely with retailers and is sharing information and business practices with them to improve service and achieve higher profitability for both the retailer and the Company.

The Company's Home Fashions products are sold to catalog retailers, chain stores, mass merchants, department stores, specialty stores, warehouse clubs and its own retail stores. The Company's six largest customers in 2004, Federated Department Stores, Inc., J.C. Penney Company, Inc., Kmart Corporation, Sears Roebuck & Co., Inc., Target Corporation and Wal-Mart Stores, Inc. accounted for approximately 51% of the net sales of the Company during the fiscal year ended December 31, 2004. In 2004, sales to Target Corporation and Wal-Mart Stores, Inc. were 13% and 14%, respectively, of the net sales of the Company. Each of such customers has purchased goods from the Company in each of the last 10 years. Representatives of Target Corporation and J.C. Penney Company, Inc. have indicated that they intend to significantly increase their direct sourcing of home fashion products from foreign sources. A loss of any of the largest accounts (or a material portion of any thereof) would have an adverse effect upon the Company's business, which could be material.

MANUFACTURING

The Company currently uses the latest manufacturing and distribution equipment and technologies in its mills. Management therefore believes that the Company is one of the most efficient manufacturers in the home fashions industry. Over the past five years the Company has spent approximately $220 million to modernize its manufacturing and distribution systems and has spent approximately $18 million of that amount during 2004. The capital expenditures have been used to, among other things, further automate the Company's cut and sew operations and modernize yarn processing. The Company intends to invest approximately $35 million in capital improvements in the aggregate in 2005, which includes the further automation of the cut and sew operations, continued modernization and upgrading of distribution centers and continuation of various restructuring projects. These capital programs have resulted, and are expected to continue to result, in improved product quality, increased efficiency, lower costs and shorter response time to customer orders. As of May 15, 2005, the Company (including its subsidiaries) owns and utilizes approximately 14 manufacturing facilities and leases and utilizes four manufacturing facilities. These facilities are located primarily in the Southeastern United States. As a result of our increased sourcing efforts, the Company has reduced its domestic capacity. See "Item 2. Properties."

SOURCING

The Company has had a long-standing history of domestic and international sourcing of selected component products such as specialty yarns and specialty greige sheeting fabric for use in domestic production of Home Fashions products. Today, the Company views sourcing as a means to drive business growth and improve profitability by providing products and services that accelerate product and packaging innovation resulting in a competitive market advantage. In 2004, the Company imported both component and finished products from 22 countries and has established strong relationships in several key export countries including China, India, Pakistan and Turkey. To accelerate speed to market and improve customer service, the Company successfully implemented third party logistics' operations on the east coast. The Company continues to increase the number of vendors and sourced product categories and estimates that sales from sourced products accounted for roughly 29% of the Company's sales in 2004. Through global sourcing operations, the categories of product offerings by the Company to its customers has been significantly expanded to increase focus on high growth product categories such as bath accessories, rugs and quilts.

The Company's policy on sourcing prohibits the purchase of merchandise that is produced in whole or in part by indentured, prison or illegal immigrant or child labor. The Company requires that vendors certify the locations used for the production of products it purchases and that the vendors submit to compliance inspections from the Company or its representatives to ensure that the Company does not do business with suppliers who violate human rights.

RAW MATERIALS

The principal raw materials used in the manufacture of Home Fashions products are cotton of various grades and staple lengths, polyester and nylon in staple and filament form. Cotton, polyester and nylon presently are available from several sources in quantities sufficient to meet the Company's requirements. The Company is not dependent on any one supplier as a source of raw materials. Since cotton is an agricultural product, its supply and quality are subject to weather patterns, disease and other factors. The price of cotton is also influenced by supply and demand considerations, both domestically and worldwide, and by the cost of polyester. Although the Company has always been able to acquire sufficient quantities of cotton for its operations in the past, any shortage in the cotton supply by reason of weather, disease or other factors could adversely affect the Company's operations. The price of man-made fibers such as polyester and nylon is influenced by demand, manufacturing capacity and costs, petroleum prices, cotton prices and the cost of polymers used in producing man-made fibers. Any significant prolonged petrochemical shortages could significantly affect the availability of man-made fibers and cause a substantial increase in demand for cotton, resulting in decreased availability and, possibly, increased price. The Company also purchases substantial quantities of dyes and chemicals. Dyes and chemicals have been and are expected to continue to be available in sufficient supply from a wide variety of sources. The Company also purchases feathers and down for use as fill for certain products it produces. The supply of feathers and down is influenced by many factors such as the rapidly growing consumer demand in China and Asian influenza which could affect the amount of feathers and down available for export. The Company anticipates that there will be sufficient supply of feathers and down to meet its current demand.

SEASONALITY; CYCLICALITY; INVENTORY

Traditionally, the home fashions industry has been seasonal, with peak sales in the fall. In accordance with industry practice, the Company increases its Home Fashions' inventory levels during the first six months of the year to meet customer demands for the fall peak season. The Company's commitment to EDI, Quick Response, and Vendor Managed Inventory, however, has facilitated a more even distribution of products throughout the calendar year and reduced some of the need to stockpile inventory to meet peak season demands. The Company's increased emphasis on sourcing of products is anticipated to increase the inventory cycle times to account for transit time and quick peaks in demand.

The home fashions industry is also cyclical. While the Company's performance may be negatively affected by downturns in consumer spending, management believes the effects thereof are somewhat mitigated by the Company's large market shares and broad distribution base.

BACKLOG ORDERS

The backlog of the Company's unfilled customer orders, believed by management to be firm, was approximately $35 million at April 2, 2005, as compared with approximately $60 million at March 27, 2004. The Company does not believe that its backlogs are a meaningful indicator of its business due in part to its use of Vendor Managed Inventory systems. The Company produces a majority of its inventory to a sales forecast versus an order backlog in order to provide rapid replenishment service to its customers.

COMPETITION

The home fashions industry is highly competitive. The Company competes on the basis of price, quality, design and customer service, among other factors. In the sheet, towel and blanket markets, the Company competes primarily with Springs Industries, Inc. In the other bedding and accessories markets, the Company competes with many companies, most of which are much smaller in size than the Company. The Company has pursued a competitive strategy focused on providing the best fashion, quality, service and value to its customers and to the ultimate consumer. The Company believes that there has been a continuing increase in the sale of imported Home Fashions products in the domestic market which is expected to increase with the lifting of import quotas in 2005 and is actively pursuing its own foreign sourcing opportunities to meet the demand for such products. There can be no assurance that foreign competition will not grow to a level that could have an adverse effect upon the Company's ability to compete effectively.

OTHER OPERATIONS

The Company's operations also include Grifftex Chemicals ("Grifftex"), which formulates chemicals primarily used in the Company's finishing processes, and WestPoint Stevens Graphics ("Graphics"), which prints product packaging and labeling. Neither Grifftex nor Graphics represent a material portion of the Company's business.

RESEARCH AND DEVELOPMENT

Management believes that research and development in product innovation and differentiation is important to maintain the Company's competitive edge. The Company continually seeks to develop new specialty finishes and finishing techniques that would improve fabric quality and enhance fabric aesthetics. Research also is conducted to develop new products in response to changing customer demands and environmental concerns. The Company has continued to invest in product development to maintain a leadership position in the market place.

ENVIRONMENTAL MATTERS

The Company is subject to various federal, state and local environmental laws and regulations governing, among other things, the storage, handling, usage, discharge and disposal of a variety of hazardous and non-hazardous substances and wastes used in or resulting from its operations, including, but not limited to, the Water Pollution Control Act, as amended; the Clean Air Act, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act; and the Comprehensive Environmental Response, Compensation and Liability Act.

The Company's operations also are governed by laws and regulations relating to employee safety and health, principally the Occupational Safety and Health Act and regulations thereunder which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and regulate chemical, physical and ergonomic hazards in the workplace.

Although the Company does not expect that compliance with any of the aforementioned laws and regulations will have a material adverse effect on its capital expenditures, earnings or competitive position in the foreseeable future, there can be no assurances that environmental requirements will not become more stringent in the future or that the Company will not incur significant costs in the future to comply with such requirements.

EMPLOYEES

The Company (including its subsidiaries) employed approximately 9,730 active employees as of May 31, 2005. The Company believes that its relations with its employees are excellent. The Company has not experienced a strike or work stoppage by any of its unionized employees during the past 20 years. Currently, less than 5% of the Company's employees are unionized.

The Company has developed an effective employee relations and communications program that includes rules and regulations for employee conduct and procedures for employee complaints. This long-standing program focuses on and, in the view of management, has resulted in, strong, positive employee relations practices, good working conditions, progressive human resources policies and expansive safety programs.

OTHER FACTORS

This Annual Review includes "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to the Company's business, financial condition and results of operations. Statements that use the terms "believe," "anticipate," "expect," "plan," "intend," "estimate," "project" and similar expressions in the affirmative and the negative are intended to identify forward-looking statements. These statements reflect the Company's current views with respect to future events and are based on current assumptions, expectations, estimates and projections about the Company's business and the markets in which it operates and are subject to risks and uncertainties. Actual events (including the Company's results) could differ materially from those anticipated in these forward-looking statements as a result of various factors which include, but are not limited to, the following: uncertainties exist related to the Company's having filed a chapter 11 petition and the reorganization proceedings resulting therefrom; product margins may vary from those projected; raw material prices may vary from those assumed; additional reserves may be required for bad debts, returns, allowances, governmental compliance costs, or litigation; there may be changes in the performance of financial markets or fluctuations in foreign currency exchange rates; unanticipated natural disasters could have a material impact upon results of operations; there may be changes in the general economic conditions which affect customer payment practices or consumer spending; competition for retail and wholesale customers, pricing and transportation of products may vary from time to time due to seasonal variations or otherwise; customer preferences for our products can be affected by competition, or general market demand for domestic or imported goods or the quantity, quality, price or delivery time of such goods; there could be an unanticipated loss of a material customer or a material license; there may be changes in governmental standards for the Company's products that materially affect the cost of production or availability of raw materials; the availability and price of raw materials could be affected by weather, disease, energy costs or other factors. In addition, consideration should be given to any other risks and uncertainties discussed in other documents filed by the Company with the Securities and Exchange Commission. Except as required by applicable law, the Company assumes no obligation to update or revise publicly any forward-looking statements, whether as the result of new information, future events or otherwise.


ITEM 2.   PROPERTIES

The Company's properties are owned or leased directly and indirectly through its subsidiaries. Management believes that the Company's facilities and equipment are in good condition and sufficient for current operations. The Company owns office space in West Point, Georgia, and Valley, Alabama, and leases various additional office space, including approximately 140,000 square feet in New York City, of which approximately 36,000 square feet is subleased to other tenants. The Company also leases approximately 14,000 square feet elsewhere for other administrative, storage and office space.

The Company and its subsidiaries own and utilize 14 manufacturing facilities located in Alabama, Florida, Maine, North Carolina, and South Carolina which contain in the aggregate approximately 6,010,480 square feet of floor space and lease and utilize four manufacturing facilities in Alabama and North Carolina which contain in the aggregate approximately 528,792 square feet of floor space.

The Company owns a chemical plant containing approximately 43,000 square feet of floor space from which Grifftex Chemicals operates. In addition, the Company owns a printing facility consisting of 38,000 square feet in which Graphics prints product packaging and labeling.

The Company and its subsidiaries also own and operate 11 distribution centers and warehouses for their operations which contain approximately 4,059,284 square feet of floor space. In addition, the Company and its subsidiaries lease and operate three distribution outlets and warehouses containing approximately 567,190 square feet of floor space.

WestPoint Stores owns two retail outlet stores and leases its 32 other retail stores, all of which are dispersed throughout the United States.

The properties owned by the Company are subject to liens held by the Company's secured lenders. See "Item 8. Financial Statements and Supplementary Data -- Notes to Consolidated Financial Statements -- 3. Indebtedness and Financial Arrangements."


ITEM 3.   LEGAL PROCEEDINGS

Except as stated below, as of the Petition Date, the following actions in which the Company is a defendant have been enjoined from further proceedings pursuant to section 362 of the Bankruptcy Code. To the extent parties have filed timely proofs of claim, the Bankruptcy Court will determine the amount of their pre-bankruptcy claims against the Company. In certain instances, the Bankruptcy Court may permit actions to proceed to judgment for the purpose of determining the amount of the pre-bankruptcy claim against the Company. Lawsuits based on facts arising solely after the commencement of the Company's chapter 11 case are not stayed by section 362 of the Bankruptcy Code.

On October 5, 2001, a purported stockholder class action suit, entitled Norman Geller v. WestPoint Stevens Inc., et al. (the "Geller action"), was filed against the Company and certain of its former officers and directors in the United States District Court for the Northern District of Georgia. (A subsequent and functionally identical complaint was also filed.) The actions were consolidated by Order dated January 25, 2002. Plaintiffs served a Consolidated Amended Complaint (the "Amended Complaint") on March 29, 2002. The Amended Complaint asserted claims against all Defendants under ss. 10(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 10b-5 promulgated thereunder and against the Company and Defendant Holcombe T. Green, Jr. as "controlling persons" under ss. 20(a) of the Exchange Act. The Amended Complaint alleged that, during the putative class period (i.e., February 10, 1999, to October 10, 2000), the Company and certain of its officers and directors caused false and misleading statements to be issued regarding, inter alia, alleged overcapacity and excessive inventories of the Company's towel-related products and customer demand for such products and that certain Individual Defendants wrongfully sold or pledged Company stock at inflated prices for their benefit. The Amended Complaint referred to the Company's press releases and quarterly and annual reports on Securities and Exchange Commission Forms 10-Q and 10-K, which discussed the Company's results and forecasts for the fiscal years 1999 and 2000. Plaintiffs alleged that these press releases and public filings were false and misleading because they failed to disclose that the Company allegedly "knew sales would be adversely affected in future quarters and years." Plaintiffs also alleged in general terms that the Company materially overstated revenues by making premature shipments of products.

The Company's insurance carrier reached an agreement to settle the Geller action at no cost to the Company. The settlement was approved by the Bankruptcy Court and received final approval through a fairness hearing before the United States District Court for the Northern District of Georgia on November 16, 2004.

On March 11, 2002, a shareholder derivative action, entitled Gordon Clark v. Holcombe T. Green, Jr., et al. (the "Clark action"), was filed against certain of the Company's former directors and officers in the Superior Court of Fulton County, Georgia. The Complaint alleged that the named individuals breached their fiduciary duties by acting in bad faith and wasting corporate assets. The Complaint also asserted claims under Georgia Code Ann. ss.ss. 14-2-740 to 14-2-747 and 14-2-831. The claims were based on the same or similar facts as were alleged in the Geller action.

The Clark action was voluntarily dismissed on June 28, 2004.

On July 1, 2002, a shareholder derivative action, entitled John Hemmer v. Holcombe T. Green, Jr., et al. (the "Hemmer action"), was filed against Mr. Green and certain of the Company's other current and former directors including Messrs. Hugh M. Chapman, John F. Sorte and Ms. M. Katherine Dwyer in the Court of Chancery in the State of Delaware in and for New Castle County. The Complaint alleged that the named individuals breached their fiduciary duties and knowingly or recklessly failed to exercise oversight responsibilities to ensure the integrity of the Company's financial reporting. The Complaint also asserted that certain of the named individuals used proprietary Company information in selling or pledging Company stock at inflated prices for their benefit. The claims were based on the same or similar facts as were alleged in the Geller action.

The Hemmer action was voluntarily dismissed on August 25, 2004.

On March 21, 2002, an Adversary Complaint of Debtors and Debtors in Possession Against WestPoint Stevens Inc. was filed by Pillowtex, Inc., a Delaware corporation, et al., and Pillowtex Corporation, et al., against the Company in the United States Bankruptcy Court for the District of Delaware. Pillowtex Corporation and its related and affiliated companies ("Pillowtex") as Debtors and Debtors in Possession allege breach of a postpetition contract (the "Sale Agreement") dated January 31, 2001, among Pillowtex, Ralph Lauren Home Collection, Inc. ("RLH") and Polo Ralph Lauren Corporation ("PRLC") collectively referred to as "Ralph Lauren" and the Company. Pillowtex alleges that the Company refused to perform its purchase obligation under the Sales Agreement and is liable to it for $4,800,000 plus potentially significant other consequential damages. The Company believes that the complaint is without merit and intends to contest the action vigorously. The case is currently stayed due to the Company's bankruptcy filing.

The Company is subject to various federal, state and local environmental laws and regulations governing, among other things, the discharge, storage, handling and disposal of a variety of hazardous and nonhazardous substances and wastes used in or resulting from its operations and potential remediation obligations thereunder. Certain of the Company's facilities (including certain facilities no longer owned or utilized by the Company) have been cited or are being investigated with respect to alleged violations of such laws and regulations. The Company is cooperating fully with relevant parties and authorities in all such matters. The Company believes that it has adequately provided in its financial statements for any expenses and liabilities that may result from such matters. The Company also is insured with respect to certain of such matters. The Company's operations are governed by laws and regulations relating to employee safety and health which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and regulate chemical and ergonomic hazards in the workplace.

Although the Company does not expect that compliance with any of such laws and regulations will adversely affect the Company's operations, there can be no assurance such regulatory requirements will not become more stringent in the future or that the Company will not incur significant costs in the future to comply with such requirements.

The Company and its subsidiaries are involved in various other legal proceedings, both as plaintiff and as defendant, which are normal to its business. It is the opinion of management that the aforementioned actions and claims, if determined adversely to the Company, will not have a material adverse effect on the financial condition or operations of the Company taken as a whole.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

During the fourth quarter of fiscal year 2004, no matters were submitted by the Company to a vote of its security holders.


                                     PART II

ITEM 5.   MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Common Stock of the Company became eligible for trade reporting on the Automated Confirmation Transaction Service ("ACT") under the ticker symbol "WSPTQ.PK" effective May 9, 2005. Prior thereto, the Company's Common Stock was quoted on the Over the Counter Bulletin Board ("OTCBB") under the ticker symbol "WSPQE.OB." Such listing became effective on January 30, 2003. Prior thereto, the Company's Common Stock was listed on the New York Stock Exchange ("NYSE") under the ticker symbol WXS from October 15, 1999.

The following table presents the high and low sales prices of the Company's Common Stock as reported by the NYSE and the high and low bid prices as reported by the OTCBB, as applicable, for each full quarterly period within the two most recent fiscal years:

             Quarter Ended                          Share Price
             -------------          ------------------------------------------
                                          2004                       2003
                                          ----                       ----
                                    High        Low            High        Low
                                    ----        ---            ----        ---

             March 31               $0.03      $0.01          $0.68       $0.26
             June 30                $0.02      $0.01          $0.44       $0.02
             September 30           $0.02      $0.01          $0.03       $0.01
             December 31            $0.04      $0.01          $0.03       $0.01


Under its existing credit facilities, the Company is not permitted to pay dividends. For an additional discussion of these restrictions on the payment of dividends see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

As of April 20, 2005, there were approximately 3,700 holders of the Company's Common Stock. Of that total, approximately 300 were stockholders of record and approximately 3,400 held their stock in nominee name through the Depository Trust Company.

The Company currently anticipates that all of the currently outstanding shares of its Common Stock will be cancelled pursuant to the plan which it has proposed under chapter 11 of the Bankruptcy Code.

WEBSITE ACCESS

Our website address is www.westpointstevens.com. You may obtain free electronic copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports at our investor relations website, http://phx.corporate-ir.net/phoenix.zhtml?c=82626&p=irol-irhome under the headings "Annual Reports" and "SEC Filings." You may also find our Code of Business Conduct and Ethics and our Audit Committee Charter on our website under the heading "Corporate Governance." These reports are available on our investor relations website as soon as reasonably practicable after we electronically file them with the SEC. The information on our website is not part of or incorporated by reference in this Annual Review.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2004 (except as otherwise specified in the footnotes).

------------------------------------------ ------------------------------ ------------------------- --------------------------------
Plan category                              Number of securities to be     Weighted-average exercise Number of securities remaining
                                           issued upon exercise of        price of outstanding      available for future issuance
                                           outstanding options, warrants  options, warrants and     under equity compensation plans
                                           and rights                     rights                    (excluding securities reflected
                                                                                                    in column (a))
                                           (a)                            (b)                       (c)
------------------------------------------ ------------------------------ ------------------------- --------------------------------
Equity compensation plans approved by
security holders                                               3,020,882                    $16.91               3,259,220(1)(2)

------------------------------------------ ------------------------------ ------------------------- --------------------------------
Equity compensation plans not approved by
security holders                                                  20,000                    $14.50                  41,351(3)

------------------------------------------ ------------------------------ ------------------------- --------------------------------
Total                                                          3,040,882                    $16.89               3,300,571(1)(2)(3)
------------------------------------------ ------------------------------ ------------------------- --------------------------------


(1) Includes 3,166,498 shares available for grant under the Omnibus Stock Incentive Plan (the "OSIP"), 22,000 restricted shares granted but not vested under the OSIP, 7,500 restricted shares vested but not issued under the OSIP, 43,926 shares earned but not vested and 19,296 shares vested but not issued under the Key Employee Stock Bonus Plan (the "KESB Plan").

(2) The KESB Plan was first approved by equity holders at the Company's annual meeting on May 15, 1996, and re-approved in amended form at the Company's annual meeting on May 9, 2001. Under the terms of the KESB Plan the number of shares available for issuance is not limited but is established by a formula in the KESB Plan which is subject to administration by the Compensation Committee (the "Committee") of the Board of Directors in its discretion. Under the KESB Plan, each year participants, if any, are selected by the Committee to receive an award entitling each participant to receive shares of Common Stock of the Company in a number equal to the quotient obtained by dividing 80% of the participant's base salary by the fair market value of one share of Common Stock on the first day of the year; provided that such award is earned by the Company achieving a pre-determined earnings per share established by the Committee within the first ninety (90) days of the year. In February 2003, the Committee suspended participation in the KESB Plan for 2003. Since filing its petition for relief under chapter 11 of the Bankruptcy Code, the Company has not issued any stock pursuant to the KESB Plan. The Company does not anticipate issuing any additional shares of its Common Stock pursuant to the KESB Plan and anticipates the KESB Plan will be terminated in the chapter 11 case.

(3) Includes 41,351 shares under the Company's Supplemental Retirement Plan ("SRP"). The Company's SRP provides for payment of amounts that would have been paid under the WestPoint Pension Plan but for the limitations on covered compensation and benefits applicable to qualified retirement plans imposed by the Internal Revenue Code of 1986, as amended (the "Code"). For certain participants, the compensation taken into account under the Supplemental Retirement Plan is limited to the lesser of (i) $300,000 or (ii) 120% of the participant's base salary. The Supplemental Retirement Plan is not qualified under Section 401(a) of the Code and benefits are paid from the general assets of the Company. The SRP was not approved by the security holders of the Company. The Company does not anticipate issuing any additional shares of its Common Stock pursuant to the SRP and anticipates the SRP will be terminated in the chapter 11 case.


ITEM 6.  SELECTED FINANCIAL DATA

        Intentionally Omitted.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CHAPTER 11 CASE AND BASIS OF PRESENTATION

As more fully disclosed in Note 2 to the consolidated financial statements, on June 1, 2003, the Company and several of its subsidiaries each commenced with the Bankruptcy Court a voluntary case under chapter 11 of the Bankruptcy Code. The Bankruptcy Code prevents creditors and other parties in interest from taking certain actions, including enforcement actions, against the Debtors, without first obtaining prior approval of the Bankruptcy Court. In addition, the Company has entered into the DIP Credit Agreement, which is more fully described below. On August 28, 2003, one of the Company's foreign subsidiaries, WestPoint Stevens (Europe) Ltd., commenced an insolvency proceeding in the United Kingdom and is in the process of being liquidated, and inactive subsidiaries have applied to be dissolved.

The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States on a going concern basis. Except as otherwise disclosed, these principles assume that assets will be realized and liabilities will be discharged in the ordinary course of business. The Company is currently operating as a debtor in possession under chapter 11 of the Bankruptcy Code, and its continuation as a going concern is contingent upon, among other things, the confirmation by the Bankruptcy Court of a chapter 11 plan of reorganization and its ability to comply with the DIP Credit Agreement, return to profitability, generate sufficient cash flows from operations and obtain financing sources to meet future obligations. There is no assurance that the Company will be able to achieve any of these results. The Company's consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties.

Whether as a result of its case under chapter 11 or otherwise, the Company may sell or otherwise dispose of assets, and liquidate or settle liabilities, for amounts other than those reflected in the financial statements. Additionally, the amounts reported on the consolidated balance sheets could materially change because of changes in business strategies and the effects of any proposed plan of reorganization.

The Company's consolidated financial statements are presented in accordance with AICPA Statement of Position 90-7 ("Financial Reporting by Entities in Reorganization Under the Bankruptcy Code") ("SOP 90-7"). In the chapter 11 case, substantially all unsecured liabilities as of the Petition Date are subject to compromise or other treatment under a plan of reorganization which must be confirmed by the Bankruptcy Court after submission to any required vote by affected parties. For financial reporting purposes, the categories of liabilities and obligations whose treatment and satisfaction are dependent on the outcome of the chapter 11 case have been classified as Liabilities Subject to Compromise in the consolidated balance sheets. The ultimate amount of and settlement terms for the Company's pre-bankruptcy liabilities are subject to the ultimate outcome of its chapter 11 case and, accordingly, are not presently determinable. Pursuant to SOP 90-7, professional fees associated with the chapter 11 case are expensed as incurred and reported as reorganization costs (chapter 11 expenses). Also, interest expense will be reported only to the extent that it will be paid during the pendency of the chapter 11 case or that it is probable that it will be an allowed claim.


SENIOR CREDIT FACILITY AND SECOND-LIEN FACILITY AMENDMENTS

Effective March 31, 2003, the Company's Senior Credit Facility was amended primarily to provide for an interim facility limitation and to add an unused commitment fee. At the option of the Company and effective with the last amendment to the Senior Credit Facility, interest under the Senior Credit Facility was payable monthly, either at the prime rate plus 5.25% or at LIBOR plus 7.00%, compared to prime rate plus 2.75% or LIBOR plus 4.50% in effect at December 31, 2002. Effective with the chapter 11 filing, loans under the Senior Credit Facility are no longer available to the Company. Prior to the Petition Date, the Company was also obligated to pay a facility fee in an amount equal to 0.50% of each Bank's commitment under the Revolver, and an unused commitment fee in an amount equal to 1.00% of the difference between the revolver commitment and the daily outstanding loans and letters of credit. As of the Petition Date, the Company is no longer obligated to pay a facility fee or an unused commitment fee for the Senior Credit Facility.

At March 31, 2003 and prior to the petition date, the Company was not in compliance with certain of its covenants under the Senior Credit Facility and Second-Lien Facility during which time the Company engaged in active discussions with its senior lenders to obtain an amendment or waiver of such non-compliance (See Note 2. Chapter 11 Filing where the chronology of the circumstances causing the Company to file voluntary petition for reorganization under chapter 11 of the U. S. Bankruptcy Code is discussed).

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DIP CREDIT AGREEMENT

The Company is a party to the DIP Credit Agreement which provides a facility consisting of revolving credit loans of up to $300 million (with a sublimit of $75 million for letters of credit) with an initial term of one year and an initial maturity date of June 2, 2004. At its option, the Company may extend the term for up to two successive periods of six months each. On April 28, 2004 and November 1, 2004, the Company exercised its options to extend the DIP Credit Agreement for additional six month periods, revising the maturity date to June 2, 2005. In March 2005, the Company initiated discussions with its DIP lenders to extend the maturity date of the DIP Credit Agreement beyond June 2, 2005, and on May 17, 2005 the Bankruptcy Court approved an amendment to the DIP Credit Agreement extending the maturity date to the earliest to occur of December 2, 2005 or the consummation of a sale, pursuant to Section 363 of the Bankruptcy Code or pursuant to a confirmed plan of reorganization or liquidation pursuant to chapter 11 of the Bankruptcy Code.

Initial advances under the DIP Credit Agreement bore interest at a fluctuating rate per annum equal to LIBOR plus a margin of 2.75% or, at the Company's option, prime plus a margin of 0.75%. Each margin is subject to quarterly adjustments, commencing November 1, 2003, pursuant to a pricing matrix, based on average availability, having a range of 2.25% to 3.00% for LIBOR based loans and 0.25% to 1.00% for prime based loans. The DIP Credit Agreement also has an unused line fee of 0.625% per annum, subject to quarterly adjustments as above having a range of 0.375% to 0.75%. Effective November 1, 2003, as a result of average availability, interest rates under the DIP Credit Agreement decreased to LIBOR plus 2.50% or, at the Company's option, prime plus 0.50% and the unused line fee decreased to 0.50%. Effective February 1, 2004, as a result of average availability, interest rates under the DIP Credit Agreement increased to LIBOR plus 2.75% or, at the Company's option, prime plus 0.75% and the unused line fee increased to 0.625%. Effective February 1, 2005, as a result of average availability, interest rates under the DIP Credit Agreement decreased to LIBOR plus 2.50% or, at the Company's option, prime plus 0.50% and the unused line fee decreased to 0.50%.

The DIP Credit Agreement contains a number of covenants, including among others, affirmative and negative covenants with respect to certain financial tests and other indebtedness, as well as restrictions against the declaration or payment of dividends, the making of certain intercompany advances and the disposition of assets without consent. The DIP Credit Agreement also contains Events of Default (as defined in the DIP Credit Agreement) including among others, a failure to pay the principal and interest of the obligations when due, default with respect to any Debt (as defined in the DIP Credit Agreement) and a failure by the Company to comply with any provisions of the Financing Orders (as defined in the DIP Credit Agreement).

During the third quarter of 2003, the Company's DIP Credit Agreement was amended primarily to modify the minimum EBITDA covenant, add a minimum availability covenant, permit certain restructuring, impairment and other charges and modify other miscellaneous provisions. During the second quarter of 2004, the Company's DIP Credit Agreement was amended to clarify certain asset sale provisions, and during the third quarter of 2004, the DIP Credit Agreement was amended primarily to modify the minimum EBITDA and minimum availability covenants to permit certain inventory reduction plans. During the fourth quarter of 2004, the Company's DIP Credit Agreement was amended primarily to permit certain restructuring, impairment and other charges and modify the minimum EBITDA and minimum availability covenants. During the second quarter of 2005, the Company's DIP Credit Agreement was amended primarily to modify certain miscellaneous provisions related to audited financial statements and to extend the maturity date beyond the originally stated maturity date including extension options. At December 31, 2004, the Company was in compliance with its covenants under the DIP Credit Agreement.

There can be no assurance, however, that the Company will be able to comply with the debt covenants or that, if it fails to do so, it will be able to obtain amendments to or waivers of such covenants. Failure of the Company to comply with covenants contained in its DIP Credit Agreement, if not waived, or to adequately service debt obligations, could result in a default under the DIP Credit Agreement. Any default under the Company's DIP Credit Agreement, particularly any default that results in acceleration of indebtedness or foreclosure on collateral, could have a material adverse effect on the Company.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--CONTINUED

RESTRUCTURING, IMPAIRMENT, AND OTHER CHARGES

In 2000, the Company announced that its Board of Directors had approved an Eight-Point Plan, which was created to be the guiding discipline for the Company in a global economy. The Board also approved a pretax charge for restructuring, impairment and other charges to cover the initial cost of implementing the Eight-Point Plan that was designed to streamline operations and improve profitability. The Eight-Point Plan addresses the following points: 1) expand brands; 2) explore new licensing opportunities; 3) rationalize manufacturing; 4) reduce overhead; 5) increase global sourcing; 6) improve inventory utilization;
7) enhance supply chain and logistics; and 8) improve capital structure.

On September 20, 2002, the Company announced that its Board of Directors had approved additional restructuring initiatives to increase asset utilization, lower manufacturing costs and increase cash flow and profitability through reallocation of production assets from bath products to basic bedding products and through rationalization of its retail stores division. The Company initially expected the restructuring initiatives to result in a $36.5 million pretax charge for restructuring, impairment and other charges, with approximately $20 million of the pretax charge expected to be non-cash items. As a result of additions to the initial restructuring initiatives related to the closure of its Rosemary (NC) towel fabrication and distribution facilities and its WestPoint Stevens (Europe) Ltd. foreign subsidiary, the Company's restructuring initiatives resulted in a $47.7 million pretax charge for restructuring, impairment and other charges, with approximately $31.7 million of the pretax charge being non-cash items. All charges were recorded in accordance with Statement of Financial Accounting Standard ("SFAS") No. 146, Accounting for Costs Associated with Exit or Disposal Activities and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The restructuring charge approved in 2002 was completed in the second quarter of 2004.

As a result of the restructuring initiatives begun in 2002, the Company announced the closure of its Rosemary (NC) towel finishing facility, the conversion of its Rosemary (NC) towel fabrication and distribution facilities to basic bedding facilities and the closure of its Dalton (GA) utility bedding facility. The Company announced on April 25, 2003 that the Rosemary (NC) towel fabrication and distribution facilities that were previously disclosed as being converted to basic bedding facilities would now be closed. The Company also announced the closure of twenty-two retail stores and the closure of its WestPoint Stevens (Europe) Ltd. foreign subsidiary.

The cost of the manufacturing and retail store rationalization and certain overhead reduction costs were reflected in a restructuring and impairment charge of $6.6 million, before taxes, in 2002, a restructuring and impairment charge of $12.6 million, before taxes, in 2003 and a restructuring and impairment charge of $0.4 million, before taxes, in 2004. The components of the restructuring and impairment charge in 2002 included $4.4 million for the impairment of fixed assets and $2.2 million in reserves to cover cash expenses related primarily to severance benefits. The components of the restructuring and impairment charge in 2003 included $7.0 million for the impairment of fixed assets and $5.6 million in reserves to cover cash expenses related to severance benefits of $5.2 million and other exit costs. The components of the restructuring and impairment charge in 2004 included $0.4 million in reserves to cover cash expenses related to severance benefits.

During 2002, 2003 and 2004 as a result of restructuring initiatives approved in 2002, the Company has terminated and agreed to pay severance (including continuing termination benefits) to approximately 500 employees.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--CONTINUED

RESTRUCTURING, IMPAIRMENT, AND OTHER CHARGES--CONTINUED

The following is a summary of the restructuring and impairment activity in the related reserves (in millions):

                                                                        EMPLOYEE            OTHER
                                                   WRITEDOWN           TERMINATION           EXIT              TOTAL
                                                    ASSETS              BENEFITS            COSTS              CHARGE
                                                   --------            ----------         ---------          ---------
  2002 Restructuring and Impairment Charge:
             Third Quarter                         $    4.3            $      1.6         $       -          $     5.9
             Fourth Quarter                             0.1                   0.5               0.1                0.7
                                                   --------            ----------         ---------          ---------
  Total 2002 Charge                                     4.4                   2.1               0.1                6.6

  2003 Restructuring and Impairment Charge:
             First Quarter                              0.2                   0.8               0.4                1.4
             Second Quarter                             6.8                   4.3               0.8               11.9
             Third Quarter                              0.8                   0.2                 -                1.0
             Fourth Quarter                            (0.8)                 (0.1)             (0.8)              (1.7)
                                                   --------            ----------         ---------          ---------
  Total 2003 Charge                                     7.0                   5.2               0.4               12.6

  2004 Restructuring and Impairment Charge:
             First Quarter                                -                   0.2                 -                0.2
             Second Quarter                               -                   0.2                 -                0.2
                                                   --------            ----------         ---------          ---------
  Total 2004 Charge                                       -                   0.4                 -                0.4

  Writedown Assets to Net Recoverable Value           (11.4)                    -                 -              (11.4)
   2002 Cash Payments                                     -                  (1.5)                -               (1.5)
   2003 Cash Payments                                     -                  (4.6)             (0.4)              (5.0)
   2004 Cash Payments                                     -                  (1.6)             (0.1)              (1.7)
                                                   --------            ----------         ---------          ---------
   Balance at December 31, 2004                    $      -            $        -         $       -          $       -
                                                   ========            ==========         =========          =========

During 2002, other costs of the restructuring initiatives of $11.6 million, before taxes, were recognized consisting of inventory writedowns of $10.5 million primarily related to the rationalization of its retail stores division and other expenses of $1.1 million, consisting primarily of related unabsorbed overhead, all reflected in cost of goods sold. During 2003, other costs of the restructuring initiatives of $16.0 million, before taxes, were recognized consisting of inventory writedowns of $8.4 million primarily related to the closure of its foreign subsidiary and the rationalization of its retail stores division, accounts receivable writedowns for claims of $1.4 million related to the closure of its foreign subsidiary and other expenses of $6.2 million, consisting primarily of $4.1 million of related unabsorbed overhead, $1.2 million for the relocation of machinery and other expenses of $0.9 million, all reflected in cost of goods sold. During 2004, other costs of the restructuring initiatives of $0.4 million, before taxes, were recognized for relocation of machinery, all reflected in cost of goods sold.

--------------------------------------------------------------------------------

During the third quarter of 2003, the Company's Board of Directors approved additional restructuring initiatives to increase asset utilization, lower manufacturing costs and increase cash flow and profitability through a further realignment of manufacturing capacity. Costs of restructuring initiatives may result in restructuring, impairment and other pretax charges of up to $84.3 million, of which up to $55.6 million of the pretax charge may relate to non-cash items. The charges for the restructuring initiatives began in the fourth quarter of 2003 and will continue into 2005 in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, SFAS No. 112, Employers' Accounting for Postemployment Benefits and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--CONTINUED

RESTRUCTURING, IMPAIRMENT, AND OTHER CHARGES--CONTINUED

As a result of the restructuring initiatives begun in 2003, the Company announced the closure of its Dunson (GA) sheeting facility, its Dixie (GA) towel facility, its Coushatta (LA) utility bedding facility, its Fairfax (AL) towel greige facility and its Longview (NC) bed accessory facility (which was announced on October 1, 2004). The Company also announced the conversion of its Lanier (AL) sheeting facility to towel production and the conversion of its Greenville (AL) blanket facility to a utility bedding facility. The Company is in the process of determining any remaining facilities that may be affected by its ongoing reorganization efforts. These plant closings and conversions will provide the Company with greater production efficiency and better-aligned capacity to compete more effectively in a global economy.

The cost of the manufacturing rationalization was reflected in a restructuring and impairment charge of $37.0 million, before taxes, in 2003 and a restructuring and impairment charge of $19.0 million, before taxes, in 2004. The restructuring and impairment charge in 2003 reflected the impairment of fixed assets. The components of the restructuring and impairment charge in 2004 included $9.4 million for the impairment of fixed assets and $9.6 million in reserves to cover cash expenses related to severance benefits.

During 2004 and 2005 as a result of restructuring initiatives approved in 2003, the Company has terminated and agreed to pay severance (including continuing termination benefits) to approximately 650 employees.

The following is a summary of the restructuring and impairment activity in the related reserves (in millions):

                                                                           EMPLOYEE              OTHER
                                                 WRITEDOWN               TERMINATION             EXIT            TOTAL
                                                   ASSETS                  BENEFITS              COSTS           CHARGE
                                                 ----------                --------            ---------       ---------
2003 Restructuring and Impairment Charge:
        Fourth Quarter                           $     37.0                $      -             $      -        $   37.0


2004 Restructuring and Impairment Charge:
       First Quarter                                      -                     4.6                    -             4.6
       Second Quarter                                   1.8                     1.5                    -             3.3
       Third Quarter                                    7.6                     2.8                    -            10.4
       Fourth Quarter                                     -                     0.7                    -             0.7

Total 2004 Charge                                       9.4                     9.6                    -            19.0
                                                 ----------                --------            ---------       ---------
Writedown Assets to Net Recoverable Value             (46.4)                      -                    -           (46.4)
2004 Cash Payments                                        -                    (6.8)                   -            (6.8)
                                                 ----------                --------            ---------       ---------
Balance at December 31, 2004                     $        -                $    2.8            $       -       $     2.8
                                                 ==========                ========            =========       =========


During 2003, other costs of the restructuring initiatives of $1.4 million, before taxes, were recognized consisting of inventory writedowns of $1.0 million and other expenses of $0.4 million, consisting of related unabsorbed overhead, all reflected in cost of goods sold. During 2004, other costs of the restructuring initiatives of $16.4 million, before taxes, were recognized consisting of $1.7 million for inventory writedowns, $9.8 million of related unabsorbed overhead, $4.7 million for the relocation of machinery and other expenses of $0.2 million, all reflected in cost of goods sold.

--------------------------------------------------------------------------------

During the third quarter of 2004, the Company's Board of Directors, as part of the development of a revised business plan, approved additional restructuring initiatives to increase asset utilization, lower manufacturing costs and increase cash flow and profitability. Costs of restructuring initiatives may result in restructuring, impairment and other pretax charges of up to $226.8 million, of which up to $139.1 million of the pretax charge may relate to non-cash items (including accelerated depreciation expense). The charges for the restructuring initiatives began in the fourth quarter of 2004 and will continue

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--CONTINUED

RESTRUCTURING, IMPAIRMENT, AND OTHER CHARGES--CONTINUED

into 2006 in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, SFAS No. 112, Employers' Accounting for Postemployment Benefits and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

As a result of the restructuring initiatives begun in 2004, the Company announced the closure of its Alamance (SC) sheet fabrication and distribution facility, its Clemson (SC) greige sheeting, fabrication and distribution facility, its Middletown (IN) utility bedding facility, its Sparks (NV) utility bedding facility and its Drakes Branch (VA) towel greige facility. The Company also announced a significant reduction in workforce at its Clemson (SC) finishing plant. The Company is in the process of determining any remaining facilities that may be affected by its ongoing reorganization efforts. These plant closings will provide the Company with greater production efficiency and better-aligned capacity to compete more effectively in a global economy.

The cost of the manufacturing rationalization was reflected in a restructuring and impairment charge of $33.1 million, before taxes, in 2004 and consisted of reserves to cover cash expenses related to severance benefits.

During 2005 as a result of restructuring initiatives approved in 2004, the Company has terminated and agreed to pay severance (including continuing termination benefits) to approximately 1,900 employees.

The following is a summary of the restructuring and impairment activity in the related reserves (in millions):

                                                                     EMPLOYEE             OTHER
                                               WRITEDOWN            TERMINATION            EXIT            TOTAL
                                                 ASSETS              BENEFITS             COSTS           CHARGE
                                               ---------            ----------           --------        ---------
2004 Restructuring and Impairment Charge:
        Fourth Quarter                         $       -            $     33.1           $      -        $    33.1



2004 Cash Payments                                     -                  (0.1)                 -             (0.1)
                                               ---------            ----------           --------        ---------
Balance at December 31, 2004                   $       -            $     33.0           $      -        $    33.0
                                               =========            ==========           ========        =========

EXECUTIVE SUMMARY

     OVERVIEW

The Company operates exclusively in the home fashions industry and recognizes revenue primarily through the sale of Home Fashion products to a variety of retail and institutional customers. The Company also operates 34 retail outlets that sell Home Fashion products including but not limited to WestPoint Stevens' home fashion products. In addition, the Company receives a small portion of its revenues through the licensing of its trade names. For a more detailed description of the Company see "Item 1. Business."


     INDUSTRY AND COMPANY PROFILE

          Cyclicality

The home fashion textile industry has traditionally been a cyclical industry. The practical effect of a down cycle on manufacturing companies, including the Company, is stress on any balance sheet which has a large debt load and pressure on profitability caused by under utilization of plant and equipment.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--CONTINUED

EXECUTIVE SUMMARY--CONTINUED


     INDUSTRY AND COMPANY PROFILE--CONTINUED

          Growth of Imports

The easing of trade restrictions over time has led to growing competition from low priced imported product. This issue will be amplified by the lifting of import quotas on January 1, 2005. Imported sheets and towels have captured 50% and 65%, respectively, of the U.S. market in 2004 according to U.S. Census data. Domestic suppliers, including the Company, have contributed to the import total by buying product overseas for resale domestically. Approximately 29% of the Company's 2004 sales were of imported goods. During the past five years, the Company has closed sixteen domestic manufacturing facilities in favor of importing those products.

          Retail Consolidation

Retailers of consumer goods have become fewer and more powerful over time. As buying power has become more concentrated, pricing pressure on vendors has grown. With the ability to buy imported product directly from the foreign source, this pricing leverage has increased. The result has been a negative effect on unit pricing and margins earned on domestically produced products. To combat this trend, domestic producers, such as the Company, are aggressively importing competitively priced goods and utilizing domestic distribution capabilities and the ability to deliver large volumes on short notice to maintain their value to the retail customers.

          External Events

Sales and availability of consumer goods are directly impacted by external events. The attacks of 9/11 severely impacted retail sales and vendor shipments nationwide. The west coast dock strike in 2003 kept imported goods from reaching their destinations and was an advantage for domestic suppliers. Snowstorms in 2004 slowed retail sales and closed production facilities.

          Raw Material Pricing and Availability

Textile profitability is affected more by raw material pricing than any other single variable. A one cent per pound change in cotton pricing can have an enormous effect on product profitability. Over the past three years the price of cotton has varied by as much as twenty cents per pound, both up and down. The Company employs a hedging strategy to smooth the volatility of the cotton market and to reduce uncertainty in costing. Other raw materials are feathers and down for pillows and comforters and also polyester for sheeting and pillows. Feathers and down are generally imported from China. Pricing is subject to vacillations in supply caused by any number of things. Polyester prices vary with the price of petroleum.

          Working Capital Management

Inventory management is the most critical variable to the success of a textile company. Inventory is produced or sourced prospectively based on customer provided forecasts in order to be ready to ship on a quick response basis. Growing sophistication of retail systems has provided the customer with the ability to recognize trends rapidly and to change forecasts on much shorter notice than in the past. This ability presents unique challenges to the manufacturer who produces or sources inventory in advance of anticipated orders. To manage inventory balances, the Company has moved to smaller lot sizes in some cases, but most importantly, the Company has chosen to curtail production where necessary in order not to create unwanted inventory. Curtailment has a negative effect on profitability but preserves cash that would have otherwise been invested in inventory.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--CONTINUED

RECONCILIATION TO GAAP

The 2004 consolidated financial statements presented in this document are unaudited and are substantially in accordance with GAAP, but differ from GAAP in regards to the recorded income tax provision. During the 2004 audit (that has not yet been finalized), it was determined that the Company's income tax contingency reserves were excessive, and that certain of the reserves should have been released in prior periods, some dating back several years. Taking into account the Company's overall tax situation (see Note 6. Income Taxes) and in conjunction with proposed prior period restatements of the income tax provisions, the 2004 income tax provision on a GAAP basis would be an income tax expense of $5.2 million as opposed to the indicated income tax benefit of $17.1 million. The 2004 net loss on a GAAP basis would be a loss of $172.3 million as opposed to the indicated loss of $150.0 million. Overall net deferred taxes reflected in the December 31, 2004 unaudited balance sheet are recorded at zero and would not be impacted. However, certain prior periods financial statements would be impacted by the restatement, the amounts of which have not yet been determined.


RESULTS OF OPERATIONS

The table below is a summary of the Company's operating results for the year ended December 31, 2004 (in millions of dollars and as percentages of net sales).


                                                 YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                            2004           2003          2002
                                            ----           ----          ----

Net sales                                 $1,618.7

Gross earnings                            $  223.7

Restructuring and impairment charge       $   52.5

Fixed asset impairment charge             $    7.9

Operating loss                            $  (46.4)

Interest expense                          $   78.3

Other expense-net                         $    7.8

Chapter 11 expenses                       $   34.6

Loss from operations before taxes         $ (167.1)

Net loss                                  $ (150.0)

Gross margin                                 13.8%

Operating margin                             (2.9%)


2004 COMPARED WITH 2003

NET SALES. Net sales for the year ended December 31, 2004 decreased $27.5 million, or 1.7%, to $1,618.7 million compared with net sales of $1,646.2 million for the year ended December 31, 2003. The decrease resulted primarily from lower bed products sales, lower retail store sales due to store closures and the closure of our UK operation in 2003, which more than offset increased bath product sales. From a channel perspective, growth with mass merchants and specialty stores was offset by sales declines to department stores.

For the year ended December 31, 2004, bed product sales were $939.2 million compared with $955.5 million in 2003, bath product sales were $558.3 million in 2004 compared with sales of $535.1 million in 2003 and other sales (consisting primarily of sales from the Company's retail stores and foreign operations) were $121.1 million compared with $155.6 million in 2003.


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--CONTINUED

RESULTS OF OPERATIONS--CONTINUED

2004 COMPARED WITH 2003--CONTINUED

GROSS EARNINGS/MARGIN. Gross earnings for the year ended December 31, 2004 of $223.7 million decreased $60.2 million or 21.2%, compared with $283.9 million for 2003 and reflect a gross margin of 13.8% in 2004 and 17.2% in 2003. Included in gross earnings were costs related to restructuring initiatives of $16.8 million in 2004, the majority of which reflected costs for unabsorbed overhead at affected facilities and equipment relocation and $17.4 million in 2003, which reflected costs for unabsorbed overhead at affected facilities and inventory write-offs primarily related to the rationalization of the retail stores division. Gross earnings and margins decreased primarily as a result lower sales, a higher level of sell-offs to reduce inventory levels, increased raw material costs, accelerated depreciation related to anticipated plant closings and reduced manufacturing efficiencies due to production curtailment which more than offset favorable accounting adjustments to reserves for workers compensation.

FIXED ASSET IMPAIRMENT CHARGE. The Company recognized a $7.9 million charge for impairment of certain fixed assets for the year ended December 31, 2004 as a result of an evaluation of the recoverability of the Company's fixed assets during the third quarter of 2004.

GOODWILL IMPAIRMENT CHARGE. The Company recognized a $46.3 million goodwill impairment charge in 2003 that resulted from certain triggering events that occurred during the period including the Company's chapter 11 filing.

OPERATING EARNINGS/MARGIN. Selling, general and administrative expenses of $209.6 million in 2004 were 9.5%, or $21.9 million, below 2003 selling, general and administrative expenses of $231.5 million and resulted primarily from lower selling expenses and administrative expenses due to the rationalization of the retail stores division, the closure of our UK operation and other cost reduction efforts, plus lower bad debt expenses and the elimination of the trade receivables program.

Operating earnings for the year ended December 31, 2004 were a loss of $46.4 million compared with a loss of $43.6 million for 2003. Included in operating earnings for the years ended December 31, 2004 and 2003 were costs related to restructuring initiatives of $69.3 million and $67.1 million, respectively, including a restructuring and impairment charge of $52.5 million and $49.6 million, respectively (see Restructuring, Impairment and Other Charges previously discussed). The Company recorded a $7.9 million fixed asset impairment charge related to certain anticipated plant closures with no counterpart in 2003. In 2003 the Company recorded a $46.3 million goodwill impairment charge with no counterpart in 2004.

INTEREST EXPENSE. Interest expense for the year ended December 31, 2004, of $78.7 million decreased $23.6 million compared with interest expense for the year ended December 31, 2003. Effective with the Company's chapter 11 filing, interest is no longer accrued on the Senior Notes due 2005 and 2008, the impact of which was $78.8 million for 2004 and $46.3 million for 2003. The decrease in interest expenses was offset by higher interest rates on the Company's variable rate bank debt compared with corresponding 2003 average interest rates.

OTHER EXPENSE-NET. Other expense-net decreased $9.8 million for the year ended December 31, 2004, to $7.8 million from $17.6 million for the year ended December 31, 2003. Charges in 2004 primarily included the amortization of deferred financing fees of $12.5 million, less certain miscellaneous income items including a $6.3 million gain on the sale of assets compared with other expense-net in 2003 of $17.6 million that included $4.9 million in transaction costs associated with an unsuccessful acquisition effort and the amortization of deferred financing fees of $12.3 million.

CHAPTER 11 EXPENSES. The Company recognized $34.6 million in bankruptcy reorganization related expenses in 2004 compared with $31.5 million of expenses in 2003. In 2004 these expenses consisted primarily of $4.0 million related to amortization of fees associated with the DIP Credit agreement, $0.5 million in severance associated with the resignation of the Company's former Chairman and Chief Executive Officer, $12.4 million for performance bonuses under a court approved key employee retention program and $17.7 million related to fees payable to professionals retained to assist with the chapter 11 case. In 2003 these expenses consisted primarily of $4.9 million related to the early termination of the Company's Trade Receivables Program, $3.6 million related to amortization of fees associated with the DIP Credit agreement, $1.3 million in severance associated with the resignation of the Company's former Chairman and Chief Executive Officer, $7.6 million for performance bonuses under a court approved key employee retention program and $14.1 million related to fees payable to professionals retained to assist with the chapter 11 case.


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--CONTINUED

RESULTS OF OPERATIONS--CONTINUED

2004 COMPARED WITH 2003--CONTINUED

INCOME TAX EXPENSE (BENEFIT). In 2004 and 2003, the Company recorded a tax benefit of $17.1 million and $61.3 million, respectively. The Company's effective tax rate was 10.2% in 2004 and 31.5% in 2003. The decrease in the effective tax rate was due primarily to non-deductible items related to the Company's chapter 11 expenses and the Company's overall net deferred tax position. See Reconciliation to GAAP discussed above and Note 6 where income taxes are discussed further.

NET LOSS. Net loss for fiscal year 2004 was $150.0 million, or a loss of $3.01 per share diluted, and net loss for 2003 was $133.3 million, or a loss of $2.67 per share diluted. Included in net loss for the years ended December 31, 2004, and 2003 were costs related to restructuring initiatives, net of taxes, of $44.4 million and $42.9 million, respectively, as previously discussed, in addition to charges for chapter 11 expenses, the fixed asset impairment charge and the goodwill impairment charge, also previously discussed. See Reconciliation to GAAP discussed above.

Diluted per share amounts are based on 49.9 million average shares outstanding for 2004 and 2003, respectively.


CRITICAL ACCOUNTING POLICIES AND ESTIMATES

These policies are considered "critical" because they have the potential to have a material impact on the Company's financial statements and because they require judgments and estimation due to the uncertainty involved in measuring, at a specific point in time, events which are continuous in nature.

The Company's Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States, which require the Company to make estimates and assumptions. See Note 1 -- Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements. Management believes that the following are some of the more critical judgment areas in the application of the Company's accounting policies that currently affect financial condition and results of operations.

Basis of Presentation. The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States on a going concern basis. Except as otherwise disclosed, these principles assume that assets will be realized and liabilities will be discharged in the ordinary course of business. The Company is currently operating as a debtor in possession under chapter 11 of the Bankruptcy Code, and its continuation as a going concern is contingent upon, among other things, confirmation by the Bankruptcy Court of a chapter 11 plan or reorganization and its ability to comply with the DIP Credit Agreement, return to profitability, generate sufficient cash flows from operations and obtain financing sources to meet future obligations. There is no assurance that the Company will be able to achieve any of these results. The Company's consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties.

The Company's consolidated financial statements included elsewhere in this report are presented in accordance with AICPA Statement of Position 90-7 ("Financial Reporting by Entities in Reorganization Under the Bankruptcy Code") ("SOP 90-7"). In the chapter 11 case, substantially all unsecured liabilities as of the Petition Date are subject to compromise or other treatment under a plan of reorganization which must be confirmed by the Bankruptcy Court after submission to any required vote by affected parties. For financial reporting purposes, the categories of liabilities and obligations whose treatment and satisfaction are dependent on the outcome of the chapter 11 case and classified as Liabilities Subject to Compromise in the consolidated balance sheets under SOP 90-7 are identified below (in thousands):

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--CONTINUED

CRITICAL ACCOUNTING POLICIES AND ESTIMATES--CONTINUED


                                                                             DECEMBER 31,
                                                                  ---------------------------------
                                                                     2004                   2003
                                                                  ----------             ----------
          Senior Notes due 2005 and 2008:
              Senior Notes outstanding                            $1,000,000
              Related accrued interest                                36,313
              Related deferred financing fees
                   (less accumulated amortization of $16,569)         (4,647)
                                                                  ----------             ----------
              Total                                                1,031,666
          Accounts payable                                            30,669
          Pension liabilities                                          8,394
          Other accrued liabilities                                   18,762
                                                                  ----------             ----------
          Total                                                   $1,089,491
                                                                  ==========             ==========


The ultimate amount of and settlement terms for the Company's pre-bankruptcy liabilities are subject to the ultimate outcome of its chapter 11 case and, accordingly, are not presently determinable. Pursuant to SOP 90-7, professional fees associated with the chapter 11 case are expensed as incurred and reported as reorganization costs (chapter 11 expenses). Also, interest expense will be reported only to the extent that it will be paid during the pendency of the chapter 11 case or that it is probable that it will be an allowed claim. During 2004, the Company recognized charges of $34.6 million for chapter 11 expenses consisting of $12.4 million for performance bonuses under a court approved Key Employee Retention Program, $4.0 million related to the amortization of fees associated with the DIP Credit Agreement, $0.5 million in severance associated with the resignation of the Company's former Chairman and Chief Executive Officer and $17.7 million related to fees paid to professionals retained to assist with the chapter 11 case. During 2003, the Company recognized charges of $31.5 million for chapter 11 expenses, consisting of $4.9 million related to the early termination of the Company's Trade Receivables Program, $1.3 million in severance associated with the resignation of the Company's former Chairman and Chief Executive Officer, $7.6 million for performance bonuses under a court approved Key Employee Retention Program, $3.6 million related to the amortization of fees associated with the DIP Credit Agreement and $14.1 million related to fees payable to professionals retained to assist with the chapter 11 case.

Accounts Receivable. The Company maintains returns and allowances reserves as well as reserves for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The estimation process requires management to make assumptions based on historical results, future expectations, the economic and competitive environment, changes in credit worthiness of customers, and other relevant factors. Changes in these key assumptions can have a significant impact on ultimate cash collections.

The Company believes that the accounting estimate related to the establishment of the allowance for doubtful accounts and the associated provisions in the results of operations is a "critical accounting estimate" because: (1) it requires Company management to make assumptions about the future collectibility of current balances due, as well as the future economic viability of the Company's customer base; and (2) the impact of changes in actual collections versus these estimates could have a material impact on the Company's financial statements. In selecting these assumptions, the Company uses historical trending of write-offs, returns and allowances, overdue status and credit ratings of its customers, estimates of ultimate recoverability from customers in bankruptcy, and other current market indicators about general economic conditions that might impact the collectibility of accounts.

Management believes that its estimates are conservative; however, if the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--CONTINUED

CRITICAL ACCOUNTING POLICIES AND ESTIMATES--CONTINUED

Inventories. The Company maintains market reserves for estimated obsolete, excess, aged or off-quality inventories in order to properly state inventories at lower of cost or market (net realizable value). Differences between the cost of inventory and the estimated market value are based upon assumptions about future demand, channels of distribution, and market conditions. Changes in these market assumptions can have a significant impact on the estimated net realizable value of inventories.

The Company believes that the accounting estimates related to the establishment of inventory market reserves and the associated provisions in the results of operations is a "critical accounting estimate" because: (1) it requires Company management to make assumptions about future product demand and overall sales prices; and (2) the impact of changes in realized sales prices versus these estimates could have a material impact on the Company's financial statements. In selecting these assumptions, the Company uses historical trending of write-downs and other current market indicators about general economic conditions that might impact the realizability of inventories. As a result of our consideration of these factors, during 2004 the Company recorded $1.7 million of inventory write-downs primarily related to plant closures, resulting from restructuring initiatives.

Management believes that its estimates are conservative; however, if market conditions were to deteriorate, resulting in a markdown of sales prices, additional reserves may be required.

Long-lived Asset Recovery. A significant portion of the Company's total assets consists of long-lived assets, consisting primarily of property, plant and equipment ("PP&E"). Changes in the Company's intended use of these assets, as well as changes in broad economic or industry factors, may cause the estimated period of use or the value of these assets to change. As a part of the bankruptcy process, the Company continues to review its domestic manufacturing capacities which could result in future plant rationalizations.

PP&E are evaluated for impairment whenever indicators of impairment exist. Accounting standards require that if an impairment indicator is present, the Company must assess whether the carrying amount of the asset is unrecoverable by estimating the sum of the future cash flows expected to result from the asset, undiscounted and without interest charges. If the carrying amount is more than the recoverable amount, an impairment charge must be recognized, based on the fair value of the asset.

The Company believes that the accounting estimate related to asset impairment is a "critical accounting estimate" because: (1) it requires Company management to make assumptions about future revenues and costs of sales over the life of the asset; and (2) the impact of recognizing an impairment could be material to the Company's financial statements. Management's assumptions about future revenues and cost of sales require significant judgment and could differ from actual results due to changing market conditions and overall product demand.

During the third quarter of 2004, the Company recorded an impairment charge of $7.9 million attributable to certain fixed assets. As a result of the Board of Directors approval of certain restructuring initiatives that are contemplated in the Company's revised business plan, the Company evaluated the recoverability of long-lived assets and wrote down $7.9 million of fixed assets. The Company was required to reduce the carrying value of certain fixed assets to fair value, and recorded a fixed asset impairment charge because the carrying value of the affected fixed assets exceeded the related projected future undiscounted cash flows. Fair value was determined from market values obtained from third party appraisers.

During 2004 and as a result of the Board of Directors approval of the Company's revised business plan, the Company also recorded accelerated depreciation expense of $34.2 million on certain fixed assets, other than those fixed assets that were impacted by the long-lived asset impairment charge. The Company adjusted the remaining depreciable lives for the affected fixed assets to be consistent with assumptions in the Company's revised business plan. The accelerated depreciation expense is reflected in cost of goods sold in the accompanying statements of operations.

During 2004, the Company identified certain PP&E that became impaired as a result of restructuring initiatives and related plant closures. The writedown of PP&E during 2004 resulted in a total of $9.4 million of PP&E being impaired.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--CONTINUED

CRITICAL ACCOUNTING POLICIES AND ESTIMATES--CONTINUED

Customer Incentives. The Company maintains reserves for accommodations and incentives that are frequently granted to customers under its sales programs. The estimation process requires management to make assumptions regarding potential credits to be taken by customers based on historical experience and contracted amounts. Changes in these key assumptions could have a significant impact on ultimate credits granted.

The Company believes that the accounting estimates related to the establishment of the reserves for customer accommodations and incentives and the associated provisions in the results of operations is a "critical accounting estimate" because: (1) it requires the Company to make assumptions regarding the customer incentives to be taken and (2) the impact of actual incentives taken versus these estimates could have a material impact on the Company's financial statements.

Legal Reserves. We are a party to legal proceedings with respect to a variety of matters in the ordinary course of business. Except as described in Note 10 to the consolidated financial statements included herein, the Company does not believe that any legal proceedings to which it is a party would have a material adverse impact on its business or prospects.

In accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies, the Company accrues legal costs that are expected to be incurred to defend against certain litigation. Estimates of legal reserves are determined in consultation with outside counsel. The Company believes that the accounting estimate related to legal reserves is a "critical accounting estimate" because: (1) it requires management to make estimates of the ultimate legal liability to defend a case, and (2) changes in the estimated amount or timing of legal costs can significantly impact results of operations. Outside of foreseeable legal costs, if it is not currently possible to estimate the impact, if any, that the ultimate resolution of legal proceedings will have on our financial statements, no accrual is made, consistent with Statement 5.

Employee Benefit Plan Assumptions. Retirement benefits are a significant cost of doing business for the Company and represent obligations that will be settled far in the future. Retirement benefit accounting is intended to reflect the recognition of the future benefit costs over the employee's approximate service period based on the terms of the plans and the investment and funding decisions made by the Company. The accounting requires that management make assumptions regarding such variables as the return on assets, the discount rate and future health care costs. Changes in these key assumptions can have a significant impact on the projected benefit obligation and periodic benefit cost incurred by the Company.

The Company believes that the accounting estimate related to retirement benefit accounting is a "critical accounting estimate" because: (1) it requires Company management to make assumptions about discount rates, future health care costs, and future return on assets funding the obligation; and (2) the impact of changes in actual performance versus these estimates would have on the projected benefit obligation reported on our balance sheet and the benefit cost could be material. The method of determining pension obligations requires assumptions concerning market performance. Market performance has fluctuated in the recent past and could have continued volatility in the future. In selecting these assumptions, the Company uses historical experience as well as objective indices as benchmarks, and tests the benchmarks against historical industry data on these assumptions provided by an independent actuary.

An increase in the discount rate and in the expected return on assets would reduce the reported benefit obligations and benefit costs. In contrast, if the discount rate in 2004 were 25 basis points lower, it would generate a $12.0 million increase in the projected benefit obligations and a $1.2 million increase in benefit costs. Similarly, if the expected return on assets assumption were 25 basis points lower, it would generate a $0.6 million increase in the benefit costs. Reasonable changes in the estimate of health care cost assumptions would not materially affect the benefit obligations or related benefit costs for a single year.

EFFECTS OF INFLATION

The Company believes that the relatively moderate rate of inflation over the past few years has not had a significant impact on its sales or profitability.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--CONTINUED

LIQUIDITY AND CAPITAL RESOURCES

So long as the Company remains under the protection of chapter 11 of the Bankruptcy Code, its principal sources of liquidity are expected to be cash generated from its operations and funds available under the DIP Credit Agreement. The maximum commitment under the DIP Credit Agreement is $300 million. At May 7, 2005, borrowing availability under the DIP Credit Agreement was $140.0 million and consisted of a calculated borrowing base of $228.2 million less outstanding loans of $54.4 million, outstanding letters of credit of $28.8 million and other reserves of $5.0 million. For additional information about the DIP Credit Agreement, see "-- DIP Credit Agreement" above.

During the pendency of its chapter 11 case, the Company's principal uses of cash will be administrative expenses of the chapter 11 case, operating expenses, capital expenditures and debt service (including both interest payments under the DIP Credit Agreement and whatever payments may be made in respect of pre-petition debt in accordance with orders of the Bankruptcy Court).

There can be no assurance, however, that the Company will be able to comply with the debt covenants or that, if it fails to do so, it will be able to obtain amendments to or waivers of such covenants. Failure of the Company to comply with covenants contained in its DIP Credit Agreement, if not waived, or to adequately service debt obligations, could result in a default under the DIP Credit Agreement. Any default under the Company's DIP Credit Agreement, particularly any default that results in acceleration of indebtedness or foreclosure on collateral, could have a material adverse effect on the Company. At December 31, 2004, the Company was in compliance with its covenants under the DIP Credit Agreement.

At December 31, 2004, the Company's major contractual obligations were as follows (in millions of dollars):


                                                                                                                 LATER
                                  TOTAL           2005         2006       2007         2008         2009        PERIODS
                                  -----           ----         ----       ----         ----         ----        -------
Senior Notes (1)                 $1,000.0       $  525.0        $   -      $   -      $475.0        $   -        $   -
Senior Credit Facility (2)          483.9          483.9            -          -           -            -            -
Second-Lien Facility (3)            165.0          165.0            -          -           -            -            -
DIP Credit Agreement                 58.1           58.1            -          -           -            -            -
Operating Leases                     42.3           13.0         12.1        6.8         4.1          3.3          3.0
Inventory Contracts                  31.6           31.6            -          -           -            -            -
Pension Contributions                14.1           14.1            -          -           -            -            -
                                 --------       --------        -----      -----      ------        -----        -----
                                 $1,795.0       $1,290.7        $12.1      $ 6.8      $479.1        $ 3.3        $ 3.0
                                 ========       ========        =====      =====      ======        =====        =====


(1) Classified as Liabilities Subject to Compromise.
(2) The Senior Credit Facility matured on November 30, 2004 and will be settled as part of the chapter 11 proceedings.
(3) The Second-Lien Facility matured on February 28, 2005 and will be settled as part of the chapter 11 proceedings.


Capital expenditures in 2005 are expected to total $35 million.

Purchase orders or contracts for the purchase of certain inventory and other goods and services are not included in the table above. The Company is not able to determine the aggregate amount of such purchase orders that represent contractual obligations, as purchase orders may represent authorizations to purchase rather than binding agreements. Purchase orders are based on the Company's current needs and are fulfilled by vendors within short time horizons. The Company does not have significant agreements for the purchase of inventory or other goods specifying minimum quantities or set prices that exceed expected requirements other than included in the above table.

ADEQUACY OF CAPITAL RESOURCES

As a result of the uncertainty surrounding the Company's current circumstances, it is difficult to predict the Company's actual liquidity needs and sources at this time. However, based on current and anticipated levels of operations and efforts to effectively manage working capital, the Company anticipates that its cash flows from operations, together with cash on hand, cash generated from asset sales, and amounts available under the DIP Credit Agreement, will be adequate to meet its anticipated cash requirements during the pendency of the chapter 11 case.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--CONTINUED

ADEQUACY OF CAPITAL RESOURCES--CONTINUED

In the event that cash flows and available borrowings under the DIP Credit Agreement are not sufficient to meet future cash requirements, the Company may be required to reduce planned capital expenditures, sell assets or seek additional financing. The Company can provide no assurances that reductions in planned capital expenditures or proceeds from asset sales would be sufficient to cover shortfalls in available cash or that additional financing would be available or, if available, offered on acceptable terms.

As a result of the chapter 11 case, the Company's access to additional financing is, and for the foreseeable future will likely continue to be, very limited. The Company's long-term liquidity requirements and the adequacy of the Company's capital resources are difficult to predict at this time, and ultimately cannot be determined until a plan of reorganization has been developed and confirmed by the Bankruptcy Court in connection with the chapter 11 case.


NEW ACCOUNTING PRONOUNCEMENTS

In January 2003, the Financial Accounting Standards Board (the "FASB") released Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). FIN 46 requires that all primary beneficiaries of Variable Interest Entities ("VIE") consolidate that entity. FIN 46 was effective immediately for VIEs created after January 31, 2003, and to VIEs to which an enterprise obtains an interest after that date. It applied in the first fiscal year or interim period beginning after June 15, 2003, to VIEs in which an enterprise held a variable interest it acquired before February 1, 2003. In December 2003, the FASB published a revision to FIN 46 ("FIN 46R") to clarify some of the provisions of the interpretation and to defer the effective date of implementation for certain entities. Under the guidance of FIN 46R, entities that do not have interests in structures that are commonly referred to as special purpose entities were required to apply the provisions of the interpretation in financial statements for periods ending after March 14, 2004. The Company has not identified any interests in special purpose entities applicable to the provisions of this statement in applying the provisions of FIN 46R in its financial statements.

On October 13, 2004, the FASB concluded that SFAS No. 123R, Share-Based Payment, as subsequently amended, would require all companies to measure compensation cost for all share-based payments (including employee stock options) at fair value, and would be effective for public companies (except small business issuers as defined in SEC Regulation S-B) for annual periods beginning after June 15, 2005. A calendar-year company therefore would be required to apply SFAS No. 123R beginning January 1, 2006 and could choose to apply SFAS No. 123 retroactively. The cumulative effect of adoption, if any, would be measured and recognized on January 1, 2006. The Company is currently evaluating the impact of this standard.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to various market risks, including changes in certain commodity prices and interest rates. These exposures primarily relate to the acquisition of raw materials and changes in interest rates.

Commodities Risk. The Company selectively uses commodity futures contracts, forward purchase commodity contracts and option contracts primarily to manage its exposure to cotton commodity price risk. The Company does not hold or issue derivative instruments for trading purposes.

At December 31, 2004, the Company, in its normal course of business, had entered into various commodity futures contracts and forward purchase commodity contracts. Based on year-end forward cotton prices, the Company's futures contracts and forward purchase contracts at December 31, 2004 (which covered a portion of its 2005 needs) had a net deferred loss of approximately $1.2 million.

Based on a sensitivity analysis for commodities that assumes a decrease of 10% in such commodity prices, the hypothetical net deferred loss for the combined commodity positions at December 31, 2004, is estimated to be approximately $4.2 million. Actual commodity price volatility is dependent on many varied factors impacting supply and demand that are impossible to forecast. Therefore, actual changes in fair value over time could differ substantially from the hypothetical change disclosed above.

Interest Rate Risk. At December 31, 2004, the Company's floating interest rate debt outstanding was $707.0 million (of which $165.0 million was the Second-Lien Facility). A 100 basis point increase in market rates would increase interest expense and decrease income before income taxes by approximately $7.1 million for the year ended December 31, 2004. The amount was determined by calculating the effect of the hypothetical interest rate change on the Company's floating interest rate debt.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                             WESTPOINT STEVENS INC.

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                          DECEMBER 31,
                                                                                               -----------------------------------
                                                                                                    2004                 2003
                                                                                               -------------         -------------
ASSETS
Current Assets
         Cash and cash equivalents........................................................     $      10,632
         Accounts receivable, net (less allowances of $14,045)                                       210,497
         Inventories, net.................................................................           312,649
         Prepaid expenses and other current assets........................................            22,221
                                                                                               -------------         -------------

                   Total current assets...................................................           555,999



Property, Plant and Equipment
         Land.............................................................................             6,747
         Buildings and improvements.......................................................           335,808
         Machinery and equipment..........................................................           963,586
         Leasehold improvements...........................................................            11,226
                                                                                               -------------         -------------
                                                                                                   1,317,367
         Less accumulated depreciation and amortization...................................          (797,961)
                                                                                               -------------         -------------

                   Net property, plant and equipment                                                 519,406



Other Assets
         Deferred financing fees, net (less accumulated amortization
              of $38,506).................................................................             1,353
         Other assets.....................................................................               394
                                                                                               -------------         -------------

                   Total other assets.....................................................             1,747
                                                                                               -------------         -------------

                                                                                               $   1,077,152
                                                                                               =============         =============

                             See accompanying notes.

                             WESTPOINT STEVENS INC.

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                   DECEMBER 31,
                                                                                    ------------------------------------------
                                                                                         2004                        2003
                                                                                    -------------                -------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
            Senior Credit Facility................................................. $     483,897
            Second-Lien Facility...................................................       165,000
            DIP Credit Agreement...................................................        58,149
            Accrued interest payable...............................................           507
            Accounts payable.......................................................        50,038
            Accrued employee compensation..........................................        53,954
            Pension liabilities....................................................        14,128
            Accrued customer incentives............................................        24,737
            Other accrued liabilities..............................................        38,235
                                                                                    -------------                -------------

                           Total current liabilities...............................       888,645


Noncurrent Liabilities
            Deferred income taxes..................................................         5,190
            Pension liabilities....................................................       112,137
            Other liabilities......................................................        36,047
                                                                                    -------------                -------------

                           Total noncurrent liabilities............................       153,374


Liabilities Subject to Compromise..................................................     1,089,491


Stockholders' Equity (Deficit)
            Common Stock and capital in excess of par value:
                 Common Stock, $.01 par value; 200,000,000 shares authorized;
                 71,099,649 shares issued..........................................       457,966
            Accumulated deficit....................................................      (977,089)
            Treasury stock; 21,202,240 at cost.....................................      (416,133)
            Accumulated other comprehensive income (loss)..........................      (119,102)
                                                                                    -------------                -------------

                           Total stockholders' equity (deficit)....................    (1,054,358)
                                                                                    -------------                -------------

                                                                                    $   1,077,152
                                                                                    =============                =============

                             See accompanying notes.

                             WESTPOINT STEVENS INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                     --------------------------------------------------------------
                                                                          2004                    2003                   2002
                                                                     ---------------         ---------------        ---------------
Net sales..........................................................  $     1,618,684
Cost of goods sold.................................................        1,395,026
                                                                     ---------------         ---------------        ---------------

      Gross earnings...............................................          223,658

Selling, general and administrative expenses.......................          209,634
Restructuring and impairment charge................................           52,525
Fixed asset impairment charge......................................            7,929
                                                                     ---------------         ---------------        ---------------

      Operating loss...............................................          (46,430)

Interest expense (contractual interest of $157,013 for
     the year ended December 31, 2004)                                        78,263
Other expense-net..................................................            7,826
Chapter 11 expenses................................................           34,605
                                                                     ---------------         ---------------        ---------------

      Loss from operations before income tax benefit...............         (167,124)

Income tax benefit.................................................          (17,077)
                                                                     ---------------         ---------------        ---------------

      Net loss.....................................................  $      (150,047)
                                                                     ===============         ===============        ===============


Basic and diluted net loss per common share........................  $         (3.01)
                                                                     ===============         ===============        ===============



Basic and diluted average common shares outstanding................           49,897
                                                                     ===============         ===============        ===============

                             See accompanying notes.

                             WESTPOINT STEVENS INC.

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                           COMMON
                                                          STOCK AND                                    ACCUMULATED
                                                         CAPITAL IN                                       OTHER
                                                COMMON    EXCESS OF   TREASURY STOCK    ACCUMULATED   COMPREHENSIVE
                                                SHARES    PAR VALUE  SHARES    AMOUNT     DEFICIT     INCOME (LOSS)     TOTAL
                                                ------    ---------  ------    ------     -------     -------------     -----
Balance, January 1, 2004....................... 71,100    $404,399  (21,202)  $(416,133) $(827,042)    $(110,359)     $(949,135)
   Comprehensive income (loss):
      Net loss.................................      -           -        -           -   (150,047)            -       (150,047)
      Minimum pension liability adjustment
         net of tax of $4,209..................      -           -        -           -          -        (7,482)        (7,482)
      Foreign currency translation adjustment..      -           -        -           -          -           563            563
      Cash flow hedges:
         Net derivative losses, net of tax of
         $1,027................................      -           -        -           -          -        (1,824)        (1,824)
                                                                                                                    -----------
      Comprehensive income (loss)..............                                                                        (158,790)
                                                                                                                    -----------
      Net operating loss benefit...............      -      53,567        -           -          -                       53,567
                                                ------    --------  -------   ---------  ---------     ---------    -----------
Balance, December 31, 2004..................... 71,100    $457,966  (21,202)  $(416,133) $(977,089)    $(119,102)   $(1,054,358)
                                                ======    ========  =======   =========  =========     =========    ===========












                             See accompanying notes.

                             WESTPOINT STEVENS INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                  YEAR ENDED DECEMBER 31,
                                                                                       --------------------------------------------
                                                                                           2004            2003            2002
                                                                                       -----------      -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net loss.......................................................................  $  (150,047)
      Adjustments to reconcile net loss to net
         cash provided by (used for) operating activities:
             Depreciation and other amortization......................................      95,765
             Deferred income taxes....................................................     (17,016)
             Non-cash component of restructuring and impairment charge................       9,421
             Fixed asset impairment charge............................................       7,929
             Changes in assets and liabilities:
                    Accounts receivable...............................................      33,010
                    Inventories.......................................................      55,971
                    Prepaid expenses and other current assets.........................       1,772
                    Accrued interest payable..........................................         395
                    Accounts payable and other accrued liabilities....................      20,321
                    Other-net.........................................................      (3,202)
                                                                                       -----------      -----------     -----------

           Total adjustments..........................................................     204,366
                                                                                       -----------      -----------     -----------

Net cash provided by operating activities.............................................      54,319
                                                                                       -----------      -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Capital expenditures............................................................     (17,748)
      Net proceeds from sale of assets................................................       8,061
                                                                                       -----------      -----------     -----------

Net cash used for investing activities................................................      (9,687)
                                                                                       -----------      -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Senior Credit Facility:
         Borrowings...................................................................           -
         Repayments...................................................................      (6,792)
      DIP Credit Agreement:
           Borrowings.................................................................     760,338
           Repayments.................................................................    (791,206)
                                                                                       -----------      -----------     -----------

Net cash used for financing activities................................................     (37,660)
                                                                                       -----------      -----------     -----------

Net increase in cash and cash equivalents.............................................       6,972
Cash and cash equivalents at beginning of period......................................       3,660
                                                                                       -----------      -----------     -----------

Cash and cash equivalents at end of period............................................ $    10,632
                                                                                       ===========      ===========     ===========

                             See accompanying notes.

                             WESTPOINT STEVENS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS. WestPoint Stevens Inc. (the "Company") is a manufacturer and marketer of bed and bath products, including sheets, pillowcases, comforters, blankets, bedspreads, pillows, mattress pads, towels and related products. The Company conducts its operations in the consumer home fashions (bed and bath products) industry.

BASIS OF PRESENTATION. The Company's consolidated financial statements are prepared on a "going concern" basis. See Note 2 Chapter 11 Case for a further discussion.

RECONCILIATION TO GAAP. The 2004 consolidated financial statements presented in this document are unaudited and are substantially in accordance with GAAP, but differ from GAAP in regards to the recorded income tax provision. During the 2004 audit (that has not yet been finalized), it was determined that the Company's income tax contingency reserves were excessive, and that certain of the reserves should have been released in prior periods, some dating back several years. Taking into account the Company's overall tax situation (see Note
6. Income Taxes) and in conjunction with proposed prior period restatements of the income tax provisions, the 2004 income tax provision on a GAAP basis would be an income tax expense of $5.2 million as opposed to the indicated income tax benefit of $17.1 million. The 2004 net loss on a GAAP basis would be a loss of $172.3 million as opposed to the indicated loss of $150.0 million. Overall net deferred taxes reflected in the December 31, 2004 unaudited balance sheet are recorded at zero and would not be impacted. However, certain prior periods financial statements would be impacted by the restatement, the amounts of which have not yet been determined.

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements of the Company include the accounts of the Company and all of its subsidiaries. All material intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS. Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

CONCENTRATIONS OF CREDIT RISK Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable.

The Company maintains cash and cash equivalents and certain other financial instruments with various financial institutions. The Company performs periodic evaluations of the relative credit standing of those financial institutions that are considered in the Company's investment strategy.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company's customer base, however, as of December 31, 2004, substantially all of the Company's receivables were from companies in the retail industry. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

CASH AND CASH EQUIVALENTS. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. These investments are carried at cost, which approximates market value.

INVENTORIES. Inventory costs include material, labor and factory overhead. Inventories are stated at the lower of cost or market (net realizable value). At December 31, 2004, approximately 88.0% of the Company's inventories are valued at the lower of cost or market using the "dollar value" last-in, first-out ("LIFO") method. The remaining inventories (approximately $37.6 million at December 31, 2004) are valued at the lower of cost or market using the first-in, first-out method.

                             WESTPOINT STEVENS INC.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

INVENTORIES--CONTINUED. Inventories consisted of the following (in thousands of dollars):

                                                    DECEMBER 31,
                                          -------------------------------
                                             2004                 2003
                                          ----------           ----------

Finished goods........................    $  127,499
Work in process.......................       142,016
Raw materials and supplies............        43,134
LIFO reserve..........................             -
                                          ----------           ----------
                                          $  312,649
                                          ==========           ==========


PROPERTY, PLANT AND EQUIPMENT. As a result of the adoption of Fresh Start reporting, as of September 30, 1992, property, plant and equipment were adjusted to their estimated fair values and historical accumulated depreciation was eliminated. Additions since September 30, 1992, are stated at cost.

Depreciation is computed over estimated useful lives using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting. Depreciation expense was approximately $95.8 million in the year ended December 31, 2004. See Note 13. Impairment of Long-Lived Assets and Accelerated Depreciation Expense.

Estimated useful lives for property, plant and equipment are as follows:

 Buildings and improvements.......................      10 to 40 Years
 Machinery and equipment..........................       3 to 18 Years
 Leasehold improvements...........................         Lease Terms

DERIVATIVES. Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Statement 137 and Statement 138 requires the Company to recognize all derivative instruments on the balance sheets at fair value. These statements also establish accounting rules for hedging instruments, which depend on the nature of the hedge relationship. A fair value hedge requires that the effective portion of the change in the fair value of a derivative instrument be offset against the change in the fair value of the underlying asset, liability, or firm commitment being hedged through earnings. A cash flow hedge requires that the effective portion of the change in the fair value of a derivative instrument be recognized in Other Comprehensive Income (OCI), a component of Stockholders' Equity (Deficit), and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of a derivative instrument's change in fair value is immediately recognized in earnings. See
Note 8. Derivatives.

INCOME TAXES. The Company accounts for income taxes under Statement No. 109, Accounting for Income Taxes. Under Statement 109, deferred income taxes are provided at the enacted marginal rates on the differences between the financial statement and income tax bases of assets and liabilities. See Note 6. Income Taxes.

PENSION PLANS. The Company has defined benefit pension plans covering essentially all employees. The benefits are based on years of service and compensation. The Company's practice is to fund amounts that are required by the Employee Retirement Income Security Act of 1974. See Note 4. Employee Benefit Plans -- Pension Plans.

The Company also sponsors an employee savings plan covering eligible employees who elect to participate. Participants in this plan make contributions as a percent of earnings. The Company matches certain amounts of employee contributions. See Note 4. Employee Benefit Plans -- Retirement Savings Plan.

OTHER EMPLOYEE BENEFITS. The Company accounts for post-retirement and post-employment benefits in accordance with Statement No. 106, Employer's Accounting for Post Retirement Benefits Other Than Pensions and Statement No. 112, Employer's Accounting for Postemployment Benefits. See Note 4. Employee Benefit Plans -- Other Post-Retirement Benefit Plans.

                             WESTPOINT STEVENS INC.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

STOCK-BASED COMPENSATION. The Company grants stock options for a fixed number of shares in accordance with certain of its benefit plans. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants if the exercise price is equal to or more than the fair value of the shares at the date of grant. Pro forma information regarding net income and earnings per share, as calculated under the provisions of Statement No. 123, Accounting for Stock-Based Compensation, as amended by Statement 148, are disclosed in Note 7. Stockholders' Equity (Deficit).

FAIR VALUE DISCLOSURES. Cash and cash equivalents: The carrying amounts reported in the balance sheets for cash and cash equivalents approximate its fair value.

Accounts receivable and accounts payable: The carrying amounts reported in the balance sheets for accounts receivable and accounts payable approximate their fair value.

Long-term and short-term debt: The fair value of the Company's outstanding debt is estimated based on the quoted market prices for the same issues where available or based on estimates. The fair value of the $1,707.0 million of outstanding debt at December 31, 2004, was approximately $533.2 million.

 IMPAIRMENT OF LONG-LIVED ASSETS. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company evaluates the recoverability of its long-lived assets and related goodwill by comparing estimated future undiscounted cash flows with the asset's carrying amount to determine if impairment exists. Impairment, if any, is then measured by comparing carrying value to market value or discounted cash flow. See Note 13. Impairment of Long-Lived Assets and Accelerated Depreciation Expense.

REVENUE RECOGNITION. The Company recognizes revenue when title to the goods sold passes to the buyer, which is based on contractual terms.

CUSTOMER INCENTIVES. Incentives are provided to customers primarily for new sales programs. These incentives begin to accrue when a commitment has been made to the customer and are recorded as a reduction to sales.

EARNINGS PER COMMON SHARE. Basic and diluted earnings per share are calculated in accordance with Statement No. 128, Earnings per Share. Basic earnings per share is based on the weighted average number of common shares outstanding, and diluted earnings per share includes any dilutive effects of stock options and the Company's stock bonus plan.

SEGMENT INFORMATION. The Company is in one business segment, the consumer home fashions business, and follows the requirements of Statement No. 131, Disclosures about Segments of an Enterprise and Related Information.

ADVERTISING COSTS. Advertising costs are expensed as incurred and were $8.6 million in 2004.

ENVIRONMENTAL AND LEGAL MATTERS. Liabilities for environmental remediation and legal indemnification and defense costs are recognized when it is probable a liability has been incurred and the amount can be reasonably estimated. The liabilities are developed based on currently available information and reflect the participation of other potentially responsible parties, depending on the parties' financial condition and probable contribution. The accruals are recorded at undiscounted amounts and are reflected as liabilities on the accompanying consolidated balance sheets.

WORKERS' COMPENSATION RESERVES. During 2004, the Company reviewed its workers' compensation reserves in conjunction with information provided by its outside actuaries, and as a result of that review reduced its workers' compensation reserves by $8.1 million, which is reflected as a reduction of cost of goods sold in the accompanying consolidated statements of operations. The Company will continue to evaluate its estimates of workers' compensation liabilities in consultation with its outside actuaries.

                             WESTPOINT STEVENS INC.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

NEW ACCOUNTING PRONOUNCEMENTS. In January 2003, the Financial Accounting Standards Board (the "FASB") released Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). FIN 46 requires that all primary beneficiaries of Variable Interest Entities ("VIE") consolidate that entity. FIN 46 was effective immediately for VIEs created after January 31, 2003, and to VIEs to which an enterprise obtains an interest after that date. It applied in the first fiscal year or interim period beginning after June 15, 2003, to VIEs in which an enterprise held a variable interest it acquired before February 1, 2003. In December 2003, the FASB published a revision to FIN 46 ("FIN 46R") to clarify some of the provisions of the interpretation and to defer the effective date of implementation for certain entities. Under the guidance of FIN 46R, entities that do not have interests in structures that are commonly referred to as special purpose entities were required to apply the provisions of the interpretation in financial statements for periods ending after March 14, 2004. The Company has not identified any interests in special purpose entities applicable to the provisions of this statement in applying the provisions of FIN 46R in its financial statements.

On October 13, 2004, the FASB concluded that SFAS No. 123R, Share-Based Payment, as subsequently amended, would require all companies to measure compensation cost for all share-based payments (including employee stock options) at fair value, and would be effective for public companies (except small business issuers as defined in SEC Regulation S-B) for annual periods beginning after June 15, 2005. A calendar-year company therefore would be required to apply SFAS No. 123R beginning January 1, 2006 and could choose to apply SFAS No. 123 retroactively. The cumulative effect of adoption, if any, would be measured and recognized on January 1, 2006. The Company is currently evaluating the impact of this standard.


2.  CHAPTER 11 FILING

On June 1, 2003 (the "Petition Date"), the Company and several of its subsidiaries (together with the Company, the "Debtors") each commenced a voluntary case under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Debtors are authorized to operate their businesses and manage their properties as debtors in possession pursuant to section 1107(a) and 1108 of the Bankruptcy Code. A brief chronology of the circumstances that led to such filing is set forth below.

Despite the restructuring initiatives which the Company undertook in 2000 through 2002, during 2003 the Company continued to experience financial difficulty related primarily to restrictive covenants under its Senior Credit Facility and its debt structure. The Company therefore entered into negotiations with its Senior Credit Facility lenders to amend the Senior Credit Facility to permit certain restructuring, impairment and other charges and to revise certain financial ratios and minimum EBITDA covenants in its Senior Credit Facility. The Company and such lenders were unable to agree to amend the Senior Credit Facility and the Company continued to experience financial difficulties which led to a default under its Senior Credit Facility and Second-Lien Facility. Effective March 31, 2003, the Senior Credit Facility lenders and Second-Lien Facility lenders agreed to refrain from exercising any rights or remedies with respect to the Company's failure to comply with financial and other covenants until June 10, 2003. As the June 10 deadline approached, the Company's Board of Directors determined that, in order to be able to operate successfully in today's market environment and compete with increasing foreign competition, it would be necessary for the Company to reduce its debt burden and de-lever its balance sheet. Thus, on May 16, 2003, the Board of Directors approved the retention of an independent financial advisor to evaluate alternatives aimed at reducing the existing debt structure and strengthening the balance sheet. After negotiations with its Senior Lenders regarding various alternatives, the Company concluded it would be in the best interests of its creditors to effect a consensual restructuring under chapter 11 of the Bankruptcy Code and filed its chapter 11 petition on June 1, 2003.

                             WESTPOINT STEVENS INC.

2.  CHAPTER 11 FILING--CONTINUED

On or about the Petition Date, the Company announced that it had reached an agreement in principle with the holders of approximately 52% of the aggregate principal amount of its Senior Notes on the terms of a financial restructuring to be implemented through the chapter 11 process. The agreement in principle was subject to numerous conditions and further agreements, including the entry of an order confirming the plan of reorganization contemplated by the proposal as required by the Bankruptcy Code. On October 17, 2003, the Company announced that it had determined not to implement the previously announced agreement in principle. Instead, the Company stated that it intended to negotiate new terms for a chapter 11 plan of reorganization with all of its major creditor constituencies. The Company filed a plan of reorganization on January 20, 2005. The Company currently intends to sell substantially all of its assets, subject to either Section 363 of the Bankruptcy Code or a confirmation of a new chapter 11 plan.

On June 2, 2003, the Bankruptcy Court entered a number of orders enabling the Company to continue regular operations throughout the reorganization proceeding. These orders authorized, among other things, normal payment of employee salaries, wages and benefits; continued participation in workers' compensation insurance programs; payment to vendors for post-petition delivery of goods and services; payment of certain pre-petition obligations to customers; and continued payment of utilities. The Bankruptcy Court also approved, under interim order, access to $175 million in debtor in possession financing and subsequently approved, under final order, access to $300 million of debtor in possession financing for use by the Company, pursuant to a Post-Petition Credit Agreement, dated as of June 2, 2003, among WestPoint Stevens Inc. and certain of its subsidiaries, the financial institutions named therein and Bank of America, N.A. and Wachovia Bank, National Association (the "DIP Credit Agreement").

The DIP Credit Agreement consists of revolving credit loans of up to $300 million (with a sublimit of $75 million for letters of credit) with an initial term of one year and an initial maturity date of June 2, 2004. At its option, the Company may extend the term for up to two successive periods of six months each. On April 28, 2004 and November 1, 2004, the Company exercised its options to extend the DIP Credit Agreement for additional six month periods, revising the maturity date to June 2, 2005. In March 2005, the Company initiated discussions with its DIP lenders to extend the maturity date of the DIP Credit Agreement beyond June 2, 2005, and on May 17, 2005 the Bankruptcy Court approved an amendment to the DIP Credit Agreement extending the maturity date to the earliest to occur of December 2, 2005 or the consummation of a sale, pursuant to
Section 363 of the Bankruptcy Code or pursuant to a confirmed plan of reorganization or liquidation pursuant to chapter 11 of the Bankruptcy Code.

Initial advances under the DIP Credit Agreement bore interest at a fluctuating rate per annum equal to LIBOR plus a margin of 2.75% or, at the Company's option, prime plus a margin of 0.75%. Each margin is subject to quarterly adjustments, commencing November 1, 2003, pursuant to a pricing matrix, based on average availability, having a range of 2.25% to 3.00% for LIBOR based loans and 0.25% to 1.00% for prime-based loans. The DIP Credit Agreement also has an unused line fee of 0.625% per annum, subject to quarterly adjustments as above having a range of 0.375% to 0.75%. Effective November 1, 2003, as a result of average availability, interest rates under the DIP Credit Agreement decreased to LIBOR plus 2.50% or, at the Company's option, prime plus 0.50% and the unused line fee decreased to 0.50%. Effective February 1, 2004, as a result of average availability, interest rates under the DIP Credit Agreement increased to LIBOR plus 2.75% or, at the Company's option, prime plus 0.75% and the unused line fee increased to 0.625%. Effective February 1, 2005, as a result of average availability, interest rates under the DIP Credit Agreement decreased to LIBOR plus 2.50% or, at the Company's option, prime plus 0.50% and the unused line fee decreased to 0.50%.

The DIP Credit Agreement contains a number of covenants, including among others, affirmative and negative covenants with respect to certain financial tests and other indebtedness, as well as restrictions against the declaration or payment of dividends, the making of certain intercompany advances and the disposition of assets without consent. The DIP Credit Agreement also contains Events of Default (as defined in the DIP Credit Agreement) including among others, a failure to pay the principal and interest of the obligations when due, default with respect to any Debt (as defined in the DIP Credit Agreement) and a failure by the Company to comply with any provisions of the Financing Orders (as defined in the DIP Credit Agreement).

                             WESTPOINT STEVENS INC.

2.  CHAPTER 11 FILING--CONTINUED

During the third quarter of 2003, the Company's DIP Credit Agreement was amended primarily to modify the minimum EBITDA covenant, add a minimum availability covenant, permit certain restructuring, impairment and other charges and modify other miscellaneous provisions. During the second quarter of 2004, the Company's DIP Credit Agreement was amended to clarify certain asset sale provisions, and during the third quarter of 2004, the DIP Credit Agreement was amended primarily to modify the minimum EBITDA and minimum availability covenants to permit certain inventory reduction plans. During the fourth quarter of 2004, the Company's DIP Credit Agreement was amended primarily to permit certain restructuring, impairment and other charges and modify the minimum EBITDA and minimum availability covenants. During the second quarter of 2005, the Company's DIP Credit Agreement was amended primarily to modify certain miscellaneous provisions related to audited financial statements and to extend the maturity date beyond the originally stated maturity date including extension options. At December 31, 2004, the Company was in compliance with its covenants under the DIP Agreement.

There can be no assurance, however, that the Company will be able to comply with the debt covenants or that, if it fails to do so, it will be able to obtain amendments to or waivers of such covenants. Failure of the Company to comply with covenants contained in its DIP Credit Agreement, if not waived, or to adequately service debt obligations, could result in a default under the DIP Credit Agreement. Any default under the Company's DIP Credit Agreement, particularly any default that results in acceleration of indebtedness or foreclosure on collateral, could have a material adverse effect on the Company.

The Debtors are currently operating their businesses as debtors in possession pursuant to the Bankruptcy Code. Pre-bankruptcy obligations of the Debtors, including obligations under debt instruments, generally may not be enforced against the Debtors, and any actions to collect such indebtedness are automatically stayed, unless relief from the automatic stay is granted by the Bankruptcy Court. The rights of and ultimate payments by the Company under pre-bankruptcy obligations may be substantially altered. This could result in claims being liquidated in the chapter 11 case at less (and possibly substantially less) than 100% of their face value. The Debtors cannot presently determine or reasonably estimate the ultimate liability that may result from rejecting contracts or leases or from the filing of claims for any rejected contracts or leases, and no provisions have yet been made for these items. The amount of the claims to be filed by the creditors could be significantly different than the amount of the liabilities recorded by the Company.

Since the Petition Date, the Debtors have conducted business in the ordinary course. Management is continuing the process of stabilizing the business of the Debtors and evaluating their operations as part of the development of a chapter 11 plan of reorganization. The Debtors currently intend to sell substantially all of their assets, subject to either Section 363 of the Bankruptcy Code or confirmation of a chapter 11 plan. The Debtors intend to seek the requisite acceptance of such plan by security holders and confirmation of the plan by the Bankruptcy Court, all in accordance with the applicable provisions of the Bankruptcy Code. During the pendency of the chapter 11 case, the Debtors may, with Bankruptcy Court approval, sell assets and settle liabilities, including for amounts other than those reflected in the financial statements. The administrative and reorganization expenses resulting from the chapter 11 case will unfavorably affect the Debtors' results of operations. Future results of operations may also be adversely affected by other factors related to the chapter 11 case.

On August 28, 2003, one of the Company's foreign subsidiaries, WestPoint Stevens (Europe) Ltd., commenced an insolvency proceeding in the United Kingdom and is in the process of being liquidated, and inactive subsidiaries have applied to be dissolved. The losses associated with the closure of the foreign subsidiary are estimated to total approximately $5.3 million consisting of inventory writedowns of $3.9 million and accounts receivable writedowns for claims of $1.4 million. These charges are reflected in restructuring, impairment and other charges as discussed in Note 12.

                             WESTPOINT STEVENS INC.

2.  CHAPTER 11 FILING--CONTINUED

BASIS OF PRESENTATION

The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States applicable on a going concern basis. Except as otherwise disclosed, these principles assume that assets will be realized and liabilities will be discharged in the ordinary course of business. The Company is currently operating as a debtor in possession under chapter 11 of the Bankruptcy Code, and its continuation as a going concern is contingent upon, among other things, confirmation by the Bankruptcy Court of a chapter 11 plan of reorganization and its ability to comply with the DIP Credit Agreement, return to profitability, generate sufficient cash flows from operations and obtain financing sources to meet future obligations. There is no assurance that the Company will be able to achieve any of these results. The Company's consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties.

The Company's consolidated financial statements included elsewhere in this report are presented in accordance with AICPA Statement of Position 90-7 ("Financial Reporting by Entities in Reorganization Under the Bankruptcy Code") ("SOP 90-7"). In the chapter 11 case, substantially all unsecured liabilities as of the Petition Date are subject to compromise or other treatment under a plan of reorganization which must be confirmed by the Bankruptcy Court after submission to any required vote by affected parties. For financial reporting purposes, the categories of liabilities and obligations whose treatment and satisfaction are dependent on the outcome of the chapter 11 case and classified as Liabilities Subject to Compromise in the consolidated balance sheet under SOP 90-7 are identified below (in thousands):

                                                                       DECEMBER 31,
                                                            ---------------------------------
                                                               2004                  2003
                                                            ----------             ----------
     Senior Notes due 2005 and 2008:
         Senior Notes outstanding                           $1,000,000
         Related accrued interest                               36,313
         Related deferred financing fees
              (less accumulated amortization of $16,569)        (4,647)
                                                            ----------             ----------
         Total                                               1,031,666
     Accounts payable                                           30,669
     Pension liabilities                                         8,394
     Other accrued liabilities                                  18,762
                                                            ----------             ----------
     Total                                                  $1,089,491
                                                            ==========             ==========


The ultimate amount of and settlement terms for the Company's pre-bankruptcy liabilities are subject to the ultimate outcome of its chapter 11 case and, accordingly, are not presently determinable. Pursuant to SOP 90-7, professional fees associated with the chapter 11 case are expensed as incurred and reported as reorganization costs (chapter 11 expenses). Also, interest expense will be reported only to the extent that it will be paid during the pendency of the chapter 11 case or that it is probable that it will be an allowed claim. During 2004, the Company recognized charges of $34.6 million for chapter 11 expenses consisting of $12.4 million for performance bonuses under a court approved Key Employee Retention Program, $4.0 million related to the amortization of fees associated with the DIP Credit Agreement, $0.5 million in severance associated with the resignation of the Company's former Chairman and Chief Executive Officer and $17.7 million related to fees paid to professionals retained to assist with the chapter 11 case. During 2003, the Company recognized charges of $31.5 million for chapter 11 expenses, consisting of $4.9 million related to the early termination of the Company's Trade Receivables Program, $1.3 million in severance associated with the resignation of the Company's former Chairman and Chief Executive Officer, $7.6 million for performance bonuses under a court approved Key Employee Retention Program, $3.6 million related to the amortization of fees associated with the DIP Credit Agreement and $14.1 million related to fees payable to professionals retained to assist with the chapter 11 case.

                             WESTPOINT STEVENS INC.

2.  CHAPTER 11 FILING--CONTINUED

BASIS OF PRESENTATION--CONTINUED

Assets of the Company's subsidiaries currently excluded from the bankruptcy case total $10.6 million as of December 31, 2004, or 1.0% of the Company's consolidated assets. Revenues of the subsidiaries totaled $26.5 million for the year ended December 31, 2004, or 1.6% of the Company's consolidated revenues.



3.  INDEBTEDNESS AND FINANCIAL ARRANGEMENTS

Indebtedness is as follows (in thousands of dollars):

                                                                                        DECEMBER 31,
                                                                                        ------------

                                                                                2004                    2003
                                                                            -----------              -----------
Short-term indebtedness
       Senior Credit Facility.............................................. $   483,897
       DIP Credit Agreement................................................      58,149
       Second-Lien Facility................................................     165,000
                                                                            -----------              -----------

                                                                            $   707,046
                                                                            ===========              ===========



Short-term indebtedness classified as Liabilities Subject to Compromise
       7-7/8% Senior Notes due 2005........................................ $   525,000
       7-7/8% Senior Notes due 2008........................................     475,000
                                                                            -----------              -----------

                                                                            $ 1,000,000
                                                                            ===========              ===========


The DIP Credit Agreement consists of revolving credit loans of up to $300 million (with a sublimit of $75 million for letters of credit) with an initial term of one year and an initial maturity date of June 2, 2004. At its option, the Company may extend the term for up to two successive periods of six months each. On April 28, 2004 and November 1, 2004, the Company exercised its options to extend the DIP Credit Agreement for additional six month periods, revising the maturity date to June 2, 2005. In March 2005, the Company initiated discussions with its DIP lenders to extend the maturity date of the DIP Credit Agreement beyond June 2, 2005, and on May 17, 2005 the Bankruptcy Court approved an amendment to the DIP Credit Agreement extending the maturity date to the earliest to occur of December 2, 2005 or the consummation of a sale, pursuant to
Section 363 of the Bankruptcy Code or pursuant to a confirmed plan of reorganization or liquidation pursuant to chapter 11 of the Bankruptcy Code. At December 31, 2004, borrowing availability under the DIP Credit Agreement was $164.0 million and consisted of a calculated borrowing base of $259.5 million less outstanding loans of $58.1 million, outstanding letters of credit of $32.3 million and other reserves of $5.0 million. (See Note 2 where the DIP Credit Agreement is discussed further.)

During the third quarter of 2003, the Company's DIP Credit Agreement was amended primarily to modify the minimum EBITDA covenant, add a minimum availability covenant, permit certain restructuring, impairment and other charges and modify other miscellaneous provisions. During the second quarter of 2004, the Company's DIP Credit Agreement was amended to clarify certain asset sale provisions, and during the third quarter of 2004, the DIP Credit Agreement was amended primarily to modify the minimum EBITDA and minimum availability covenants to permit certain inventory reduction plans. During the fourth quarter of 2004, the Company's DIP Credit Agreement was amended primarily to permit certain restructuring, impairment and other charges and modify the minimum EBITDA and minimum availability covenants. During the second quarter of 2005, the Company's DIP Credit Agreement was amended primarily to modify certain miscellaneous provisions related to audited financial statements and to extend the maturity date beyond the originally stated maturity date including extension options. At December 31, 2004, the Company was in compliance with its covenants under the DIP Agreement.

                             WESTPOINT STEVENS INC.

3.  INDEBTEDNESS AND FINANCIAL ARRANGEMENTS--CONTINUED


At December 31, 2004, the Company's Senior Credit Facility with certain lenders (collectively, the "Banks") consisted of a $592.8 million revolving credit facility ("Revolver") subject to interim facility limitations, with a Revolver maturity date of November 30, 2004. Effective with the chapter 11 filing, additional borrowings under the Senior Credit Facility are no longer available to the Company. During 2003 the revolver commitment decreased $75.0 million as a result of scheduled commitment reductions. During 2004, the revolver commitment decreased $17.5 million as a result of a scheduled commitment reduction, and the revolver commitment and outstanding loans decreased $6.8 million as a result of certain proceeds from asset dispositions, which were used to reduce the loan balance.

Effective March 31, 2003, the Senior Credit Facility was amended primarily to provide for an interim facility limitation and to add an unused commitment fee. At the option of the Company and effective with the last amendment to the Senior Credit Facility, interest under the Senior Credit Facility was payable monthly, either at the prime rate plus 5.25% or LIBOR plus 7.00%, compared to prime rate plus 2.75%, or LIBOR plus 4.50% in effect at December 31, 2002. Effective with the chapter 11 filing, loans under the Senior Credit Facility are no longer available to the Company. Prior to the chapter 11 filing, the Company was obligated to pay a facility fee in an amount equal to 0.50% of each Bank's commitment under the Revolver, and an unused commitment fee in an amount equal to 1.00% of the difference between the revolver commitment and the daily outstanding loans and letters of credit. Effective with the chapter 11 filing, the Company is no longer obligated to pay a facility fee or an unused commitment fee for the Senior Credit Facility. The loans under the Senior Credit Facility are secured by the pledge of all the stock of the Company's material subsidiaries and a first priority lien on substantially all of the assets of the Company.

The Company has a $165.0 million Second-Lien Senior Credit Facility ("Second-Lien Facility") with a maturity date of February 28, 2005. Effective with the Company's chapter 11 filing, interest under the Second-Lien Facility is payable monthly, as opposed to quarterly prior to the filing, at an interest rate of prime plus 8% increasing each quarter after June 30, 2002, by .375% but in no event less than 15%. Loans under the Second-Lien Facility are secured by a second priority lien on the assets securing the existing Senior Credit Facility.

The 7-7/8% Senior Notes due 2005 and 7-7/8% Senior Notes due 2008 (together, the "Senior Notes") are general unsecured obligations of the Company and rank pari passu in right of payment with all existing or future unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. The Senior Notes bear interest at the rate of 7-7/8% per annum, and prior to the Company's chapter 11 filing were payable semi-annually on June 15 and December 15 of each year. Effective with the Company's chapter 11 filing, interest on the Senior Notes is no longer paid or accrued. The Senior Notes are redeemable, in whole or in part, at any time at the option of the Company at 100% of the principal amount thereof plus the Make-Whole Premium (as defined) plus accrued and unpaid interest, if any, to the date of purchase. In addition, in the event of a Change of Control (as defined), the Company will be required to make an offer to purchase the notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. Neither the redemption option nor the Change of Control provisions are relevant in the Company's chapter 11 case.

The Company's credit agreements contain a number of customary covenants including, among others, restrictions on the incurrence of indebtedness, transactions with affiliates, and certain asset dispositions as well as limitations on restricted debt and equity payments and capital expenditures. Certain provisions require the Company to maintain certain financial ratios, a minimum interest coverage ratio, a minimum debt to EBITDA ratio, a minimum EBITDA, a minimum consolidated net worth (as defined) and a minimum availability. The Company can no longer make restricted debt and equity payments. At December 31, 2004, the Company was in compliance with its covenants under the DIP Credit Agreement but was not in compliance with the covenants under its various other credit agreements, primarily as a result of the chapter 11 filing and failure to meet certain financial covenants.

                             WESTPOINT STEVENS INC.

3.  INDEBTEDNESS AND FINANCIAL ARRANGEMENTS--CONTINUED

At March 31, 2003, and prior to the petition date, the Company was not in compliance with certain of its covenants under the Senior Credit Facility and Second-Lien Facility during which time the Company engaged in active discussions with its senior lenders to obtain an amendment or waiver of such non-compliance (See Note 2 where the chronology of the circumstances causing the Company to file voluntary petitions for reorganization under chapter 11 of the U.S. Bankruptcy Code is discussed). At December 31, 2004, the Company classified all of its outstanding debt under its Senior Credit Facility, Second-Lien Facility and Senior Notes as current liabilities as a result of the potential for the acceleration of the loans outstanding under the related agreements.

As of December 31, 2004, the maturity of long-term debt excluding the DIP Credit Agreement was as follows: $1,173.9 million in 2005 (including the Senior Credit Facility that matured on November 30, 2004), zero in 2006 and 2007, and $475.0 million in 2008.


4.  EMPLOYEE BENEFIT PLANS

PENSION PLANS

The Company has defined benefit pension plans covering essentially all employees. Benefits are based on years of service and compensation, and the Company's practice is to fund amounts that are required by the Employee Retirement Income Security Act of 1974. Effective January 1, 2005 and as a result of the Company's financial restructuring during bankruptcy, the Company's pension plans were amended to cease all future benefit accruals. The Company uses December 31 as the measurement date of its defined benefit pension plans.

The following tables set forth data for the Company's pension plans and amounts recognized in the accompanying Consolidated Balance Sheet at December 31, 2004 (in thousands of dollars):


                                                                                                 YEAR ENDED DECEMBER 31,
                                                                                        ---------------------------------------
                                                                                            2004                       2003
                                                                                        -------------             -------------
Change in benefit obligation:
         Projected benefit obligation at beginning of year...........................   $     381,773
         Service cost................................................................           9,849
         Interest cost...............................................................          23,004
         Actuarial losses............................................................          17,318
         Benefit payments............................................................         (30,010)
         Curtailments................................................................          (1,906)
                                                                                        -------------             -------------
Projected benefit obligation at end of year                                             $     400,028
                                                                                        =============             =============


                                                                                                 YEAR ENDED DECEMBER 31,
                                                                                        ---------------------------------------
                                                                                            2004                      2003
                                                                                        -------------             -------------
Change in plan assets:
         Fair value of plan assets at beginning of year..............................   $     251,135
         Actual return on plan assets................................................          24,669
         Employer contributions......................................................          19,742
         Benefit payments............................................................         (30,010)
                                                                                        -------------             -------------
Fair value of plan assets at end of year                                                $     265,536
                                                                                        =============             =============

                                       41

                             WESTPOINT STEVENS INC.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED

4.  EMPLOYEE BENEFIT PLANS--CONTINUED

PENSION PLANS--CONTINUED

                                                                                                     DECEMBER 31,
                                                                                        ---------------------------------------
                                                                                            2004                      2003
                                                                                        -------------             -------------
Funded status:
       Projected benefit obligation..................................................   $    (400,028)
       Fair value of assets..........................................................         265,536
                                                                                        -------------             -------------
       Funded status.................................................................        (134,492)
                                                                                        -------------             -------------
       Unrecognized amounts:
          Prior service cost.........................................................               -
          Net actuarial losses.......................................................         170,827
                                                                                        -------------             -------------
          Total unrecognized.........................................................         170,827
                                                                                        -------------             -------------
Prepaid pension cost at year-end                                                        $      36,335
                                                                                        =============             =============




Amounts recognized in the Consolidated Balance Sheets:
          Accrued liability (Includes $8,394 classified as
                 Liabilities Subject to Compromise)                                     $    (134,659)
          Intangible asset...........................................................              52
          Accumulated other comprehensive income.....................................         170,942
                                                                                        -------------             -------------
Net amount recognized                                                                   $      36,335
                                                                                        =============             =============


The accumulated benefit obligations and the fair value of assets for pension plans with accumulated benefit obligations in excess of plan assets were $400.0 million and $265.5 million, respectively, as of December 31, 2004.

The following assumptions were used for the pension plans to determine the projected benefit obligation and the net periodic pension cost for the fiscal year:
                                                              DECEMBER 31,
                                                         ---------------------
                                                          2004           2003
                                                          ----           ----
Weighted average assumptions as of December 31:
        Discount rate.................................    6.00%
        Expected return on plan assets................    8.75%
        Rate of compensation increase.................    3.50%

In determining its expected long-term return on plan assets, the Company considered historical experience, its asset allocation, expected long-term rates of return for each major asset class and an assumed long-term inflation rate. The expected long-term return on plan assets is adjusted when there are fundamental changes in expected returns on the plan investments.

                             WESTPOINT STEVENS INC.

4.  EMPLOYEE BENEFIT PLANS--CONTINUED

PENSION PLANS--CONTINUED

                                                                                   YEAR ENDED DECEMBER 31,
                                                                     ---------------------------------------------------
                                                                          2004               2003              2002
                                                                     -------------       -------------     -------------
Components of net periodic pension cost (benefit):
         Service cost............................................    $       9,849
         Interest cost...........................................           23,004
         Expected return on plan assets..........................          (21,785)
         Net amortization........................................           11,109
                                                                     -------------       -------------     -------------

Net periodic pension expense                                                22,177
         One-time credit due to curtailment......................           (9,634)
                                                                     -------------       -------------     -------------

Total periodic pension expense...................................    $      12,543
                                                                     =============       =============     =============


Plan assets are primarily invested in United States Government and corporate debt securities and equity securities. The percentage of fair value to total assets by asset category for the Company's pension plans as of the measurement date are as follows:

                                                            DECEMBER 31,
                                                     ------------------------
                                                      2004              2003
                                                      ----              ----
Asset category:
        Equity funds.............................      55.0%
        Fixed income funds.......................      32.6%
        Alternative investments..................       7.7%
        Cash.....................................       4.7%


Total............................................     100.0%



Based on actuarial information available at December 31, 2004, the Company estimates that contributions to its pension plans in 2005 will total approximately $14.1 million, reflecting both quarterly and annually required contributions.

The Company's investment strategy for its pension plans is to obtain an optimum rate of investment return on the total investment portfolio consistent with the assumption of a reasonable level of risk. To achieve these investment objectives, assets are invested among asset classes and investment management styles to produce a prudent level of diversification and investment return over long-term time periods. Cash balances are expected to arise from residual uninvested funds and from liquidity requirements to fund benefits within a short period of time. Certain plan obligations accrued prior to 1985 are secured under a participating annuity contract.

Target allocations for 2005 are 52% equity funds, 40% fixed income funds and 8% alternative investments. The target asset allocation has been selected as the plan's long-term strategy asset allocation based on a strategic asset-liability study, which evaluated the plan's liability structure, expected cash flows and funded status under a variety of capital market environments.

Assets are managed by qualified investment managers on a discretionary basis, but subject to risk management policies set forth by the Company. Risk management policies include supervision and monitoring of investment managers through the use of investment guidelines and restrictions and performance measurement standards. The Company also applies a disciplined rebalancing policy to control risk. The use of leverage is prohibited. Derivatives shall not be used for speculative purposes and no leverage shall be introduced through the use of derivatives.

                             WESTPOINT STEVENS INC.

4.  EMPLOYEE BENEFIT PLANS--CONTINUED

RETIREMENT SAVINGS PLAN

The Company matches 50% of each employee's before-tax contributions up to 2% of the employee's compensation. Company contributions could be made either in cash or in shares of Common Stock of the Company. Effective with the bankruptcy filing, contributions are made solely in cash. During 2004, the Company charged $1.8 million to expense in connection with the Retirement Savings Plan.


OTHER POST-RETIREMENT BENEFIT PLANS

In addition to sponsoring defined benefit pension plans, the Company sponsors various defined benefit post-retirement plans that provide health care and life insurance benefits to certain current and future retirees. All such post-retirement benefit plans are unfunded. The Company uses December 31 as the measurement date of its defined benefit post-retirement plans. The following table presents the status of post-retirement plans (in thousands of dollars):

                                                                                            DECEMBER 31,
                                                                                ----------------------------------
                                                                                    2004                  2003
                                                                                -----------            -----------
Accumulated post-retirement benefit obligation at beginning of year             $    12,409
        Interest cost.........................................................          721
        Actuarial losses......................................................          764
        Benefit payments......................................................       (2,034)
                                                                                -----------            -----------
Accumulated post-retirement benefit obligation at end of year.................  $    11,860
                                                                                ===========            ===========


Underfunded status............................................................  $   (11,860)
Unrecognized net gains........................................................       (3,183)
                                                                                -----------            -----------
Accrued benefit cost..........................................................  $   (15,043)
                                                                                ===========            ===========


Net periodic post-retirement benefit plans expense is not material for the year ended December 31, 2004.

As of December 31, 2004, the actuarial assumptions include a discount rate of 6.0% and a medical care trend rate of 9.5% for 2005, grading down to 6.0% by 2012. These trend rates reflect the Company's prior experience and management's expectation of future rates. Changing the assumed health care cost trend rates by one percentage point in each year would change the accumulated post-retirement benefit plans obligations as of December 31, 2004, by approximately $0.4 million, and the aggregate service and interest cost components of net periodic post-retirement benefit cost for the year ended December 31, 2004, by an immaterial amount.


5.  DEFERRED FINANCING FEES

Amendment fees and transaction fees related to the Company's various credit agreements are capitalized in the period incurred and amortized over the remaining term of the facility. Included in Other expense-net in the accompanying Consolidated Statements of Operations for each of the year ended December 31, 2004, is the amortization of deferred financing fees of $12.5 million, related to the Company's credit facilities other than the DIP Credit Agreement. Deferred financing fees related to the DIP Credit Agreement are included in chapter 11 expenses and totaled $4.0 million for the year ended December 31, 2004.

                             WESTPOINT STEVENS INC.

6.  INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109; accordingly, deferred income taxes are provided at the enacted marginal rates on the difference between the financial statement and income tax bases of assets and liabilities. Deferred income tax provisions or benefits are based on the change in the deferred tax assets and liabilities from period to period. (See Note 1. Summary of Significant Accounting Policies - Reconciliation to GAAP.)

The total provision (benefit) for income taxes consisted of the following (in thousands of dollars):

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                   ---------------------------------------------
                                                                                      2004              2003              2002
                                                                                   ----------        ----------       ----------
Current
         Federal.................................................................. $        -
         State....................................................................        (43)
         Foreign..................................................................          -
Deferred
         Federal..................................................................    (13,545)
         State....................................................................     (3,980)
         Foreign..................................................................        491
                                                                                   ----------        ----------       ----------

                                                                                   $  (17,077)
                                                                                   ==========        ==========       ==========


Income tax expense (benefit) differs from the statutory federal income tax rate of 35% for the following reasons (in thousands of dollars):

                                                                                              YEAR ENDED DECEMBER 31,
                                                                                   ---------------------------------------------
                                                                                      2004              2003             2002
                                                                                   ----------        ----------       ----------

Income tax benefit at statutory rate............................................   $  (58,493)
State income taxes (net of effect of federal income taxes)......................       (2,615)
Bankruptcy 11 expenses..........................................................        6,195
Taxes provided in prior years...................................................      (27,164)
Valuation allowance.............................................................       63,879
Other-net.......................................................................        1,121
                                                                                   ----------        ----------       ----------

Income tax benefit..............................................................   $  (17,077)                        $
                                                                                   ==========        ==========       ==========

                             WESTPOINT STEVENS INC.

6.  INCOME TAXES--CONTINUED

Components of the net deferred income tax liability are as follows (in thousands of dollars):

                                                                                                 DECEMBER 31,
                                                                                     -----------------------------------
                                                                                        2004                     2003
                                                                                     ----------               ----------
Deferred tax liabilities:
        Basis differences resulting from reorganization............................. $  (62,656)
        Basis differences resulting from fixed assets...............................    (49,674)
        Income taxes related to prior years, including interest.....................    (19,089)
        Nondeductible expenses......................................................    (28,087)

Deferred tax assets:
       Reserves for litigation, environmental, employee benefits and other..........     90,042
       Net operating loss carryforward..............................................    100,301
       Other........................................................................     33,042
Valuation allowance                                                                     (63,879)
                                                                                     ----------               ----------
      Net deferred income tax liability                                              $        -
                                                                                     ==========               ==========




Current deferred tax asset (included in other current assets)....................... $    5,190
Long-term deferred tax liability....................................................     (5,190)
                                                                                     ----------               ----------

       Net deferred income tax liability............................................ $        -
                                                                                     ==========               ==========

At December 31, 2004, the Company has estimated net operating loss carryforwards ("NOLs") of approximately $454.9 million available to reduce future federal taxable income, of which approximately $168.3 million expires after 2006-2008 and approximately $286.6 million expires after 2020-2024. The utilization of these NOLs is subject to the ownership change limitations of Internal Revenue Code Section 382. Based on these rules, the Company had an ownership change on September 16, 1992, as a result of a reorganization. The Company had a second ownership change on December 11, 2002. Because of the complex tax rules related to these carryforwards and the uncertainty of ultimately realizing benefit from the losses, the Company has not recorded full benefit for these NOLs for financial statement purposes. In addition, some portion or all of the NOLs may not be available to reduce future federal taxable income as a result of the Company's bankruptcy filing.

During the second quarter of 2004, certain contingencies related to the NOLs were resolved and the Company reevaluated its position on the tax benefits associated with these carryforwards. As a result of this analysis, the Company recorded a $53.6 million financial statement benefit in the second quarter of 2004. The benefit was recorded in equity (rather than in the income statement) because the NOLs involved were generated prior to emergence from the Company's previous bankruptcy. This treatment is in accordance with the accounting rules of Statement of Position 90-7 (Financial Reporting by Entities in Reorganization under the Bankruptcy Code).

During the second and third quarter of 2004, statutes closing for certain tax years led the Company to conclude that certain tax contingency reserves were no longer needed. As a result of these discrete events, tax contingency reserves totaling approximately $23.7 million and $3.5 million were reversed in the second and third quarter, respectively, and recorded as a tax benefit in the accompanying statements of operations.

The Company also recorded a valuation allowance of approximately $63.9 million during 2004. The Company continued to evaluate all positive and negative evidence associated with its deferred tax assets and concluded that a valuation allowance should be established such that total net deferred tax assets are recorded at zero. As part of this process, the Company concluded that it was not appropriate to rely on future taxable income as a source of evidence to realize certain net operating losses given the uncertainty of the Company's current financial condition.

                             WESTPOINT STEVENS INC.

7.  STOCKHOLDERS' EQUITY (DEFICIT)

COMPREHENSIVE INCOME

Statement No. 130, Reporting Comprehensive Income, requires presentation of comprehensive income (loss) that consisted of the following (in thousands of dollars):

                                                                                             YEAR ENDED DECEMBER 31,
                                                                              -----------------------------------------------------
                                                                                   2004                2003               2002
                                                                              -------------       -------------       -------------
Net loss...................................................................   $    (150,047)
Minimum pension liability adjustment, net of tax...........................          (7,482)
Foreign currency translation adjustment....................................             563
Gain (loss) on derivative instruments, net of tax:
               Net changes in fair value of derivatives....................         (15,509)
               Net (gains) losses reclassified from other
                      comprehensive income into earnings...................          13,685
                                                                              -------------       -------------       -------------

Comprehensive income (loss)................................................   $    (158,790)
                                                                              =============       =============       =============


Components of accumulated other comprehensive income (loss) consisted of the following (in thousands of dollars):

                                                                                                  DECEMBER 31,
                                                                              -----------------------------------------------------
                                                                                  2004                 2003                2002
                                                                              -------------       -------------       -------------

Foreign currency translation adjustment....................................   $     (5,627)
Minimum pension liability adjustment, net of tax...........................       (109,403)
Gain (loss) on derivative instruments, net of tax..........................         (4,072)
                                                                              -------------       -------------       -------------

Accumulated other comprehensive income (loss)..............................   $   (119,102)
                                                                              ============        =============       =============


STOCK OPTIONS AND RESTRICTED STOCK

The Company has granted stock options under various stock plans to key employees and to non-employee directors. Also the Company granted certain contractual stock options that were not granted pursuant to any plan. During the pendency of the Company's Chapter 11 case, the Company does not expect to issue additional stock options. The Omnibus Stock Incentive Plan (the "Omnibus Stock Plan"), an amendment and restatement of the 1993 Management Stock Option Plan, covers approximately 7.3 million shares of Common Stock, and also replaced the 1994 Non-Employee Directors Stock Option Plan after the 300,000 shares of Common Stock authorized under that plan had been granted. The Omnibus Stock Plan allows for six categories of incentive awards: options, stock appreciation rights, restricted shares, deferred shares, performance shares and performance units. Key employees are granted options under the various plans at terms (purchase price, expiration date and vesting schedule) established by a committee of the Board of Directors. Options granted either in accordance with contractual arrangements or pursuant to the various plans have been at a price which is equal to fair market value on the date of grant as determined by the closing price of the shares on the date the options were issued. No option may be exercised more than ten years from the date of grant. The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement No. 123, Accounting for Stock-Based Compensation, as amended by Statement 148, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                             WESTPOINT STEVENS INC.

7.  STOCKHOLDERS' EQUITY (DEFICIT)--CONTINUED

STOCK OPTIONS AND RESTRICTED STOCK--CONTINUED

Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method established in Statement of Financial Accounting Standards No. 148 and described in Note 1, the Company's net loss and loss per common share would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

                                                                      2004                2003               2002
                                                                  -----------          -----------        -----------
        Net loss as reported                                      $  (150,047)
        Deduct:  Total stock-based compensation expense
                  Determined under fair-value based method for
                  all awards, net of tax                                2,347
                                                                  -----------          -----------        -----------
        Pro forma net loss                                        $  (152,394)

        Basic and diluted loss per common share:
                    As reported                                   $     (3.01)
                    Pro forma                                     $     (3.05)

There were no options granted in 2004.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                             WESTPOINT STEVENS INC.

7.  STOCKHOLDERS' EQUITY (DEFICIT)--CONTINUED

STOCK OPTIONS AND RESTRICTED STOCK--CONTINUED


Changes in outstanding options were as follows:

                                                            NUMBER OF SHARES
                                                             (IN THOUSANDS)                      WEIGHTED-AVERAGE
                                             ----------------------------------------------        OPTION PRICE
                                             QUALIFIED PLANS          CONTRACTUAL     TOTAL          PER SHARE
                                             ---------------          -----------     -----          ---------

Options outstanding at January 1, 2004            3,171                    20          3,191        $    17.05
      Granted                                         -                     -              -        $       -
      Exercised                                       -                     -              -        $       -
      Terminated                                   (150)                    -           (150)       $    20.19
                                                -------                  ----        -------        ----------

Options outstanding at December 31, 2004          3,021                    20          3,041        $    16.89
                                                =======                  ====        =======        ==========


At December 31, 2004, options for 2,865,082 shares were exercisable at prices ranging from $1.13 to $36.81 per share.

The following table summarizes information about stock options at December 31, 2004, (shares in thousands):

                                            OUTSTANDING STOCK OPTIONS                              EXERCISABLE STOCK OPTIONS
                          -------------------------------------------------------------          -----------------------------
                                        WEIGHTED-AVERAGE
RANGE OF                                   REMAINING                   WEIGHTED-AVERAGE                       WEIGHTED-AVERAGE
EXERCISE PRICES           SHARES         CONTRACTUAL LIFE               EXERCISE PRICE           SHARES        EXERCISE PRICE
---------------           ------         ----------------               --------------           ------        --------------
$ 1.13 to $10.00           1,458            6.1 years                    $      7.34              1,282           $     7.35
$10.01 to $20.00             438            3.7 years                    $     16.34                438           $    16.34
$20.01 to $30.00             508            2.9 years                    $     20.96                508           $    20.96
$30.01 to $36.81             637            4.2 years                    $     35.89                637           $    35.89
                          ------           ----------                    -----------             ------           ----------

$ 1.13 to $36.81           3,041            4.8 years                    $     16.89              2,865           $    17.48
                          ======           ==========                    ===========             ======           ==========


No restricted shares were awarded in 2004. During the pendency of the chapter 11 case, the Company does not expect to issue any additional restricted shares.

                             WESTPOINT STEVENS INC.

7.  STOCKHOLDERS' EQUITY (DEFICIT)--CONTINUED

STOCKHOLDER RIGHTS PLAN

On May 9, 2001, the Company's Board of Directors adopted a Stockholder Rights Plan ("Rights Plan") designed to protect Company stockholders' interests in the event of a takeover attempt. The Board of Directors did not adopt the Rights Plan in response to any specific takeover threat.

In adopting the Rights Plan, the Board declared a dividend distribution of one Common Stock purchase right for each outstanding share of Common Stock of the Company, payable to stockholders of record at the close of business on May 21, 2001. The rights will become exercisable only in the event, with certain exceptions, a person or group of affiliated or associated persons acquires 15% or more of the Company's voting stock, or a person or group of affiliated or associated persons commences a tender or exchange offer that, if successfully consummated, would result in such person or group owning 15% or more of the Company's voting stock. A stockholder who owns 15% or more of the Company's voting stock as of May 9, 2001, will not trigger this provision unless the stockholder thereafter acquires an additional one percent or more of the outstanding stock. The rights will expire on May 9, 2011.

Upon the occurrence of certain events, holders of the rights (other than rights owned by an acquiring person or group) would be entitled to purchase either the Company's Common Stock or shares in an "acquiring entity" at approximately half of market value. Further, at any time after a person or group acquires 15% or more (but less than 50%) of the Company's outstanding voting stock, subject to certain exceptions, the Board of Directors may, at its option, exchange part or all of the rights (other than rights held by an acquiring person or group) for shares of the Company's Common Stock having a fair market value on the date of such acquisition equal to the excess of (i) the fair market value of Common Stock issuable upon exercise of the rights over (ii) the exercise price of the rights.

The Company generally will be entitled to redeem the rights at $0.001 per right at any time prior to the close of business on the tenth day after there has been a public announcement of the beneficial ownership by any person or group of 15% or more of the Company's voting stock, subject to certain exceptions.


STOCK BONUS PLAN

The Company sponsors an employee benefit plan, the WestPoint Stevens Inc. Key Employee Stock Bonus Plan, as amended, (the "Stock Bonus Plan"), covering 2,000,000 shares of the Company's Common Stock. Under the Stock Bonus Plan, the Company may grant bonus awards of shares of Common Stock to key employees based on the Company's achievement of targeted earnings levels during the Company's fiscal year. As a result of the Company's chapter 11 filing, Stock Bonus Plan targets were not established for 2004. For performance years 1999 and later the Stock Bonus Plan provided for vesting of the bonus awards, if earned, of 10% on January 1 of the year following the year of award and 10% in each of the next nine years if the employee continues employment with the Company, and for performance years prior to 1999 the Stock Bonus Plan provided for the vesting of the bonus awards of 20% on January 1 of the year following the year of award and 20% in each of the next four years if the employee continues employment with the Company. Effective with the chapter 11 filing, the Company can no longer issue shares pursuant to the Stock Bonus Plan.


8.  DERIVATIVES

The Company uses derivative financial instruments primarily to reduce exposure to adverse fluctuations in cotton prices. When entered into, the Company formally designates and documents the financial instrument as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transaction. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the value or cash flows of the underlying exposures being hedged. Derivatives are recorded in the Consolidated Balance Sheet at fair value in Prepaid expenses and other current assets or Other accrued liabilities, depending on whether the amount is an asset or liability. The fair values of derivatives used to hedge or modify the Company's risks fluctuate over time.

                             WESTPOINT STEVENS INC.

8.  DERIVATIVES--CONTINUED

These fair value amounts should not be viewed in isolation, but rather in relation to the fair values or cash flows of the underlying hedged transactions and other exposures and to the overall reduction in Company risk relating to adverse fluctuations in commodity prices and other market factors. In addition, the earnings impact resulting from the effective portion of the Company's derivative instruments is recorded in the same line item within the Consolidated Statement of Operations as the underlying exposure being hedged. The Company also formally assesses, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposures. Any material ineffective portion of a financial instrument's change in fair value is immediately recognized in earnings.

At December 31, 2004, the Company had only entered into cash flow hedges.

Cash Flow Hedging Strategy

Management has been authorized to manage the Company's exposure to price fluctuations relevant to the forecasted purchase of cotton through the use of a variety of derivative nonfinancial instruments. At December 31, 2004, these instruments covered a portion of the Company's 2005 cotton needs and include exchange traded cotton futures contracts and options.

The fair values of exchange traded cotton futures contracts and options are estimated by obtaining quotes from brokers. At December 31, 2004, the Company's cotton futures and options contracts, qualified for hedge accounting. The fair value related to cotton futures contracts at December 31, 2004, was a liability of $6.4 million for which the Company has paid cash margins. The fair value of the cotton options contracts was an asset of $0.0 million at December 31, 2004. The fair values of the Company's cotton futures contracts have been recorded as a component of OCI, net of tax. At December 31, 2004, the Company expects to reclassify all net gains or losses on derivative instruments from OCI to earnings during the next twelve months.

The Company did not discontinue any cash flow hedge relationships during the year ended December 31, 2004.


9.  LEASE COMMITMENTS

The Company's operating leases consist of land, sales offices, manufacturing equipment, warehouses and data processing equipment with expiration dates at various times during the next eleven years. Some of the operating leases stipulate that the Company can (a) purchase the properties at their then fair market values or (b) renew the leases at their then fair rental values.

The following is a schedule, by year, of future minimum lease payments as of December 31, 2004, under operating leases that have initial or remaining noncancelable lease terms in excess of one year (in thousands of dollars):


          YEAR ENDING DECEMBER 31,
          ------------------------

                2005.........................................    $   12,954
                2006.........................................        12,114
                2007.........................................         6,829
                2008.........................................         4,117
                2009.........................................         3,330
                Years subsequent to 2009.....................         3,024
                                                                 ----------
                Total minimum lease payments.................    $   42,368
                                                                 ==========

                             WESTPOINT STEVENS INC.

9.  LEASE COMMITMENTS--CONTINUED

The following schedule shows the composition of total rental expense for all operating leases, except those with terms of one month or less that were not renewed (in thousands of dollars):

                                              YEAR ENDED DECEMBER 31,
                                     -----------------------------------------
                                        2004           2003            2002
                                     ----------      ----------     ----------

Minimum lease payments............   $   28,322
Less sublease rentals.............         (958)
                                     ----------      ----------     ----------
Rent expense......................   $   27,364
                                     ==========      ==========     ==========


10.  LITIGATION AND CONTINGENT LIABILITIES

Except as stated below, as of the Petition Date, the following actions in which the Company is a defendant have been enjoined from further proceedings pursuant to section 362 of the Bankruptcy Code. To the extent parties have filed timely proofs of claim, the Bankruptcy Court will determine the amount of their pre-bankruptcy claims against the Company. In certain instances, the Bankruptcy Court may permit actions to proceed to judgment for the purpose of determining the amount of the pre-bankruptcy claim against the Company. Lawsuits based on facts arising solely after the commencement of the Company's chapter 11 case are not stayed by section 362 of the Bankruptcy Code.

On October 5, 2001, a purported stockholder class action suit, entitled Norman Geller v. WestPoint Stevens Inc., et al. (the "Geller action"), was filed against the Company and certain of its former officers and directors in the United States District Court for the Northern District of Georgia. (A subsequent and functionally identical complaint was also filed.) The actions were consolidated by Order dated January 25, 2002. Plaintiffs served a Consolidated Amended Complaint (the "Amended Complaint") on March 29, 2002. The Amended Complaint asserted claims against all Defendants under ss. 10(b) of the Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and against the Company and Defendant Holcombe T. Green, Jr. as "controlling persons" under ss. 20(a) of the Exchange Act. The Amended Complaint alleged that, during the putative class period (i.e., February 10, 1999, to October 10, 2000), the Company and certain of its officers and directors caused false and misleading statements to be issued regarding, inter alia, alleged overcapacity and excessive inventories of the Company's towel-related products and customer demand for such products and that certain Individual Defendants wrongfully sold or pledged Company stock at inflated prices for their benefit. The Amended Complaint referred to the Company's press releases and quarterly and annual reports on Securities Exchange Commission Forms 10-Q and 10-K, which discussed the Company's results and forecasts for the fiscal years 1999 and 2000. Plaintiffs alleged that these press releases and public filings were false and misleading because they failed to disclose that the Company allegedly "knew sales would be adversely affected in future quarters and years." Plaintiffs also alleged in general terms that the Company materially overstated revenues by making premature shipments of products.

The Company's insurance carrier reached an agreement to settle the Geller action at no cost to the Company. The settlement was approved by the Bankruptcy Court and received final approval through a fairness hearing before the United States District Court for the Northern District of Georgia on November 16, 2004.

On March 11, 2002, a shareholder derivative action, entitled Gordon Clark v. Holcombe T. Green, Jr., et al. (the "Clark action"), was filed against certain of the Company's former directors and officers in the Superior Court of Fulton County, Georgia. The Complaint alleged that the named individuals breached their fiduciary duties by acting in bad faith and wasting corporate assets. The Complaint also asserted claims under Georgia Code Ann. ss.ss. 14-2-740 to 14-2-747 and 14-2-831. The claims were based on the same or similar facts as were alleged in the Geller action.

The Clark action was voluntarily dismissed on June 28, 2004.

                             WESTPOINT STEVENS INC.

10.  LITIGATION AND CONTINGENT LIABILITIES--CONTINUED

On July 1, 2002, a shareholder derivative action, entitled John Hemmer v. Holcombe T. Green, Jr., et al. (the "Hemmer action"), was filed against Mr. Green and certain of the Company's other current and former directors including Messrs. Hugh M. Chapman, John F. Sorte and Ms. M. Katherine Dwyer in the Court of Chancery in the State of Delaware in and for New Castle County. The Complaint alleged that the named individuals breached their fiduciary duties and knowingly or recklessly failed to exercise oversight responsibilities to ensure the integrity of the Company's financial reporting. The Complaint also asserted that certain of the named individuals used proprietary Company information in selling or pledging Company stock at inflated prices for their benefit. The claims were based on the same or similar facts as were alleged in the Geller action.

 The Hemmer action was voluntarily dismissed on August 25, 2004.

On March 21, 2002, an Adversary Complaint of Debtors and Debtors in Possession Against WestPoint Stevens Inc. was filed by Pillowtex, Inc., a Delaware corporation, et al., and Pillowtex Corporation, et al., against the Company in the United States Bankruptcy Court for the District of Delaware. Pillowtex Corporation and its related and affiliated companies ("Pillowtex") as Debtors and Debtors in Possession allege breach of a postpetition contract (the "Sale Agreement") dated January 31, 2001, among Pillowtex, Ralph Lauren Home Collection, Inc. ("RLH") and Polo Ralph Lauren Corporation ("PRLC") collectively referred to as "Ralph Lauren" and the Company. Pillowtex alleges that the Company refused to perform its purchase obligation under the Sales Agreement and is liable to it for $4,800,000 plus potentially significant other consequential damages. The Company believes that the complaint is without merit and intends to contest the action vigorously. The case is currently stayed due to the Company's bankruptcy filing.

The Company is subject to various federal, state and local environmental laws and regulations governing, among other things, the discharge, storage, handling and disposal of a variety of hazardous and nonhazardous substances and wastes used in or resulting from its operations and potential remediation obligations thereunder. Certain of the Company's facilities (including certain facilities no longer owned or utilized by the Company) have been cited or are being investigated with respect to alleged violations of such laws and regulations. The Company is cooperating fully with relevant parties and authorities in all such matters. The Company believes that it has adequately provided in its financial statements for any expenses and liabilities that may result from such matters. The Company also is insured with respect to certain of such matters. The Company's operations are governed by laws and regulations relating to employee safety and health which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and regulate chemical and ergonomic hazards in the workplace.

Although the Company does not expect that compliance with any of such laws and regulations will adversely affect the Company's operations, there can be no assurance such regulatory requirements will not become more stringent in the future or that the Company will not incur significant costs in the future to comply with such requirements.

The Company and its subsidiaries are involved in various other legal proceedings, both as plaintiff and as defendant, which are normal to its business. It is the opinion of management that the aforementioned actions and claims, if determined adversely to the Company, will not have a material adverse effect on the financial condition or operations of the Company taken as a whole.

                             WESTPOINT STEVENS INC.

11.  CASH FLOW INFORMATION

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                  ---------------------------------------------
                                                                                     2004              2003             2002
                                                                                  ---------          ---------        ---------
   (IN THOUSANDS OF DOLLARS)

   Supplemental disclosures of cash flow information: Cash paid during the period:
                 Interest.....................................................    $  78,344
                                                                                  =========          =========        =========



                 Income taxes.................................................    $       -
                                                                                  =========          =========        =========


Included in the above 2004, interest paid is $0.5 million of capitalized interest related to capital expenditure projects.


12.  RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES

In 2000, the Company announced that its Board of Directors had approved an Eight-Point Plan, which was created to be the guiding discipline for the Company in a global economy. The Board also approved a pretax charge for restructuring, impairment and other charges to cover the initial cost of implementing the Eight-Point Plan that was designed to streamline operations and improve profitability. The Eight-Point Plan addresses the following points: 1) expand brands; 2) explore new licensing opportunities; 3) rationalize manufacturing; 4) reduce overhead; 5) increase global sourcing; 6) improve inventory utilization;
7) enhance supply chain and logistics; and 8) improve capital structure.

On September 20, 2002, the Company announced that its Board of Directors had approved additional restructuring initiatives to increase asset utilization, lower manufacturing costs and increase cash flow and profitability through reallocation of production assets from bath products to basic bedding products and through rationalization of its retail stores division. The Company initially expected the restructuring initiatives to result in a $36.5 million pretax charge for restructuring, impairment and other charges, with approximately $20 million of the pretax charge expected to be non-cash items. As a result of additions to the initial restructuring initiatives related to the closure of its Rosemary (NC) towel fabrication and distribution facilities and its WestPoint Stevens (Europe) Ltd. foreign subsidiary, the Company's restructuring initiatives resulted in a $47.7 million pretax charge for restructuring, impairment and other charges, with approximately $31.7 million of the pretax charge being non-cash items. All charges were recorded in accordance with Statement of Financial Accounting Standard ("SFAS") No. 146, Accounting for Costs Associated with Exit or Disposal Activities and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The restructuring charge approved in 2002 was completed in the second quarter of 2004.

As a result of the restructuring initiatives begun in 2002, the Company announced the closure of its Rosemary (NC) towel finishing facility, the conversion of its Rosemary (NC) towel fabrication and distribution facilities to basic bedding facilities and the closure of its Dalton (GA) utility bedding facility. The Company announced on April 25, 2003 that the Rosemary (NC) towel fabrication and distribution facilities that were previously disclosed as being converted to basic bedding facilities would now be closed. The Company also announced the closure of twenty-two retail stores and the closure of its WestPoint Stevens (Europe) Ltd. foreign subsidiary.

The cost of the manufacturing and retail store rationalization and certain overhead reduction costs were reflected in a restructuring and impairment charge of $6.6 million, before taxes, in 2002, a restructuring and impairment charge of $12.6 million, before taxes, in 2003 and a restructuring and impairment charge of $0.4 million, before taxes, in 2004. The components of the restructuring and impairment charge in 2002 included $4.4 million for the impairment of fixed assets and $2.2 million in reserves to cover cash expenses related primarily to severance benefits. The components of the restructuring and impairment charge in 2003 included $7.0 million for the impairment of fixed assets and $5.6 million in reserves to cover cash expenses related to severance benefits of $5.2 million and other exit costs. The components of the restructuring and impairment charge in 2004 included $0.4 million in reserves to cover cash expenses related to severance benefits.

                             WESTPOINT STEVENS INC.

12.  RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES--CONTINUED

During 2002, 2003 and 2004 as a result of restructuring initiatives approved in 2002, the Company has terminated and agreed to pay severance (including continuing termination benefits) to approximately 500 employees.

The following is a summary of the restructuring and impairment activity in the related reserves (in millions):

                                                                        EMPLOYEE            OTHER
                                                   WRITEDOWN           TERMINATION           EXIT              TOTAL
                                                    ASSETS              BENEFITS            COSTS              CHARGE
                                                   --------            ----------         ---------          ---------
  2002 Restructuring and Impairment Charge:
             Third Quarter                         $    4.3            $      1.6         $       -          $     5.9
             Fourth Quarter                             0.1                   0.5               0.1                0.7
                                                   --------            ----------         ---------          ---------
  Total 2002 Charge                                     4.4                   2.1               0.1                6.6

  2003 Restructuring and Impairment Charge:
             First Quarter                              0.2                   0.8               0.4                1.4
             Second Quarter                             6.8                   4.3               0.8               11.9
             Third Quarter                              0.8                   0.2                 -                1.0
             Fourth Quarter                            (0.8)                 (0.1)             (0.8)              (1.7)
                                                   --------            ----------         ---------          ---------
  Total 2003 Charge                                     7.0                   5.2               0.4               12.6

  2004 Restructuring and Impairment Charge:
             First Quarter                                -                   0.2                 -                0.2
             Second Quarter                               -                   0.2                 -                0.2
                                                   --------            ----------         ---------          ---------
  Total 2004 Charge                                       -                   0.4                 -                0.4

  Writedown Assets to Net Recoverable Value           (11.4)                    -                 -              (11.4)
   2002 Cash Payments                                     -                  (1.5)                -               (1.5)
   2003 Cash Payments                                     -                  (4.6)             (0.4)              (5.0)
   2004 Cash Payments                                     -                  (1.6)             (0.1)              (1.7)
                                                   --------            ----------         ---------          ---------
   Balance at December 31, 2004                    $      -            $        -         $       -          $       -
                                                   ========            ==========         =========          =========

During 2002, other costs of the restructuring initiatives of $11.6 million, before taxes, were recognized consisting of inventory writedowns of $10.5 million primarily related to the rationalization of its retail stores division and other expenses of $1.1 million, consisting primarily of related unabsorbed overhead, all reflected in cost of goods sold. During 2003, other costs of the restructuring initiatives of $16.0 million, before taxes, were recognized consisting of inventory writedowns of $8.4 million primarily related to the closure of its foreign subsidiary and the rationalization of its retail stores division, accounts receivable writedowns for claims of $1.4 million related to the closure of its foreign subsidiary and other expenses of $6.2 million, consisting primarily of $4.1 million of related unabsorbed overhead, $1.2 million for the relocation of machinery and other expenses of $0.9 million, all reflected in cost of goods sold. During 2004, other costs of the restructuring initiatives of $0.4 million, before taxes, were recognized for relocation of machinery, all reflected in cost of goods sold.

--------------------------------------------------------------------------------

During the third quarter of 2003, the Company's Board of Directors approved additional restructuring initiatives to increase asset utilization, lower manufacturing costs and increase cash flow and profitability through a further realignment of manufacturing capacity. Costs of restructuring initiatives may result in restructuring, impairment and other pretax charges of up to $84.3

                             WESTPOINT STEVENS INC.

12.  RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES--CONTINUED

million, of which up to $55.6 million of the pretax charge may relate to non-cash items. The charges for the restructuring initiatives began in the fourth quarter of 2003 and will continue into 2005 in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, SFAS No. 112, Employers' Accounting for Postemployment Benefits and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

As a result of the restructuring initiatives begun in 2003, the Company announced the closure of its Dunson (GA) sheeting facility, its Dixie (GA) towel facility, its Coushatta (LA) utility bedding facility, its Fairfax (AL) towel greige facility and its Longview (NC) bed accessory facility (which was announced on October 1, 2004). The Company also announced the conversion of its Lanier (AL) sheeting facility to towel production and the conversion of its Greenville (AL) blanket facility to a utility bedding facility. The Company is in the process of determining any remaining facilities that may be affected by its ongoing reorganization efforts. These plant closings and conversions will provide the Company with greater production efficiency and better-aligned capacity to compete more effectively in a global economy.

The cost of the manufacturing rationalization was reflected in a restructuring and impairment charge of $37.0 million, before taxes, in 2003 and a restructuring and impairment charge of $19.0 million, before taxes, in 2004. The restructuring and impairment charge in 2003 reflected the impairment of fixed assets. The components of the restructuring and impairment charge in 2004 included $9.4 million for the impairment of fixed assets and $9.6 million in reserves to cover cash expenses related to severance benefits.

During 2004 and 2005 as a result of restructuring initiatives approved in 2003, the Company has terminated and agreed to pay severance (including continuing termination benefits) to approximately 650 employees.

The following is a summary of the restructuring and impairment activity in the related reserves (in millions):

                                                                           EMPLOYEE              OTHER
                                                 WRITEDOWN               TERMINATION             EXIT            TOTAL
                                                   ASSETS                  BENEFITS              COSTS           CHARGE
                                                 ----------                --------            ---------       ---------
2003 Restructuring and Impairment Charge:
        Fourth Quarter                           $     37.0                $      -             $      -        $   37.0


2004 Restructuring and Impairment Charge:
       First Quarter                                      -                     4.6                    -             4.6
       Second Quarter                                   1.8                     1.5                    -             3.3
       Third Quarter                                    7.6                     2.8                    -            10.4
       Fourth Quarter                                     -                     0.7                    -             0.7

Total 2004 Charge                                       9.4                     9.6                    -            19.0
                                                 ----------                --------            ---------       ---------
Writedown Assets to Net Recoverable Value             (46.4)                      -                    -           (46.4)
2004 Cash Payments                                        -                    (6.8)                   -            (6.8)
                                                 ----------                --------            ---------       ---------
Balance at December 31, 2004                     $        -                $    2.8            $       -       $     2.8
                                                 ==========                ========            =========       =========


During 2003, other costs of the restructuring initiatives of $1.4 million, before taxes, were recognized consisting of inventory writedowns of $1.0 million and other expenses of $0.4 million, consisting of related unabsorbed overhead, all reflected in cost of goods sold. During 2004, other costs of the restructuring initiatives of $16.4 million, before taxes, were recognized consisting of $1.7 million for inventory writedowns, $9.8 million of related unabsorbed overhead, $4.7 million for the relocation of machinery and other expenses of $0.2 million, all reflected in cost of goods sold.

                             WESTPOINT STEVENS INC.

12.  RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES--CONTINUED

--------------------------------------------------------------------------------

During the third quarter of 2004, the Company's Board of Directors, as part of the development of a revised business plan, approved additional restructuring initiatives to increase asset utilization, lower manufacturing costs and increase cash flow and profitability. Costs of restructuring initiatives may result in restructuring, impairment and other pretax charges of up to $226.8 million, of which up to $139.1 million of the pretax charge may relate to non-cash items (including accelerated depreciation expense). The charges for the restructuring initiatives began in the fourth quarter of 2004 and will continue into 2006 in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, SFAS No. 112, Employers' Accounting for Postemployment Benefits and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

As a result of the restructuring initiatives begun in 2004, the Company announced the closure of its Alamance (SC) sheet fabrication and distribution facility, its Clemson (SC) greige sheeting, fabrication and distribution facility, its Middletown (IN) utility bedding facility, its Sparks (NV) utility bedding facility and its Drakes Branch (VA) towel greige facility. The Company also announced a significant reduction in workforce at its Clemson (SC) finishing plant. The Company is in the process of determining any remaining facilities that may be affected by its ongoing reorganization efforts. These plant closings will provide the Company with greater production efficiency and better-aligned capacity to compete more effectively in a global economy.

The cost of the manufacturing rationalization was reflected in a restructuring and impairment charge of $33.1 million, before taxes, in 2004 and consisted of reserves to cover cash expenses related to severance benefits.

During 2005 as a result of restructuring initiatives approved in 2004, the Company has terminated and agreed to pay severance (including continuing termination benefits) to approximately 1,900 employees.

The following is a summary of the restructuring and impairment activity in the related reserves (in millions):

                                                                     EMPLOYEE             OTHER
                                               WRITEDOWN            TERMINATION            EXIT            TOTAL
                                                 ASSETS              BENEFITS             COSTS           CHARGE
                                               ---------            ----------           --------        ---------
2004 Restructuring and Impairment Charge:
        Fourth Quarter                         $       -            $     33.1           $      -        $    33.1



2004 Cash Payments                                     -                  (0.1)                 -             (0.1)
                                               ---------            ----------           --------        ---------
Balance at December 31, 2004                   $       -            $     33.0           $      -        $    33.0
                                               =========            ==========           ========        =========

                             WESTPOINT STEVENS INC.

13.  IMPAIRMENT OF LONG-LIVED ASSETS AND ACCELERATED DEPRECIATION EXPENSE

During the third quarter of 2004, the Company recorded an impairment charge of $7.9 million attributable to certain fixed assets. As a result of the Board of Directors approval of certain restructuring initiatives that are contemplated in the Company's revised business plan, the Company evaluated the recoverability of long-lived assets and wrote down $7.9 million of fixed assets. The Company was required to reduce the carrying value of certain fixed assets to fair value, and recorded a fixed asset impairment charge because the carrying value of the affected fixed assets exceeded the related projected future undiscounted cash flows. Fair value was determined from market values obtained from third party appraisers.

During 2004 and as a result of the Board of Directors approval of the Company's revised business plan, the Company also recorded accelerated depreciation expense of $34.2 million on certain fixed assets, other than those fixed assets that were impacted by the long-lived asset impairment charge. The Company adjusted the remaining depreciable lives for the affected fixed assets to be consistent with assumptions in the Company's revised business plan. The accelerated depreciation expense is reflected in cost of goods sold in the accompanying statements of operations.


14.  MAJOR CUSTOMER AND PRODUCT LINE INFORMATION

The Company's consumer home fashions products are sold primarily to domestic catalogs, chain stores, mass merchants, department stores, specialty stores, warehouse clubs and its own retail stores. Sales to two customers as a percent of net sales, amounted to approximately 14% and 13% each for the year ended December 31, 2004. During 2004, the Company's six largest customers accounted for approximately 51%, of the Company's net sales.

Net sales of bed products, bath products and other sales (consisting primarily of sales from the Company's retail stores and foreign operations) consisted of the following (in thousands of dollars):


                                               YEAR ENDED DECEMBER 31,
                                     -------------------------------------------
                                          2004           2003          2002
                                     ------------    ------------   ------------

Bed products.....................    $    939,240
Bath products....................         558,334
Other sales......................         121,110
                                     ------------    ------------   ------------

Total net sales..................    $  1,618,684
                                     ============    ============   ============

                             WESTPOINT STEVENS INC.

15.  QUARTERLY FINANCIAL SUMMARY (UNAUDITED)

                                                                                              QUARTER
                                                                  --------------------------------------------------------------
                                                                    FIRST             SECOND           THIRD           FOURTH
                                                                  ---------         ---------        ---------        ---------
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31, 2004
----------------------------

Net sales.......................................................  $   399.6         $   383.0        $   416.1        $   420.0
Gross earnings (1)..............................................       68.2              52.3             48.9             54.3
Operating earnings (loss)  (2)..................................        7.6              (7.4)           (23.5)           (23.1)

Net income (loss) (3) (4).......................................      (14.9)            (24.0)           (52.6)           (58.5)

Basic and diluted net income (loss) per common share (5)........       (.30)             (.48)           (1.05)           (1.18)



(1) Gross earnings for the first, second, third and fourth quarter of 2004 include costs related to restructuring initiatives of $3.0 million, $5.5 million, $3.7 million and $4.7 million, respectively.

(2) Operating earnings for the first, second, third and fourth quarter of 2004 include restructuring and impairment charges of $4.8 million, $3.5 million, $10.4 million and $33.9 million, respectively, and other costs related to restructuring initiatives of $3.0 million, $5.5 million, $3.7 million and $4.7 million, respectively totaling $7.8 million, $9.0 million, $14.1 million and $38.6 million, respectively.

(3) Net loss for the first, second, third and fourth quarter of 2004 includes restructuring and impairment charges of $4.8 million, $3.5 million, $10.4 million and $33.9 million, respectively, and other costs related to restructuring initiatives of $3.0 million, $5.5 million, $3.7 million and $4.7 million, respectively, before income tax benefit of $2.8 million, $3.2 million, $5.1 million and $13.9 million, respectively, for a net amount of $5.0 million, $5.7 million, $9.0 million and $24.7 million, respectively.

(4) See Note 1. Summary of Significant Accounting Policies - Reconciliation to GAAP. The first quarter net loss on a GAAP basis would be a loss of $25.5 million and the second quarter net loss on a GAAP basis would be a loss of $35.7 million.

(5) Net income (loss) per common share calculations for each of the quarters is based on the average common shares outstanding for each period.



16. ACCRUED EMPLOYEE COMPENSATION

Accrued employee compensation consisted of the following (in thousands of dollars):

                                                          DECEMBER 31,
                                                 ----------------------------
                                                    2004               2003
                                                 ---------          ---------

        Accrued salaries and wages               $   3,591
        Accrued sales commissions                      263
        Accrued KERP                                10,084
        Accrued compensated absences                12,900
        Accrued severance                           27,116
                                                 ---------          ---------
               Total                             $  53,954
                                                 =========          =========

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        None.


ITEM 9A.   CONTROLS AND PROCEDURES

        Intentionally Omitted.


ITEM 9B.   OTHER INFORMATION

        None.

                                    PART III

ITEM 10.   DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

BOARD OF DIRECTORS

The Board of Directors of the Company (the "Board of Directors") currently consists of six members and is divided into three classes. The terms of office of the members of each class of directors are staggered so that the term of office of no more than one class expires in any one year.

The following table sets forth the name, age (as of May 1, 2005) and positions with the Company of each of the directors, the year in which their term of office will expire and the month and year in which each director was first elected.

                                                Term              Positions with                       Served as
           Name                  Age           Expires              the Company                      Director Since
           ----                  ---           -------              -----------                      --------------
   Class I
   M. L. ("Chip") Fontenot        61           2005 (1)      Director, President, Chief            February      2002
                                                                Executive Officer and Chief
                                                                Operating Officer
   Joseph R. Gladden, Jr.         62           2005(1)       Director                              May           2001


   Class II
   M. Katherine Dwyer             56           2003(1)       Director                              October       1996
   John F. Sorte                  57           2003(1)       Director                              January       1993

   Class III
   Hugh M. Chapman                72           2004(1)       Director                              August        1997
   J. Hicks Lanier                65           2004(1)       Director                              May           2001



(1) Pursuant to the Company's By-Laws each director continues to hold office, after the expiration of the term, until his or her successor is elected and qualified or until his or her death, resignation or removal.

M. L. ("CHIP") FONTENOT has been President, Chief Executive Officer and Chief Operating Officer of the Company since October 15, 2003, and was President and Chief Operating Officer of the Company from January 2001 until October 2003. On June 1, 2003, the Company filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. Prior to joining the Company, Mr. Fontenot was employed as President and Chief Operating Officer of Dyersburg Corporation, a manufacturer of knit apparel fabrics, from July 1999 until December 2000, President of Marketing and a director of that company from January 1998 until July 1999 (Dyersburg Corporation filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code on September 25, 2000, in the United States Bankruptcy Court for the District of Delaware.). He served as President and Chief Executive Officer of Decorative Home Accents, Inc., a manufacturer of home fashions products, from February 1996 until December 1997. Mr. Fontenot served as President and Chief Executive Officer of Perfect Fit Industries Inc., a manufacturer of home fashions products, from 1989 until 1996. He also served in various capacities at Springs Industries, Inc., a manufacturer and marketer of home fashions products, during a 20-plus-year tenure that included President of its Consumer Products Division and corporate Executive Vice President until 1989.

JOSEPH R. GLADDEN, JR. from April 2001 until his retirementin November 2001 served in a consulting capacity with The Coca-Cola Company, a manufacturer, marketer and distributor of non-alcoholic beverages, concentrates and syrups, from April 2001 until his retirement in November 2001. He had been Executive Vice President and General Counsel of The Coca-Cola Company from January 2000 to April 2001 and Senior Vice President and General Counsel of The Coca-Cola Company from April 1991 to January 2000.

M. KATHERINE DWYER has been Chairperson and Chief Executive Officer of Skinklinic, Inc., a skin care/cosmetic dermatology company, since April 2000. Until January 2000, she was Senior Vice President of Revlon, Inc., a mass cosmetic company, and President of Revlon Consumer Products USA.

JOHN F. SORTE has been President and Chief Executive Officer of Morgan Joseph & Co. Inc., an investment banking firm serving middle market companies, since June 2001. He was previously President of New Street Advisors L.P., a merchant bank. Mr. Sorte is also a director of Vail Resorts, Inc., a holding company for recreational and resort properties (and a member of its compensation committee).

HUGH M. CHAPMAN served as Chairman of NationsBank, National Association (South), a commercial bank holding company, from January 1992 until his retirement in June 1997. Until May 2005 he was also a director of The Williams Companies Inc., an energy services company (and chairman of its audit committee and a member of its executive committee and nominating and governance committee).

J. HICKS LANIER has been Chairman and Chief Executive Officer of Oxford Industries, Inc., a consumer apparel products company, since 1981 and was also President of that company from 1977 to November 2003. He is a director of Crawford & Company, a diversified insurance services company (and chairman of its compensation committee and member of its audit committee); a director of Genuine Parts Company, a distributor of automotive and industrial replacement parts and office products (and chairman of its compensation committee) and a director of SunTrust Banks, Inc. (and a member of its audit committee).

AUDIT COMMITTEE

The Board of Directors has a standing Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act (15 U.S.C. 78c(a)(58)(A)). The members of the Audit Committee are J. Hicks Lanier, Chairman, M. Katherine Dwyer and Joseph R. Gladden.

AUDIT COMMITTEE FINANCIAL EXPERT

The Board of Directors has determined that the Chairman of the Audit Committee, Mr. J. Hicks Lanier, is an "audit committee financial expert," as that term is defined in Item 401(h) of Regulation S-K and "independent" for purposes of section 10A(m)(3) of the Exchange Act.

DIRECTORS' COMPENSATION

We do not pay directors or other committee members who are employees of the Company additional compensation for service as directors or committee members. In 2004, non-employee directors received the following compensation:

DIRECTORS' COMPENSATION TABLE

The following table sets forth the type and amount of compensation paid to the members of the Company's Board of Directors:

           TYPE OF COMPENSATION                                        AMOUNT
           --------------------                                        ------

           Annual Retainer                                            $ 30,000
           Annual Retainer for Committee Chair                        $  4,000
           Annual Retainer for Each Committee Membership              $  3,000
           Board or Committee Attendance Fee (per meeting)            $  1,500

EXECUTIVE OFFICERS

The following table sets forth the name, age (as of May 1, 2005) and positions of each of the executive officers of the Company:

                   NAME OF OFFICER                          AGE                            TITLE
                   ---------------                          ---                            -----
M. L. ("Chip") Fontenot.............................         61       Director, President, Chief Executive Officer and
                                                                           Chief Operating Officer

Lester D. Sears.....................................         56       Senior Vice President-Finance and Chief Financial
                                                                           Officer

Arthur S. Birkins...................................         48       President-Basic Bedding

Robert B. Dale......................................         58       President-Bed and Bath


For a discussion of the business experience of Mr. Fontenot, see "Item 10. Directors and Executive Officers of the Registrant."

LESTER D. SEARS joined the Company on April 16, 2001, as Senior Vice President-Finance and Chief Financial Officer. Prior to joining the Company Mr. Sears was employed as Executive Vice President and Chief Financial Officer for Glenoit Corporation, a textile manufacturing company, from 1996 (Glenoit Corporation filed a petition for relief under chapter 11 of the Bankruptcy Code on August 8, 2000, in the United States Bankruptcy Court for the District of Delaware). Mr. Sears was Executive Vice President and Chief Financial Officer for Perfect Fit Industries, Inc. where he was an Equity Partner from 1989 until 1996. Mr. Sears served as Controller of the Consumer Products Division of Springs Industries, Inc. from 1984 until 1989. Previously he served as a Certified Public Accountant with the independent accounting firm of Haskins & Sells (now Deloitte & Touche) for approximately three years.

ARTHUR S. BIRKINS has been President-Basic Bedding Division since October 20, 2001. Upon joining the Company on May 7, 2001, he was Senior Vice President-Basic Bedding. Prior to joining the Company Mr. Birkins was Vice President-Waverly Home Fashions, a division of F. Schumacher and Company, a supplier of home fashions products. He began with Waverly as Vice President-Sales, National Accounts for Waverly Lifestyle Group in 1999. From 1997 he served as President of The Rug Barn, Inc., while simultaneously heading the Window Fashions Division of Home Innovations, Inc. from 1996. Both are divisions of Decorative Home Accents, Inc.

ROBERT B. DALE has been President-Bed and Bath Division since October 10, 2001. He joined the Company on April 16, 2001, as Senior Vice President-Sales and Marketing. Prior to joining the Company Mr. Dale was Vice President-Marketing and Sales of the Home Products Division of Thomaston Mills, Inc., a manufacturer and marketer of home fashions products, from 1999 and was President and Chief Operating Officer - Consumer Products with Glenoit Corporation from 1996 until 1999.

SECTION  16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of the copies of Forms 3, 4 and 5 and amendments thereto or written representation received from reporting persons, the Company believes that during 2004 all filing requirements applicable to its officers, directors and beneficial owners of more than ten percent of the Company's Common Stock under Section 16(a) of the Exchange Act were met.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. You can find our Code of Business Conduct and Ethics on our website: http://phx.corporate-ir.net/phoenix.zhtml?c=82626&p=irol-govhighlights. We will post any amendments to or waivers from, a provision of the Code of Business Conduct and Ethics, as well as any waivers that are required to be disclosed by the rules of the Securities and Exchange Commission, on our website.

ITEM 11.   EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned by or paid to the executive officers of the Company listed below (the "Named Executive Officers") during the fiscal years indicated for services rendered to the Company and its subsidiaries.

                                                 SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------
                                                                                            LONG-TERM COMPENSATION
                                                                                            ----------------------
                                                  ANNUAL COMPENSATION                               AWARDS
                                         -------------------------------------              ----------------------
                                                                       OTHER         RESTRICTED      STOCK
NAME AND                                                               ANNUAL           STOCK      OPTIONS (#      ALL OTHER
PRINCIPAL POSITION              YEAR     SALARY($)     BONUS($)(1)    COMP.($)       AWARDS ($)    OF SHARES)     COMP.($) (1)
------------------              ----     ---------     -----------    --------       ----------    ----------     ------------

M. L. ("Chip") Fontenot         2004       493,319       138,610      224,282(2)           --            --         514,887(3)
  President, Chief Executive    2003       478,950       299,200      207,328(2)           --            --          96,191(3)
     Officer and Chief          2002       465,000            --      195,665(2)           --            --           4,312(3)
     Operating Officer

Lester D. Sears                 2004       350,100        98,370       10,929(4)           --            --         364,025(5)
  Senior Vice President-        2003       339,900       212,335        8,610(4)           --            --          66,865(5)
     Finance and Chief          2002       330,000            --      584,153(4)           --            --           2,551(5)
     Financial Officer

Robert B. Dale                  2004       318,270       156,581          --               --            --         159,663(6)
  President-Bed & Bath          2003       309,000       172,164          --               --            --          46,555(6)
                                2002       300,000        27,390          --               --            --           3,032(6)

Arthur S. Birkins               2004       265,225       130,484          --               --            --         132,894(7)
  President-Basic Bedding       2003       257,500       120,645          --               --            --          38,629(7)
                                2002       250,000            --          --               --            --           2,354(7)


      1 Portions of the bonuses earned in 2003 and 2004 were paid in the first quarters of 2004 and 2005, respectively. One half of the payment amount of bonuses earned following the third quarter of 2003 has been deferred, except that for Messrs. Fontenot and Sears all of the bonuses earned for quarters ending after the second quarter of 2004 have been deferred. Deferred amounts will not be paid to the executives until confirmation of a plan by the Bankruptcy Court, unless the executives are terminated earlier without cause. The deferred bonus amounts are shown under "All Other Comp.($)."

      2 Includes amounts paid to Mr. Fontenot as reimbursement for expenses incurred for travel between New York, New York, and Charlotte, North Carolina, amounts for expenses incurred for meals in New York and automobile allowance and $82,650, $79,920 and $79,320 for lodging in New York, New York, for 2004, 2003 and 2002, respectively. Also includes $98,613, $81,950 and $87,535 for 2004, 2003 and 2002,
            respectively, paid to Mr. Fontenot to provide him on an after-tax basis with sufficient funds to discharge any federal, state or local income taxes imposed on such housing and travel reimbursements. See "--Employment Agreements, Termination Provisions and Change in Control Arrangements."

      3 Includes $2,312, $4,244 and $4,244 for excess value of life insurance over premiums paid by Mr. Fontenot for 2002, 2003 and 2004, respectively; $2,000, $2,000 and $2,050 in the Company's matching contributions under the Savings Plan for 2002, 2003 and 2004, respectively; and $89,947 and $508,593 for deferred bonus payments for 2003 and 2004, respectively.

      4 Includes $573,634 for relocation expenses (including reimbursement for loss on sale of personal residence and $264,159 to provide Mr. Sears, on an after-tax basis, with sufficient funds to discharge any federal, state or local income taxes imposed on such relocation and reimbursements) for 2002; and $10,519, $8,610 and $10,929 automobile allowance for 2002, 2003 and 2004, respectively.

      5 Includes $551, $1,032 and $1,032 for excess value of life insurance over premiums paid by Mr. Sears for 2002, 2003 and 2004, respectively; $2,000, $2,000 and $2,050 in the Company's matching contributions under the Savings Plan for 2002, 2003 and 2004, respectively; and $63,833 and $360,943 for deferred bonus payments for 2003 and 2004, respectively.

      6 Includes $1,032 for excess value of life insurance over premiums paid by Mr. Dale for 2002, 2003 and 2004, respectively; $2,000, $2,000 and $2,050 in the Company's matching contributions under the Savings Plan for 2002, 2003 and 2004, respectively; and $43,523 and $156,581 for deferred bonus payments for 2003 and 2004, respectively.

      7 Includes $354, $360 and $360 for excess value of life insurance over premiums paid by Mr. Birkins for 2002, 2003 and 2004, respectively; $2,000, $2,000 and $2,050 in the Company's matching contributions under the Savings Plan for 2002, 2003 and 2004, respectively; and $36,269 and $130,484 for deferred bonus payments for 2003 and 2004, respectively.

SENIOR MANAGEMENT INCENTIVE PLAN

The purpose of the WestPoint Stevens Inc. Senior Management Incentive Plan (the "MIP") is to provide additional compensation above base salary to key employees if the Company meets or exceeds certain performance goals established by the Compensation Committee. For fiscal year 2001, incentive payments under the MIP for certain participants were based solely upon predetermined annual operating profit goals of the Company. Other participants' payments were based on the operating profit (as defined in the MIP) of the Company and certain business units and/or divisions. Until fiscal year 2002, the MIP provided that no participant would receive payments under the plan unless the Company's actual annual operating profit equaled or exceeded 90% of the predetermined operating profit goal.

On February 14, 2002, performance awards payable to the senior management with respect to 2002 were determined based on the terms and provisions of a revised MIP with new predetermined goals established by the Compensation Committee. The new MIP goals were based solely upon predetermined rates of return on the invested capital of the Company and its business units or divisions. The return on invested capital was calculated as the quotient derived by dividing the corporate or divisional operating income by the sum of a) net fixed assets at year-end; b) average inventories; and c) average accounts receivable.

For 2003 and 2004 the MIP was replaced by a key employee retention and severance program with the approval of the Bankruptcy Court. See "-- Key Employee Retention and Severance Program" below.

KEY EMPLOYEE RETENTION AND SEVERANCE PROGRAM

To ensure that certain key employees continue to provide essential management and operational services during the Company's chapter 11 case, the Compensation Committee approved the Company's Key Employee Retention and Severance Program (collectively, the "KERP") which was approved by the Bankruptcy Court on October 23, 2003. Under the KERP the performance targets of the MIP were modified to reflect achievements of Company wide levels of EBITDA and cash availability to better reflect the interests of the Company's creditors. For achieving various levels of each target each eligible employee will be paid a percentage of base salary as a bonus. Participants receive a quarterly incentive payment based on achieving between 85% to 120% of the EBITDA target and a quarterly incentive payment based on achieving between 85% to 120% of the cash availability target, as each target is projected based on the Company's business plan for such quarter. Payment of one half of the performance awards earned after the third quarter of 2003 is deferred until confirmation of a plan by the Bankruptcy Court.

On August 12, 2004, the Bankruptcy Court entered an order extending the KERP to cover those periods through and including the Company's fiscal quarter ending June 30, 2005. For the quarters ending June 30 and September 30, 2004, the Court authorized the Company to make aggregate payments of $2,251,395 per quarter in lieu of the KERP payments that otherwise may have been required for those periods. For the quarters ending December 31, 2004, March 31, 2005, and June 30, 2005, the Court set the "Target" metrics for EBITDA and cash availability at the amounts established by the Company in its 2004 Business Plan. In addition, pursuant to an agreement reached between the Company and its First Lien Lenders, the Bankruptcy Court authorized the deferral of 100% of the KERP bonus payments for Mr. Fontenot and Mr. Sears until confirmation of a plan by the Bankruptcy Court and the establishment of an escrow account for the deposit of KERP payments due to Mr. Fontenot and Mr. Sears until such time.

KEY EMPLOYEE STOCK BONUS PLAN

Pursuant to the Key Employee Stock Bonus Plan, the Company may grant bonus awards of shares of Common Stock to those key employees of the Company who are deemed eligible to participate in the Key Employee Stock Bonus Plan, based on the Company's achievement of certain pre-established earnings levels during the Company's fiscal year. No Bonus Awards were earned for Fiscal 2001 and such Bonus Awards were forfeited. On February 13, 2003, the Compensation Committee determined that Bonus Awards for Fiscal 2002 had not been earned and such Bonus Awards were forfeited. On February 13, 2003, the Compensation Committee suspended the granting of Bonus Awards for Fiscal 2003 and no further awards have been granted under the Key Employee Stock Bonus Plan.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Stock options exercisable for shares of Common Stock are granted to certain key employees of the Company pursuant to the WestPoint Stevens Inc. Omnibus Stock Incentive Plan (the "Omnibus Stock Incentive Plan") in order to secure and retain the services of persons capable of filling key positions with the Company, to encourage their continued employment and to increase their interest in the growth and performance of the Company by providing them with an ownership stake. The Company did not grant any stock options during the last fiscal year and does not intend to grant any additional stock options during the pendency of the chapter 11 case.

FISCAL YEAR-END OPTION HOLDINGS

The following table summarizes for each of the Named Executive Officers option exercises during Fiscal 2003, including the aggregate value of gains on the date of exercise, the total number of unexercised options for Common Stock, if any, held at December 31, 2004, and the aggregate dollar value of unexercised in-the-money options for Common Stock, if any, held at December 31, 2004. Value of unexercised in-the-money options at fiscal year-end is the difference between the exercise or base price of such options and the fair market value of the underlying Common Stock on December 30, 2004, which was $.02 per share. These values have not been, and may never be, realized, as these options have not been, and may never be, exercised. Actual gains, if any, upon exercise will depend on the value of Common Stock on the date of any exercise of options.


                     AGGREGATED OPTION/SAR EXERCISES IN THE
                  LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                    Number of Securities                  Value of Unexercised
                                                                   Underlying Unexercised                     in-the-Money
                                                                    Options at FY-End (#)                  Options at FY-End ($)
                                                                -------------------------------       -----------------------------
                           Shares
                           Acquired on        Value
Name                       Exercise (#)       Realized ($)      Exercisable       Unexercisable       Exercisable     Unexercisable
----                       ------------       ------------      -----------       -------------       -----------     -------------
M. L. ("Chip") Fontenot         --                 --              500,000              --                 --               --
Lester D. Sears                 --                 --              100,000              --                 --               --
Robert B. Dale                  --                 --              100,000              --                 --               --
Arthur S. Birkins               --                 --               50,000              --                 --               --



PENSION PLAN AND RETIREMENT PLANS

    WESTPOINT PENSION PLAN

Executive officers of the Company and certain of its subsidiaries are covered by the WestPoint Stevens Inc. Retirement Plan (the "WestPoint Pension Plan"), a defined benefit pension plan. The WestPoint Pension Plan covers all salaried employees of the Company and certain subsidiaries and affiliates who have met eligibility requirements and may include certain hourly employees if designated for coverage. Effective January 1, 2005, the Company amended the WestPoint Pension Plan to cease all future benefit accruals.

Compensation covered by the pension plan consisted of all payments made to a participant for personal services rendered as an employee of the Company that are subject to federal income tax withholding, including before tax contributions to certain employee benefit plans and excluding income attributable to stock based awards and imputed income attributable to certain fringe benefit programs. Plan compensation covered up to a maximum of $205,000 per individual for 2004, the last year in which benefits accrued under the plan. The plan provides that participants' benefits fully vest after five years of service or the attainment of age 65.

Retirement benefits for the WestPoint Pension Plan for service performed through December 31, 2002, were computed as the sum of 1% of a participant's average compensation (the annual average of five consecutive, complete plan years of highest compensation during the last 10 years of service) multiplied by the participant's years of benefit service, plus 0.6% of a participant's average compensation which exceeds the Social Security Integration Level ($39,444 in 2002), multiplied by the participant's years of benefit service, not to exceed 35 years.

Annual retirement benefits for service completed between December 31, 2002 and December 31, 2004, were computed as 1% of the average of the participant's compensation for each year multiplied by the years of service completed between December 31, 2002 and December 31, 2004.


None of the Named Executive Officers are vested in the WestPoint Pension Plan.


     SUPPLEMENTAL RETIREMENT PLAN

The Company's Supplemental Retirement Plan ("Supplemental Retirement Plan") provides for payment of amounts that would have been paid under the WestPoint Pension Plan but for the limitations on covered compensation and benefits applicable to qualified retirement plans imposed by the Internal Revenue Code of 1986, as amended (the "Code"). For certain participants, the compensation taken into account under the Supplemental Retirement Plan is limited to the lesser of
(i) $300,000 or (ii) 120% of the participant's base salary. The Supplemental Retirement Plan is not qualified under Section 401(a) of the Code and benefits are paid from the general assets of the Company.

During fiscal 2001, the Supplemental Retirement Plan was amended to provide that no participant would accrue any additional benefit on or after February 13, 2001. In addition, the plan was amended to provide all active participants with a one-time, irrevocable election to receive an alternative benefit valued by and paid in the form of shares of Common Stock. The number of shares of Common Stock to be issued under the alternative benefit was determined by dividing the present value of each participant's accrued benefit by the fair market value of one share of Common Stock on the date the participant elected to receive the alternative benefit. None of the Named Executive Officers, had accrued benefits under the Supplemental Retirement Plan. The Company does not anticipate issuing any more shares of its Common Stock pursuant to the Supplemental Retirement Plan and anticipates it will be terminated in the chapter 11 case.

EMPLOYMENT AGREEMENTS, TERMINATION PROVISIONS AND CHANGE IN CONTROL ARRANGEMENTS

The Company entered into an employment agreement with Mr. Fontenot effective January 5, 2001, for a three-year term, which automatically extend on a daily basis until notice is given by either party to the agreement to cease any further extension. The employment agreement provides an annual base salary of $450,000, subject to annual review: In 2004, Mr. Fontenot received an annual base salary in the amount of $493,319. Effective January 1, 2005, Mr. Fontenot's annual base salary increased to $508,119. Mr. Fontenot is provided reasonable personal use of the Company aircraft and a choice of an automobile allowance or club membership. Mr. Fontenot is provided reasonable expenses for lodging in New York, New York, and for travel between New York, New York, and Charlotte, North Carolina, with additional amounts added to his income to provide him with funds to discharge any federal, state or local income taxes imposed on such housing and travel reimbursements. The agreement provides that Mr. Fontenot will participate in the top bonus category of 120% of his annual base salary under the Company's Senior Management Incentive Plan based upon the Company's achievement of certain performance goals in existence from time to time. The agreement also provides that he will participate in the Company's Key Employee Stock Bonus Plan and Omnibus Stock Incentive Plan as well as any medical, dental, disability, insurance, retirement, savings, vacation or other welfare or fringe benefit plans or programs made available to the Company's other senior executive officers. See "-- Senior Management Incentive Plan" and "-- Key Employee Stock Bonus Plan."

Under his employment agreement, upon a termination of employment by the Company in 2004 without "Cause" or by the executive for "Good Reason" (which includes, among other things, a change in control of the Company in certain circumstances), Mr. Fontenot would have received the following payments after such termination became effective (in addition to all compensation owed to him at the time of such termination): the sum of (i) his annual base salary times the number of whole and fractional years remaining in the term of the employment agreement; (ii) the target bonus amount payable to such executive under the management incentive plan applicable to the year, times the number of years remaining in the term of the employment agreement (with any fractional years treated as whole years) whether or not the requirements otherwise applicable to the payment of such bonus amount under such plan were met; and (iii) all outstanding unvested awards under the Key Employee Stock Bonus Plan and the Omnibus Stock Incentive Plan which would have become immediately vested and exercisable as applicable. To receive amounts described in (i), (ii) and (iii) above, Mr. Fontenot would have been required to execute a release of all employment-related claims. The amounts payable under (i) and (ii) were to be paid on dates they would have been paid if the employment had not been terminated, provided, however, payment would cease and be forfeited if Mr. Fontenot became employed by a "competitor" as defined in the non-compete provisions of the agreement. Accordingly, if such a termination were to have occurred in 2004, Mr. Fontenot would have been entitled to a cash payment of $2,438,971. In addition, the Company agreed to make an indemnity payment with respect to any of the aforementioned lump-sum cash payment and any payments under any plan or other compensatory arrangement in connection therewith in an amount equal to the sum of (i) the excise tax, if any, imposed under Section 4999 of the Code in respect of any such payments and (ii) any federal, state or local income tax imposed on any such indemnity payment. In addition, Mr. Fontenot would have been entitled to receive continued medical and dental benefits for the remaining term of the employment agreement.

On October 23, 2003, the Bankruptcy Court approved the KERP a part of which was a new Severance Plan for the Company's top 23 key executives (the "KERP Severance Plan"). The Company entered into Severance Agreements with each of the participants in the KERP Severance Plan. The Severance Agreements set forth the terms and conditions for participation and replace any and all other severance agreements, arrangements or other severance rights in regard to employment with the Company. Under their Severance Agreements, Mr. Fontenot and Mr. Sears each will be entitled to a lump sum severance payment, upon termination by the Company without "Cause" or resignation by the executive for "Good Reason," equal to three times their respective base salaries. The remaining participants will be entitled to a lump sum severance payment, upon termination by the Company without cause or by the executive for "Good Reason," equal to each of their respective base salaries.

Under the Severance Agreements "For Cause" includes (a) the executive's fraud, embezzlement or conviction of any felony; (b) a material breach of, or willful failure to perform and discharge, other than for Good Reason the executive's duties and responsibilities, or a material breach of the Company's Code of Business Conduct and Ethics. "Good Reason" includes (a) the assignment of any duties inconsistent in any material respect with the executive's current position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminishment in such position, authority, duties or responsibilities; (b) any failure by the Company to comply with any material provision of any employment agreement to which the executive is a party; (c) any reduction in the executive's "Base Salary" or any decrease in bonus opportunity by reason of a change in the executive's employee group under the Company's Senior Management Incentive Plan or any replacement plan; or (d) any relocation of the executive's principal place of work to a new location which is more than 50 miles distance from his current principal place of work.

The Company entered into an employment agreement with Mr. Sears effective April 17, 2001, providing a starting annual base salary of $320,000, participation in the MIP at the top bonus category and participation in the Company's Key Employee Stock Bonus Plan and Pension Plan. Under the agreement, Mr. Sears was awarded stock options to purchase 100,000 shares of Company Common Stock at an exercise price of $7.90 per share to vest equally over a five year period and a guaranteed minimum cash bonus of $80,000 for fiscal year 2001. Pursuant to his employment agreement, upon termination of employment by the Company for any reason or resignation by the executive for good reason, Mr. Sears would receive a payment equal to his annual cash compensation, all outstanding unvested awards under the Company's Key Employee Stock Bonus Plan would immediately vest and become nonforfeitable, and any outstanding stock options would immediately become vested and exercisable. Effective January 1, 2004, Mr. Sears' annual base salary was increased to $350,000. Accordingly, if such a termination were to have occurred in 2004, Mr. Sears would have been entitled to a cash payment of $350,000. The KERP Severance Agreement supersedes the severance provisions of Mr. Sears' employment agreement.

On April 5, 2001, the Company sent an employment letter to Mr. Dale outlining his employment arrangement, providing a starting annual base salary of $250,000 and payment of an amount equal to his annual salary upon termination by the Company during the first two years of employment and thereafter equal to six months salary. Mr. Dale was awarded stock options to purchase 100,000 shares of Common Stock at an exercise price of $8.00 per share to vest equally over a five-year period. The KERP Severance Agreement supersedes the severance provisions of Mr. Dale's employment letter.

On April 9, 2001, the Company sent an employment letter to Mr. Birkins outlining his employment arrangement, providing a starting annual base salary of $225,000 and providing for payment of an amount equal to his annual salary upon termination from the Company during the first two years of employment and thereafter equal to six months salary. Mr. Birkins was awarded stock options to purchase 50,000 shares of Common Stock at an exercise price of $4.44 per share vesting equally over a five-year period and a guaranteed minimum bonus of $67,500 for calendar year 2001. The KERP Severance Agreement supersedes the severance provisions of Mr. Birkins' employment letter.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information as of May 1, 2005 (except as otherwise specified in the footnotes) about beneficial ownership of Common Stock by (i) each person who is the beneficial owner of more than 5% of the outstanding Common Stock, (ii) all directors of the Company, (iii) the three most highly compensated executive officers who are not directors, and (iv) all directors and executive officers as a group, based in each case on information furnished to the Company by each such person.

                                                                                       Amount and Nature of       Percent
                     Name and Address of Beneficial Owner(1)                           Beneficial Ownership       Of Class
                     ---------------------------------------                           --------------------       --------
Greenwich Street Capital Partners II, L.P(2)....................................            5,636,260(3)           11.13%
Greenwich Fund, L.P. (2)........................................................              190,921(3)             .38%
Greenwich Street Employees Fund, L.P. (2).......................................              336,468(3)             .66%
TRV Executive Fund, L.P. (2)....................................................               27,778(3)             .05%
GSCP Offshore Fund, L.P. (2)....................................................              117,504(3)             .23%

Wachovia Bank, National Association.............................................             3,096,661              6.11%
   301 South College Street
   Charlotte NC 28270

Bank of America Corporation (4).................................................             2,639,095              5.21%
NB Holdings Corporation(4)......................................................             2,639,095              5.21%
Bank of America, N.A.(4)........................................................             2,424,095              4.79%
Bank of America Strategic Solutions, Inc. (4)...................................             2,424,095              4.79%
Bank of America Securities, LLC(4)..............................................               215,000               .42%
NationsBanc Montgomery Holdings Corporation.....................................               215,000               .42%
     100 North Tryon Street, Floor 25
     Bank of America Corporate Center
     Charlotte, NC 28255
                                                                                                                        .
Hugh M. Chapman.................................................................               59,000(5)                *

M. Katherine Dwyer..............................................................               60,000(6)                *

Joseph R. Gladden, Jr...........................................................               25,000(7)                *

J. Hicks Lanier.................................................................               55,000(8)                *

John F. Sorte...................................................................              160,000(9)                *

M. L. ("Chip") Fontenot.........................................................              510,000(10)               *

Lester D. Sears.................................................................              100,000(11)               *

Robert B. Dale..................................................................              105,000(12)               *

Arthur S. Birkins...............................................................               50,000(13)               *

All Directors and Executive Officers as a group (9 persons).....................            1,124,000(14)           2.18%


----------------------
*  Represents less than 1%

      (1) The address of each person who is an officer or director of the Company is c/o WestPoint Stevens Inc., 507 West Tenth Street, West Point, Georgia 31833.

      (2) The business address for each of Greenwich Street Capital Partners II, L.P., Greenwich Fund, L.P., Greenwich Street Employees Fund, L.P., TRV Executive Fund, L.P. and GSCP Offshore Fund, L.P. (collectively, the "Greenwich Street Funds") is 500 Campus Drive, Suite 220, Florham Park, NJ 07932.

      (3) Greenwich Street Capital Partners II, L.P. (GSCP II) is the direct beneficial owner of 5,636,260 shares, Greenwich Fund, L.P. is the direct beneficial owner of 190,921 shares, Greenwich Street Employees Fund, L.P. is the direct beneficial owner of 336,468 shares, TRV Executive Fund, L.P. is the direct beneficial owner of 27,778 shares and GSCP Offshore Fund, L.P. is the direct beneficial owner of 117,504 shares. By virtue of its position as general partner of each of the Greenwich Street Funds, Greenwich Street Investments II, L.L.C. ("GSI") may be deemed to be the indirect beneficial owner of the same shares (i.e., an aggregate of 6,308,931 shares, or 12.47%). By virtue of its position as manager of each of the Greenwich Street Funds, GSCP (NJ), L.P. may be deemed to be the indirect beneficial owner of the same shares (i.e., an aggregate of 6,308,931 shares, or 12.47% of the Common Stock). By virtue of its position as general partner of GSCP (NJ) L.P., GSCP (NJ) Inc. may be deemed to be the indirect owner of the same shares (i.e., an aggregate of 6,308,931 shares, or 12.47% of the Common Stock). By virtue of their positions as managing members of GSI (other than Andrew J. Wagner), executive officers and stockholders of GSCP (NJ) Inc. and limited partners of GSCP (NJ) L.P., each of Messrs. Keith
            W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Andrew J. Wagner and Ms. Christine K. Vanden Beukel may be deemed to be indirect beneficial owners of the same shares (i.e., an aggregate of 6,308,931 shares, or 12.47% of the Common Stock). Each of GSI, GSCP (NJ), L.P., GSCP
            (NJ) Inc. and Messrs. Abell, Eckert, Hamwee, Hayden, Inglesby, Kaufman and Wagner and Ms. Vanden Beukel disclaims ownership of such shares.

      (4) Represents 215,000 shares held directly by Banc of America Securities LLC ("BAS") and 2,424,095 shares held directly by Banc of America Strategic Solutions, Inc. ("BASSI"). All shares reported by the other Bank of America entities are held indirectly as a result of such entity's direct or indirect ownership of BAS and/or BASSI. Such holdings information is based on the Schedule 13G filed by Bank of America Corporation, the ultimate parent company of BAS and BASSI, on February 11, 2005.

      (5) Includes 4,000 shares held directly and 55,000 shares as to which Mr. Chapman holds options exercisable within 60 days.

      (6) Includes 60,000 shares as to which Ms. Dwyer holds options exercisable within 60 days.

      (7) Includes 5,000 shares held directly and 20,000 shares as to which Mr. Gladden holds options exercisable within 60 days.

      (8) Includes 35,000 shares held directly and 20,000 shares as to which Mr. Lanier holds options exercisable within 60 days.

      (9) Includes 115,000 shares held directly and 45,000 shares as to which Mr. Sorte holds options exercisable within 60 days.

      (10) Includes 10,000 shares held directly and 500,000 shares as to which Mr. Fontenot holds options exercisable within 60 days.

      (11) Includes 100,000 shares as to which Mr. Sears holds options exercisable within 60 days.

      (12) Includes 1,500 shares held directly, 3,500 shares held indirectly, 100,000 shares as to which Mr. Dale holds options exercisable within 60 days.

      (13) Includes 50,000 shares as to which Mr. Birkins holds options exercisable within 60 days.

      (14) Includes 205,131 shares held directly, 23,500 shares held indirectly, 802,000 shares as to which certain members of management hold options exercisable within 60 days, and 200,000 shares as to which non-employee directors hold options exercisable within 60 days. See footnotes (5)-(13).


ITEM 13.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       None.


ITEM 14.   PRINCIPAL ACCOUNTING FEES AND SERVICES

AUDIT FEES

Ernst & Young LLP (E&Y) was the Company's principal accountant for the years ended December 31, 2004 and 2003. Total fees paid to E&Y for audit services rendered during 2004 and 2003 were $1,895,682 and $908,547, respectively.

AUDIT-RELATED FEES

Total fees paid to E&Y for audit-related services rendered during 2004 and 2003 were $573,284 and $1,056,405, respectively. These services consisted primarily of consultation on matters related to accounting treatment of transactions and/or the actual or potential impact of final or proposed rules, standards or interpretations by standard setting bodies and consultation regarding Section 404 of the Sarbanes-Oxley Act of 2002.

TAX FEES

Total fees paid to E&Y for tax services rendered during 2004 and 2003 were $124,942 and $237,828, respectively. These services consisted primarily of tax planning and consultation.

ALL OTHER FEES

Total fees paid to E&Y for all other services rendered during 2004 and 2003 were $32,320 and $1,705,296, respectively. These services consisted primarily of actuarial services, internal audit teaming services, corporate finance services and other professional services.

AUDIT COMMITTEE PRE-APPROVAL POLICY

Under policies and procedures adopted by the Audit Committee of the Company's Board of Directors, the Company's principal accountant may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, nor may the Company's principal accountant be engaged to provide any other non-audit service unless the Audit Committee or its Chairman pre-approve the engagement of the Company's accountant to provide both audit and permissible non-audit services. If the Chairman pre-approves any engagement or fees, he is to make a report to the full Audit Committee at its next meeting. One hundred percent (100%) of all services provided by the Company's principal accountant in 2004 3 were pre-approved by the Audit Committee or its Chairman.

ITEM 15.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        Intentionally Omitted.

                                   EXHIBIT "C"

                   FINANCIAL STATEMENTS FOR THE QUARTER ENDED


                                 MARCH 31, 2005

This Quarterly Review has not been filed with the Securities and Exchange Commission.










                             WESTPOINT STEVENS INC.
                                QUARTERLY REVIEW
                             FOR THREE MONTHS ENDED
                                 MARCH 31, 2005

                             WESTPOINT STEVENS INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                MARCH 31,                        DECEMBER 31,
                                                                                  2005                               2004
                                                                             ---------------                   ----------------
ASSETS
Current Assets
     Cash and cash equivalents......................................         $        10,527                   $         10,632
     Accounts receivable, net.......................................                 196,014                            210,497
     Inventories, net...............................................                 302,272                            312,649
     Prepaid expenses and other current assets......................                  20,557                             22,221
                                                                             ---------------                   ----------------
Total current assets................................................                 529,370                            555,999

Property, Plant and Equipment, net..................................                 486,314                            519,406

Other Assets........................................................
     Deferred financing fees, net...................................                     250                              1,353
     Other assets...................................................                     394                                394
                                                                             ---------------                   ----------------
                                                                             $     1,016,328                   $      1,077,152
                                                                             ===============                   ================


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
     Senior Credit Facility.........................................         $       483,897                   $        483,897
     Second-Lien Facility...........................................                 165,000                            165,000
     DIP Credit Agreement...........................................                  60,585                             58,149
     Accrued interest payable.......................................                     803                                507
     Accounts payable...............................................                  40,421                             50,038
     Other accrued liabilities......................................                 133,181                            131,054
                                                                             ---------------                   ----------------
Total current liabilities...........................................                 883,887                            888,645

Noncurrent Liabilities
     Deferred income taxes..........................................                   1,275                              5,190
     Pension and other liabilities..................................                 146,633                            148,184
                                                                             ---------------                   ----------------
Total noncurrent liabilities........................................                 147,908                            153,374

Liabilities Subject to Compromise...................................               1,090,120                          1,089,491

Stockholders' Equity (Deficit)......................................              (1,105,587)                        (1,054,358)
                                                                             ---------------                   ----------------
                                                                             $     1,016,328                   $      1,077,152
                                                                             ===============                   ================

                             See accompanying notes.

                             WESTPOINT STEVENS INC.

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                   THREE MONTHS ENDED
                                                                                                         MARCH 31,
                                                                                              --------------------------------
                                                                                                 2005                  2004
                                                                                              ----------            ----------
Net sales..............................................................................       $  334,205            $  399,640
Cost of goods sold.....................................................................          310,856               331,474
                                                                                              ----------            ----------

             Gross earnings............................................................           23,349                68,166

Selling, general and administrative expenses...........................................           50,546                55,785
Restructuring and impairment charge....................................................            1,146                 4,813
                                                                                              ----------            ----------

             Operating earnings (loss).................................................          (28,343)                7,568

Interest expense (contractual interest of $41,269 and
    $36,635 for the three months ended March 31, 2005
     and 2004, respectively)...........................................................           21,365                17,813
Other expense-net......................................................................              978                 2,830
Chapter 11 expenses....................................................................            7,464                 8,119
                                                                                              ----------            ----------

             Loss before income tax benefit............................................          (58,150)              (21,194)

Income tax benefit.....................................................................           (2,520)               (6,315)
                                                                                              ----------            ----------

             Net loss..................................................................       $  (55,630)           $  (14,879)
                                                                                              ==========            ==========


Basic and diluted net loss per common share............................................       $    (1.11)           $     (.30)
                                                                                              ==========            ==========


Basic and diluted average common shares outstanding....................................           49,897                49,897
                                                                                              ==========            ==========

                             See accompanying notes.

                             WESTPOINT STEVENS INC.

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                           THREE MONTHS ENDED
                                                                                                MARCH 31,
                                                                                 ---------------------------------------
                                                                                    2005                        2004
                                                                                  ---------                   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
        Net loss.............................................................     $ (55,630)                  $ (14,879)
        Adjustments to reconcile net loss to net
            cash provided by (used for) operating activities:
                 Depreciation and amortization...............................        34,537                      16,656
                 Deferred income taxes.......................................        (3,846)                     (6,326)
                 Changes in working capital..................................        23,744                     (21,212)
                 Other-net...................................................            38                      10,105
                 Non-cash component of restructuring and
                    impairment charge........................................            75                           -
                                                                                  ---------                   ---------

Net cash used for operating activities.......................................        (1,082)                    (15,656)
                                                                                  ---------                   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
        Capital expenditures.................................................        (1,596)                     (5,127)
        Net proceeds from sale of assets.....................................           137                          38
                                                                                  ---------                   ---------

Net cash used for investing activities.......................................        (1,459)                     (5,089)
                                                                                  ---------                   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
        DIP Credit Agreement:
                  Borrowings.................................................       137,569                     207,120
                  Repayments.................................................      (135,133)                   (183,000)
                                                                                  ---------                   ---------

Net cash provided by financing activities....................................         2,436                      24,120
                                                                                  ---------                   ---------

Net increase  (decrease) in cash and cash equivalents........................          (105)                      3,375

Cash and cash equivalents at beginning of period.............................        10,632                       3,660
                                                                                  ---------                   ---------

Cash and cash equivalents at end of period...................................     $  10,527                   $   7,035
                                                                                  =========                   =========

                             See accompanying notes.

                             WESTPOINT STEVENS INC.

 CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (UNAUDITED)
                                 (IN THOUSANDS)


                                                    COMMON
                                                     STOCK
                                                  AND CAPITAL
                                                      IN                                             ACCUMULATED
                                                   EXCESS OF                                            OTHER
                                         COMMON       PAR        TREASURY STOCK       ACCUMULATED   COMPREHENSIVE
                                         SHARES      VALUE     SHARES      AMOUNT       DEFICIT     INCOME (LOSS)        TOTAL
                                         ------      -----     ------      ------       -------     -------------        -----
Balance, January 1, 2004...............   71,100   $ 457,966   (21,202) $ (416,133)  $ (977,089)     $ (119,102)      $ (1,054,358)

    Comprehensive income (loss):
         Net loss......................        -           -         -           -      (55,630)             -             (55,630)
         Foreign currency translation
           adjustment..................        -           -         -           -            -            (78)               (78)
         Cash flow hedges:
             Net derivative gains, net
                of tax benefit of
                $2,520.................        -           -         -           -            -           4,479              4,479
                                                                                                                      ------------
    Comprehensive income (loss)........                                                                                    (51,229)
                                          ------   ---------   -------  ----------   -----------     ----------       ------------
Balance, March  31, 2005...............   71,100   $ 457,966   (21,202) $ (416,133)  $(1,032,719)    $ (114,701)      $ (1,105,587)
                                          ======   =========   =======  ==========   ===========     ==========       ============










                            See accompanying notes.

                             WESTPOINT STEVENS INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.  BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2005, are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.


RECONCILIATION TO GAAP

The first quarter 2005 consolidated financial statements presented in this document are unaudited and are in accordance with GAAP. The first quarter 2004 consolidated financial statements presented in this document are unaudited and are substantially in accordance with GAAP, but differ from GAAP in regards to the recorded income tax provision. During the 2004 audit (that has not yet been finalized), it was determined that the Company's income tax contingency reserves were excessive, and that certain of the reserves should have been released in prior periods, some dating back several years. Taking into account the Company's overall tax situation (see Note 7. Income Taxes) and in conjunction with proposed prior period restatements of the income tax provisions, the first quarter 2004 income tax provision on a GAAP basis would be an income tax expense of $4.3 million as opposed to the indicated income tax benefit of $6.3 million. The first quarter 2004 net loss on a GAAP basis would be a loss of $25.5 million as opposed to the indicated loss of $14.9 million. Overall net deferred taxes reflected in the March 31, 2005 and December 31, 2004 unaudited balance sheets are recorded at zero and would not be impacted. However, certain prior periods financial statements would be impacted by the restatement, the amounts of which have not yet been determined.



2.  CHAPTER 11 FILING

On June 1, 2003 (the "Petition Date"), the Company and several of its subsidiaries (together with the Company, the "Debtors") each commenced a voluntary case under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Debtors are authorized to operate their businesses and manage their properties as debtors in possession pursuant to section 1107(a) and 1108 of the Bankruptcy Code. A brief chronology of the circumstances that led to such filing is set forth below.

Despite the restructuring initiatives which the Company undertook in 2000 through 2002, during 2003 the Company continued to experience financial difficulty related primarily to restrictive covenants under its Senior Credit Facility and its debt structure. The Company therefore entered into negotiations with its Senior Credit Facility lenders to amend the Senior Credit Facility to

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

2.  CHAPTER 11 FILING--CONTINUED

permit certain restructuring, impairment and other charges and to revise certain financial ratios and minimum EBITDA covenants in its Senior Credit Facility. The Company and such lenders were unable to agree to amend the Senior Credit Facility and the Company continued to experience financial difficulties which led to a default under its Senior Credit Facility and Second-Lien Facility. Effective March 31, 2003, the Senior Credit Facility lenders and Second-Lien Facility lenders agreed to refrain from exercising any rights or remedies with respect to the Company's failure to comply with financial and other covenants until June 10, 2003. As the June 10 deadline approached, the Company's Board of Directors determined that, in order to be able to operate successfully in today's market environment and compete with increasing foreign competition, it would be necessary for the Company to reduce its debt burden and de-lever its balance sheet. Thus, on May 16, 2003, the Board of Directors approved the retention of an independent financial advisor to evaluate alternatives aimed at reducing the existing debt structure and strengthening the balance sheet. After negotiations with its Senior Lenders regarding various alternatives, the Company concluded it would be in the best interests of its creditors to effect a consensual restructuring under chapter 11 of the Bankruptcy Code and filed its chapter 11 petition on June 1, 2003.

On or about the Petition Date, the Company announced that it had reached an agreement in principle with the holders of approximately 52% of the aggregate principal amount of its Senior Notes on the terms of a financial restructuring to be implemented through the chapter 11 process. The agreement in principle was subject to numerous conditions and further agreements, including the entry of an order confirming the plan of reorganization contemplated by the proposal as required by the Bankruptcy Code. On October 17, 2003, the Company announced that it had determined not to implement the previously announced agreement in principle. Instead, the Company stated that it intended to negotiate new terms for a chapter 11 plan of reorganization with all of its major creditor constituencies. The Company filed a plan or reorganization on January 20, 2005. The Company currently intends to sell substantially all of its assets, subject to either Section 363 of the Bandruptcy Code or a confirmation of a new chapter 11 plan.

On June 2, 2003, the Bankruptcy Court entered a number of orders enabling the Company to continue regular operations throughout the reorganization proceeding. These orders authorized, among other things, normal payment of employee salaries, wages and benefits; continued participation in workers' compensation insurance programs; payment to vendors for post-petition delivery of goods and services; payment of certain pre-petition obligations to customers; and continued payment of utilities. The Bankruptcy Court also approved, under interim order, access to $175 million in debtor in possession financing and subsequently approved, under final order, access to $300 million of debtor in possession financing for use by the Company, pursuant to a Post-Petition Credit Agreement, dated as of June 2, 2003, among WestPoint Stevens Inc. and certain of its subsidiaries, the financial institutions named therein and Bank of America, N.A. and Wachovia Bank, National Association (the "DIP Credit Agreement").

The DIP Credit Agreement consists of revolving credit loans of up to $300 million (with a sublimit of $75 million for letters of credit) with an initial term of one year and an initial maturity date of June 2, 2004. At its option, the Company may extend the term for up to two successive periods of six

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

2.  CHAPTER 11 FILING--CONTINUED

months each. On April 28, 2004 and November 1, 2004, the Company exercised its options to extend the DIP Credit Agreement for additional six month periods, revising the maturity date to June 2, 2005. In March 2005, the Company initiated discussions with its DIP lenders to extend the maturity date of the DIP Credit Agreement beyond June 2, 2005, and on May 17, 2005 the Bankruptcy Court approved an amendment to the DIP Credit Agreement extending the maturity date to the earliest to occur of December 2, 2005 or the consummation of a sale, pursuant to
Section 363 of the Bankruptcy Code or pursuant to a confirmed plan of reorganization or liquidation pursuant to chapter 11 of the Bankruptcy Code.

Initial advances under the DIP Credit Agreement bore interest at a fluctuating rate per annum equal to LIBOR plus a margin of 2.75% or, at the Company's option, prime plus a margin of 0.75%. Each margin is subject to quarterly adjustments, commencing November 1, 2003, pursuant to a pricing matrix, based on average availability, having a range of 2.25% to 3.00% for LIBOR based loans and 0.25% to 1.00% for prime-based loans. The DIP Credit Agreement also has an unused line fee of 0.625% per annum, subject to quarterly adjustments as above having a range of 0.375% to 0.75%. Effective November 1, 2003, as a result of average availability, interest rates under the DIP Credit Agreement decreased to LIBOR plus 2.50% or, at the Company's option, prime plus 0.50% and the unused line fee decreased to 0.50%. Effective February 1, 2004, as a result of average availability, interest rates under the DIP Credit Agreement increased to LIBOR plus 2.75% or, at the Company's option, prime plus 0.75% and the unused line fee increased to 0.625%. Effective February 1, 2005, as a result of average availability, interest rates under the DIP Credit Agreement decreased to LIBOR plus 2.50% or, at the Company's option, prime plus 0.50% and the unused line fee decreased to 0.50%.

The DIP Credit Agreement contains a number of covenants, including among others, affirmative and negative covenants with respect to certain financial tests and other indebtedness, as well as restrictions against the declaration or payment of dividends, the making of certain intercompany advances and the disposition of assets without consent. The DIP Credit Agreement also contains Events of Default (as defined in the DIP Credit Agreement) including among others, a failure to pay the principal and interest of the obligations when due, default with respect to any Debt (as defined in the DIP Credit Agreement) and a failure by the Company to comply with any provisions of the Financing Orders (as defined in the DIP Credit Agreement).

During the third quarter of 2003, the Company's DIP Credit Agreement was amended primarily to modify the minimum EBITDA covenant, add a minimum availability covenant, permit certain restructuring, impairment and other charges and modify other miscellaneous provisions. During the second quarter of 2004, the Company's DIP Credit Agreement was amended to clarify certain asset sale provisions, and during the third quarter of 2004, the DIP Credit Agreement was amended primarily to modify the minimum EBITDA and minimum availability covenants to permit certain inventory reduction plans. During the fourth quarter of 2004, the Company's DIP Credit Agreement was amended primarily to permit certain restructuring, impairment and other charges and modify the minimum EBITDA and

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

2.  CHAPTER 11 FILING--CONTINUED

minimum availability covenants. During the second quarter of 2005, the Company's DIP Credit Agreement was amended primarily to modify certain miscellaneous provisions related to audited financial statements and to extend the maturity date beyond the originally stated maturity date including extension options. At March 31, 2005, the Company was in compliance with its covenants under the DIP Agreement.

There can be no assurance, however, that the Company will be able to continue to comply with the debt covenants or that, if it fails to do so, it will be able to obtain amendments to or waivers of such covenants. Failure of the Company to comply with covenants contained in its DIP Credit Agreement, if not waived, or to adequately service debt obligations, could result in a default under the DIP Credit Agreement. Any default under the Company's DIP Credit Agreement, particularly any default that results in acceleration of indebtedness or foreclosure on collateral, could have a material adverse effect on the Company.

The Debtors are currently operating their businesses as debtors in possession pursuant to the Bankruptcy Code. Pre-bankruptcy obligations of the Debtors, including obligations under debt instruments, generally may not be enforced against the Debtors, and any actions to collect such indebtedness are automatically stayed, unless relief from the automatic stay is granted by the Bankruptcy Court. The rights of and ultimate payments by the Company under pre-bankruptcy obligations may be substantially altered. This could result in claims being liquidated in the chapter 11 case at less (and possibly substantially less) than 100% of their face value. The Debtors cannot presently determine or reasonably estimate the ultimate liability that may result from rejecting contracts or leases or from the filing of claims for any rejected contracts or leases, and no provisions have yet been made for these items. The amount of the claims to be filed by the creditors could be significantly different than the amount of the liabilities recorded by the Company.

Since the Petition Date, the Debtors have conducted business in the ordinary course. Management is continuing the process of stabilizing the business of the Debtors and evaluating their operations as part of the development of a chapter 11 plan of reorganization. The Debtors currently intend to sell substantially all of their assets, subject to either Section 363 of the Bankruptcy Code or confirmation of a chapter 11 plan. The Debtors intend to seek the requisite acceptance of such plan by security holders and confirmation of the plan by the Bankruptcy Court, all in accordance with the applicable provisions of the Bankruptcy Code. During the pendency of the chapter 11 case, the Debtors may, with Bankruptcy Court approval, sell assets and settle liabilities, including for amounts other than those reflected in the financial statements. The administrative and reorganization expenses resulting from the chapter 11 case will unfavorably affect the Debtors' results of operations. Future results of operations may also be adversely affected by other factors related to the chapter 11 case.

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

2.  CHAPTER 11 FILING--CONTINUED

BASIS OF PRESENTATION

On August 28, 2003, one of the Company's foreign subsidiaries, WestPoint Stevens (Europe) Ltd., commenced an insolvency proceeding in the United Kingdom and is in the process of being liquidated, and related inactive subsidiaries have applied to be dissolved. The losses associated with the closure of the foreign subsidiary are estimated to total approximately $5.3 million consisting of inventory writedowns of $3.9 million and accounts receivable writedowns for claims of $1.4 million. These charges are reflected in restructuring, impairment and other charges as discussed in Note 5.

The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States applicable on a going concern basis. Except as otherwise disclosed, these principles assume that assets will be realized and liabilities will be discharged in the ordinary course of business. The Company is currently operating as a debtor in possession under chapter 11 of the Bankruptcy Code, and its continuation as a going concern is contingent upon, among other things, confirmation by the Bankruptcy Court of a chapter 11 plan of reorganization and its ability to comply with the DIP Credit Agreement, return to profitability, generate sufficient cash flows from operations and obtain financing sources to meet future obligations. There is no assurance that the Company will be able to achieve any of these results. The Company's consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties.

The Company's consolidated financial statements included elsewhere in this report are presented in accordance with AICPA Statement of Position 90-7 ("Financial Reporting by Entities in Reorganization Under the Bankruptcy Code") ("SOP 90-7"). In the chapter 11 case, substantially all unsecured liabilities as of the Petition Date are subject to compromise or other treatment under a plan of reorganization which must be confirmed by the Bankruptcy Court after submission to any required vote by affected parties. For financial reporting purposes, the categories of liabilities and obligations whose treatment and satisfaction are dependent on the outcome of the chapter 11 case and classified as Liabilities Subject to Compromise in the consolidated balance sheet under SOP 90-7 are identified below (in thousands):

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

2.  CHAPTER 11 FILING--CONTINUED

BASIS OF PRESENTATION--CONTINUED

                                                                           MARCH 31,            DECEMBER 31,
                                                                             2005                   2004
                                                                          ----------             ----------
       Senior Notes due 2005 and 2008:
          Senior Notes outstanding                                        $1,000,000             $1,000,000
          Related accrued interest                                            36,313                 36,313
          Related deferred financing fees (less accumulated
              amortization of $17,198 and $16,569, respectively)              (4,018)                (4,647)
                                                                          ----------             ----------
          Total                                                            1,032,295              1,031,666
       Accounts payable                                                       30,673                 30,669
       Pension liabilities                                                     8,394                  8,394
       Other accrued liabilities                                              18,758                 18,762
                                                                          ----------             ----------
       Total                                                              $1,090,120             $1,089,491
                                                                          ==========             ==========


The ultimate amount of and settlement terms for the Company's pre-bankruptcy liabilities are subject to the ultimate outcome of its chapter 11 case and, accordingly, are not presently determinable. Pursuant to SOP 90-7, professional fees associated with the chapter 11 case are expensed as incurred and reported as reorganization costs (chapter 11 expenses). Also, interest expense will be reported only to the extent that it will be paid during the pendency of the chapter 11 case or that it is probable that it will be an allowed claim. During the first three months of 2005, the Company recognized charges of $7.5 million for chapter 11 expenses, consisting of $4.1 million for performance bonuses under a court approved Key Employee Retention Plan, $0.4 million related to the amortization of fees associated with the DIP Credit Agreement, $0.1 million in severance associated with the resignation of the Company's former Chairman and Chief Executive Officer and $2.9 million related to fees payable to professionals retained to assist with the chapter 11 case. During the first three months of 2004, the Company recognized charges of $8.1 million for chapter 11 expenses, consisting of $0.1 million in severance associated with the resignation of the Company's former Chairman and Chief Executive Officer, $3.1 million for performance bonuses under a court approved Key Employee Retention Program, $1.3 million related to the amortization of fees associated with the DIP Credit Agreement and $3.6 million related to fees payable to professionals retained to assist with the chapter 11 case. During 2004, the Company recognized charges of $34.6 million for chapter 11 expenses consisting of $12.4 million for performance bonuses under a court approved Key Employee Retention Program, $4.0 million related to the amortization of fees associated with the DIP Credit Agreement, $0.5 million in severance associated with the resignation of the Company's former Chairman and Chief Executive Officer and $17.7 million related to fees paid to professionals retained to assist with the chapter 11 case. During 2003, the Company recognized charges of $31.5 million for chapter 11

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

3.  INVENTORIES

expenses, consisting of $4.9 million related to the early termination of the Company's Trade Receivables Program, $1.3 million in severance associated with the resignation of the Company's former Chairman and Chief Executive Officer, $7.6 million for performance bonuses under a court approved Key Employee Retention Program, $3.6 million related to the amortization of fees associated with the DIP Credit Agreement and $14.1 million related to fees payable to professionals retained to assist with the chapter 11 case.

Assets of the Company's subsidiaries currently excluded from the bankruptcy case total $9.7 million and $10.6 million as of March 31, 2005 and December 31, 2004, or 0.9% and 1.0% of the Company's consolidated assets, respectively. Revenues of the subsidiaries totaled $2.7 million for the three months ended March 31, 2005, or 0.8% of the Company's consolidated revenues, and revenues of the subsidiaries totaled $26.5 million for the year ended December 31, 2004, or 1.6% of the Company's consolidated revenues.

The Company uses the last-in, first-out ("LIFO") method of accounting for substantially all inventories for financial reporting purposes. Interim determinations of LIFO inventories are necessarily based on management's estimates of year-end inventory levels and costs. Subsequent changes in these estimates, including the final year-end LIFO determination, and the effect of such changes on earnings are recorded in the interim periods in which they occur.

Inventories consisted of the following (in thousands of dollars):


                                          MARCH 31,             DECEMBER 31,
                                            2005                    2004
                                         ----------              ----------
         Finished goods                  $  124,550              $  127,499
         Work in process                    136,493                 142,016
         Raw materials and supplies          41,229                  43,134
         LIFO reserve                             -                       -
                                         ----------              ----------
                                         $  302,272              $  312,649
                                         ==========              ==========

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

4.  INDEBTEDNESS AND FINANCIAL ARRANGEMENTS

Indebtedness is as follows (in thousands of dollars):

                                                               MARCH 31,               DECEMBER 31,
                                                                 2005                      2004
                                                            -------------            --------------
Short-term indebtedness
        Senior Credit Facility                              $     483,897            $      483,897
        Second-Lien Facility                                      165,000                   165,000
        DIP Credit Agreement                                       60,585                    58,149
                                                            -------------            --------------
                                                            $     709,482            $      707,046
                                                            =============            ==============


Short-term indebtedness classified as liabilities
        subject to compromise
        7-7/8% Senior Notes due 2005                        $     525,000            $      525,000
        7-7/8% Senior Notes due 2008                              475,000                   475,000
                                                            -------------            --------------
                                                            $   1,000,000            $    1,000,000
                                                            =============            ==============



The DIP Credit Agreement consists of revolving credit loans of up to $300 million (with a sublimit of $75 million for letters of credit) with an initial term of one year and an initial maturity date of June 2, 2004. At its option, the Company may extend the term for up to two successive periods of six months each. On April 28, 2004 and November 1, 2004 the Company exercised its options to extend the DIP Credit Agreement for additional six month periods, revising the maturity date to June 2, 2005. In March 2005, the Company initiated discussions with its DIP lenders to extend the maturity date of the DIP Credit Agreement beyond June 2, 2005, and on May 17, 2005 the Bankruptcy Court approved an amendment to the DIP Credit Agreement extending the maturity date to the earliest to occur of December 2, 2005 or the consummation of a sale, pursuant to
Section 363 of the Bankruptcy Code or pursuant to a confirmed plan of reorganization or liquidation pursuant to chapter 11 of the Bankruptcy Code. At March 31, 2005, borrowing availability under the DIP Credit Agreement was $152.7 million and consisted of a calculated borrowing base of $246.9 million (limited to the maximum commitment of $300 million) less outstanding loans of $60.6 million, outstanding letters of credit of $28.5 million and other reserves of $5.0 million. (See Note 2 where the DIP Credit Agreement is discussed further.)

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

4.  INDEBTEDNESS AND FINANCIAL ARRANGEMENTS--CONTINUED

During the third quarter of 2003, the Company's DIP Credit Agreement was amended primarily to modify the minimum EBITDA covenant, add a minimum availability covenant, permit certain restructuring, impairment and other charges and modify other miscellaneous provisions. During the second quarter of 2004, the Company's DIP Credit Agreement was further amended to clarify certain asset sale provisions, and during the third quarter of 2004, the DIP Credit Agreement was amended primarily to modify the minimum EBITDA and minimum availability covenants to permit certain inventory reduction plans. During the fourth quarter of 2004, the Company's DIP Credit Agreement was amended primarily to permit certain restructuring, impairment and other charges and modify the minimum EBITDA and minimum availability covenants. During the second quarter of 2005, the Company's DIP Credit Agreement was amended primarily to modify certain miscellaneous provisions related to audited financial statements and to extend the maturity date beyond the orginally stated maturity date including extension options. At March 31, 2005, the Company was in compliance with its covenants under the DIP Credit Agreement.

At March 31, 2005, the Company's Senior Credit Facility with certain lenders (collectively, the "Banks") consisted of a $592.8 million revolving credit facility ("Revolver") subject to interim facility limitations, with a Revolver maturity date of November 30, 2004. Effective with the chapter 11 filing, additional borrowings under the Senior Credit Facility are no longer available to the Company.

Effective March 31, 2003, the Senior Credit Facility was amended primarily to provide for an interim facility limitation and to add an unused commitment fee. At the option of the Company and effective with the last amendment to the Senior Credit Facility, interest under the Senior Credit Facility was payable monthly, either at the prime rate plus 5.25% or LIBOR plus 7.00%, compared to prime rate plus 2.75%, or LIBOR plus 4.50% in effect at December 31, 2002. Effective with the Chapter 11 filing, loans under the Senior Credit Facility are no longer available to the Company. Prior to the chapter 11 filing, the Company was obligated to pay a facility fee in an amount equal to 0.50% of each Bank's commitment under the Revolver, and an unused commitment fee in an amount equal to 1.00% of the difference between the revolver commitment and the daily outstanding loans and letters of credit. Effective with the chapter 11 filing, the Company is no longer obligated to pay a facility fee or an unused commitment fee for the Senior Credit Facility. The loans under the Senior Credit Facility are secured by the pledge of all the stock of the Company's material subsidiaries and a first priority lien on substantially all of the assets of the Company.

The Company has a $165.0 million Second-Lien Senior Credit Facility ("Second-Lien Facility") with a maturity date of February 28, 2005. Effective with the Company's chapter 11 filing, interest under the Second-Lien Facility is payable monthly, as opposed to quarterly prior to the filing, at an interest rate of prime plus 8% increasing each quarter after June 30, 2002, by .375% but in no event less than 15%. Loans under the Second-Lien Facility are secured by a second priority lien on the assets securing the existing Senior Credit Facility.

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

4.  INDEBTEDNESS AND FINANCIAL ARRANGEMENTS--CONTINUED

The 7-7/8% Senior Notes due 2005 and 7-7/8% Senior Notes due 2008 (together, the "Senior Notes") are general unsecured obligations of the Company and rank pari passu in right of payment with all existing or future unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. The Senior Notes bear interest at the rate of 7-7/8% per annum, and prior to the Company's chapter 11 filing were payable semi-annually on June 15 and December 15 of each year. Effective with the Company's chapter 11 filing, interest on the Senior Notes is no longer paid or accrued. The Senior Notes are redeemable, in whole or in part, at any time at the option of the Company at 100% of the principal amount thereof plus the Make-Whole Premium (as defined) plus accrued and unpaid interest, if any, to the date of purchase. In addition, in the event of a Change of Control (as defined), the Company will be required to make an offer to purchase the notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. Neither the redemption option nor the Change of Control provisions are relevant in the Company's chapter 11 case.

The Company's credit agreements contain a number of customary covenants including, among others, restrictions on the incurrence of indebtedness, transactions with affiliates, and certain asset dispositions as well as limitations on restricted debt and equity payments and capital expenditures. Certain provisions require the Company to maintain certain financial ratios, a minimum interest coverage ratio, a minimum debt to EBITDA ratio, a minimum EBITDA, a minimum consolidated net worth (as defined) and a minimum availability. The Company can no longer make restricted debt and equity payments. At March 31, 2004, the Company was in compliance with its covenants under the DIP Credit Agreement but was not in compliance with the covenants under its various other credit agreements, primarily as a result of the chapter 11 filing and failure to meet certain financial covenants.

At March 31, 2003, and prior to the petition date, the Company was not in compliance with certain of its covenants under the Senior Credit Facility and Second-Lien Facility during which time the Company engaged in active discussions with its senior lenders to obtain an amendment or waiver of such non-compliance (See Note 2 where the chronology of the circumstances causing the Company to file voluntary petitions for reorganization under chapter 11 of the U.S. Bankruptcy Code is discussed). At December 31, 2004 and 2003, the Company classified all of its outstanding debt under its Senior Credit Facility, Second-Lien Facility and Senior Notes as current liabilities as a result of the potential for the acceleration of the loans outstanding under the related agreements.

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

5.  RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES

In 2000, the Company announced that its Board of Directors had approved an Eight-Point Plan, which was created to be the guiding discipline for the Company in a global economy. The Board also approved a pretax charge for restructuring, impairment and other charges to cover the initial cost of implementing the Eight-Point Plan that was designed to streamline operations and improve profitability. The Eight-Point Plan addresses the following points: 1) expand brands; 2) explore new licensing opportunities; 3) rationalize manufacturing; 4) reduce overhead; 5) increase global sourcing; 6) improve inventory utilization;
7) enhance supply chain and logistics; and 8) improve capital structure.

On September 20, 2002, the Company announced that its Board of Directors had approved additional restructuring initiatives to increase asset utilization, lower manufacturing costs and increase cash flow and profitability through reallocation of production assets from bath products to basic bedding products and through rationalization of its retail stores division. The Company initially expected the restructuring initiatives to result in a $36.5 million pretax charge for restructuring, impairment and other charges, with approximately $20 million of the pretax charge expected to be non-cash items.

As a result of additions to the initial restructuring initiatives related to the closure of its Rosemary (NC) towel fabrication and distribution facilities and its WestPoint Stevens (Europe) Ltd. foreign subsidiary, the Company's restructuring initiatives resulted in a $47.7 million pretax charge for restructuring, impairment and other charges, with approximately $31.7 million of the pretax charge being non-cash items. All charges were recorded in accordance with Statement of Financial Accounting Standard ("SFAS") No. 146, Accounting for Costs Associated with Exit or Disposal Activities and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The restructuring charge approved in 2002 was completed in the second quarter of 2004.

As a result of the restructuring initiatives begun in 2002, the Company announced the closure of its Rosemary (NC) towel finishing facility, the conversion of its Rosemary (NC) towel fabrication and distribution facilities to basic bedding facilities and the closure of its Dalton (GA) utility bedding facility. The Company announced on April 25, 2003 that the Rosemary (NC) towel fabrication and distribution facilities that were previously disclosed as being converted to basic bedding facilities would now be closed. The Company also announced the closure of twenty-two retail stores and the closure of its WestPoint Stevens (Europe) Ltd. foreign subsidiary.

The cost of the manufacturing and retail store rationalization and certain overhead reduction costs were reflected in a restructuring and impairment charge of $6.6 million, before taxes, in 2002, a restructuring and impairment charge of $12.6 million, before taxes, in 2003 and a restructuring and impairment charge of $0.4 million, before taxes, in 2004. The components of the restructuring and impairment charge in 2002 included $4.4 million for the impairment of fixed assets and $2.2 million in reserves to cover cash expenses related primarily to severance benefits. The components of the restructuring and impairment charge in 2003 included $7.0 million for the impairment of fixed assets and $5.6 million in reserves to cover cash expenses related to severance benefits of $5.2 million and other exit costs. The components of the restructuring and impairment charge in 2004 included $0.4 million in reserves to cover cash expenses related to severance benefits.

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

5.  RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES--CONTINUED

During 2002, 2003 and 2004 as a result of restructuring initiatives approved in 2002, the Company has terminated and agreed to pay severance (including continuing termination benefits) to approximately 500 employees.

The following is a summary of the restructuring and impairment activity in the related reserves (in millions):

                                                                      EMPLOYEE            OTHER
                                                  WRITEDOWN         TERMINATION           EXIT               TOTAL
                                                   ASSETS             BENEFITS            COSTS              CHARGE
                                                   --------          ----------        -----------          ---------
  2002 Restructuring and Impairment Charge:
             Third Quarter                         $    4.3          $      1.6        $         -          $     5.9
             Fourth Quarter                             0.1                 0.5                0.1                0.7
                                                   --------          ----------        -----------          ---------
  Total 2002 Charge                                     4.4                 2.1                0.1                6.6

  2003 Restructuring and Impairment Charge:
             First Quarter                              0.2                 0.8                0.4                1.4
             Second Quarter                             6.8                 4.3                0.8               11.9
             Third Quarter                              0.8                 0.2                  -                1.0
             Fourth Quarter                            (0.8)               (0.1)              (0.8)              (1.7)
                                                   --------          ----------        -----------          ---------
  Total 2003 Charge                                     7.0                 5.2                0.4               12.6

  2004 Restructuring and Impairment Charge:
             First Quarter                                -                 0.2                  -                0.2
             Second Quarter                               -                 0.2                  -                0.2
                                                   --------          ----------        -----------          ---------
  Total 2004 Charge                                       -                 0.4                  -                0.4

  Writedown Assets to Net Recoverable Value           (11.4)                  -                  -              (11.4)
   2002 Cash Payments                                     -                (1.5)                 -               (1.5)
   2003 Cash Payments                                     -                (4.6)              (0.4)              (5.0)
   2004 Cash Payments                                     -                (1.6)              (0.1)              (1.7)
                                                   --------          ----------        -----------          ---------
   Balance at March 31, 2005                       $      -          $        -        $         -          $       -
                                                   ========          ==========        ===========          =========



During 2002, other costs of the restructuring initiatives of $11.6 million, before taxes, were recognized consisting of inventory writedowns of $10.5 million primarily related to the rationalization of its retail stores division and other expenses of $1.1 million, consisting primarily of related unabsorbed overhead, all reflected in cost of goods sold. During 2003, other costs of the restructuring initiatives of $16.0 million, before taxes, were recognized consisting of inventory writedowns of $8.4 million primarily related to the closure of its foreign subsidiary and the rationalization of its retail stores division, accounts receivable writedowns for claims of $1.4 million related to the closure of its foreign subsidiary and other expenses of $6.2 million, consisting primarily of $4.1 million of related unabsorbed overhead, $1.2 million for the relocation of machinery and other expenses of $0.9 million, all reflected in cost of goods sold. During 2004, other costs of the restructuring initiatives of $0.4 million, before taxes, were recognized for relocation of machinery, all reflected in cost of goods sold.

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

5.  RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES--CONTINUED

--------------------------------------------------------------------------------

During the third quarter of 2003, the Company's Board of Directors approved additional restructuring initiatives to increase asset utilization, lower manufacturing costs and increase cash flow and profitability through a further realignment of manufacturing capacity. Costs of restructuring initiatives may result in restructuring, impairment and other pretax charges of up to $84.3 million, of which up to $55.6 million of the pretax charge may relate to non-cash items. The charges for the restructuring initiatives began in the fourth quarter of 2003 and will continue into 2005 in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, SFAS No. 112, Employers' Accounting for Postemployment Benefits and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

As a result of the restructuring initiatives begun in 2003, the Company announced the closure of its Dunson (GA) sheeting facility, its Dixie (GA) towel facility, its Coushatta (LA) utility bedding facility, its Fairfax (AL) towel greige facility and its Longview (NC) bed accessory facility (which was announced on October 1, 2004). The Company also announced the conversion of its Lanier (AL) sheeting facility to towel production and the conversion of its Greenville (AL) blanket facility to a utility bedding facility. The Company is in the process of determining any remaining facilities that may be affected by its ongoing reorganization efforts. These plant closings and conversions will provide the Company with greater production efficiency and better-aligned capacity to compete more effectively in a global economy.

The cost of the manufacturing rationalization was reflected in a restructuring and impairment charge of $37.0 million, before taxes, in 2003, a restructuring and impairment charge of $19.0 million, before taxes, in 2004 and a restructuring and impairment charge of $0.9 million, before taxes, in the first three months of 2005. The restructuring and impairment charge in 2003 reflected the impairment of fixed assets. The components of the restructuring and impairment charge in 2004 included $9.4 million for the impairment of fixed assets and $9.6 million in reserves to cover cash expenses related to severance benefits. The components of the restructing and impairment charge in the first three months of 2005 included $0.6 million in reserves to cover cash expenses related to severance benefits and $0.3 million of facility continuing costs.

During 2004 and 2005 as a result of restructuring initiatives approved in 2003, the Company has terminated and agreed to pay severance (including continuing termination benefits) to approximately 650 employees.

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

5.  RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES--CONTINUED

The following is a summary of the restructuring and impairment activity in the related reserves (in millions):

                                                                          EMPLOYEE             OTHER
                                                   WRITEDOWN             TERMINATION           EXIT           TOTAL
                                                     ASSETS                BENEFITS            COSTS          CHARGE
                                                   ----------             ---------          ---------       --------
2003 Restructuring and Impairment Charge:
        Fourth Quarter                             $     37.0             $       -          $       -       $   37.0

2004 Restructuring and Impairment Charge:
       First Quarter                                        -                   4.6                  -            4.6
       Second Quarter                                     1.8                   1.5                  -            3.3
       Third Quarter                                      7.6                   2.8                  -           10.4
       Fourth Quarter                                       -                   0.7                  -            0.7
                                                   ----------             ---------          ---------       --------
Total 2004 Charge                                         9.4                   9.6                  -           19.0

2005 Restructuring and Impairment Charge:
        First Quarter                                       -                   0.6                0.3            0.9

Writedown Assets to Net Recoverable Value               (46.4)                    -                  -          (46.4)
2004 Cash Payments                                          -                  (6.8)                 -           (6.8)
2005 Cash Payments                                          -                  (1.4)              (0.3)          (1.7)
                                                   ----------             ---------          ---------       --------
Balance at March 31, 2005                          $        -             $     2.0          $       -       $    2.0
                                                   ==========             =========          =========       ========


During 2003, other costs of the restructuring initiatives of $1.4 million, before taxes, were recognized consisting of inventory writedowns of $1.0 million and other expenses of $0.4 million, consisting of related unabsorbed overhead, all reflected in cost of goods sold. During 2004, other costs of the restructuring initiatives of $16.4 million, before taxes, were recognized consisting of $1.7 million for inventory writedowns, $9.8 million of related unabsorbed overhead, $4.7 million for the relocation of machinery and other expenses of $0.2 million, all reflected in cost of goods sold. During the first three months of 2005, other costs of the restructuring initiatives of $0.2 million, before taxes, were recognized consisting primarily of inventory writedowns.

--------------------------------------------------------------------------------

During the third quarter of 2004, the Company's Board of Directors, as part of the development of a revised business plan, approved additional restructuring initiatives to increase asset utilization, lower manufacturing costs and increase cash flow and profitability. Costs of restructuring initiatives may result in restructuring, impairment and other pretax charges of up to $226.8 million, of which up to $139.1 million of the pretax charge may relate to non-cash items (including accelerated depreciation expense). The charges for the restructuring initiatives began in the fourth quarter of 2004 and will continue into 2006 in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, SFAS No. 112, Employers' Accounting for Postemployment Benefits and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

5.  RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES--CONTINUED

As a result of the restructuring initiatives begun in 2004, the Company announced the closure of its Alamance (SC) sheet fabrication and distribution facility, its Clemson (SC) greige sheeting, fabrication and distribution facility, its Middletown (IN) utility bedding facility, its Sparks (NV) utility bedding facility and its Drakes Branch (VA) towel greige facility. The Company also announced a significant reduction in workforce at its Clemson (SC) finishing plant. The Company is in the process of determining any remaining facilities that may be affected by its ongoing reorganization efforts. These plant closings will provide the Company with greater production efficiency and better-aligned capacity to compete more effectively in a global economy.

The cost of the manufacturing rationalization was reflected in a restructuring and impairment charge of $33.1 million, before taxes, in 2004 and a restructuring and impairment charge of $0.2 million, before taxes, in the first three months of 2005. The restructuring and impairment charge in 2004 consisted of reserves to cover cash expenses related to severance benefits. The components of the restructuring and impairment charge in the first three months of 2005 included $0.1 million for the impairment of fixed assets and $0.1 million for facility continuing costs.

During 2005 as a result of restructuring initiatives approved in 2004, the Company has terminated and agreed to pay severance (including continuing termination benefits) to approximately 1,900 employees.

The following is a summary of the restructuring and impairment activity in the related reserves (in millions):

                                                                            EMPLOYEE             OTHER
                                                  WRITEDOWN               TERMINATION            EXIT           TOTAL
                                                    ASSETS                  BENEFITS             COSTS          CHARGE
                                                  ----------              -----------          ---------      -----------
2004 Restructuring and Impairment Charge:
        Fourth Quarter                            $        -               $    33.1           $      -        $    33.1

2005 Restructuring and Impairment Charge:
        First Quarter                                    0.1                       -                0.1              0.2

Writedown Assets to Net Recoverable Value               (0.1)                      -                  -             (0.1)
2004 Cash Payments                                         -                    (0.1)                 -             (0.1)
2005 Cash Payments                                         -                    (2.4)              (0.1)            (2.5)
                                                  ----------               ---------           --------        ---------
Balance at March 31, 2005                         $        -               $    30.6           $      -        $    30.6
                                                  ==========               =========           ========        =========


During the first three months of 2005, other costs of the restructuring initiatives of $12.2 million, before taxes, were recognized consisting of inventory writedowns of $2.5 million and other expenses of $9.7 million, consisting primarily of related unabsorbed overhead, all reflected in cost of goods sold.

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

6.  ACCELERATED DEPRECIATION EXPENSE

As a result of the Board of Directors approval of the Company's revised business plan in 2004, the Company recorded accelerated depreciation expense of $19.8 million in the first quarter of 2005 and $34.2 million in 2004 on certain fixed assets. The Company adjusted the remaining depreciable lives for the affected fixed assets to be consistent with assumptions in the Company's revised business plan. The accelerated depreciation expense is reflected in cost of goods sold in the accompanying statements of operations.



7.  INCOME TAXES

The Company has recorded a valuation allowance of approximately $17.4 million in the first quarter of 2005 and $63.9 million during 2004, totaling $81.3 million. The Company continued to evaluate all positive and negative evidence associated with its deferred tax assets and concluded that a valuation allowance should be etablished such that total net deferred tax assets are recorded at zero. As part of this process, the Company concluded that it was not appropriate to rely on future taxable income as a source of evidence to realize certain net operating losses given the uncertainty of the Company's current financial condition. (See
Note 1. Basis of Presentation - Reconciliation to GAAP.)



8.  COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is as follows (in thousands):

                                                       THREE MONTHS ENDED
                                                             MARCH 31,
                                                   ----------------------------
                                                      2005              2004
                                                    --------          --------

Net loss                                            $(55,630)         $(14,879)
Foreign currency translation adjustment                  (78)              (55)
Gain (loss) on derivative instruments,
   net of tax:
     Net changes in fair value of derivatives          2,265            (8,547)
     Net losses reclassified from other
        comprehensive income into earnings             2,214               963
                                                    --------          --------

Comprehensive income (loss)                         $(51,229)         $(22,518)
                                                    ========          ========

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

9.  DEFERRED FINANCING FEES

Amendment fees and transaction fees related to the Company's various credit agreements are capitalized in the period incurred and amortized over the remaining term of the facility. Included in Other expense-net in the accompanying Consolidated Statements of Operations for the three months ended March 31, 2005, is the amortization of deferred financing fees of $1.4 million compared with $3.2 million for the three months ended March 31, 2004, related to the Company's credit facilities other than the DIP Credit Agreement. Deferred financing fees related to the DIP Credit Agreement are included in chapter 11 expenses and totaled $0.4 million for the three months ended March 31, 2005 and totaled $1.3 million for the three months ended March 31, 2004.



10.  EMPLOYEE BENEFIT PLANS

PENSION PLANS

The Company has defined benefit pension plans covering essentially all employees. Benefits are based on years of service and compensation, and the Company's practice is to fund amounts that are required by the Employee Retirement Income Security Act of 1974. Effective January 1, 2005 and as a result of the Company's financial restructuring during bankruptcy, the Company's penion plans were amended to cease all future benefit accruals. The Company uses December 31 as the measurement date of its defined benefit pension plans.

The following table sets forth data for the Company's pension plans (in thousands of dollars):

                                                               THREE MONTHS ENDED MARCH 31,
                                                             -------------------------------
                                                                2005                 2004
                                                             ----------           ----------
Components of net periodic pension cost (benefit):
         Service cost..................................      $        -           $    2,329
         Interest cost.................................           5,714                5,806
         Expected return on plan assets................          (5,749)              (5,400)
         Net amortization..............................           2,908                2,696
                                                             ----------           ----------

Net periodic pension expense                                 $    2,873           $    5,431
                                                             ==========           ==========


Based on actuarial information available at December 31, 2004, the Company estimates that contributions to its pension plans in 2005 will total approximately $14.1 million, reflecting both quarterly and annually required contributions.

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

10.  EMPLOYEE BENEFIT PLANS

OTHER POST-RETIREMENT BENEFIT PLANS

In addition to sponsoring defined benefit pension plans, the Company sponsors various post-retirement plans that provide health care and life insurance benefits to certain current and future retirees. All such post-retirement benefit plans are unfunded. The Company uses December 31 as the measurement date of its post-retirement plans.

Net periodic post-retirement benefit plans expense is not material during the three-month periods ended March 31, 2005 and 2004.


11.  LITIGATION AND CONTINGENT LIABILITIES

Except as stated below, as of the Petition Date, the following actions in which the Company is a defendant have been enjoined from further proceedings pursuant to section 362 of the Bankruptcy Code. To the extent parties have filed timely proofs of claim, the Bankruptcy Court will determine the amount of their pre-bankruptcy claims against the Company. In certain instances, the Bankruptcy Court may permit actions to proceed to judgment for the purpose of determining the amount of the pre-bankruptcy claim against the Company. Lawsuits based on facts arising solely after the commencement of the Company's chapter 11 case are not stayed by section 362 of the Bankruptcy Code.

On October 5, 2001, a purported stockholder class action suit, entitled Norman Geller v. WestPoint Stevens Inc., et al. (the "Geller action"), was filed against the Company and certain of its former officers and directors in the United States District Court for the Northern District of Georgia. (A subsequent and functionally identical complaint was also filed.) The actions were consolidated by Order dated January 25, 2002. Plaintiffs served a Consolidated Amended Complaint (the "Amended Complaint") on March 29, 2002. The Amended Complaint asserted claims against all Defendants under ss. 10(b) of the Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and against the Company and Defendant Holcombe T. Green, Jr. as "controlling persons" under ss. 20(a) of the Exchange Act. The Amended Complaint alleged that, during the putative class period (i.e., February 10, 1999, to October 10, 2000), the Company and certain of its officers and directors caused false and misleading statements to be issued regarding, inter alia, alleged overcapacity and excessive inventories of the Company's towel-related products and customer demand for such products and that certain Individual Defendants wrongfully sold or pledged Company stock at inflated prices for their benefit. The Amended Complaint referred to the Company's press releases and quarterly and annual reports on Securities Exchange Commission Forms 10-Q and 10-K, which discussed the Company's results and forecasts for the fiscal years 1999 and 2000. Plaintiffs alleged that these press releases and public filings were false and misleading because they failed to disclose that the Company allegedly "knew sales would be adversely affected in future quarters and years." Plaintiffs also alleged in general terms that the Company materially overstated revenues by making premature shipments of products.

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

11.  LITIGATION AND CONTINGENT LIABILITIES--CONTINUED

The Company's insurance carrier reached an agreement to settle the Geller action at no cost to the Company. The settlement was approved by the Bankruptcy Court and received final approval through a fairness hearing before the United States District Court for the Northern District of Georgia on November 16, 2004.

On March 11, 2002, a shareholder derivative action, entitled Gordon Clark v. Holcombe T. Green, Jr., et al. (the "Clark action"), was filed against certain of the Company's former directors and officers in the Superior Court of Fulton County, Georgia. The Complaint alleged that the named individuals breached their fiduciary duties by acting in bad faith and wasting corporate assets. The Complaint also asserted claims under Georgia Code Ann. ss.ss. 14-2-740 to 14-2-747 and 14-2-831. The claims were based on the same or similar facts as were alleged in the Geller action.

The Clark action was voluntarily dismissed on June 28, 2004.

On July 1, 2002, a shareholder derivative action, entitled John Hemmer v. Holcombe T. Green, Jr., et al. (the "Hemmer action"), was filed against Mr. Green and certain of the Company's other current and former directors including Messrs. Hugh M. Chapman, John F. Sorte and Ms. M. Katherine Dwyer in the Court of Chancery in the State of Delaware in and for New Castle County. The Complaint alleged that the named individuals breached their fiduciary duties and knowingly or recklessly failed to exercise oversight responsibilities to ensure the integrity of the Company's financial reporting. The Complaint also asserted that certain of the named individuals used proprietary Company information in selling or pledging Company stock at inflated prices for their benefit. The claims were based on the same or similar facts as were alleged in the Geller action.

The Hemmer action was voluntarily dismissed on August 25, 2004.

On March 21, 2002, an Adversary Complaint of Debtors and Debtors in Possession Against WestPoint Stevens Inc. was filed by Pillowtex, Inc., a Delaware corporation, et al., and Pillowtex Corporation, et al., against the Company in the United States Bankruptcy Court for the District of Delaware. Pillowtex Corporation and its related and affiliated companies ("Pillowtex") as Debtors and Debtors in Possession allege breach of a postpetition contract (the "Sale Agreement") dated January 31, 2001, among Pillowtex, Ralph Lauren Home Collection, Inc. ("RLH") and Polo Ralph Lauren Corporation ("PRLC") collectively referred to as "Ralph Lauren" and the Company. Pillowtex alleges that the Company refused to perform its purchase obligation under the Sales Agreement and is liable to it for $4,800,000 plus potentially significant other consequential damages. The Company believes that the complaint is without merit and intends to contest the action vigorously. The case is currently stayed due to the Company's bankruptcy filing.

The Company is subject to various federal, state and local environmental laws and regulations governing, among other things, the discharge, storage, handling and disposal of a variety of hazardous and nonhazardous substances and wastes used in or resulting from its operations and potential remediation obligations thereunder. Certain of the Company's facilities (including certain facilities no longer owned or utilized by the Company) have been cited or are being

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

11.  LITIGATION AND CONTINGENT LIABILITIES--CONTINUED

investigated with respect to alleged violations of such laws and regulations. The Company is cooperating fully with relevant parties and authorities in all such matters. The Company believes that it has adequately provided in its financial statements for any expenses and liabilities that may result from such matters. The Company also is insured with respect to certain of such matters. The Company's operations are governed by laws and regulations relating to employee safety and health which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and regulate chemical and ergonomic hazards in the workplace.

Although the Company does not expect that compliance with any of such laws and regulations will adversely affect the Company's operations, there can be no assurance such regulatory requirements will not become more stringent in the future or that the Company will not incur significant costs in the future to comply with such requirements.

The Company and its subsidiaries are involved in various other legal proceedings, both as plaintiff and as defendant, which are normal to its business. It is the opinion of management that the aforementioned actions and claims, if determined adversely to the Company, will not have a material adverse effect on the financial condition or operations of the Company taken as a whole.



12.  STOCK OPTIONS

At March 31, 2005, the Company had several stock-based compensation plans, which are described in Note 7 -- Stockholders' Equity (Deficit) of the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for fiscal 2004. In accordance with SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, the Company continues to apply the intrinsic value method of APB Opinion No. 25, Accounting for Stock Issued to Employees in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock incentive plan. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method as amended by SFAS No. 148, the Company's net income (loss) and earnings (loss) per common share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

12.  STOCK OPTIONS--CONTINUED


                                                  THREE MONTHS ENDED
                                                       MARCH 31,
                                           ---------------------------------
                                               2005                  2004
                                            ---------            ----------

Net loss as reported                        $ (55,630)           $  (14,879)

Total stock-based compensation
     expenses determined under
     fair-value based method for
     all awards, net of tax                       (61)                (703)
                                            ---------            ----------

Pro forma net loss                          $ (55,691)           $ (15,582)
                                            =========            =========


Basic and diluted loss per common share:
          As reported                       $   (1.11)           $   (0.30)
          Pro forma                         $   (1.12)           $   (0.31)


The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model. Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.



13.  NEW ACCOUNTING PRONOUNCEMENTS

In January 2003, the Financial Accounting Standards Board (the "FASB") released Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). FIN 46 requires that all primary beneficiaries of Variable Interest Entities ("VIE") consolidate that entity. FIN 46 was effective immediately for VIEs created after January 31, 2003, and to VIEs to which an enterprise obtains an interest after that date. It applied in the first fiscal year or interim period beginning after June 15, 2003, to VIEs in which an enterprise held a variable interest it acquired before February 1, 2003. In December 2003, the FASB published a revision to FIN 46 ("FIN 46R") to clarify some of the provisions of the interpretation and to defer the effective date of implementation for certain entities. Under the guidance of FIN 46R, entities that do not have interests in structures that are commonly referred to as special purpose entities were required to apply the provisions of the interpretation in financial statements for periods ending after March 14, 2004. The Company has not identified any

                             WESTPOINT STEVENS INC.

                                   (UNAUDITED)

13.  NEW ACCOUNTING PRONOUNCEMENTS--CONTINUED

interests in special purpose entities applicable to the provisions of this statement in applying the provisions of FIN 46R in its financial statements.

On October 13, 2004, the FASB concluded that SFAS No. 123R, Share-Based Payment, as subsequently amended, would require all companies to measure compensation cost for all share-based payments (including employee stock options) at fair value, and would be effective for public companies (except small business issuers as defined in SEC Regulation S-B) for annual periods beginning after June 15, 2005. A calendar-year company therefore would be required to apply SFAS No. 123R beginning January 1, 2006 and could choose to apply SFAS No. 123 retroactively. The cumulative effect of adoption, if any, would be measured and recognized on January 1, 2006. The Company is currently evaluating the impact of this standard.

                             WESTPOINT STEVENS INC.

       ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

CHAPTER 11 CASE AND BASIS OF PRESENTATION

As more fully disclosed in Note 2 to the consolidated financial statements, on June 1, 2003, the Company and several of its subsidiaries each commenced with the Bankruptcy Court a voluntary case under chapter 11 of the Bankruptcy Code. The Bankruptcy Code prevents creditors and other parties in interest from taking certain actions, including enforcement actions, against the Debtors, without first obtaining prior approval of the Bankruptcy Court. In addition, the Company has entered into the DIP Credit Agreement, which is more fully described below. On August 28, 2003, one of the Company's foreign subsidiaries, WestPoint Stevens (Europe) Ltd., commenced an insolvency proceeding in the United Kingdom and is in the process of being closed and liquidated.

The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States on a going concern basis. Except as otherwise disclosed, these principles assume that assets will be realized and liabilities will be discharged in the ordinary course of business. The Company is currently operating as a debtor in possession under chapter 11 of the Bankruptcy Code, and its continuation as a going concern is contingent upon, among other things, the confirmation by the Bankruptcy Court of a chapter 11 plan of reorganization and its ability to comply with the DIP Credit Agreement, return to profitability, generate sufficient cash flows from operations and obtain financing sources to meet future obligations. There is no assurance that the Company will be able to achieve any of these results. The Company's consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties.

Whether as a result of its case under chapter 11 or otherwise, the Company may sell or otherwise dispose of assets, and liquidate or settle liabilities, for amounts other than those reflected in the financial statements. Additionally, the amounts reported on the consolidated balance sheets could materially change because of changes in business strategies and the effects of any proposed plan of reorganization.

The Company's consolidated financial statements are presented in accordance with AICPA Statement of Position 90-7 ("Financial Reporting by Entities in Reorganization Under the Bankruptcy Code") ("SOP 90-7"). In the chapter 11 case, substantially all unsecured liabilities as of the Petition Date are subject to compromise or other treatment under a plan of reorganization which must be confirmed by the Bankruptcy Court after submission to any required vote by affected parties. For financial reporting purposes, the categories of liabilities and obligations whose treatment and satisfaction are dependent on the outcome of the chapter 11 case have been classified as Liabilities Subject to Compromise in the consolidated balance sheets. The ultimate amount of and settlement terms for the Company's pre-bankruptcy liabilities are subject to the ultimate outcome of its chapter 11 case and, accordingly, are not presently determinable. Pursuant to SOP 90-7, professional fees associated with the chapter 11 case are expensed as incurred and reported as reorganization costs (chapter 11 expenses). Also, interest expense will be reported only to the extent that it will be paid during the pendency of the chapter 11 case or that it is probable that it will be an allowed claim.

                             WESTPOINT STEVENS INC.

       ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (CONTINUED)

SENIOR CREDIT FACILITY AND SECOND-LIEN FACILITY AMENDMENTS

Effective March 31, 2003, the Company's Senior Credit Facility was amended primarily to provide for an interim facility limitation and to add an unused commitment fee. At the option of the Company and effective with the last amendment to the Senior Credit Facility, interest under the Senior Credit Facility was payable monthly, either at the prime rate plus 5.25% or at LIBOR plus 7.00%, compared to prime rate plus 2.75% or LIBOR plus 4.50% in effect at December 31, 2002. Effective with the chapter 11 filing, loans under the Senior Credit Facility are no longer available to the Company. Prior to the Petition Date, the Company was also obligated to pay a facility fee in an amount equal to 0.50% of each Bank's commitment under the Revolver, and an unused commitment fee in an amount equal to 1.00% of the difference between the revolver commitment and the daily outstanding loans and letters of credit. As of the Petition Date, the Company is no longer obligated to pay a facility fee or an unused commitment fee for the Senior Credit Facility.

At March 31, 2003 and prior to the petition date, the Company was not in compliance with certain of its covenants under the Senior Credit Facility and Second-Lien Facility during which time the Company engaged in active discussions with its senior lenders to obtain an amendment or waiver of such non-compliance (See Note 2. - Chapter 11 Filing where the chronology of the circumstances causing the Company to file voluntary petition for reorganization under chapter 11 of the U. S. Bankruptcy Code is discussed).


DIP CREDIT AGREEMENT

The Company is a party to the DIP Credit Agreement which provides a facility consisting of revolving credit loans of up to $300 million (with a sublimit of $75 million for letters of credit) with an initial term of one year and an initial maturity date of June 2, 2004. At its option, the Company may extend the term for up to two successive periods of six months each. On April 28, 2004 and November 1, 2004, the Company exercised its options to extend the DIP Credit Agreement for additional six month periods, revising the maturity date to June 2, 2005. In March 2005, the Company initiated discussions with its DIP lenders to extend the maturity date of the DIP Credit Agreement beyond June 2, 2005, and on May 17, 2005 the Bankruptcy Court approved an amendment to the DIP Credit Agreement extending the maturity date to the earliest to occur of December 2, 2005 or the consummation of a sale, pursuant to Section 363 of the Bankruptcy Code or pursuant to a confirmed plan of reorganization or liquidation pursuant to chapter 11 of the Bankruptcy Code.

Initial advances under the DIP Credit Agreement bore interest at a fluctuating rate per annum equal to LIBOR plus a margin of 2.75% or, at the Company's option, prime plus a margin of 0.75%. Each margin is subject to quarterly adjustments, commencing November 1, 2003, pursuant to a pricing matrix, based on average availability, having a range of 2.25% to 3.00% for LIBOR based loans and 0.25% to 1.00% for prime based loans. The DIP Credit Agreement also has an unused line fee of 0.625% per annum, subject to quarterly adjustments as above having a range of 0.375% to 0.75%. Effective November 1, 2003, as a result of average availability, interest rates under the DIP Credit Agreement decreased to LIBOR plus 2.50% or, at the Company's option, prime plus 0.50% and the unused

                             WESTPOINT STEVENS INC.

       ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (CONTINUED)

DIP CREDIT AGREEMENT--CONTINUED

line fee decreased to 0.50%. Effective February 1, 2004, as a result of average availability, interest rates under the DIP Credit Agreement increased to LIBOR plus 2.75% or, at the Company's option, prime plus 0.75% and the unused line fee increased to 0.625%. Effective February 1, 2005, as a result of average availability, interest rates under the DIP Credit Agreement decreased to LIBOR plus 2.50% or, at the Company's option, prime plus 0.50% and the unused line fee decreased to 0.50%.

The DIP Credit Agreement contains a number of covenants, including among others, affirmative and negative covenants with respect to certain financial tests and other indebtedness, as well as restrictions against the declaration or payment of dividends, the making of certain intercompany advances and the disposition of assets without consent. The DIP Credit Agreement also contains Events of Default (as defined in the DIP Credit Agreement) including among others, a failure to pay the principal and interest of the obligations when due, default with respect to any Debt (as defined in the DIP Credit Agreement) and a failure by the Company to comply with any provisions of the Financing Orders (as defined in the DIP Credit Agreement).

During the third quarter of 2003, the Company's DIP Credit Agreement was amended primarily to modify the minimum EBITDA covenant, add a minimum availability covenant, permit certain restructuring, impairment and other charges and modify other miscellaneous provisions. During the second quarter of 2004, the Company's DIP Credit Agreement was amended to clarify certain asset sale provisions, and during the third quarter of 2004, the DIP Credit Agreement was amended primarily to modify the minimum EBITDA and minimum availability covenants to permit certain inventory reduction plans. During the fourth quarter of 2004, the Company's DIP Credit Agreement was amended primarily to permit certain restructuring, impairment and other charges and modify the minimum EBITDA and minimum availability covenants. During the second quarter of 2005, the Company's DIP Credit Agreement was amended primarily to modify certain miscellaneous provisions related to audited financial statements and to extend the maturity date beyond the originally stated maturity date including extension options. At March 31, 2005, the Company was in compliance with its covenants under the DIP Credit Agreement.

There can be no assurance, however, that the Company will be able to comply with the debt covenants or that, if it fails to do so, it will be able to obtain amendments to or waivers of such covenants. Failure of the Company to comply with covenants contained in its DIP Credit Agreement, if not waived, or to adequately service debt obligations, could result in a default under the DIP Credit Agreement. Any default under the Company's DIP Credit Agreement, particularly any default that results in acceleration of indebtedness or foreclosure on collateral, could have a material adverse effect on the Company.

                             WESTPOINT STEVENS INC.

       ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (CONTINUED)

RESTRUCTURING, IMPAIRMENT, AND OTHER CHARGES

In 2000, the Company announced that its Board of Directors had approved an Eight-Point Plan, which was created to be the guiding discipline for the Company in a global economy. The Board also approved a pretax charge for restructuring, impairment and other charges to cover the initial cost of implementing the Eight-Point Plan that was designed to streamline operations and improve profitability. The Eight-Point Plan addresses the following points: 1) expand brands; 2) explore new licensing opportunities; 3) rationalize manufacturing; 4) reduce overhead; 5) increase global sourcing; 6) improve inventory utilization;
7) enhance supply chain and logistics; and 8) improve capital structure.

On September 20, 2002, the Company announced that its Board of Directors had approved additional restructuring initiatives to increase asset utilization, lower manufacturing costs and increase cash flow and profitability through reallocation of production assets from bath products to basic bedding products and through rationalization of its retail stores division. The Company initially expected the restructuring initiatives to result in a $36.5 million pretax charge for restructuring, impairment and other charges, with approximately $20 million of the pretax charge expected to be non-cash items.

As a result of additions to the initial restructuring initiatives related to the closure of its Rosemary (NC) towel fabrication and distribution facilities and its WestPoint Stevens (Europe) Ltd. foreign subsidiary, the Company's restructuring initiatives resulted in a $47.7 million pretax charge for restructuring, impairment and other charges, with approximately $31.7 million of the pretax charge being non-cash items. All charges were recorded in accordance with Statement of Financial Accounting Standard ("SFAS") No. 146, Accounting for Costs Associated with Exit or Disposal Activities and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The restructuring charge approved in 2002 was completed in the second quarter of 2004.

As a result of the restructuring initiatives begun in 2002, the Company announced the closure of its Rosemary (NC) towel finishing facility, the conversion of its Rosemary (NC) towel fabrication and distribution facilities to basic bedding facilities and the closure of its Dalton (GA) utility bedding facility. The Company announced on April 25, 2003 that the Rosemary (NC) towel fabrication and distribution facilities that were previously disclosed as being converted to basic bedding facilities would now be closed. The Company also announced the closure of twenty-two retail stores and the closure of its WestPoint Stevens (Europe) Ltd. foreign subsidiary.

The cost of the manufacturing and retail store rationalization and certain overhead reduction costs were reflected in a restructuring and impairment charge of $6.6 million, before taxes, in 2002, a restructuring and impairment charge of $12.6 million, before taxes, in 2003 and a restructuring and impairment charge of $0.4 million, before taxes, in 2004. The components of the restructuring and impairment charge in 2002 included $4.4 million for the impairment of fixed assets and $2.2 million in reserves to cover cash expenses related primarily to severance benefits. The components of the restructuring and impairment charge in 2003 included $7.0 million for the impairment of fixed assets and $5.6 million in reserves to cover cash expenses related to severance benefits of $5.2 million and other exit costs. The components of the restructuring and impairment charge in 2004 included $0.4 million in reserves to cover cash expenses related to severance benefits.

                             WESTPOINT STEVENS INC.

       ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (CONTINUED)

RESTRUCTURING, IMPAIRMENT, AND OTHER CHARGES--CONTINUED

During 2002, 2003 and 2004 as a result of restructuring initiatives approved in 2002, the Company has terminated and agreed to pay severance (including continuing termination benefits) to approximately 500 employees.

The following is a summary of the restructuring and impairment activity in the related reserves (in millions):

                                                                        EMPLOYEE            OTHER
                                                   WRITEDOWN           TERMINATION           EXIT              TOTAL
                                                    ASSETS              BENEFITS            COSTS              CHARGE
                                                   --------            ----------         ---------          ---------
  2002 Restructuring and Impairment Charge:
             Third Quarter                         $    4.3            $      1.6         $       -          $     5.9
             Fourth Quarter                             0.1                   0.5               0.1                0.7
                                                   --------            ----------         ---------          ---------
  Total 2002 Charge                                     4.4                   2.1               0.1                6.6

  2003 Restructuring and Impairment Charge:
             First Quarter                              0.2                   0.8               0.4                1.4
             Second Quarter                             6.8                   4.3               0.8               11.9
             Third Quarter                              0.8                   0.2                 -                1.0
             Fourth Quarter                            (0.8)                 (0.1)             (0.8)              (1.7)
                                                   --------            ----------         ---------          ---------
  Total 2003 Charge                                     7.0                   5.2               0.4               12.6

  2004 Restructuring and Impairment Charge:
             First Quarter                                -                   0.2                 -                0.2
             Second Quarter                               -                   0.2                 -                0.2
                                                   --------            ----------         ---------          ---------
  Total 2004 Charge                                       -                   0.4                 -                0.4

  Writedown Assets to Net Recoverable Value           (11.4)                    -                 -              (11.4)
   2002 Cash Payments                                     -                  (1.5)                -               (1.5)
   2003 Cash Payments                                     -                  (4.6)             (0.4)              (5.0)
   2004 Cash Payments                                     -                  (1.6)             (0.1)              (1.7)
                                                   --------            ----------         ---------          ---------
   Balance at March 31, 2005                       $      -            $        -         $       -          $       -
                                                   ========            ==========         =========          =========


During 2002, other costs of the restructuring initiatives of $11.6 million, before taxes, were recognized consisting of inventory writedowns of $10.5 million primarily related to the rationalization of its retail stores division and other expenses of $1.1 million, consisting primarily of related unabsorbed overhead, all reflected in cost of goods sold. During 2003, other costs of the restructuring initiatives of $16.0 million, before taxes, were recognized consisting of inventory writedowns of $8.4 million primarily related to the closure of its foreign subsidiary and the rationalization of its retail stores division, accounts receivable writedowns for claims of $1.4 million related to the closure of its foreign subsidiary and other expenses of $6.2 million, consisting primarily of $4.1 million of related unabsorbed overhead, $1.2 million for the relocation of machinery and other expenses of $0.9 million, all reflected in cost of goods sold. During 2004, other costs of the restructuring initiatives of $0.4 million, before taxes, were recognized for relocation of machinery, all reflected in cost of goods sold.

                             WESTPOINT STEVENS INC.

       ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (CONTINUED)

RESTRUCTURING, IMPAIRMENT, AND OTHER CHARGES--CONTINUED

--------------------------------------------------------------------------------

During the third quarter of 2003, the Company's Board of Directors approved additional restructuring initiatives to increase asset utilization, lower manufacturing costs and increase cash flow and profitability through a further realignment of manufacturing capacity. Costs of restructuring initiatives may result in restructuring, impairment and other pretax charges of up to $84.3 million, of which up to $55.6 million of the pretax charge may relate to non-cash items. The charges for the restructuring initiatives began in the fourth quarter of 2003 and will continue into 2005 in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, SFAS No. 112, Employers' Accounting for Postemployment Benefits and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

As a result of the restructuring initiatives begun in 2003, the Company announced the closure of its Dunson (GA) sheeting facility, its Dixie (GA) towel facility, its Coushatta (LA) utility bedding facility, its Fairfax (AL) towel greige facility and its Longview (NC) bed accessory facility (which was announced on October 1, 2004). The Company also announced the conversion of its Lanier (AL) sheeting facility to towel production and the conversion of its Greenville (AL) blanket facility to a utility bedding facility. The Company is in the process of determining any remaining facilities that may be affected by its ongoing reorganization efforts. These plant closings and conversions will provide the Company with greater production efficiency and better-aligned capacity to compete more effectively in a global economy.

The cost of the manufacturing rationalization was reflected in a restructuring and impairment charge of $37.0 million, before taxes, in 2003, a restructuring and impairment charge of $19.0 million, before taxes, in 2004 and a restructuring and impairment charge of $0.9 million, before taxes, in the first three months of 2005. The restructuring and impairment charge in 2003 reflected the impairment of fixed assets. The components of the restructuring and impairment charge in 2004 included $9.4 million for the impairment of fixed assets and $9.6 million in reserves to cover cash expenses related to severance benefits. The components of the restructing and impairment charge in the first three months of 2005 included $0.6 million in reserves to cover cash expenses related to severance benefits and $0.3 million of facility continuing costs.

During 2004 and 2005 as a result of restructuring initiatives approved in 2003, the Company has terminated and agreed to pay severance (including continuing termination benefits) to approximately 650 employees.

                             WESTPOINT STEVENS INC.

       ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (CONTINUED)

RESTRUCTURING, IMPAIRMENT, AND OTHER CHARGES--CONTINUED

The following is a summary of the restructuring and impairment activity in the related reserves (in millions):

                                                                          EMPLOYEE             OTHER
                                                   WRITEDOWN             TERMINATION           EXIT           TOTAL
                                                     ASSETS                BENEFITS            COSTS          CHARGE
                                                   ----------             ---------          ---------       --------
2003 Restructuring and Impairment Charge:
        Fourth Quarter                             $     37.0             $       -          $       -       $   37.0

2004 Restructuring and Impairment Charge:
       First Quarter                                        -                   4.6                  -            4.6
       Second Quarter                                     1.8                   1.5                  -            3.3
       Third Quarter                                      7.6                   2.8                  -           10.4
       Fourth Quarter                                       -                   0.7                  -            0.7
                                                   ----------             ---------          ---------       --------
Total 2004 Charge                                         9.4                   9.6                  -           19.0

2005 Restructuring and Impairment Charge:
        First Quarter                                       -                   0.6                0.3            0.9

Writedown Assets to Net Recoverable Value               (46.4)                    -                  -          (46.4)
2004 Cash Payments                                          -                  (6.8)                 -           (6.8)
2005 Cash Payments                                          -                  (1.4)              (0.3)          (1.7)
                                                   ----------             ---------          ---------       --------
Balance at March 31, 2005                          $        -             $     2.0          $       -       $    2.0
                                                   ==========             =========          =========       ========

During 2003, other costs of the restructuring initiatives of $1.4 million, before taxes, were recognized consisting of inventory writedowns of $1.0 million and other expenses of $0.4 million, consisting of related unabsorbed overhead, all reflected in cost of goods sold. During 2004, other costs of the restructuring initiatives of $16.4 million, before taxes, were recognized consisting of $1.7 million for inventory writedowns, $9.8 million of related unabsorbed overhead, $4.7 million for the relocation of machinery and other expenses of $0.2 million, all reflected in cost of goods sold. During the first three months of 2005, other costs of the restructuring initiatives of $0.2 million, before taxes, were recognized consisting primarily of inventory writedowns.

--------------------------------------------------------------------------------

During the third quarter of 2004, the Company's Board of Directors, as part of the development of a revised business plan, approved additional restructuring initiatives to increase asset utilization, lower manufacturing costs and increase cash flow and profitability. Costs of restructuring initiatives may result in restructuring, impairment and other pretax charges of up to $226.8 million, of which up to $139.1 million of the pretax charge may relate to non-cash items (including accelerated depreciation expense). The charges for the restructuring initiatives began in the fourth quarter of 2004 and will continue into 2006 in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, SFAS No. 112, Employers' Accounting for Postemployment Benefits and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

                             WESTPOINT STEVENS INC.

       ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (CONTINUED)

RESTRUCTURING, IMPAIRMENT, AND OTHER CHARGES--CONTINUED

As a result of the restructuring initiatives begun in 2004, the Company announced the closure of its Alamance (SC) sheet fabrication and distribution facility, its Clemson (SC) greige sheeting, fabrication and distribution facility, its Middletown (IN) utility bedding facility, its Sparks (NV) utility bedding facility and its Drakes Branch (VA) towel greige facility. The Company also announced a significant reduction in workforce at its Clemson (SC) finishing plant. The Company is in the process of determining any remaining facilities that may be affected by its ongoing reorganization efforts. These plant closings will provide the Company with greater production efficiency and better-aligned capacity to compete more effectively in a global economy.

The cost of the manufacturing rationalization was reflected in a restructuring and impairment charge of $33.1 million, before taxes, in 2004 and a restructuring and impairment charge of $0.2 million, before taxes, in the first three months of 2005. The restructuring and impairment charge in 2004 consisted of reserves to cover cash expenses related to severance benefits. The components of the restructuring and impairment charge in the first three months of 2005 included $0.1 million for the impairment of fixed assets and $0.1 million for facility continuing costs.

During 2005 as a result of restructuring initiatives approved in 2004, the Company has terminated and agreed to pay severance (including continuing termination benefits) to approximately 1,900 employees.

The following is a summary of the restructuring and impairment activity in the related reserves (in millions):

                                                                            EMPLOYEE             OTHER
                                                  WRITEDOWN               TERMINATION            EXIT           TOTAL
                                                    ASSETS                  BENEFITS             COSTS          CHARGE
                                                  ----------              -----------          ---------      -----------
2004 Restructuring and Impairment Charge:
        Fourth Quarter                            $        -               $    33.1           $      -        $    33.1

2005 Restructuring and Impairment Charge:
        First Quarter                                    0.1                       -                0.1              0.2

Writedown Assets to Net Recoverable Value               (0.1)                      -                  -             (0.1)
2004 Cash Payments                                         -                    (0.1)                 -             (0.1)
2005 Cash Payments                                         -                    (2.4)              (0.1)            (2.5)
                                                  ----------               ---------           --------        ---------
Balance at March 31, 2005                         $        -               $    30.6           $      -        $    30.6
                                                  ==========               =========           ========        =========


During the first three months of 2005, other costs of the restructuring initiatives of $12.2 million, before taxes, were recognized consisting of inventory writedowns of $2.5 million and other expenses of $9.7 million, consisting primarily of related unabsorbed overhead, all reflected in cost of goods sold.

                             WESTPOINT STEVENS INC.


       ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (CONTINUED)

EXECUTIVE SUMMARY

     OVERVIEW

The Company operates exclusively in the home fashions industry and recognizes revenue primarily through the sale of Home Fashions products to a variety of retail and institutional customers. The Company also operates 34 retail outlets that sell Home Fashion products including but not limited to WestPoint Stevens' home fashion products. In addition, the Company receives a small portion of its revenues through the licensing of its trade names.


     INDUSTRY AND COMPANY PROFILE

           CYCLICALITY

The home fashion textile industry has traditionally been a cyclical industry. The practical effect of a down cycle on manufacturing companies, including the Company, is stress on any balance sheet which has a large debt load and pressure on profitability caused by under utilization of plant and equipment.


           GROWTH OF IMPORTS

The easing of trade restrictions over time has led to growing competition from low priced imported product. This issue will be amplified by the lifting of import quotas on January 1, 2005. Imported sheets and towels have captured 50% and 65%, respectively, of the U.S. market in 2004 according to U.S. Census data. Domestic suppliers, including the Company, have contributed to the import total by buying product overseas for resale domestically. Approximately 29% of the Company's 2004 sales were of imported goods. During the past five years, the Company has closed sixteen domestic manufacturing facilities in favor of importing those products.


           RETAIL CONSOLIDATION

Retailers of consumer goods have become fewer and more powerful over time. As buying power has become more concentrated, pricing pressure on vendors has grown. With the ability to buy imported product directly from the foreign source, this pricing leverage has increased. The result has been a negative effect on unit pricing and margins earned on domestically produced products. To combat this trend, domestic producers, such as the Company, are aggressively importing competitively priced goods and utilizing domestic distribution capabilities and the ability to deliver large volumes on short notice to maintain their value to the retail customers.

                             WESTPOINT STEVENS INC.


       ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (CONTINUED)

EXECUTIVE SUMMARY--CONTINUED


           EXTERNAL EVENTS

Sales and availability of consumer goods are directly impacted by external events. The attacks of 9/11 severely impacted retail sales and vendor shipments nationwide. The west coast dock strike in 2003 kept imported goods from reaching their destinations and was an advantage for domestic suppliers. Snowstorms in 2004 slowed retail sales and closed production facilities.


           RAW MATERIAL PRICING AND AVAILABILITY

Textile profitability is affected more by raw material pricing than any other single variable. A one-cent per pound change in cotton pricing can have an enormous effect on product profitability. Over the past three years the price of cotton has varied by as much as twenty cents per pound, both up and down. The Company employs a hedging strategy to smooth the volatility of the cotton market and to reduce uncertainty in costing. Other raw materials are feathers and down for pillows and comforters and also polyester for sheeting and pillows. Feathers and down are generally imported from China. Pricing is subject to vacillations in supply caused by any number of things. Polyester prices vary with the price of petroleum.


           WORKING CAPITAL MANAGEMENT

Inventory management is the most critical variable to the success of a textile company. Inventory is produced or sourced prospectively based on customer provided forecasts in order to be ready to ship on a quick response basis. Growing sophistication of retail systems has provided the customer with the ability to recognize trends rapidly and to change forecasts on much shorter notice than in the past. This ability presents unique challenges to the manufacturer who produces or sources inventory in advance of anticipated orders. To manage inventory balances, the Company has moved to smaller lot sizes in some cases, but most importantly, the Company has chosen to curtail production where necessary in order not to create unwanted inventory. Curtailment has a negative effect on profitability but preserves cash that would have otherwise been invested in inventory.

                             WESTPOINT STEVENS INC.

       ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (CONTINUED)

RECONCILIATION TO GAAP

The first quarter 2005 consolidated financial statements presented in this document are unaudited and are in accordance with GAAP. The first quarter 2004 consolidated financial statements presented in this document are unaudited and are substantially in accordance with GAAP, but differ from GAAP in regards to the recorded income tax provision. During the 2004 audit (that has not yet been finalized), it was determined that the Company's income tax contingency reserves were excessive, and that certain of the reserves should have been released in prior periods, some dating back several years. Taking into account the Company's overall tax situation (see Note 7. Income Taxes) and in conjunction with proposed prior period restatements of the income tax provisions, the first quarter 2004 income tax provision on a GAAP basis would be an income tax expense of $4.3 million as opposed to the indicated income tax benefit of $6.3 million. The first quarter 2004 net loss on a GAAP basis would be a loss of $25.5 million as opposed to the indicated loss of $14.9 million. Overall net deferred taxes reflected in the March 31, 2005 and December 31, 2004 unaudited balance sheets are recorded at zero and would not be impacted. However, certain prior periods financial statements would be impacted by the restatement, the amounts of which have not yet been determined.

                             WESTPOINT STEVENS INC.

       ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (CONTINUED)

RESULTS OF OPERATIONS

The table below is a summary of the Company's operating results for the three months ended March 31, 2005 and March 31, 2004 (in millions of dollars).


                                                  THREE MONTHS ENDED
                                                       MARCH 31,
                                              ----------------------------
                                                 2005              2004
                                                 ----              ----

Net sales                                        $334.2           $399.6

Gross earnings                                    $23.3            $68.2

Restructuring and impairment charge                $1.1             $4.8

Operating earnings (loss)                        $(28.3)            $7.6

Interest expense                                  $21.4            $17.8

Other expense-net                                  $1.0             $2.8

Chapter 11 expenses                                $7.5             $8.1

Loss before taxes                                $(58.2)          $(21.2)

Net loss                                         $(55.6)          $(14.9)

Gross margin                                        7.0%            17.1%
Operating margin                                  (8.5)%             1.9%

                             WESTPOINT STEVENS INC.

       ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (CONTINUED)

RESULTS OF OPERATIONS:  THREE MONTHS ENDED MARCH 31, 2005 COMPARED TO
                        THREE MONTHS ENDED MARCH 31, 2004

NET SALES. Net sales for the three months ended March 31, 2005 decreased $65.4 million, or 16.4% to $334.2 million compared with net sales of $399.6 million for the three months ended March 31, 2004. Sales declined in each product category and across all distribution channels, with the exception of warehouse clubs, due to a more competitive retail environment. Sales also declined at the Company's retail stores due to harsh weather and store closings.

For the three months ended March 31, 2005, bed products sales were $198.1 million compared with $233.2 million for the same period in 2004; bath products sales were $113.8 million compared with $141.1 million for the same period in 2004; and other sales (consisting primarily of sales from the Company's mill stores and foreign operations) were $22.3 million compared with $25.3 million for the same period in 2004.

GROSS EARNINGS/MARGINS. Gross earnings for the three months ended March 31, 2005 decreased $44.8 million, or 65.7%, to $23.3 million compared with $68.2 million for the same period of 2004, and reflect gross margins of 7.0% in 2005 versus 17.1% in 2004. Gross earnings and margins decreased primarily as a result of $19.8 million in accelerated depreciation expenses, a less profitable mix of revenues, increased raw material costs, and reduced manufacturing efficiencies due to reduced running schedules. Included in the cost of goods sold in the first quarter of 2005 are charges associated with recent restructuring initiatives of $12.4 million, the majority of which reflects costs for unabsorbed overhead at affected facilities, severance and inventory write-offs versus $3.0 million in 2004 which reflected costs for unabsorbed overhead at affected facilities and equipment relocation.

OPERATING EARNINGS/MARGINS. Selling, general and administrative expenses decreased $5.2 million, or 9.4%, in the first quarter of 2005 to $50.5 million compared with $55.8 million in the same period of last year, and as a percentage of net sales represent 15.1% in the 2005 period and 14.0% in the 2004 period. The decrease in selling, general and administrative expenses in the first quarter of 2005 reflected lower sales levels and lower administrative expenses; however, given the fixed nature of certain overhead expenses, selling general and administrative expenses increased as a percentage of sales.

Operating earnings for the first quarter of 2005 decreased $35.9 million to a loss of $28.3 million, compared with operating earnings of $7.6 million for the same period in 2004. Operating earnings for the three months ended March 31, 2005, included a separate line item for restructuring and impairment charges to reflect $1.1 million in severance benefits and other exit costs in addition to charges associated with recent restructuring initiatives of $12.4 million, the majority of which reflects costs for unabsorbed overhead at affected facilities and equipment relocation. For the three months ended March 31, 2004, operating earnings included a separate line item for restructuring and impairment charges to reflect $4.8 million in severance and other exit costs in addition to $3.0 million in 2004 which reflected costs for unabsorbed overhead at affected facilities and inventory write-offs primarily related to the rationalization of the retail store division.

                             WESTPOINT STEVENS INC.

       ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (CONTINUED)

RESULTS OF OPERATIONS:  THREE MONTHS ENDED MARCH 31, 2005 COMPARED TO
                        THREE MONTHS ENDED MARCH 31, 2004--CONTINUED

INTEREST EXPENSE. Interest expense for the three months ended March 31, 2005 of $21.4 million increased $3.6 million compared with interest expense of $17.8 million for the three months ended March 31, 2004. Effective with the Company's Chapter 11 filing, interest is no longer accrued on the Senior Notes due 2005 and 2008, the impact of which was $19.9 in the first quarter of 2005 and $18.8 million in the first quarter of 2004. The increase in interest expense reflects higher interest rates on the Company's variable rate bank debt for 2005 compared with corresponding 2004 average interest rates despite lower debt levels compared with corresponding 2004 outstanding debt.

OTHER EXPENSE-NET. Other expense-net in the first quarter of 2005 consisted primarily of the amortization of deferred financing fees of $1.4 million, less certain miscellaneous income items compared with other expense-net in the first quarter of 2004 of $2.8 million that consisted primarily of amortization of deferred financing fees of $3.2 million, less certain miscellaneous income items.

CHAPTER 11 EXPENSES. The Company recognized $7.5 million in bankruptcy reorganization related expenses in the first quarter of 2005 consisting primarily of $0.4 million related to amortization of fees associated with the DIP Credit Agreement, $0.1 million in severance associated with the resignation of the Company's former Chairman and Chief Executive Officer, $4.1 million for performance bonuses under a court approved Key Employee Retention Plan and $2.9 million related to fees payable to professionals retained to assist with the Chapter 11 proceedings.

INCOME TAX EXPENSE. In the first quarters of 2005 and 2004, the Company recorded a tax benefit of $2.5 million and $6.3 million, respectively. The Company's effective tax rate was 4.3% in the first quarter of 2005 and 29.8% in the first quarter of 2004. The decrease in the effective tax rate was due primarily to non-deductible items related to the Company's chapter 11 expenses and the Company's overall net deferred tax position. See Reconciliation to GAAP discussed above and Note 7 where income taxes are discussed further.

NET LOSS. Net loss for the first quarter of 2005 was $55.6 million or a loss of $1.11 per share diluted, compared with a loss of $14.9 million or a loss of $0.30 per share diluted, for the same period in 2004. Included in net loss for the three months ended March 31, 2005 were costs related to restructuring initiatives, net of taxes, of $8.7 million, or $0.17 loss per diluted share, as previously discussed versus costs related to restructuring initiatives, net of taxes, in the year ago period of $5.0 million, or $0.10 loss per diluted share. See Reconciliation to GAAP discussed above.

Diluted per share amounts are based on 49.9 million average shares outstanding for both 2005 and 2004.

                             WESTPOINT STEVENS INC.

       ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (CONTINUED)

EFFECTS OF INFLATION

The Company believes that the relatively moderate rate of inflation over the past few years has not had a significant impact on its sales or profitability.


LIQUIDITY AND CAPITAL RESOURCES

So long as the Company remains under the protection of chapter 11 of the Bankruptcy Code, its principal sources of liquidity are expected to be cash generated from its operations and funds available under the DIP Credit Agreement. The maximum commitment under the DIP Credit Agreement is $300 million. At May 7, 2005, borrowing availability under the DIP Credit Agreement was $140.0 million and consisted of a calculated borrowing base of $228.2 million less outstanding loans of $54.4 million, outstanding letters of credit of $28.8 million and other reserves of $5.0 million. For additional information about the DIP Credit Agreement, see "-- DIP Credit Agreement" above.

During the pendency of its chapter 11 case, the Company's principal uses of cash will be administrative expenses of the chapter 11 case, operating expenses, capital expenditures and debt service (including both interest payments under the DIP Credit Agreement and whatever payments may be made in respect of pre-petition debt in accordance with orders of the Bankruptcy Court).

There can be no assurance, however, that the Company will be able to comply with the debt covenants or that, if it fails to do so, it will be able to obtain amendments to or waivers of such covenants. Failure of the Company to comply with covenants contained in its DIP Credit Agreement, if not waived, or to adequately service debt obligations, could result in a default under the DIP Credit Agreement. Any default under the Company's DIP Credit Agreement, particularly any default that results in acceleration of indebtedness or foreclosure on collateral, could have a material adverse effect on the Company. At March 31, 2005, the Company was in compliance with its covenants under the DIP Credit Agreement.


ADEQUACY OF CAPITAL RESOURCES

As a result of the uncertainty surrounding the Company's current circumstances, it is difficult to predict the Company's actual liquidity needs and sources at this time. However, based on current and anticipated levels of operations, and efforts to effectively manage working capital, the Company anticipates that its cash flows from operations, cash generated from asset sales, and amounts available under the DIP Credit Agreement, will be adequate to meet its anticipated cash requirements during the pendency of the Chapter 11 proceedings.

                             WESTPOINT STEVENS INC.

       ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (CONTINUED)

ADEQUACY OF CAPITAL RESOURCES--CONTINUED

In the event that cash flows and available borrowings under the DIP Credit Agreement are not sufficient to meet future cash requirements, the Company may be required to reduce planned capital expenditures, sell assets or seek additional financing. The Company can provide no assurances that reductions in planned capital expenditures or proceeds from asset sales would be sufficient to cover shortfalls in available cash or that additional financing would be available or, if available, offered on acceptable terms.

As a result of the Chapter 11 proceedings, the Company's access to additional financing is, and for the foreseeable future will likely continue to be, very limited. The Company's long-term liquidity requirements and the adequacy of the Company's capital resources are difficult to predict at this time, and ultimately cannot be determined until a plan of reorganization has been developed and confirmed by the Bankruptcy Court in connection with the Chapter 11 proceedings.